 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999

                                                REGISTRATION NO. 333-67389
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 1

                                    TO

                                   FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


MRS. FIELDS' ORIGINAL COOKIES, INC.    GREAT AMERICAN COOKIE        THE MRS. FIELDS' BRAND, INC.     PRETZELMAKER  HOLDINGS, INC.
  (EXACT NAME OF REGISTRANT AS             COMPANY, INC.            (EXACT NAME OF REGISTRANT AS     (EXACT NAME OF REGISTRANT AS
   SPECIFIED IN ITS CHARTER)        (EXACT NAME OF REGISTRANT AS       SPECIFIED IN ITS CHARTER)       SPECIFIED IN ITS CHARTER)
                                      SPECIFIED IN ITS CHARTER)
         DELAWARE                                                            DELAWARE                        DELAWARE
(STATE OR OTHER JURISDICTION OF              DELAWARE              (STATE OR OTHER JURISDICTION OF   (STATE OR OTHER JURISDICTION
 INCORPORATION OR ORGANIZATION)   (STATE OR OTHER JURISDICTION OF  INCORPORATION OR ORGANIZATION)  OF INCORPORATION OR ORGANIZATION)
                                   INCORPORATION OR ORGANIZATION)

           6749                                6749                            6749                              6749
(PRIMARY STANDARD INDUSTRIAL        (PRIMARY STANDARD INDUSTRIAL    (PRIMARY STANDARD INDUSTRIAL     (PRIMARY STANDARD INDUSTRIAL
 CLASSIFICATION CODE NUMBER         CLASSIFICATION CODE NUMBER)     CLASSIFICATION CODE NUMBER)      CLASSIFICATION CODE NUMBER)

        87-0563472                          87-0552899                       58-1295221                        87-0563472
     (I.R.S. EMPLOYER                    (I.R.S. EMPLOYER                  (I.R.S. EMPLOYER                 (I.R.S. EMPLOYER
    IDENTIFICATION NO.)                 IDENTIFICATION NO.)               IDENTIFICATION NO.)              IDENTIFICATION NO.)

2855 EAST COTTONWOOD PARKWAY,        2855 EAST COTTONWOOD PARKWAY,    2855 EAST COTTONWOOD PARKWAY,   2855 EAST COTTONWOOD PARKWAY,
SUITE 400, SALT LAKE CITY,             SUITE 400, SALT LAKE CITY,      SUITE 400, SALT LAKE CITY,       SUITE 400, SALT LAKE CITY,
       UTAH 84121                              UTAH 84121                      UTAH 84121                      UTAH 84121
     (801) 736-5600                          (801) 736-5600                  (801) 736-5600                   (801) 736-5600
(ADDRESS, INCLUDING ZIP CODE AND  (ADDRESS, INCLUDING ZIP CODE AND (ADDRESS, INCLUDING ZIP CODE AND (ADDRESS, INCLUDING ZIP CODE AND
TELEPHONE NUMBER, INCLUDING AREA  TELEPHONE NUMBER, INCLUDING AREA TELEPHONE NUMBER, INCLUDING AREA TELEPHONE NUMBER, INCLUDING AREA
CODE, OF REGISTRANT'S PRINCIPAL   CODE, OF REGISTRANT'S  PRINCIPAL CODE, OF REGISTRANT'S PRINCIPAL  CODE, OF REGISTRANT'S PRINCIPAL
      EXECUTIVE OFFICES)                 EXECUTIVE OFFICES)               EXECUTIVE OFFICES)              EXECUTIVE OFFICES)

      MICHAEL WARD, ESQ.                  MICHAEL WARD, ESQ.               MICHAEL WARD, ESQ.              MICHAEL WARD, ESQ.
VICE PRESIDENT OF ADMINISTRATION     GREAT AMERICAN COOKIE COMPANY,   THE MRS. FIELDS' BRAND, INC.     PRETZELMAKER HOLDINGS, INC.
MRS. FIELDS' ORIGINAL COOKIES, INC.             INC.                  2855 EAST COTTONWOOD PARKWAY,    2855 EAST COTTONWOOD PARKWAY,
 2855 EAST COTTONWOOD PARKWAY,       2855 EAST COTTONWOOD PARKWAY,       SUITE 400, SALT LAKE CITY,     SUITE 400, SALT LAKE CITY,
  SUITE 400, SALT LAKE CITY,          SUITE 400, SALT LAKE CITY,               UTAH 84121                       UTAH 84121
        UTAH 84121                           UTAH 84121                      (801) 736-5600                  (801) 736-5600
      (801) 736-5600                      (801) 736-5600
  (NAME, ADDRESS, INCLUDING          (NAME, ADDRESS, INCLUDING          (NAME, ADDRESS, INCLUDING       (NAME, ADDRESS, INCLUDING
ZIP CODE AND TELEPHONE NUMBER,     ZIP CODE AND TELEPHONE NUMBER,   ZIP CODE AND TELEPHONE NUMBER,    ZIP CODE AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENTS     INCLUDING AREA CODE, OF AGENTS     INCLUDING AREA CODE, OF AGENTS  INCLUDING AREA CODE, OF AGENTS
        FOR SERVICES)                      FOR SERVICES)                      FOR SERVICES)                   FOR SERVICES)

                               ----------------
                                  COPIES TO:

                             RANDALL H. DOUD, ESQ.
                            SKADDEN, ARPS, SLATE,
                              MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                 (212)735-3000



    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                               ----------------

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                        MRS. FIELDS' ORIGINAL COOKIES, INC.

PROSPECTUS (SUBJECT TO COMPLETION)

FEBRUARY 4, 1999
EXCHANGE OFFER FOR
$53,725,000
10 1/8% SERIES B SENIOR NOTES DUE 2004
GUARANTEED BY
THE MRS. FIELDS' BRAND, INC.
GREAT AMERICAN COOKIE COMPANY, INC. AND
PRETZELMAKER HOLDINGS, INC.


                            Terms of the Exchange Offer

 . Expires 12:00 midnight,       . The notes mature on
  New York City time,             December 1, 2004, and pay
   , 1999, unless extended.       interest on June 1 and
                                  December 1 of each year,
                                  beginning on June 1,
                                  1999.

 . Not subject to any
  condition other than that
  the Exchange Offer not
  violate applicable law or
  any interpretation of the
  staff of the Securities
  and Exchange Commission.

                                . We will not receive any
                                  proceeds from the
                                  Exchange Offer.

                                . The exchange of notes
                                  will not be a taxable
                                  exchange for U.S. income
                                  tax purposes.

 . We can amend or terminate
  the Exchange Offer.

                                . The terms of the notes to
 . We will exchange all            be issued are identical
  outstanding notes that          to those of the
  are validly tendered and        outstanding notes, except
  not validly withdrawn.          for certain transfer
                                  restrictions and
                                  registration rights.

 . You may withdraw tendered
  outstanding notes any
  time prior to the
  expiration of the
  Exchange Offer.

 . The notes are senior
  unsecured debt, fully and
  unconditionally
  guaranteed on a senior
  basis. The guarantees are
  general unsecured
  obligations of the
  guarantors.

For a discussion of certain factors that you should consider prior to tendering your outstanding notes in the Exchange Offer, see "Risk Factors" beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     , 1999

                               TABLE OF CONTENTS

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
                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Summary Historical and Pro Forma Financial and Store Data................  13
Risk Factors.............................................................  16
Forward-Looking Information..............................................  26
The Transactions.........................................................  27
Use of Proceeds..........................................................  29
Capitalization...........................................................  30
The Exchange Offer.......................................................  31
Selected Historical Financial Data.......................................  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Where You Can Find More Information......................................  68
Business.................................................................  69
Management...............................................................  82
Beneficial Ownership of Capital Stock....................................  87
Certain Relationships and Related Transactions...........................  88
Description of Notes.....................................................  91
Description of Certain Indebtedness...................................... 123
Plan of Distribution..................................................... 123
Certain United States Federal Tax Considerations......................... 124
Legal Matters............................................................ 124
Experts.................................................................. 125
Unaudited Pro Forma Condensed Combined Financial Statements.............. P-1
Index to Historical Financial Statements................................. F-1

                               ----------------

  The registrants' principal executive offices are located at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, and their telephone number is (801) 736-5600.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to exchange notes in the Exchange Offer or soliciting offers to exchange outstanding notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               PROSPECTUS SUMMARY

  The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

                            The Exchange Offer

  Mrs. Fields' Original Cookies, Inc. completed on August 24, 1998, the private offering of its 10 1/8% Series C Senior Notes due 2004. On November 27, 1997, Mrs. Fields had completed a private offering of 10 1/8% Series A Senior Notes due 2004. The notes are guaranteed by The Mrs. Fields' Brand, Inc. and Great American Cookie Company, Inc. Pretzelmaker Holdings, Inc., also became a guarantor of the notes when it became a wholly owned subsidiary of Mrs. Fields.

  Mrs. Fields, Mrs. Fields' Brand and Great American entered into a registration rights agreement with the placement agents in the private offering in which they agreed, among other things, to deliver to you this prospectus and to complete the Exchange Offer on or before March 5, 1999. You are entitled to exchange in the Exchange Offer your outstanding notes for registered notes with substantially identical terms. If the Exchange Offer is not completed on or prior to March 5, 1999, the interest rate on the 10 1/8% Series C Senior Notes due 2004 will be increased. The amount of the increase will be $.05 per $1,000 principal amount of notes per week for each 90-day period until we have completed the Exchange Offer, up to a maximum amount of $.20 per week per $1,000 of principal amount. The increase in interest rate does not apply to the 10 1/8% Series A Senior Notes due 2004, since the registration rights do not apply to them. You should read the discussion under the heading "Summary Description of Notes" and "Description of Notes" for further information regarding the registered notes.

  We believe that the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the heading "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of notes.

                                The Company

Overview

  Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Based on numbers of retail units, Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry. Mrs. Fields has recently developed a significant presence in the rapidly growing, health-oriented pretzel market.

  Mrs. Fields operates and franchises stores located predominantly in shopping malls, and also licenses kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies.

How We Have Done

  For the fiscal year ended January 3, 1998 and the 39 weeks ended October 3, 1998, Mrs. Fields generated pro forma net revenue and EBITDA (as defined in this prospectus) of $200.6 million and $32.1 million and $132.5 million and $15.8 million, respectively. Our condensed pro forma combined statements of operations data in this prospectus give effect to the offering of the 10 1/8% Series C Senior Notes due 2004, the acquisitions of Great American and the capital stock and stores of some Great American franchisees, an offering of units consisting of notes and warrants to purchase common stock by Mrs. Fields' Holding Company, Inc., the parent company of Mrs. Fields, and a capital contribution from Mrs. Fields' Holding to Mrs. Fields, the acquisitions of 70% of the capital stock of Pretzel Time, Inc. and assets of H&M Concepts Ltd. Co., pretzel retailers, and the related financings, as if all of these transactions had occurred on December 29, 1996.

Pro Forma Information

  Pro forma information is not indicative of actual results and may not be indicative of future results. We have presented pro forma information throughout this prospectus, however, because we believe that the changes to our business since 1996 make the pro forma information more meaningful to you.

History of Our Operations

  Mrs. Fields Inc., one of the predecessors of Mrs. Fields, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, Mrs. Fields Inc. experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, a new management team was put into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for Mrs. Fields, which involved the following key elements:

  (1) identifying stores to
      close or franchise,

  (2)  introducing company-
       wide operating
       procedures to improve
       store operating
       margins,

  (3)  developing a marketing
       strategy and
       promotional calendar to
       turn around sales from
       stores that have been
       open at least two years
       and

  (4)  improving employee
       morale through
       selective new senior
       hires, increased
       training and various
       incentive plans.

  The savings from the improved store operations were reinvested in marketing and other measures designed to improve sales from stores that have been open at least two years.

  Mrs. Fields was formed in September 1996 in connection with the acquisitions of Mrs. Fields Inc., The Original Cookie Company, Incorporated, and Hot Sam Company, Inc. by Mrs. Fields' Holding, a subsidiary of Capricorn Investors II, L.P. As of January 3, 1999, Capricorn had invested more than $28 million in Mrs. Fields through Mrs. Fields' Holding.

Cookies

  Mrs. Fields operates and franchises 1,021 retail cookie stores under the Mrs. Fields, Original Cookie, and Great American brands. We have cookie stores in 48 states, with Great American stores concentrated in the southeastern and south central states and Mrs. Fields and Original Cookie stores strongly represented in the western, midwestern and eastern states. We believe that Mrs. Fields cookies are positioned in the premium quality, baked on-premises market of what we believe to be the approximately $12 billion U.S. cookie industry.

Pretzels

  Mrs. Fields operates and franchises 312 retail pretzel stores under the Pretzel Time and Hot Sam names. We acquired Hot Sam in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, we acquired the business of H&M and the common stock of Pretzel Time. Our pretzel stores are located in shopping malls as well as in airports, sports arenas, amusement parks and resort areas throughout the United States and Canada.

Our Strategy

  Our objective is to increase sales and profitability by focusing on continuing company-owned stores.

  An additional objective is to increase sales and profitability at both our continuing company-owned and franchised stores in prime locations by implementing the key elements of our long-term business strategy. The key elements of our business strategy are as follows:

  . Enhance Quality of Company-Owned Store Base. We have targeted stores that sell our various products to be either closed or franchised by the end of fiscal year 2000. We expect these measures to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating overhead costs at the operating company level associated with such stores.

  . Improve Productivity of Continuing Company-Owned Stores. We have embarked on a program to improve the performance of our continuing company-owned stores in prime locations by:

   (1)  expanding product offerings,

   (2)  raising the average sale by tying sales of products together,

   (3) promoting catering services by individual stores to corporate customers,

   (4)  decreasing store expenses,

   (5)  improving merchandising, and

   (6) increasing training and various incentive programs for management and sales staff.

  . Capitalize on the Strong Mrs. Fields Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry. We intend to continue converting our continuing company-owned stores and to-be-franchised Original Cookie stores to Mrs. Fields brand stores. We will also test the success of converting selected Great American company-owned stores to Mrs. Fields brand stores. We intend to further capitalize on the Mrs. Fields brand name by:

   (1) further developing and expanding new channels of distribution for our products,

   (2)  increasing the emphasis on our mail order business, and

   (3)  developing and capitalizing on licensing opportunities.

  . Develop Great American Brand.  Management believes that the Great
    American brand has high consumer awareness in the southeast United States. Management intends to build on the Great American brand by continuing to franchise additional Great American stores and by testing the success of converting selected company-owned Original Cookie stores into Great American stores.

  . Capitalize on the Strong Pretzel Time Brand Name. We believe that there are significant opportunities to improve our existing Hot Sam store operations by continuing to convert our continuing company-owned and to-be-franchised Hot Sam stores to Pretzel Time stores. In addition, we believe there are significant new Pretzel Time franchising opportunities.

  . Develop New Company-Owned and Franchised Stores, Including
    Internationally. We plan to build and franchise new stores, as well as carts and kiosks, in existing and new markets, including mall and non-traditional locations, such as amusement parks and other entertainment centers. In addition, we plan to grow internationally by expanding our international franchise operations.

  . Realize Purchasing and Overhead Cost Savings As a Result of Recent
    Acquisitions. As a result of the acquisitions described in this prospectus, we expect to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of our enhanced purchasing power with vendors.

  . Pursue Further Strategic Acquisitions of Related Businesses. We intend to selectively pursue strategic acquisitions, in addition to those described in this prospectus, in order to expand our geographic presence and achieve operating efficiencies.

The Offering and the Transactions

  The Offering. On August 24, 1998, Mrs. Fields consummated the offering of the Series C 10 1/8% Senior Notes due 2004. We used the proceeds to help finance the acquisitions described below.

  The Mrs. Fields' Holding Transactions. On August 24, 1998, Mrs. Fields' Holding consummated a separate offering of senior secured discount notes and warrants. The Mrs. Fields' Holding notes are senior obligations of Mrs. Fields and are secured by all of the issued and outstanding capital stock of Mrs. Fields. We discuss potential risks of this pledge in the "Risk Factors" section of this prospectus. Concurrently, Mrs. Fields' Holding made a capital contribution to Mrs. Fields consisting of the entire net proceeds of its notes and units, approximately $29.1 million.

  The Great American Transactions. Mrs. Fields used the proceeds of its offering in August 1998, together with cash from other sources, including the capital contribution from Mrs. Fields' Holding and available cash of Great American and Mrs. Fields,

  (1) to finance the acquisition of Cookies USA, Inc., the parent of Great American, and to pay certain liabilities of Great American,

  (2) to finance the acquisition of the stock of two Great American franchisees,

  (3) to finance a tender offer and consent solicitation for all of the outstanding $40 million in total principal amount of Great American's 10 7/8% Senior Secured Notes due 2001, and

  (4) to finance other acquisitions that had not yet been completed as of the date of the offering.

  Cookies USA was merged with and into Mrs. Fields and the franchisees acquired were merged with and into Great American.

  Prior Transactions. Mrs. Fields made an offering of Series A 10 1/8% Senior Notes due 2004 in November 1997. Proceeds of these notes were used to pay various debt of Mrs. Fields, Mrs. Fields' Holding and Mrs. Fields' Brand, to repay an advance to Mrs. Fields' Holding, and to pay a dividend to Mrs. Fields' Holding.

  Other Recent Transactions. Mrs. Fields has also recently acquired a number of other pretzel and cookie stores, including Pretzel Time and Great American stores, as part of its acquisition program.

Recent Developments

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American stores for an aggregate purchase price of $2.8 million under an asset purchase agreement dated as of October 5, 1998, by and among The Cookie Conglomerate, Inc., The Cookie Conglomerate, LLP and two individuals who were the partners of Cookie Conglomerate, LLP and the shareholders of Cookie Conglomerate, Inc. The sellers were franchisees of Great American. The sellers' rights under franchise agreements and subleases with Great American were terminated upon closing of the transaction. The acquisition was funded with financing provided by T&W Financial Services Company, L.L.C.

  On November 19, 1998, Mrs. Fields purchased all of the outstanding capital stock of Pretzelmaker Holdings, Inc. under an agreement among Mrs. Fields, Pretzelmaker, and the holders of its capital stock. Pretzelmaker is the holding company for a pretzel retail company. The purchase price was approximately $5.4 million and Mrs. Fields assumed indebtedness, including severance payments, of approximately $1.6 million.

  On December 9, 1998, Mrs. Fields purchased three shares of Pretzel Time, Inc. common stock for $500,000 in cash. On December 30, 1998, Mrs. Fields completed the acquisition of the remaining outstanding common stock of Pretzel Time, Inc. under a stock purchase agreement dated December 30, 1998, for a purchase price of approximately $4.7 million, $2.5 million of which was paid in cash on January 5, 1999 and $2.0 million of which is payable on or before December 30, 1999.

                       SUMMARY OF THE EXCHANGE OFFER


Registration Rights       Holders of 10 1/8% Series C Senior Notes due 2004 are
 Agreement.........       entitled to exchange their notes for registered notes
                          with substantially identical terms. The Exchange
                          Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes. We are also making the Exchange Offer available to holders of Series A 10
                          1/8% Senior Notes due 2004.

The Exchange Offer......  We are offering to exchange $1,000 principal amount of 10 1/8% Series B Senior Notes due 2004 of Mrs. Fields' Original Cookies, Inc. which have been registered under the Securities Act, for each $1,000 principal amount of our Series A 10 1/8% Senior Notes due 2004 issued in November 1997 and Series C 10 1/8% Senior Notes due 2004 issued in August 1998. The outstanding notes were issued in private offerings. The registered notes will have guarantees that are identical in all material respects to the guarantees on the unregistered notes. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                          As of this date there are $53,725,000 of outstanding notes that are eligible to be exchanged in the Exchange Offer.

                          We will issue notes registered under the Securities Act on or promptly after the expiration of the Exchange Offer.

Resales............       We believe that you can offer for resale, resell and
                          otherwise transfer the notes issued in the Exchange
                          Offer without complying with the registration and prospectus delivery requirements of the Securities
                          Act if:

                          . you acquire the notes in the ordinary course of
                            your business;

                          . you are not participating, do not intend to
                            participate, and have no arrangement or
                            understanding with any person to participate, in the distribution of the notes;

                          . you are not an "affiliate" of ours, as defined in
                            Rule 405 of the Securities Act.

                          If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                          Each broker-dealer acquiring notes issued in the Exchange Offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a proper prospectus when any notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the notes issued in the Exchange Offer.

Expiration Date....       The Exchange Offer will expire at 12:00 midnight, New
                          York City time, on       , 1999, unless we decide to
                          extend the expiration date.

Conditions to the
 Exchange Offer....       The Exchange Offer is subject to customary
                          conditions, some of which we may waive.


Procedures for
 Tendering Notes Held
 in the Form of
 Book-Entry Interests...  Most of the outstanding notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued a certificateless depositary interest in those outstanding notes, which represents a 100% interest in such notes, to The Depository Trust Company. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in The Depository Trust Company through the certificateless depositary interests are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by The Depository Trust Company.

                          You may tender your outstanding notes:

                          . through a computer-generated message transmitted by
                            means of The Depository Trust Company's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                          . by sending a properly completed and duly executed
                            letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal;

                          and either:

                          . a timely confirmation of book-entry transfer of
                            your old notes into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book Entry Transfers" must be received by the Exchange Agent on or prior to the expiration date; or

                          . the documents necessary for compliance with the
                            guaranteed delivery described in "The Exchange Offer--Guaranteed Delivery Procedures" must be received by the Exchange Agent.


Procedures for
 Tendering Notes Held
 in the Form of
 Registered Notes.......  If you hold registered notes, you must tender your registered notes by sending a properly completed and duly executed letter of transmittal, together with other documents required by it, and your certificates, to the Exchange Agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Notes."

Withdrawal Rights.......  You may withdraw your tender of outstanding notes at
                          any time prior to 12:00 midnight,      , 1999.

United States Federal
  Income Tax
  Considerations........  The Exchange Offer should not result in any income, gain or loss to the holders or Mrs. Fields for United
                          States federal income tax purposes. See "Certain
                          United States Federal Income Tax Considerations."

Use of Proceeds.........  We will not receive any proceeds from the issuance of notes pursuant to the Exchange Offer.

Exchange Agent..........  The Bank of New York is serving as the Exchange Agent for the Exchange Offer.

Shelf Registration
 Statement..............  Under certain circumstances, certain holders of notes may require us to register their notes under a shelf
                          registration statement.


                       SUMMARY DESCRIPTION OF NOTES

  The form and terms of the notes to be issued in the Exchange Offer are the same as the form and terms of the outstanding notes except that the notes to be issued in the Exchange Offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the outstanding notes. The notes issued in the Exchange Offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued are governed by the same indenture.

Aggregate Amount .......  $53,725,000 in principal amount of 10 1/8% Series B
                          Senior Notes due 2004 of Mrs. Fields' Original
                          Cookies, Inc.

Maturity Date......       December 1, 2004.

Interest Payment          June 1 and December 1 of each year, commencing June
 Dates.............       1, 1999.

Guarantee..........       The notes issued in the Exchange Offer will be fully
                          and unconditionally guaranteed by our wholly owned
                          subsidiaries, Mrs. Fields' Brand, Great American and
                          Pretzelmaker, on a senior basis. The guarantees will
                          be identical in all material respects to the
                          guarantees on the outstanding notes. Under certain
                          circumstances, certain of our existing and future
                          subsidiaries will also become guarantors. You should
                          read "Description of Notes--the Guarantees."

Ranking............       The notes being issued in the Exchange Offer:

                          .  are general unsecured obligations of Mrs. Fields

                          .  rank senior in right of payment to all
                             subordinated indebtedness of Mrs. Fields

                          . rank equal in right of payment with all existing and future senior indebtedness of Mrs. Fields


Optional Redemption.....  At our option, we may redeem the notes at any time on or after December 1, 2001. In addition, at any time
                          before November 20, 2001, we may redeem up to 35% of
                          the aggregate principal amount of notes ever issued
                          under the indenture with the net cash proceeds of one
                          or more equity offerings to the public. Our optional
                          redemption prices for the notes are contained in this
                          prospectus under the heading "Description of Notes--
                          Optional Redemption."

Change of Control.......  Upon the occurrence of a change of control of ownership of the stock or assets of Mrs. Fields, the
                          holders of notes have the right to require us to
                          repurchase their notes at a purchase price equal to
                          101% of their total principal amount on the date of
                          purchase, plus accrued interest to the date of
                          repurchase. For more information, see "Description of
                          Notes--Repurchase at the Option of Holders--Change of
                          Control."

Certain Covenants.......  The indenture under which the outstanding notes have been and the new notes will be issued contains
                          certain covenants that, among other things and
                          subject to certain exceptions, restrict our ability
                          to:

                          . pay dividends

                          . redeem capital stock

                          . make certain restricted payments or investments

                          . incur additional indebtedness

                          . issue preferred equity interests

                          . merge, consolidate or sell all or substantially all
                           of our assets

                          . create liens on assets

                          . sell assets

                          . enter into transactions with affiliates or related
                           persons.

                          All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. For more information, see "Description of Notes--Certain Covenants."

Form of Notes Issued in
 the Exchange Offer ....


                          The notes issued in the Exchange Offer with respect to notes currently represented by global securities will be represented by one or more permanent global securities in bearer form deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. Notes that are issued in the Exchange Offer that have been exchanged for notes in the form of registered definitive certificates will be issued in the form of registered definitive certificates until holders direct otherwise. For more information, see "Description of Notes--Book-Entry, Delivery and Form."

Use of Proceeds.........
                          We will not receive any proceeds from the Exchange Offer.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND STORE DATA

  The following table presents:

    (1) summary historical financial and store data for Mrs. Fields and its predecessors; namely, Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the pretzel business of Hot Sam Company, Inc., as of December 30, 1995 and December 28, 1996 and for each of the two 52-week periods then ended;

    (2) summary consolidated historical financial and store data for Mrs. Fields as of January 3, 1998, September 27, 1997 and October 3, 1998 and for the 53 weeks ended January 3, 1998, the 39 weeks ended September 27, 1997 and the 39 weeks ended October 3, 1998; and

    (3) summary combined pro forma financial and store data for Mrs. Fields, Great American, Deblan, Chocolate Chip, the eight Great American stores purchased from a Great American franchisee, Cookie Conglomerate and Pretzelmaker for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 as if each of the Mrs. Field's offerings in November 1997 and August 1998, the acquisition of Great American, the acquisition of the stock of two Great American franchisees, the acquisition of eight Great American stores, the tender offer for outstanding Great American notes, the offering of units consisting of notes and warrants of Mrs. Fields' Holding and the capital contribution of the net proceeds from the units offering to Mrs. Fields, and the acquisitions of H&M, Pretzel Time, Cookie Conglomerate and Pretzelmaker had occurred as of December 29, 1996. Except for data presented with respect to the acquisition of eight Great American stores, the summary combined pro forma data do not give effect to the purchase by Mrs. Fields of a number of other pretzel and cookie stores, or the purchase of the remaining 30.0% of common stock of Pretzel Time, because those transactions were immaterial to the pro forma combined financial position and results of operations. The historical results of operations for the 39 weeks ended October 3, 1998 are not indicative of the results to be expected for the full fiscal year of Mrs. Fields. The summary combined pro forma data do not purport to represent what Mrs. Field's results actually would have been had the offerings in November 1997 and August 1998, the acquisition of Great American, the acquisition of the stock of two Great American franchisees, the acquisition of eight Great American stores, the tender offer for outstanding Great American notes, the offering of units consisting of notes and warrants of Mrs. Fields' Holding and the capital contribution of the net proceeds from the units offering to Mrs. Fields, and the acquisitions of H&M, Pretzel Time, Cookie Conglomerate and Pretzelmaker occurred as of December 29, 1996 nor do such data purport to project the results of Mrs. Fields for any future period. The summary historical and pro forma financial and store data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data," and the historical financial statements and the related notes thereto, contained elsewhere in this Registration Statement. The following information will also assist you in understanding the Mrs. Fields and predecessors historical combined financial and store data:

  . On September 17, 1996, Mrs. Fields completed the acquisitions of substantially all of the assets and assumed certain liabilities of the predecessors.

  . The historical combined data for the 52 weeks ended December 30, 1995 reflects the combined results of the predecessors. The historical combined data for the 52 weeks ended December 28, 1996 reflects the combined results of the predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields (for the period September 18, 1996 through December 28, 1996). Information for these periods for the predecessors and Mrs. Fields are set out separately in the "Selected Historical Financial Data" but are combined here. This presentation is not in conformity with generally accepted accounting principles.

  . In order for the data to be comparable for the periods presented, certain statements of operations data for the predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation.

                             Mrs. Fields
                          and Predecessors      Mrs. Fields  Mrs. Fields    Mrs. Fields       Mrs. Fields
                          -------------------   ------------ ----------- ------------------   -----------
                             Historical          Historical   Pro Forma      Historical        Pro Forma
                              Combined          Consolidated  Combined      Consolidated       Combined
                          -------------------   ------------ ----------- ------------------   -----------
                                                  53 Weeks    53 Weeks
                           52 Weeks Ended          Ended        Ended            39 Weeks Ended
                          -------------------   ------------ ----------- --------------------------------
                          December   December     January      January   September October      October
                          30, 1995   28, 1996     3, 1998      3, 1998   27, 1997  3, 1998      3, 1998
                          --------   --------   ------------ ----------- --------- --------   -----------
                                                   (Dollars in thousands)
Statement of Operations
 Data:
Net store and batter
 sales..................  $145,537   $123,930     $123,987    $183,852    $83,759  $ 89,938    $121,217
Net store and batter
 contribution(1)........    19,654     19,133       25,087      36,683     13,214    11,804      19,671
Franchising, licensing
 and other revenue,
 net....................     5,993      5,278        6,520      16,722      3,767     6,021      11,268
General and
 administrative
 expenses...............    24,828     20,557       16,730      28,335     10,803    12,621      19,762
Income (loss) from
 operations.............    (1,091)     1,135        8,415      12,738      2,378      (314)        518
Net loss................    (4,464)    (5,988)        (974)     (3,638)    (3,224)   (9,690)    (12,545)
Other Data:
Cash flows from
 operating activities...       (27)     6,784          919       4,658        791       676         214
Cash flows from
 investing activities...     1,958    (22,716)     (15,505)    (16,214)    (3,216)  (34,315)    (34,681)
Cash flows from
 financing activities...    (4,784)    18,793       24,164      23,555        (98)   22,498      21,422
Interest expense........     4,407      4,842        7,830      16,097      5,070     8,981      12,798
Total depreciation and
 amortization...........    10,427      9,192       10,403      19,405      6,596     9,707      15,325
Capital expenditures....     4,714      3,892        4,678         N/A      3,216     5,616         N/A
EBITDA(2)...............     9,336     10,327       18,818      32,143      8,974     9,393      15,843
Store contribution for
 stores in the process
 of being closed or
 franchised(1)..........  $ (2,344)  $ (1,933)    $ (1,798)   $ (2,839)   $(1,999) $ (2,125)   $ (2,786)
Ratio of earnings to
 fixed charges(3).......       --         --           --          --         --        --          --
Store Data:
Percentage change in
 comparable store
 sales(4)...............      (1.6)%     (1.2)%        0.6%        N/A        1.3%     (0.9)%       N/A
Total company-owned
 stores open at end of
 period.................       540        482          481         619        496       568         589
Total franchised or
 licensed stores open at
 end of period..........       415        418          553         962        540       765         960

                                                             Mrs. Fields
                                                              Historical
                                                             Consolidated
                                                           October 3, 1998
                                                        ----------------------
                                                        (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents..............................        $  5,146
Total assets...........................................         222,657
Mandatorily redeemable cumulative preferred stock of
 subsidiary............................................           1,171
Total debt and capital lease obligations, including
 current portion.......................................         140,156
Total stockholder's equity.............................          50,131

--------

(1) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.

                            Mrs. Fields
                         and Predecessors   Mrs. Fields  Mrs. Fields    Mrs. Fields     Mrs. Fields
                         ------------------ ------------ ----------- -----------------  -----------
                            Historical       Historical   Pro Forma     Historical       Pro Forma
                             Combined       Consolidated  Combined     Consolidated      Combined
                         ------------------ ------------ ----------- -----------------  -----------
                                              53 Weeks    53 Weeks
                          52 Weeks Ended       Ended        Ended           39 Weeks Ended
                         ------------------ ------------ ----------- ------------------------------
                         December  December   January      January   September October    October
                         30, 1995  28, 1996   3, 1998      3, 1998   27, 1997  3, 1998    3, 1998
                         --------  -------- ------------ ----------- --------- -------  -----------
Income (loss) from
 operations............. $(1,091)  $ 1,135    $ 8,415      $12,738    $2,378   $ (314)    $   518
ADD:
 Depreciation and
  amortization..........  10,427     9,192     10,403       19,405     6,596    9,707      15,325
                         -------   -------    -------      -------    ------   ------     -------
 EBITDA................. $ 9,336   $10,327    $18,818      $32,143    $8,974   $9,393     $15,843
                         =======   =======    =======      =======    ======   ======     =======

(2) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators by which Mrs. Fields assesses its financial performance and its capacity to service its debt.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1995 and 1996, earnings were insufficient to cover fixed charges by $3,960,000 and $3,985,000, respectively. For the 53 weeks ended January 3, 1998, the 39 weeks ended September 27, 1997 and the 39 weeks ended October 3, 1998, Mrs. Field's earnings were insufficient to cover fixed charges by $319,000, $3,045,000 and $9,622,000, respectively. For the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998, pro forma combined earnings were insufficient to cover pro forma combined fixed charges by $3,623,000 and $12,879,000, respectively.

(4) Mrs. Fields includes in comparable store sales only those stores that have been in operation for a minimum of 24 consecutive months. The percentage change in comparable store sales is calculated from the previous period.

                                  RISK FACTORS

  You should consider carefully all of the information in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your outstanding notes for the notes to be issued in the Exchange Offer. Except for the first two risk factors described below, the risks factors generally apply to the outstanding notes as well as to the notes to be issued. The risks described below are not the only ones that could affect us or our securities.

You May Have Difficulty Selling the Notes Which You Do Not Exchange

  If a large number of outstanding notes are exchanged for notes issued in the Exchange Offer, it may be difficult for holders of outstanding notes that are not exchanged in the Exchange Offer to sell such notes, since those notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act of 1933 or state laws that apply to them. See "The Exchange Offer--Consequence of Failure to Exchange Notes."

  In addition, if you do not tender your outstanding notes or if we do not accept some outstanding notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture, the existing transfer restrictions of the outstanding notes that are set forth in the legend on such notes and in the offering circulars relating to the outstanding notes.

If You Do Not Exchange Your Outstanding Notes in the Exchange Offer, You Will Not Be Entitled to an Increased Interest Rate

  In addition, once the Exchange Offer has been completed, holders of outstanding 10 1/8% Series C Senior Notes due 2004 will not be entitled to any increase in the interest rate on their notes. Holders of other outstanding notes are not entitled to any increase in the interest rate on their notes, regardless of whether the Exchange Offer is completed.

If You Exchange Your Outstanding Notes, You May Not Be Able to Resell The Notes You Receive in the Exchange Offer Without Registering Them and Delivering a Prospectus

  Certain holders may not be able to resell notes they receive in the Exchange Offer without registering those notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to notes issued in the Exchange Offer, that:

  . holders who are not "affiliates" of Mrs. Fields within the meaning of Rule 405 of the Securities Act,

  . holders who acquire their notes in the ordinary course of business, and

  . holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
    Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

  Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on certain interpretations of the Commission in no-action letters, and would have to register the notes they receive in the Exchange Offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the Exchange Offer in order not to be deemed an underwriter.

  All holders should review the more detailed discussion in "The Exchange Offer--Procedures for Tendering Notes and Consequences of Exchanging Outstanding Notes."

We Have Substantial Debt, Which Could Adversely Affect Our Financial Results and Prevent Us From Fulfilling Our Debt Obligations, Including Those Under The Notes

  We incurred a substantial amount of debt to finance the purchase of Great American and the other companies and assets we acquired. We continue to have a substantial amount of debt.

  The following chart shows certain important credit statistics:

                                                              At January 2, 1999
                                                              ------------------
   Total indebtedness of Mrs. Fields and subsidiaries........       $149.2
   By rank, this debt was:
     Equal in right of payment to the notes..................       $  --
     Subordinated to the notes...............................       $  --
     Senior to the notes.....................................       $  8.5

  The number is net of unamortized discount, and includes capital lease obligations of $1.5 million and mandatorily redeemable preferred stock having a book value of approximately $1.3 million outstanding, together representing 1.4% of our total book capitalization. Substantially all of our subsidiaries' debt is effectively senior to the notes.

   Stockholders' equity................................................... $55.7
   Debt to equity ratio...................................................  27:1

  Moreover, in recent periods our earnings have not been sufficient to cover our fixed charges.

                                                39 weeks ended   53 weeks ended
                                                October 3, 1998  January 3, 1998
                                                --------------- ----------------
   Approximate deficiency in earnings to fixed
    charges presented on a combined pro forma
    basis.....................................   $12.9 million    $3.6 million

Additional Borrowings Available--Despite Current Indebtedness Levels, We and Our Subsidiaries May Still Be Able to Incur Substantially More Debt. This Could Further Exacerbate the Risks Described Above

  Although the indenture and our existing credit agreement with LaSalle National Bank limits our ability and that of our subsidiaries to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which effectively ranks senior to the notes with respect to the assets securing indebtedness. See "Unaudited Pro Forma Condensed Combined Financial Statements," and "Description of Notes-- Certain Covenants." We currently plan to incur additional debt for working capital purposes, which will be effectively senior to the notes.

  Our substantial indebtedness could have important consequences to you. For example:

  . we may not be able to satisfy our obligations with respect to the notes;

  . a substantial portion of our cash flows from operations will be required to be dedicated to debt service and will not be available for other purposes;

  . our ability to obtain additional financing in the future could be limited;

  . the indenture contains financial and restrictive covenants that limit our ability to, among other things, borrow additional funds, dispose of assets or pay cash dividends. If we do not comply with such covenants, there could be an event of default, which, if not cured or waived, could have a material adverse effect on us; and

  . the amount of debt that we have could prevent us from repurchasing all the notes tendered to us upon the occurrence of a change of control of our stock or assets.

  See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

Ability to Service Debt--to Service Our Indebtedness, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors Beyond Our Control

  Our ability to make scheduled payments of principal, or to pay interest on, or to refinance our indebtedness, including the notes, depends on our future performance. In turn, our future performance depends partly on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot be sure that our business will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow us to pay principal and interest on our indebtedness, including the notes, or to make necessary capital expenditures, or to allow us to obtain refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


The Notes Are Effectively Subordinated to the Debt of Our Credit Agreement

  We entered into an Amended and Restated Loan Agreement, as amended, dated as of February 28, 1998, with LaSalle National Bank for $15.0 million under which we pledged substantially all of our assets as security for amounts that we may borrow under the agreement, including all of the capital stock of Great American and Mrs. Fields' Brand. As a result of the pledge, the notes are effectively subordinated to our obligations under the agreement with respect to our assets, including proceeds from those assets. If there is a default on the notes, or we go into bankruptcy, liquidation or reorganization, we would have to use our assets to make payments under the agreement (or any successor or additional financing) before we could use the assets to make payments on the notes. If there is not enough collateral granted under the agreement with LaSalle National Bank (or any successor or additional financing) to pay amounts owing under the agreement, LaSalle National Bank would be entitled to share any amount available for payment with you and other of our creditors. Currently our agreement with LaSalle National Bank would permit borrowing of up to $15.0 million and all of those borrowings, since they are secured, would be effectively senior to the notes and the guarantees. See "Description of Certain Indebtedness."

A Default Under Our Credit Agreement Could Cause a Default Under the Notes

  The agreement with LaSalle National Bank contains certain restrictive covenants similar to those in the indenture, requiring us to comply with certain financial ratios. If we are not able to comply with these and other provisions of the agreement because of events beyond our control, there could be a default under the agreement, as a result of which LaSalle National Bank could elect to declare all amounts borrowed under the agreement, together with accrued interest, to be due and payable. If we are unable to repay such borrowings, LaSalle National Bank could proceed against the assets that we have pledged. The acceleration of indebtedness under the agreement with LaSalle National Bank may constitute an event of default under the notes which could also give rise to an acceleration under the notes. If the indebtedness under the agreement is accelerated as a result of a breach of a covenant, we cannot be sure that we would have enough assets to repay in full such indebtedness and our other indebtedness, including the notes, or that we could continue to operate our business as a result of such acceleration. Great American and Mrs. Fields' Brand have guaranteed amounts under the agreement with LaSalle National Bank as well as the notes, and we cannot be sure that their guarantees would be sufficient for both sets of obligations.

We May Not Be Able To Extend or Renew the Credit Agreement or Obtain Alternative Financing

  The agreement with LaSalle National Bank, which is designed to provide us seasonal working capital, will expire on March 31, 2001. We cannot be sure that we will be able to extend or renew the agreement or obtain alternative financing to meet our seasonal working capital needs when the agreement expires. If we do not have a revolving credit facility in place, we may not be able to satisfy our seasonal working capital needs, which would have a material adverse effect on us and our results of operations. Currently there are no amounts outstanding under the agreement with LaSalle National Bank.

Our Stock Has Been Pledged by Mrs. Fields' Holding; A Default on the Mrs. Fields' Holding Notes Could Trigger a Change Of Control of Mrs. Fields; We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture

  Mrs. Fields' Holding, our parent company, has pledged all of our outstanding common stock to secure its obligations under its notes. If Mrs. Fields' Holding defaults on its notes, there could be a foreclosure on our common stock, and the foreclosure would constitute a change of control which would result in an event of default permitting acceleration under the agreement with LaSalle National Bank and the indenture. The change of control would also permit you to require us to repurchase any or all of the notes held by you. We may not have enough resources to repay in full borrowings under the agreement with LaSalle National Bank and to repurchase all of the notes required to be repurchased.

We Have Incurred Net Losses During the Past Several Years

   We and our predecessors have incurred net losses during the past several years. Although we have put into place new business strategies aimed at enhancing revenues and operating results and we have recorded positive EBITDA since our formation in September 1996, economic, financial, competitive, legal and other factors, many of which are beyond our control, can affect our operations. We cannot be sure that we will be able to put into place our planned strategies without delay or that these strategies will result in future profitability. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Growth Strategy Is Based on Acquisitions, Which May Provide the Desired Economic Benefits

  We have achieved growth through acquisitions such as the acquisition of Great American and certain of its franchisees and their stores, the acquisitions of Pretzel Time and Pretzelmaker, and the business of H&M and intend to continue doing so. While we believe there are significant opportunities for cost savings and volume efficiencies as a result of acquisitions, we cannot be sure that such acquisitions will provide such opportunities and economic benefits. Many factors beyond our control, such as general economic conditions, increased operating costs, our response to customers or competitors, and regulatory developments, can affect our ability to realize such economic benefits from prior acquisitions and/or any future acquisitions as well as our ability to integrate successfully our businesses with any acquired businesses. Consequently, we cannot be sure that such acquisitions will result in the economic benefits that management expects on a timely basis or at all. See "Business--Business Strategy."

We May Not Be Able to Obtain Leases in the Future

  Our success depends in part on our ability to secure leases in high quality shopping malls at rents we believe to be reasonable. Approximately half of the leases for such stores expire during the next 5 years and generally do not provide for renewal options in our favor. In addition, we currently plan to open approximately 375 new-company owned and franchise stores over the next 5 years. We believe that the market for the type of locations historically leased by us is highly competitive and, as a result, we cannot be sure that we will succeed in obtaining such leases in the future at rents that we believe to be reasonable or at all. See "Business--Properties."

We Have Continuing Obligations Under Real Estate Leases

  We lease locations for all the stores we own and for most of our franchised stores and sublease these locations to our franchisees. Accordingly, we are the primary obligor for payments under such leases. If certain locations should prove to be unprofitable, we would remain obligated for lease payments if we determined to withdraw from these locations. See "Business--Properties."

A Decline in Mall Traffic Could Adversely Affect Our Business

  We believe that the amount and proximity of pedestrian traffic near our stores strongly influence sales of our products, which we believe are frequently impulse purchases. In recent years, visits to major shopping malls, where a large percentage of our stores are located, have declined from 3.7 visits per month in 1989 to 3.0 visits per month in 1996. This trend has had a negative impact on our revenues. We cannot be sure that this trend will not continue or that such trend can be offset by increased sales per customer. A continued decline in mall traffic could adversely affect our financial condition and results of operations.

Volatility in Cost of Ingredients We Use May Adversely Affect Our Results

  The cost of butter, eggs, sugar, flour, chocolate and other ingredients can fluctuate due to changes in economic conditions, weather, demand and other factors, many of which are beyond our control. We recently experienced a substantial increase in the cost of butter. Although we believe that there are alternative suppliers of these ingredients, we have no control over fluctuations in the price of commodities and cannot be sure that we will be able to pass on any price increases in our product ingredients to our customers.

Failure to Integrate Our Information Systems, Which is Currently Underway, Could Adversely Affect Us

  We have made a substantial investment in developing a customized, sophisticated point-of-sale management information system (the "POS" system). We are upgrading our back-office system to a Windows 95 environment and are currently upgrading all Mrs. Fields stores to Pentium 333 machines, and we plan to install our upgraded back-office system, along with the POS registers and Pentium 333 machines, in our core Original Cookie stores, Hot Sam stores, Pretzel Time stores and certain Great American stores by August 1999. We cannot be sure that we will successfully integrate this system or that we will achieve a fully integrated system within budget. Therefore, we cannot be sure that our attempts to integrate the POS system will not adversely affect our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Failures in Year 2000 Compliance Could Disrupt Our Operations


  We are in the process of assessing Year 2000 issues with respect to our significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to us. Failure of our key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting our operations. Furthermore, we rely on various service providers, such as utility and telecommunication service companies, which are beyond our control. This assessment is approximately 20% complete with final completion anticipated by the end of the first quarter of 1999. Based on the results of the assessment to date, management is not aware of any Year 2000 issues relating to our significant vendors, financial institutions or our non-information technology systems.

  We do not have a contingency plan in place to address untimely or incomplete remediation of Year 2000 issues, but we intend to develop such plans during the first half of 1999. These contingency plans are expected to address issues related to significant vendors and financial institutions.

The Minimum Wage Increase May Adversely Impact Our Financial Condition And Results Of Operations

  As of January 2, 1999, 1,636 of our 6,614 employees that work at stores owned by us earned the federal hourly minimum wage. As a result of an increase in the minimum wage from $4.75 to $5.15 on September 1, 1997, we have experienced an increase of wages of approximately $291,000 annually. These increased labor costs could adversely affect our financial condition and results of operations. We cannot be sure that we can fully absorb the increased labor costs through our efforts to increase efficiencies in other areas of our operations.

We Depend Upon Key Franchisees And Licensees For Revenue; There Is No Assurance That Franchise And License Agreements Will Not Be Terminated

  We depended upon 11 franchisees for 19.7% of our franchise revenues for the 39 weeks ended October 3, 1998. For the same period, franchise revenues made up 4.1% of our total net revenues. We cannot be sure that these franchise agreements will not be terminated or that our relations with franchisees will not change, or that our franchisees will continue to perform as they have in the past. The termination of these key franchise agreements or poor performance by our franchisees may have an adverse affect on our financial condition and results of operations. In addition, we depend on 3 licensees for 68% of our licensing revenue. We cannot be sure that our licenses will not be terminated or that our relations with licensees will not change, or that our licensees will continue to perform as they have in the past. The termination of key license agreements or poor performance by our licensees may have an adverse affect on our financial condition and results of operations.

There May Be A Negative Effect On Our Financial Condition If Our Trademarks Are Challenged

  We believe that our trademarks have significant value and are important to the marketing of our retail outlets and products. Although our trademarks are registered in all 50 states and registered or pending in many foreign countries, we cannot be sure that our trademarks cannot be circumvented, or that our trademarks do not or will not violate the proprietary rights of others, or would be upheld if challenged or that we would not be prevented from using our trademarks. Any challenge against us for our use of our trademarks could have an adverse effect on our financial condition and results of operations, through either a negative ruling with regards to our use, validity or enforceability of our trademarks, or through the time consumed and the legal costs of defending against such a claim. In addition, we cannot be sure that we will have the financial resources necessary to enforce or defend our trademarks.

The Loss Of Key Management Personnel Could Adversely Affect Our Operations

  Our success depends on the continued services of our senior management, particularly Larry A. Hodges, our President and Chief Executive Officer. In addition, our continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management's ability to effectively utilize our key personnel in light of recent and future acquisitions. If Mr. Hodges or other senior management left us, there could be an adverse effect on our operations. We cannot be sure that management's efforts to integrate, utilize, attract and retain personnel will be successful. See "Management." We have entered into employment agreements with all of our senior managers.

We May Suffer Adverse Effects From Competition With Other Specialty Food Retailers, Changes In Demographic Trends And Consumer Preferences

  We compete with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, many of which have greater resources than us. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality. Consequently, we cannot be sure that we will compete successfully with these other specialty food retailers. In addition to the risks from current competitors, we cannot be sure that we can successfully compete with any new entrants into the specialty foods or snack foods industry who may have new and successful products or marketing. Inability to compete adequately would result in price reductions, reduced margins and losses of market share for us.

  Changes in consumer preferences, tastes and eating habits, local, regional and national economic conditions, demographic trends and mall traffic patterns also affect the specialty or snack foods industry. Factors such as increased food, labor and benefits costs, the availability of experienced management and hourly employees and difficulties or delays in developing and introducing new products to suit consumer preferences may adversely affect the specialty retail industry in general and our outlets in particular. Consequently, our success will depend on our ability to recognize and react to such trends adequately. Any changes in these factors could adversely affect our profitability. In addition, the failure of customers to respond favorably to our marketing or new products, could be an adverse effect on our profitability. See "Business-- Competition."

Our Financial Condition And Results May Be Affected By Adverse Publicity

  Our ability to compete depends in part on maintaining our reputation with the consumer. Publicity resulting from food quality, illness, injury, or other health concerns, including food-borne illness claims, or operating issues stemming from one store, a limited number of stores, or even a competitor's store can adversely affect multi-unit specialty retail food and snack chains such as us. Consequently, we cannot be sure that such adverse publicity will not adversely affect our financial condition and results of operations.

Our Financial Condition And Results Of Operations May Be Adversely Affected By Government Regulation Of Our Business

  Numerous governmental authorities have issued regulations that apply to us and our stores, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The Food and Drug Administration administers regulations that apply to our products. If we fail to obtain or retain the required food licenses or to comply with applicable governmental regulations, or if there is any increase in the minimum wage rate, employee benefit costs or other costs associated with employees, there could be an adverse effect on our business, financial condition or results of operations. Even if we obtain such regulatory approval, a marketed product, its manufacturer and its manufacturing facilities are subject to periodic inspection, and discovery of problems may adversely affect our business.

  In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission. The FTC requires that franchisors make extensive disclosure in a Uniform Franchise Offering Circular to prospective franchisees but does not require registration. However, a number of states require registration of the Uniform Franchise Offering Circular with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have franchise relationship laws or business opportunity laws that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements. While we believe that we are in compliance with existing regulations, we cannot predict the effect of any future legislation or regulation on our business operations or financial condition. Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of certain aspects of franchisor-franchisee relationships.

  All full-time store managers and assistant managers are able to enroll in a group health insurance plan. However, there have been a number of proposals before Congress which would require employers to provide health insurance for all of their full-time and part-time employees. The approval of such proposals could have a material adverse impact on our results of operations and financial condition in particular and the specialty retail industry as a whole.

Litigation Against Us Could Have An Adverse Effect On Our Business

  We are involved in routine litigation in the ordinary course of business, including franchise disputes. Although we have not been adversely affected in the past by such litigation, there can be no assurance as to the effect of any future disputes.

  Although we are not currently subject to any product liability litigation, there can be no assurance that product liability litigation will not occur in the future involving our products. Our quality control program is designed to maintain high standards for food preparation procedures used by stores owned or franchised by us. Products are periodically inspected by our personnel at both the point-of-sale locations and the manufacturing facilities to ensure that they conform to our standards. In addition to insurance held by our suppliers, we maintain insurance relating to personal injury and product liability in amounts that we consider adequate for the retail food industry. While we have been able to obtain such insurance in the past, there can be no assurance that we will be able to maintain these insurance policies in the future. Consequently, any successful claim against us, in an amount materially exceeding our coverage, could have a material adverse effect on our business, financial condition and results of operations.

Our Controlling Stockholder May Take Certain Actions That May Be Contrary To Your Interests

  Capricorn Investors II, L.P. is the controlling stockholder of Mrs. Fields' Holding, which controls all of our capital stock. As a result, Capricorn is in a position to elect all of our directors who, in turn, elect all of our executive officers. In addition, Capricorn, through Mrs. Fields' Holding, is in a position to amend our certificate of incorporation and by-laws, effect corporate transactions such as mergers and asset sales and otherwise control our management and policies without the approval of any other security holder, subject to the provisions of the indenture. Accordingly, Capricorn will be able to, directly or indirectly, control all of our affairs in a manner that may be contrary to your interests. See "Beneficial Ownership of Capital Stock."

We May Not Continue To Have Increased Sales In The Fourth Quarter

  Our operating results are subject to seasonal fluctuations. Historically, we have realized our highest level of sales in the fourth quarter due to increased mall traffic during the Christmas holiday season. However, we cannot be sure that this seasonal trend will continue or that we can continue to rely on increased sales during the fourth quarter. If this seasonal trend changes, there may be an adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

We May Be Unable To Repurchase The Notes From You Upon A Change Of Control Due To Insufficiency Of Funds

  Upon the occurrence of a change of control of ownership of our stock or assets, you may require us to repurchase all or a portion of your notes at 101% of their total principal amount, together with the accrued and unpaid interest, if any, and liquidated damages, if any, to the date of repurchase. If a change of control of ownership of our stock or assets were to occur, we may not have the financial resources to repay all of our obligations under the notes and the other indebtedness that would become payable upon such event. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

Fraudulent Conveyance Risks. Federal And State Statutes Allow Courts, Under Specific Circumstances, To Void Payments Under The Notes And Guarantees And Require Noteholders To Return Payments Received.

  Fraudulent transfer laws of both the federal bankruptcy law and state laws permit creditors or a trustee in bankruptcy to set aside or recover a "fraudulent transfer." A payment or obligation that the borrower made with actual intent to hinder, delay, or defraud any of its creditors is also a fraudulent transfer. Because Mrs. Fields has incurred a substantial amount of debt in connection with the acquisition of Great American and the other assets and capital stock of companies it has recently acquired and because Mrs. Fields and the existing guarantors cannot be sure that their businesses will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow Mrs. Fields and the existing guarantors to pay principal and interest on their indebtedness including the notes and the guarantees, we cannot be sure that a court would not set aside payments made to holders of the notes as a fraudulent transfer.

  A fraudulent transfer is a payment or obligation that a borrower makes in exchange for less than reasonably equivalent value, if the borrower, when it makes the payment or incurs the obligation:

  . is insolvent or is rendered insolvent by the payment or the incurring of the obligation, or

  . is engaged or is about to engage in a business or transaction for which its assets constitute unreasonably small capital, or

  . intends to incur, or believes that it will incur, debts beyond its ability to repay as they mature.

  For these purposes, a borrower is generally considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than all of its assets at a fair valuation,

  . if it had unreasonably small capital to conduct its business, or

  . if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

  A payment or obligation that the borrower made with actual intent to hinder, delay, or defraud any of its creditors is also a fraudulent transfer.

  A court may hold any such obligation incurred by the borrower void or unenforceable, may subordinate the obligation to the claims of other creditors, or may require the holders of the obligations or the recipients of any such payments to return any payments received. If Mrs. Fields or the existing guarantors met any of the fraudulent transfer law's financial condition tests described above when they issued the notes or the guarantees, or when they were called upon to make a payment on the notes or the guarantees, and did not receive reasonably equivalent value in exchange, a court could conclude that the issuance of the notes, the making of the guarantees or the payment under the notes or the guarantees should be set aside or returned.

  Mrs. Fields and the existing guarantors believe:

    (1) they were not insolvent when, or as a result of, the issuance of the notes or the guarantees,

    (2) that they will not engage in a business or transaction for which their remaining assets would constitute unreasonably small capital, and

    (3) that Mrs. Fields and the existing guarantors did not and do not intend to incur or believe that they will incur debts beyond their ability to pay such debts as they mature.

  Mrs. Fields has incurred, however, a substantial amount of debt in connection with the purchase of Great American and the other assets and capital stock of companies it acquired. Mrs. Fields' total indebtedness (net of unamortized discount) on a consolidated basis, including capital lease obligations and mandatorily redeemable preferred stock, represents 73.8% of its total book capitalization. In addition, Mrs. Fields' cash flow, and consequently its ability to pay dividends and service debt, including its obligations under the notes, depends upon its future performance. In addition, Mrs. Fields and its predecessors have incurred net losses during the past several years. As a result, there can be no assurance that a court ruling on these questions would agree with Mrs. Fields' analysis of its and the guarantors' financial condition.

  The guarantees are limited by their terms so as to not constitute a fraudulent transfer under applicable law. If the guarantees were challenged under this provision, the court would have to, among other things, analyze the direct and indirect benefits obtained by the guarantors in comparison to the probability that the guarantors would be called upon to pay the guarantees. It is possible that a court would limit the guarantees under this provision to an amount that is significantly below the amount of the notes. Management cannot accurately predict what a court would do in such a case.

  If Mrs. Fields or a guarantor caused a subsidiary to pay a dividend when the subsidiary met any of the fraudulent transfer law's financial condition tests described above, in order to enable Mrs. Fields or the guarantor to make a payment in respect of the notes or the guarantees, a court could conclude that the dividend as well as the payment is a fraudulent transfer and that the holders should be required to return the payment, because in the absence of other facts, courts generally conclude that a subsidiary that pays a dividend does not receive reasonably equivalent value in exchange.

  In addition, subject to certain defenses, the holders may have to return payments made by Mrs. Fields on the notes or the guarantors on the guarantees within 90 days before the commencement of a bankruptcy case by or against them, if, among other things, Mrs. Fields or the guarantors were insolvent at the time the payments were made. Mrs. Fields or the guarantor would be presumed insolvent on and during the 90 days immediately preceding the date of the filing of its bankruptcy petition.

  In any of the preceding cases, there could be no assurance that the holders would ultimately recover the amounts owing under the notes and the guarantees.


There Is No Public Market For The Notes To Be Issued; Transfers Of The Outstanding Notes Are Restricted

  The notes to be issued are being offered only to the holders of the outstanding notes. There is no public market for the notes to be issued. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes. The placement agents for the outstanding notes currently make a market in the outstanding notes. The placement agents have informed us that they currently intend to make a market in the notes to be issued. However, the placement agents may cease their market-making at any time. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for similar securities, existing interest rates, and by our operating results. As a result, you cannot be sure that an active market will develop for these notes.


  The outstanding Series A 10 1/8% Senior Notes due 2004 were issued on November 26, 1997 and the outstanding Series C 10 1/8% Senior Notes due 2004 were issued on August 24, 1998, to institutional investors and certain accredited investors, and are eligible for trading in the Private Offering, Resale and Trading Through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading of securities eligible for resale under Rule 144A. To the extent that the outstanding notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered outstanding notes could be adversely affected.

                        FORWARD-LOOKING INFORMATION

  This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. Such forward-looking statements relate to future events or our future performance, including financial performance, growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets. The forward-looking statements also include, among other things, our expectations and estimates about our business operations following the acquisitions of Great American and certain of its franchisees and their stores, the offering by Mrs. Fields' Holding and its capital contribution to us, other recent transactions discussed in this prospectus and the offering of notes in August 1998, including the integration of the businesses of Great American with Mrs. Fields and our ability to achieve certain cost savings and other synergies related to such transactions. The forward-looking statements are principally contained in the sections "Summary," "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "contemplates," "anticipates," "believes," "estimates," "projected," "predicts," "potential," or "continue" or the negative of these terms or similar terms. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement. Other factors, such as the general state of the economy, could also cause actual results to differ materially from the future results covered in the forward-looking statements.

  These statements are only predictions, the forward-looking events discussed in this prospectus may not occur and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                             THE TRANSACTIONS

  On August 24, 1998, we completed the offering of notes, the acquisition of Great American and the acquisition of the stock of two Great American franchisees. We also received as a capital contribution from Mrs. Fields' Holding the net proceeds from a simultaneous offering of units consisting of notes and warrants to purchase common stock by Mrs. Fields' Holding. In addition, we purchased approximately $38.9 million of Great American notes that had been tendered in our tender offer for them at that time. We used the net proceeds of our offering, the capital contribution from Mrs. Fields' Holding, and available cash of Mrs. Fields and Great American, to complete these transactions, to pay for the remaining Great American notes that were tendered after this date, and to pay related expenses. We used remaining proceeds to finance other acquisitions that had not yet been completed as of the date of the offering, including the purchase of eight stores from a Great American franchisee.

The Great American Transactions

 The Great American Acquisition and the Great American Tender Offer

  Pursuant to a Securities Purchase Agreement, dated as of August 13, 1998, by and among Cookies USA, the sellers of Cookies USA securities and Mrs. Fields, we acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA for a total purchase price of approximately $18.4 million. Concurrently, we completed the merger of Cookies USA into Mrs. Fields and the mergers of Deblan and Chocolate Chip into Great American. Great American became a wholly owned subsidiary of Mrs. Fields.

  As of the expiration of our tender offer for Great American notes at midnight on September 14, 1998, all of the notes had been tendered. We have accepted and paid the entire $40.0 million in principal amount of those notes, and none remain outstanding.

 The Acquisition of Great American Franchisees

  When we agreed to purchase Cookies USA, we also entered into agreements with the stockholders of Deblan and Chocolate Chip, two of Great American's franchisees to purchase a total of 29 Great American franchises for total consideration of approximately $15.0 million. The price included the repayment of approximately $0.6 million of debt. We acquired the franchises by acquiring 100% of the capital stock of the two corporations through which the 29 franchises were held. In connection with these transactions, certain debt on the balance sheet of one such corporation was retired with cash on hand, and certain debt on the balance sheet of the second corporation was retired with funds from the franchisee that controlled the corporation.

 Agreements with Franchisees of Great American

  We entered into settlement agreements and waivers with the two franchisees that sold us 29 Great American franchises and with certain other Great American franchisees. In addition to these franchisees, at least 80% in total of the Great American franchisees have executed settlement agreements and waivers. These agreements provided that the Great American franchisees that are parties to them released, subject to certain exceptions, all of their claims against us, Great American, Capricorn and certain other parties, including claims that Great American franchisees brought in 1997 to prevent a sale of Great American to Mrs. Fields. On August 24, 1998, a motion was filed dismissing with prejudice the claims brought in the 1997 litigation.

  The settlement agreements and waivers give "tag-along" rights to the Great American franchisees that hold at least five Great American franchises. The tag-along rights provide that, in the event that:

    (1) either Mrs. Fields or Mrs. Fields' Holding proposes to sell to an unaffiliated party substantially all of its rights as owner of the Great American brand or as the franchisor of Great American,

    (2) either Mrs. Fields or Mrs. Fields' Holding proposes to make an initial public offering of its common stock, or

    (3) either Mrs. Fields or Mrs. Fields' Holding sells a controlling interest to an unaffiliated party,

we will purchase all of the franchises of such Great American franchisees, provided that their franchises have had positive cash flow in the most recent 12-month fiscal period and sales not more than 20% below the fiscal period immediately preceding such period, or the number of months it has been operating, if fewer than 12.

  The purchase price for the franchises will be 5 times their most recent 12-month EBITDA or, if the franchises have operated for fewer than 12 months, the greater of 5 times their most recent EBITDA and documented development cost for the stores. Great American franchisees that hold fewer than 5 Great American franchises do not have tag-along rights but will have the right, upon completion of Mrs. Fields' sale of its rights as owner of the Great American brand or as the franchisor of Great American, the initial public offering or the change of control, and provided they are in compliance with their franchise agreements, to receive in cash the greater of $3,500 or $2,000 per store owned by such franchisee. In the case of an initial public offering, the franchisees could receive shares of common stock with an equivalent value. The form of payment will be at our election.

  Under the settlement agreements and waivers, we have also undertaken, among other things,

    (1) to maintain the margin on batter sold to Great American franchisees,

    (2) to extend franchise agreements, and

    (3) to permit the Great American franchisees to convert their stores to Mrs. Fields brand stores at their sole expense in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

The Mrs. Fields' Holding Units

  Mrs. Fields' Holding completed its offering of units consisting of notes and warrants to purchase common stock of Mrs. Fields' Holding on August 24, 1998. The notes which are part of the units are senior obligations of Mrs. Fields' Holding and are secured by all of Mrs. Fields' issued and outstanding capital stock.

The Prior Transactions

  Mrs. Fields' Holding acquired substantially all of the assets of H & M on July 25, 1997 for an aggregate purchase price of $13.8 million, excluding the assumption of certain liabilities. Mrs. Fields' Holding acquired 56.0% of the shares of common stock of Pretzel Time on September 2, 1997 for a total purchase price of $4.2 million and extended a $500,000 loan to the founder and minority stockholder of Pretzel Time. At the time of our previous offering of notes on November 26, 1997:

    (1) we received the business of H&M and 56.0% of the shares of common stock of Pretzel Time from Mrs. Fields' Holding,

    (2) we received all of the common stock of Mrs. Fields' Brand from Mrs. Fields' Holding,

    (3) various debt of Mrs. Fields, Mrs. Fields' Brand and Mrs. Fields' Holding was refinanced, and

    (4) we paid a dividend of $1,065,000 and repaid an advance of $1,500,000 to Mrs. Fields' Holding.

  On January 2, 1998, we purchased an additional 4.0% of the shares of the common stock of Pretzel Time.

Increase in Pretzel Time Ownership

  On June 12, 1998, we purchased an additional 10.0% of the common stock of Pretzel Time for a purchase price of $875,000, increasing our equity interest in Pretzel Time to 70.0% at that time.

Other Recent Transactions

  In June 1998, we acquired 5 additional Pretzel Time stores from a franchisee for a purchase price of $657,000. We acquired one additional Pretzel Time store from a franchisee and three cookie stores operating under other brand names, which we intend to convert or develop into Mrs. Fields brand stores at purchase prices aggregating $750,000. We intend to remodel the three cookie stores, at a total estimated cost of $150,000. We purchased eight Great American stores from a Great American franchisee for a total purchase price of $1.75 million on September 9, 1998. The franchisee was a holder of certain securities of Cookies USA that were sold pursuant to the agreement to purchase Great American and was a party to that agreement.

                            RECENT DEVELOPMENTS

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American stores for an aggregate purchase price of $2,800,000 under an asset purchase agreement dated as of October 5, 1998, by and among The Cookie Conglomerate, Inc., The Cookie Conglomerate, LLP and two individuals who were the partners of Cookie Conglomerate, LLP and the shareholders of Cookie Conglomerate, Inc. The sellers were franchisees of Great American. The sellers' rights under franchise agreements and subleases with Great American were terminated upon closing of the transaction. The acquisition was funded with financing provided by T&W Financial Services Company, L.L.C.

  On November 19, 1998, Mrs. Fields purchased all of the outstanding capital stock of Pretzelmaker Holdings under an agreement among Mrs. Fields, Pretzelmaker, and the holders of its capital stock. Pretzelmaker is the holding company for a pretzel retail company. The purchase price was approximately $5.4 million and Mrs. Fields assumed indebtedness, including severance payments, totaling approximately $1.6 million.

  On December 9, 1998, Mrs. Fields purchased three shares of Pretzel Time, Inc. common stock for $500,000 in cash. On December 30, 1998, Mrs. Fields completed the acquisition of the remaining outstanding common stock of Pretzel Time, Inc. under a stock purchase agreement dated December 30, 1998, for a purchase price of approximately $4.7 million, $2.5 million of which was paid in cash on January 5, 1999 and $2.0 million of which is payable on or before December 30, 1999.

                                USE OF PROCEEDS

  Neither Mrs. Fields nor the guarantors will receive any cash proceeds pursuant to the Exchange Offer. In consideration for issuing the notes as contemplated in this prospectus, Mrs. Fields will receive an equal principal amount of outstanding notes.

  The net proceeds received by Mrs. Fields from the offering, after deducting the underwriting discounts and commissions and estimated expenses of the offering of notes in August 1998, along with cash from other sources, including the capital contribution of Mrs Fields' Holding and existing company cash, were approximately $85.1 million. Of this amount, Mrs. Fields used approximately $18.4 million for the acquisition of Great American, $41.6 million to pay for the Great American notes tendered, including the tender offer premium of $1.6 million, $15.0 million to pay for the acquisition of Deblan and Chocolate Chip including the repayment of approximately $0.6 million of debt, $0.9 million to pay accrued interest on debt being retired, $1.4 million for severance and related expenses, approximately $2.8 million to pay for certain other recent acquisitions and approximately $5.0 million of fees and expenses related to the offering in August 1998 and certain transactions described in this prospectus.

                                 CAPITALIZATION

  The following table sets forth the cash and cash equivalents and capitalization of Mrs. Fields' Original Cookies, Inc. and subsidiaries at October 3, 1998. This table should be read in conjunction with the historical financial statements and related notes included elsewhere in this Registration Statement. See "Selected Historical Financial Data."

                                                             Mrs. Fields'
                                                        Original Cookies, Inc.
                                                           and Subsidiaries
                                                          At October 3, 1998
                                                        ----------------------
                                                        (Dollars in thousands)
Cash and Cash Equivalents..............................        $  5,146
                                                               ========
Credit Facility(1).....................................        $    --
                                                               --------
Debt and Capital Lease Obligations, including current
 portions:
  10 1/8% Series A, B and C Senior Notes due 2004(2)...         140,000
  Original issue discount on Series C Senior Notes.....            (591)
  Pretzel Time Debt....................................             440
  Mrs. Fields' Original Cookies, Inc. Capital Lease
   Obligations.........................................             276
  Great American Capital Lease Obligations.............              31
                                                               --------
Total Debt and Capital Lease Obligations, including
 current portion.......................................         140,156
                                                               --------
Mandatorily Redeemable Preferred Stock of Pretzel
 Time(3)...............................................           1,171
                                                               --------
Stockholder's Equity:
  Common Stock (pledged as collateral for parent
   company debt)(4)....................................             --
  Additional Paid-in Capital(5)........................          59,899
  Accumulated Deficit..................................          (9,768)
                                                               --------
  Total Stockholder's Equity...........................          50,131
                                                               --------
Total Capitalization...................................        $191,458
                                                               ========

--------

(1) Under the indenture, Mrs. Fields is permitted to have one or more credit facilities pursuant to which it will be able to borrow up to a maximum aggregate principal amount of $15.0 million on a secured basis. Mrs. Fields' Amended and Restated Loan Agreement, dated as of February 28, 1998, provides for a maximum commitment of up to $15.0 million secured by essentially all of the assets of Mrs. Fields. As of October 3, 1998, Mrs. Fields had $12.7 million of available borrowings under its credit facility. See "Description of Certain Indebtedness--Credit Agreement."

(2) Includes $100.0 million of Series A and Series B 10 1/8% Senior Notes of Mrs. Fields and $40.0 million of 10 1/8% Series C Senior Notes.
(3) Liquidation preference as of October 3, 1998 was approximately $1.5 million.
(4) Less than $1,000.

(5) Gives effect to the capital contribution of Mrs. Fields' Holding of $29.1 million.

                            THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Notes

  Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the Exchange Offer), we will accept for exchange outstanding notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used in this prospectus, the "Expiration Date" means 12:00
midnight, New York City time, on      , 1999, or such later date and time to
which we, in our sole discretion, extend the Exchange Offer.

  The form and terms of the notes being issued in the Exchange Offer are the same as the form and terms of the outstanding notes except that:

    (1) the notes being issued in the Exchange Offer will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act, and

    (2) the notes being issued in the Exchange Offer will not contain the registration rights and liquidated damages provisions contained in the outstanding notes. However, the holders of outstanding 10 1/8% Series A Senior Notes due 2004 do not currently have such rights.

  The notes issued in the Exchange Offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued are governed by the same indenture.

  As of the date of this prospectus, there is $53,725,000 in total principal amount of notes outstanding that are eligible for exchange in the Exchange Offer. Our obligation to accept outstanding notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  We expressly reserve the right, in our sole discretion:

    (1) to extend the Expiration Date,

    (2) to delay accepting any outstanding notes,

    (3) if any of the conditions set forth below under "--Conditions of the Exchange Offer" have not been satisfied, to terminate the Exchange Offer and not accept any notes for exchange, or

    (4) to amend the Exchange Offer in any manner.

  We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We will also file a post-effective amendment with the Commission upon the occurrence of any amendment to the terms of the Exchange Offer.

  During an extension, all outstanding notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the holder that tendered them as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering Notes

  The tendering by a holder of outstanding notes, and our mutual acceptance of the outstanding notes, will constitute a binding agreement between us and the holder on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender in the Exchange Offer, a holder must:

    (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, or

    (2) if notes are tendered pursuant to the book-entry transfer procedures set forth below, the holder must transmit an agent's message to the Exchange Agent on or prior to the Expiration Date.

  In addition, either:

    (1) the Exchange Agent must receive certificates for outstanding notes and the letter of transmittal, or

    (2) the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of a book-entry transfer of the notes being tendered into the Exchange Agent's account at The Depository Trust Company ("DTC"), along with the letter of transmittal or a computer-generated message transmitted by means of an agent's message, or

    (3) the holder must comply with the guaranteed delivery procedures described below.

  The term "agent's message" means a computer-generated message, transmitted by DTC by means of DTC's Automated Tender Offer Program ("ATOP") and received by the Exchange Agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that the DTC has received an express acknowledgment that the holder has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such holder.

  The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. Do not send letters of transmittal or notes to Mrs. Fields.

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

    (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    (2) for the account of an eligible institution.

  An eligible institution is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

  If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by an eligible institution. If notes are registered in the name of a person other than a signer of the letter of transmittal, the notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

  We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

    (1) reject any and all tenders of any particular note not properly tendered,

    (2) refuse acceptance of any particular note if, in our judgment or the judgment of our counsel, acceptance of the note may be deemed unlawful, and

    (3) waive any defects or irregularities or conditions of the Exchange Offer as to any particular note either before or after the Expiration Date. This includes the right to waive the ineligibility of any holder who seeks to tender notes in the Exchange Offer.

  Our interpretation of the terms and conditions of the Exchange Offer as to any particular notes either before or after the Expiration Date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects or irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

  If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

  By tendering, each holder will represent to us that, among other things, the person receiving the notes in the Exchange Offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the notes issued in the Exchange Offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Mrs. Fields', is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired pursuant to the Exchange Offer, such holder or any such other person:

    (1) may not rely on the applicable interpretations of the staff of the Commission, and

    (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities and thereafter receives notes issued for its own account in the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such notes issued in the Exchange Offer. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of Notes Issued in the Exchange Offer

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all outstanding notes properly tendered and will issue notes registered under the Securities Act promptly after acceptance of the outstanding notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice given promptly thereafter.

  For each outstanding note accepted for exchange, the holder of such outstanding note will receive a note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of notes issued in the Exchange Offer on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Under the registration rights agreement, we are required to make certain additional payments to holders of outstanding notes under certain circumstances relating to the timing of the Exchange Offer. However, holders of outstanding 10 1/8% Series A Senior Notes due 2004 are not entitled to such additional payments under the registration rights agreement.

  In all cases, we will issue notes in the Exchange Offer for outstanding notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

    (1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the Exchange Agent's account at DTC,

    (2) a properly completed and duly executed letter of transmittal or an agent's message, and

    (3) all other required documents.

  If tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without expense to the tendering holder. In the case of notes tendered by book-entry transfer into the Exchange Agent's account at DTC, such non-exchanged notes will be credited to an account maintained with DTC. We will return the notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

  The Exchange Agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC systems must make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes in the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures. Such participant should transmit its acceptance to DTC on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

    (1) be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, or

    (2) the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

  If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    (1) the holder tenders the notes through an eligible institution,

    (2) prior to the Expiration Date, the Exchange Agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we have provided (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the notes being tendered and the amount of notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal (or facsimile of the letter of transmittal or agent's message) with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent, and

    (3) the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal (or facsimile of the letter of transmittal or agent's message) with any required signature guarantees and all other documents required by the letter of transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

  Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

    (1) specify the name of the person that tendered the notes to be withdrawn,

    (2) identify the notes to be withdrawn, (including the principal amount of such notes) and

    (3) if you have transmitted certificates for outstanding notes, specify the name in which such notes are registered, if different from that of the withdrawing holder.

  If certificates for outstanding notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of notes tendered by book-entry transfer into the Exchange Agent's account at DTC, the notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn notes may be retendered by following one of the procedures described under "--Procedures for Tendering Notes" above at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.

Certain Conditions to the Exchange Offer

  We are not required to accept for exchange, or to issue notes in exchange for, any outstanding notes. We may terminate or amend the Exchange Offer, if at any time before the acceptance of such outstanding notes:

    (1) any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer;

    (2) if any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

    (3) there shall occur a change in the current interpretation by the staff of the Commission which permits the notes issued pursuant to the Exchange Offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by such holders (other than broker-dealers and any such holder which is an "affiliate" of Mrs. Fields within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the Exchange Offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such notes issued in the Exchange Offer.

  The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the Exchange Offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. You should direct all executed letters of transmittal to the Exchange Agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:

                  Main Delivery to: The Bank of New York,

                             As Exchange Agent

By Mail, By Hand and Overnight Courier:                  By Facsimile:
                                               (For Eligible Institutions Only)
      The Bank of New York                             (212) 815-6339
   101 Barclay Street 7 East
    New York, New York 10286                        Confirm by telephone:
     Attention: Odell Romeo                           (212) 815-6337

  Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

  We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

  We will pay the estimated cash expenses to be incurred in connection with the Exchange Offer. The expenses are estimated in the aggregate to be approximately $250,000.

Transfer Taxes

  Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes in connection therewith. If, however, notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the Exchange Offer, then the holder must pay the amount of any such transfer taxes, whether they are imposed on the registered holder or any other persons. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange Notes

  Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Mrs. Fields is under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions of the indenture regarding transfer and exchange of the outstanding notes and the existing restrictions upon transfer of the notes set forth in the legend on the outstanding notes and in the offering circulars, relating to the outstanding notes. Except in certain limited circumstances with respect to certain types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. See "Description of Notes-- Exchange Offer; Registration Rights." In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently expect to take any action to register the outstanding notes under the Securities Act or blue sky laws.

  If outstanding notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered outstanding notes could be adversely affected.

  Upon completion of the Exchange Offer, holders of the outstanding notes will not be entitled to any increase in the interest rate on the notes or any further registration rights under the registration rights agreement, except under limited circumstances. Holders of Series A 10 1/8 Senior Notes due 2004 are not entitled to any registration rights regardless of whether the Exchange Offer is completed. See "Description of Notes--Exchange Offer; Registration Rights."

  Holders of the notes issued in the Exchange Offer and any outstanding notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Notes

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that notes issued in the Exchange Offer in exchange for outstanding notes may be offered for resale, resold or otherwise transferred by the holders of such notes, other than by any holder which is an "affiliate" of Mrs. Fields within the meaning of Rule 405 under the Securities Act. Such notes may be offered for resale, resold, or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

    (1) such notes issued in the Exchange Offer are acquired in the ordinary course of such holder's business, and

    (2) such holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such notes issued in the Exchange Offer.

  However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

    (1) it is not an affiliate of Mrs. Fields,

    (2) it is not engaged in, and does not intend to engage in, a distribution of such notes issued in the Exchange Offer and has no arrangement or understanding to participate in a distribution of notes issued in the Exchange Offer, and

    (3) it is acquiring the notes issued in the Exchange Offer in its ordinary course of business.

  Each broker-dealer that receives notes issued in the Exchange Offer for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such notes issued in the Exchange Offer. See "Plan of Distribution."

  In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the notes issued in the Exchange Offer prior to offering or selling such notes. We have agreed, pursuant to the registration rights agreement, subject to certain limitations in such agreement, prior to any public offering of transfer restricted securities, to register or qualify the transfer restricted securities for offer or sale under the securities laws of such jurisdictions as any holder requests. "Transfer restricted securities" means each note until:

    (1) the date on which such note has been exchanged by a person other than a broker-dealer for a note in the Exchange Offer,

    (2) following the exchange by a broker-dealer in the Exchange Offer of a note for a note issued in the Exchange Offer, the date on which the note issued in the Exchange Offer is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Registration Statement,

    (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the registration rights agreement, or

    (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

  Unless a holder so requests, we do not intend to register or qualify the sale of the notes issued in the Exchange Offer in any such jurisdiction.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table presents historical financial data for Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields") and its predecessors; namely, Mrs. Fields Inc. and subsidiaries ("Mrs. Fields Inc."), The Original Cookie Company, Incorporated ("Original Cookie") and the pretzel business of Hot Sam Company, Inc. ("Hot Sam") as of the dates and for the periods indicated. The results of operations for the periods December 31, 1995 through September 17, 1996 and September 18, 1996 through December 28, 1996 and the 39 weeks ended September 27, 1997 and October 3, 1998 are not indicative of the results for the full fiscal year. The selected historical financial data has been derived from the audited financial statements of Mrs. Fields and its predecessors. Due to the acquisitions of the net assets of Mrs. Fields Inc., Original Cookie and Hot Sam on September 17, 1996, the financial data is not comparable for all periods. However, in order for the presentations to be meaningful for the periods presented, certain statement of operations information for the predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto, contained elsewhere in this prospectus.

                                                          Predecessors
                         -------------------------------------------------------------------------------------------
                                                                  The Original Cookie Company, Incorporated
                                                                      and the Carved-out Portion of Hot
                         Mrs. Fields Inc. and Subsidiaries(1)          Sam Company, Inc. (Combined)(1)
                         ---------------------------------------- --------------------------------------------------
                                                        December                                          December
                             52 Weeks Ended(2)          31, 1995        52 Weeks Ended(2)                 31, 1995
                         ----------------------------   through   ------------------------------------     through
                         December  December  December  September  December     December     December      September
                         31, 1993  31, 1994  30, 1995  17,1996(2) 31, 1993     31, 1994     30, 1995     17,1996(2)
                         --------  --------  --------  ---------- ----------   ----------   ----------   -----------
Statement of Operations
 Data:
Net store sales......... $ 98,601  $ 87,863  $59,956    $ 29,674  $   87,956   $   89,648   $   85,581    $   54,366
Net store
 contribution(3)........   17,005     8,083    6,591       3,797      16,081       13,912       13,063         5,854
Franchising, licensing
 and other revenue,
 net....................    3,993     7,241    5,993       3,786         --           --           --            --
General and
 administrative
 expenses...............   21,521    16,379   15,612       8,984       8,536       12,546        9,216         7,538
Income (loss) from
 operations.............   (1,251)   (1,691)  (3,526)     (1,742)      4,004         (750)       2,435        (2,772)
Net loss................   (2,243)   (5,320)  (2,368)     (2,304)       (333)      (5,355)      (2,096)       (5,645)
Other Data:
Cash flows from
 operating activities...    5,839     1,728   (4,478)       (447)     (1,041)       3,699        4,451          (378)
Cash flows from
 investing activities...   (2,962)   (2,030)   2,526        (385)     (9,019)      (3,779)        (568)       (1,200)
Cash flows from
 financing activities...   (2,496)     (732)    (185)        (58)      7,052        3,134       (4,599)       (1,380)
Interest expense........    1,088     2,155       51          80       4,172        4,381        4,356         2,895
Total depreciation and
 amortization...........    4,728     4,415    3,525       1,911       6,668        7,423        6,902         4,937
Capital expenditures....    3,856     4,895    4,146       1,054       8,791        3,779          568         1,200
EBITDA(4)...............    3,477     2,724       (1)        169      10,672        6,673        9,337         2,165
Store contribution for
 stores in the process
 of being closed or
 franchised(3).......... $  6,424  $    319  $  (802)   $   (695) $      933   $     (542)  $   (1,542)   $   (1,751)
Ratio of earnings to
 fixed charges(5).......      --        --       --          --          --           --           --            --
Balance Sheet Data:
Working capital
 (deficit).............. $ (2,673) $ (1,067) $(3,114)   $(21,704) $   (2,023)  $      (46)  $      128    $   (3,640)
Total assets............   36,838    30,128   23,033      19,144      75,777       74,490       66,282        59,024
Debt and capital lease
 obligations, including
 current portion........   87,549    22,850   21,226      21,224      33,822       36,956       32,357        30,977
Total stockholders'
 equity (deficit).......  (66,645)  (25,419) (28,017)    (30,318)     30,038       24,684       22,588        16,943

                                               Mrs. Fields(1)
                              -------------------------------------------------
                              September 18,  53 Weeks    39 Weeks     39 Weeks
                              1996 through    Ended        Ended       Ended
                              December 28,  January 3, September 27, October 3,
                                 1996(2)     1998(2)      1997(2)     1998(2)
                              ------------- ---------- ------------- ----------
                                           (Dollars in thousands)
Statement of Operations
 Data:
Net store and batter sales..    $ 39,890     $123,987    $ 83,759     $ 89,938
Net store contribution(3)...       9,482       25,087      13,214       11,804
Franchising, licensing and
 other revenue, net.........       1,492        6,520       3,767        6,021
General and administrative
 expenses...................       4,035       16,730      10,803       12,621
Income (loss) from
 operations.................       5,649        8,415       2,378         (314)
Net income (loss)...........       1,961         (974)     (3,224)      (9,690)
Other Data:
Cash flows from operating
 activities.................       7,609          919         791          676
Cash flows from investing
 activities.................     (21,131)     (15,505)     (3,216)     (34,315)
Cash flows from financing
 activities.................      20,231       24,164         (98)      22,498
Interest expense............       1,867        7,830       5,070        8,981
Total depreciation and
 amortization...............       2,344       10,403       6,596        9,707
Capital expenditures........       1,638        4,678       3,216        5,616
EBITDA(4)...................       7,993       18,818       8,974        9,393
Store contribution for
 stores in the process of
 being closed or
 franchised(3)..............    $    513     $ (1,798)   $ (1,999)    $ (2,125)
Ratio of earnings to fixed
 charges(5).................        2.85x         --          --           --
Balance Sheet Data:
Working capital (deficit)...    $ (2,889)    $ 13,133    $(16,966)    $ (2,276)
Total assets................     110,055      149,684     125,470      222,657
Mandatorily redeemable
 cumulative preferred stock
 of subsidiaries............       3,597          902       4,589        1,171
Debt and capital lease
 obligations, including
 current portion............      67,563      101,081      78,084      140,156
Total stockholder's equity..      16,961       30,765      27,664       50,131

--------

(1) On September 17, 1996, Mrs. Fields completed the acquisitions of substantially all of the assets and assumed certain liabilities of the predecessors. As a result of purchase accounting adjustments related to the acquisitions, the Mrs. Fields' financial statements are not directly comparable to the predecessors' financial statements.

(2) Mrs. Fields and its predecessors operate using a 52/53-week year ending near December 31.
(3) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.
(4) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators upon which Mrs. Fields assesses its financial performance and its capacity to service its debt (see footnote 5 below). EBITDA may not be comparable to similarly titled measures reported by other companies.

                                                          Predecessors
                         ---------------------------------------------------------------------------------------
                                                                  The Original Cookie Company, Incorporated
                                                                      and the Carved-out Portion of Hot
                         Mrs. Fields Inc. and Subsidiaries(1)          Sam Company, Inc. (Combined)(1)
                         ---------------------------------------- ----------------------------------------------
                                                        December                                      December
                             52 Weeks Ended(2)          31, 1995        52 Weeks Ended(2)             31, 1995
                         ----------------------------   through   ---------------------------------    through
                         December  December  December  September  December    December    December    September
                         31, 1993  31, 1994  30, 1995  17,1996(2) 31, 1993    31, 1994    30, 1995   17,1996(2)
                         --------  --------  --------  ---------- ----------  ---------   ---------  -----------
Income (loss) from
 operations............. $(1,251)  $(1,691)  $(3,526)   $(1,742)  $    4,004   $    (750)  $   2,435  $   (2,772)
ADD:
 Depreciation and
  amortization..........   4,728     4,415     3,525      1,911        6,668       7,423       6,902       4,937
                         -------   -------   -------    -------   ----------   ---------   ---------  ----------
 EBITDA................. $ 3,477   $ 2,724   $    (1)   $   169   $   10,672   $   6,673   $   9,337  $    2,165
                         =======   =======   =======    =======   ==========   =========   =========  ==========

                                                (see notes continued on page 41)

                                               Mrs. Fields(1)
                              -------------------------------------------------
                              September 18,  53 Weeks    39 Weeks     39 Weeks
                              1996 through    Ended        Ended       Ended
                              December 28,  January 3, September 27, October 3,
                                 1996(2)     1998(2)      1997(2)     1998(2)
                              ------------- ---------- ------------- ----------
                                           (Dollars in thousands)
Income (loss) from
 operations..................    $5,649      $ 8,415      $2,378       $ (314)
ADD:
 Depreciation and
  amortization...............     2,344       10,403       6,596        9,707
                                 ------      -------      ------       ------
EBITDA.......................    $7,993      $18,818      $8,974       $9,393
                                 ======      =======      ======       ======

(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Mrs. Fields Inc. and subsidiaries' earnings were insufficient to cover fixed charges by $2,028,000, $5,129,000, $2,127,000 and $2,099,000, respectively. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Original Cookie and Hot Sam (combined) earnings were insufficient to cover fixed charges by $120,000, $5,131,000, $1,833,000 and $5,645,000, respectively. For the 53 weeks ended January 3, 1998, the 39 weeks ended September 27, 1997 and the 39 weeks ended October 3, 1998, Mrs. Fields' earnings were insufficient to cover fixed charges by $319,000, $3,045,000 and $9,397,000, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

  In 1996, an investor group led by Capricorn Investors II, L.P. formed Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. as subsidiaries of Mrs. Fields' Holding Company, Inc.

  On September 17, 1996, Mrs. Fields initiated operations when it purchased substantially all of the assets and assumed certain liabilities of Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the pretzel business of Hot Sam Company, Inc.

  Mrs. Fields set out to increase sales and profitability of its cookie and pretzel operations by implementing key elements of its business plan coupled with strategic acquisitions. A key element of the business plan is closing or franchising certain company-owned stores that do not meet specific financial and geographical criteria established by management. Implementation of this element of the business plan is expected to result in enhanced operating margins as these stores are franchised or closed. In some of our tables we refer to stores not planned for franchise or closure as "core" stores, meaning continuing company-owned stores. Continuing company-owned stores will continue to be operated by Mrs. Fields into the foreseeable future. As a result of converting certain stores to franchises, royalty revenues are expected to increase and net store sales and overhead expenses associated with operating those stores are expected to be reduced.

As Mrs. Fields exits stores it has identified for closure, results from operations are expected to improve on both a short-term and long-term basis. With respect to these specific stores both ongoing operating losses and negative cash flows are expected to cease.

Cash payments to landlords for early lease termination costs negatively impact our immediate liquidity position. However, our overall financial position is expected to be strengthened over time as cash flows from operating activities increase. As cash is used to fund the store closure plans, corresponding store closure reserves are reduced which has a neutral impact on working capital and financial position. Should Mrs. Fields' cost estimates for exiting the remaining stores not prove sufficient, it would have a negative impact on both liquidity and results of operations.

Mrs. Fields believes that it has sufficient liquidity to complete its store closure plans. A complete analysis of Mrs. Fields' store closure plans are included in Note 5 to the Financial Statements.

  Mrs. Fields is pursuing growth in both its cookie and pretzel businesses through strategic acquisitions. Management expects that significant operating synergies, expense leveraging and geographic market share can be achieved through targeted acquisitions. On July 25, 1997, a subsidiary of Mrs. Fields' Holding, Mrs. Fields' Pretzel Concepts, Inc., acquired substantially all of the assets and assumed certain liabilities of H&M Concepts Ltd. Co., the largest franchisee of Pretzel Time, Inc. On September 2, 1997, Mrs. Fields' Holding acquired 56% of the common stock of Pretzel Time, the franchisor of the Pretzel Time concept.

  On November 26, 1997, Mrs. Fields received as a contribution from Mrs. Fields' Holding, the business of Mrs. Fields' Pretzel Concepts and 56% of the shares of common stock of Pretzel Time. On that same date Mrs. Fields received as a contribution from Mrs. Fields' Holding, all of the common stock of The Mrs. Fields' Brand, Inc. On January 2, 1998 and June 12, 1998, Mrs. Fields acquired an additional 4% and 10%, respectively, of Pretzel Time common stock, bringing its total ownership to 70%.

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, the parent company of Great American Cookie Company, Inc. for a total purchase price of $18.4 million. Concurrently, Cookies USA was merged with and into Mrs. Fields, at which time Great American became a wholly owned subsidiary of Mrs. Fields. At the same time Mrs. Fields also purchased the stock of two Great American franchisees, Deblan Corporation and Chocolate Chip Cookies of Texas, Inc., together owning and operating 29 Great American franchised stores, for total consideration of $14.4 million. Deblan and Chocolate Chip were merged with and into Great American at that time. On

September 9, 1998, Mrs. Fields acquired eight Great American franchise stores from a Great American franchisee, for a purchase price of $1.9 million.

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American franchise stores from a Great American franchisee for a total purchase price of $2.8 million.

  On November 19, 1998, Mrs. Fields, under a stock purchase agreement among Pretzelmaker Holdings, Inc., holders of all outstanding capital stock of Pretzelmaker, and Mrs. Fields, acquired all of the outstanding capital stock of Pretzelmaker for $5,739,000, including $5,419,000 related to outstanding capital stock and $320,000 related to severance payments in lieu of outstanding stock options, and assumed liabilities totaling $1,299,000.

  There have not been any changes, modifications or amendments made to the outstanding notes.

Year 2000

  Management has assessed the Year 2000 issue and has determined that all internal information technology systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the exception of:

    (1) systems used for collecting and communicating sales data from retail locations, and

    (2) internally developed plant production and distribution software.

  This assessment was based primarily on independent, third party verification from Mrs. Fields' vendors and suppliers.

  Mrs. Fields is currently replacing its sales collection systems with software and hardware that is Year 2000 compliant. Programming and development of the software is complete and has been installed in approximately 10% of our stores. We project installation will be complete by August 1999. The estimated cost of this project is $1.9 million and includes software development and new store computers and registers. The costs to complete this project are included in Mrs. Fields' 1998 and 1999 budgets. Funding for this project is being provided by internal cash flow and by a lease finance company.

  Replacement of the plant production and distribution software will take place in the first quarter of 1999 at an estimated cost of $50,000. To date, there has not been any work done on the software, however due to the limited changes that are required, we are confident that this time table will be met. No information technology projects have been deferred as a result of Mrs. Fields' Year 2000 efforts.

  Mrs. Fields is neither dependent on the proper operation of the sales collection systems nor the plant production and distribution software to run the day-to-day operations of the business. Therefore, failure or malfunction of these systems due to untimely or incomplete remediation would not have a material adverse effect on our results of operations.

  Management is in the process of assessing Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to Mrs. Fields. Failure of Mrs. Fields' key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting Mrs. Fields' operations. Furthermore, Mrs. Fields relies on various service providers, such as utility and telecommunication service companies, which are beyond Mrs. Fields' control. This assessment is approximately 20% complete with final completion anticipated by the end of the second quarter of 1999. Based upon the results of the assessment to date, management is not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-information technology systems.

  Mrs. Fields does not have a contingency plan in place to address untimely or incomplete remediation of Year 2000 issues, but intends to develop such a plan during the first half of 1999. These contingency plans are expected to address issues related to significant vendors and financial institutions.

Results of Operations of Mrs. Fields and its Predecessors

  The following table sets forth, for the periods indicated, certain information relating to the operations of Mrs. Fields and its predecessors expressed in thousands of dollars and percentage changes from period to period. Annual data in the table reflects the combined results of the predecessors for fiscal year 1995, the combined results of the predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields (for the period September 18, 1996 through December 28, 1996), the consolidated results of Mrs. Fields for the 53 weeks ended January 3, 1998 ("fiscal year 1997"), the 39 weeks ended September 27, 1997 and October 3, 1998. In order for the presentations to be comparable, certain historical financial statement information for the predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation.

                                 For the 52          % of     For the 53  % of
                                 Weeks Ended        Change      Weeks    Change
                          -------------------------  from       Ended     from
                          December 30, December 28, 1995 to   January 3, 1996 to
                              1995         1996      1996        1998     1997
                          ------------ ------------ -------   ---------- -------
                                         (dollars in thousands)
Statement of Operations
 Data:
Revenues:
 Net store and batter
  sales.................    $145,537     $123,930    (14.8)%   $123,987     -- %
 Franchising revenues...       1,870        2,414     29.1        3,574    48.1
 Licensing revenues.....       2,031        1,656    (18.5)       2,028    22.5
 Other revenue, net.....       2,092        1,208    (42.3)         918   (24.0)
                            --------     --------              --------
 Total revenues.........     151,530      129,208    (14.7)     130,507     1.0
                            --------     --------              --------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......      83,997       69,209    (17.6)      66,832    (3.4)
 Food cost of sales.....      33,369       29,115    (12.7)      28,127    (3.4)
 General and
  administrative
  expenses..............      24,828       20,557    (17.2)      16,730   (18.6)
 Depreciation and
  amortization..........      10,427        9,192    (11.8)      10,403    13.2
                            --------     --------              --------
 Total operating costs
  and expenses..........     152,621      128,073    (16.1)     122,092    (4.7)
Interest expense........      (4,407)      (4,842)     9.9       (7,830)   61.7
Interest income.........          88          141     60.2          246    74.4
Other income (expense)..         946       (2,422)  (356.0)      (1,805)  (25.5)
                            --------     --------              --------
Net loss................    $ (4,464)    $ (5,988)    34.1 %   $   (974)  (83.7)%
                            ========     ========              ========
Supplemental
 Information:
Core Stores:
 Net store and batter
  sales.................    $ 93,775     $ 93,235     (0.6)%   $104,316    11.9 %
                            --------     --------              --------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......      44,495       44,963      1.1       50,858    13.1
 Food cost of sales.....      21,703       22,274      2.6       22,677     1.8
 Depreciation and
  amortization..........       5,579        4,932    (11.6)       3,896   (21.0)
                            --------     --------              --------
 Total operating costs
  and expenses..........      71,777       72,169      0.5       77,431     7.3
                            --------     --------              --------
Core store
 contribution...........    $ 21,998     $ 21,066     (4.2)%   $ 26,885    27.6 %
                            ========     ========              ========
Stores in the Process of
 Being Closed or
 Franchised:
Net store sales.........    $ 51,762     $ 30,695    (40.7)%   $ 19,671   (35.9)%
                            --------     --------              --------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......      39,502       24,246    (38.6)      15,974   (34.1)
 Food cost of sales.....      11,666        6,841    (41.4)       5,450   (20.3)
 Depreciation and
  amortization..........       2,938        1,541    (47.5)          45   (97.1)
                            --------     --------              --------
 Total operating costs
  and expenses..........      54,106       32,628    (39.7)      21,469   (34.2)
                            --------     --------              --------
Stores in the process of
 being closed or
 franchised
 contribution...........    $ (2,344)    $ (1,933)   (17.5)    $ (1,798)   (7.0)
                            ========     ========              ========
EBITDA(1) ..............    $  9,336     $ 10,327     10.6 %   $ 18,818    82.2 %
                            ========     ========              ========

                                                      For the 39         % of
                                                     Weeks Ended        Change
                                               ------------------------  from
                                               September 27, October 3, 1997 to
                                                   1997         1998     1998
                                               ------------- ---------- -------
Statement of Operations Data:
Revenues:
 Net store and batter sales..................     $83,759     $89,938      7.4 %
 Franchising revenues........................       2,201       3,884     76.5
 Licensing revenues..........................       1,215       1,081    (11.0)
 Other revenue, net..........................         351       1,056    200.9
                                                  -------     -------
 Total revenues..............................      87,526      95,959      9.6
                                                  -------     -------
Operating costs and expenses:
 Selling and store occupancy costs...........      48,200      52,357      8.6
 Food cost of sales..........................      19,549      21,588     10.4
 General and administrative expenses.........      10,803      12,621     16.8
 Depreciation and amortization...............       6,596       9,707     47.2
                                                  -------     -------
 Total operating costs and expenses..........      85,148      96,273     13.1
Interest expense.............................      (5,070)     (8,981)    77.1
Interest income..............................         153         530    246.4
Other income (expense).......................        (685)       (925)    35.0
                                                  -------     -------
Net loss.....................................     $(3,224)    $(9,690)   200.6 %
                                                  =======     =======
Supplemental Information:
Core stores:
Net store and batter sales...................     $69,713     $79,094     13.5 %
Operating costs and expenses:
 Selling and store occupancy costs...........      36,222      42,826     18.2
 Food cost of sales..........................      15,536      18,500     19.1
 Depreciation and amortization...............       2,742       3,839     40.0
                                                  -------     -------
 Total operating costs and expenses..........      54,500      65,165     19.6
                                                  -------     -------
Core store contribution......................     $15,213     $13,929     (8.4)%
                                                  =======     =======
Stores in the Process of Being Closed or
 Franchised:
Net store sales..............................     $14,046     $10,844    (22.8)%
                                                  -------     -------
Operating costs and expenses:
 Selling and store occupancy costs...........      11,978       9,531    (20.4)
 Food cost of sales..........................       4,013       3,088    (23.1)
 Depreciation and amortization...............          54         350    548.1
                                                  -------     -------
 Total operating costs and expenses..........      16,045      12,969    (19.2)
                                                  -------     -------
Stores in the process of being closed or
 franchised contribution.....................     $(1,999)    $(2,125)     6.3 %
                                                  =======     =======
EBITDA(1)....................................     $ 8,974     $ 9,393      4.7 %
                                                  =======     =======

(1) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interests, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators by which Mrs. Fields assesses its financial performance and its capacity to service its debt.

39 Weeks Ended October 3, 1998 Compared to the 39 Weeks Ended September 27,
1997

 Company-owned and Franchised or Licensed Store Activity

  As of October 3, 1998, there were 568 company-owned stores and 765 franchised or licensed stores in operation. The store activity for the 39 weeks ended September 27, 1997 and October 3, 1998 is summarized as follows:

                                              1997                 1998
                                      -------------------- --------------------
                                      Company- Franchised  Company- Franchised
                                       owned   or Licensed  owned   or Licensed
                                      -------- ----------- -------- -----------
Stores open as of the beginning of
 the fiscal year.....................   482        418       481        553
Stores opened (including relocations
 and acquisitions)...................    84        205       116        278
Stores closed (including
 relocations)........................    (4)       (86)       (9)       (65)
Non-continuing company-owned (exit
 plan) stores closed
 (September 18, 1996 forward)........   (63)       --        (21)       --
Stores sold to franchisees...........    (3)         3        (4)         4
Non-continuing company-owned (exit
 plan) stores franchised
 (September 18, 1996 forward)........    (4)         4       (13)        13
Stores acquired from franchisees.....     4         (4)       18        (18)
                                        ---        ---       ---        ---
Stores open as of the end of the
 period..............................   496        540       568        765
                                        ===        ===       ===        ===

 Revenues

  Net Stores Sales. Total net store sales increased $6,179,000, or 7.4%, from $83,759,000 to $89,938,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

  Net store sales from continuing company-owned stores and batter sales increased $9,381,000, or 13.5%, from $69,713,000 to $79,094,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in net store sales from continuing company-owned stores was primarily attributable to:

    (1) the operation of 69 Pretzel Time continuing company-owned stores acquired in connection with the acquisition of H&M and Pretzel Time in July 1997,

    (2) the operation of 52 Great American stores acquired in connection with the acquisitions of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August and September 1998 and

    (3) batter sales to Great American franchisees.

  This increase in net store sales from continuing company-owned stores was offset in part by the negative effect of a calendar shift. Mrs. Fields' year end was December 28 in 1996 and January 3, 1998 in 1997. As a result, the New Year's holiday week fell in the first quarter of 1997 and again in the fourth quarter of 1997. The first quarter of 1998 did not benefit from the New Year's holiday sales. Had this holiday been in the first quarter of 1998, net store sales from continuing company-owned stores would have been approximately $800,000 greater or $79,894,000.

  Based on stores that have been open for at least two years (adjusted for the calendar shift), system-wide continuing company-owned store sales were down 1.0% during the 39 weeks ended October 3, 1998 compared to the same period in 1997.

  Net store sales from stores in the process of being closed or franchised decreased $3,202,000, or 22.8%, from $14,046,000 to $10,844,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease results from closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

  Franchising Revenues. Franchising revenues increased $1,683,000, or 76.5%, from $2,201,000 to $3,884,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in franchising revenues was primarily attributable to royalties earned from 141 Pretzel Time franchised stores obtained in connection with the acquisition of H&M and Pretzel Time in 1997 and the 211 Great American franchised stores obtained in connection with the acquisitions of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August and September 1998.

  Licensing Revenues. Licensing revenues decreased $134,000, or 11.0%, from $1,215,000 to $1,081,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The decrease in licensing revenues was primarily attributable to a dry mix license fee earned during the 39 weeks ended September 27, 1997 that did not recur in the 39 weeks ended October 3, 1998.

  Other Revenue, net. Other revenue, net, increased $705,000, or 200.9%, from $351,000 to $1,056,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in other revenue, net, was primarily attributable to area development fees earned from certain franchised stores obtained in 1997, an increase in contribution from Mrs. Fields' mail order division and miscellaneous other income.

  Total Revenues. Total revenues increased by $8,433,000, or 9.6%, from $87,526,000 to $95,959,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 due to the reasons discussed above.

 Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs increased $4,157,000, or 8.6%, from $48,200,000 to $52,357,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

  Selling and store occupancy costs for continuing company-owned stores increased by $6,604,000, or 18.2%, from $36,222,000 to $42,826,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. Within this overall increase, selling expenses for continuing company-owned stores increased by $4,158,000, or 20.0%, from $20,804,000 to $24,962,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in selling expenses was primarily attributable to the 69 Pretzel Time continuing company-owned stores acquired in connection with the acquisitions of H&M and Pretzel Time in 1997, the 52 Great American continuing company-owned stores acquired in connection with the acquisitions of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August and September 1998, and the effect of the minimum wage increasing to $5.15 from $4.75 on September 1, 1997. Store occupancy costs for continuing company-owned stores increased $2,446,000, or 15.9%, from $15,418,000 to $17,864,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in store occupancy costs was primarily attributable to the increase in the number of stores discussed above, Mrs. Fields' reacquiring 18 continuing company-owned stores from franchisees during the 39 weeks ended October 3, 1998 and lease renewal increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $2,447,000, or 20.4%, from $11,978,000 to $9,531,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease was primarily the result of closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

  Food Cost of Sales. Total food cost of sales increased $2,039,000, or 10.4%, from $19,549,000 to $21,588,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

  Food cost of sales for continuing company-owned stores increased $2,964,000, or 19.1%, from $15,536,000 to $18,500,000 for the 39 weeks ended October 3,
1998. This increase was primarily the result of the addition of 69 Pretzel Time continuing company-owned stores in July 1997 and 52 Great American continuing company-owned stores acquired in connection with the acquisitions of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August 1998. Food cost of sales also increased due to the addition of the Great American batter facility in August 1998 which produces batter for the Great American stores and the increasing cost of butter. Butter is one of the main ingredients in a variety of our products and is a condiment for other products. The price of butter has increased from $0.78/lb. at the beginning of 1997 to a peak of $2.92/lb. in September 1998.

  The market for butter has been in a highly volatile state. During the last week of September 1998, the price of butter increased to $2.92/lb. from $2.05/lb. Management believes that the increased butter costs will continue to negatively impact food cost of sales for the remainder of 1998. Additionally, distribution costs increased during the 13 weeks ended October 3, 1998 as Mrs. Fields' changed distributors to improve product availability and the reliability of service to the stores.

  Food cost of sales for stores in the process of being closed or franchised decreased $925,000, or 23.1%, from $4,013,000 to $3,088,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease was primarily the result of closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

  General and Administrative Expenses. General and administrative expenses related to overhead at the operating company level increased $1,818,000, or 16.8%, from $10,803,000 to $12,621,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in expenses related to overhead at the operating company level was primarily attributable to the acquisitions of H&M and Pretzel Time in 1997 and the acquisitions of Great American, Deblan and Chocolate Chip in 1998.

  Depreciation and Amortization Expense. Total depreciation and amortization expense increased by $3,111,000, or 47.2%, from $6,596,000 to $9,707,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to increased goodwill from the acquisitions of H&M and Pretzel Time in 1997 and the acquisitions of Great American, Deblan and Chocolate Chip in 1998.

  Depreciation and amortization expense for continuing company-owned stores increased $1,097,000, or 40.0%, from $2,742,000 to $3,839,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase in depreciation and amortization expense was primarily attributable to the addition of 69 Pretzel Time continuing company-owned stores in July 1997 and 52 Great American continuing company-owned stores in August and September 1998.

  Total Operating Costs and Expenses. Total operating costs and expenses increased by $11,125,000, or 13.1%, from $85,148,000 to $96,273,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997, for the reasons discussed above.

  Interest Expense. Interest expense increased $3,911,000, or 77.1%, from $5,070,000 to $8,981,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to interest expense on the $100,000,000 high yield notes that were placed in November 1997 and the $40,000,000 high yield notes placed in August 1998.

  Interest Income. Interest income increased $377,000, or 246.4%, from $153,000 to $530,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily the result of interest earned on excess cash provided by the $100,000,000 high yield notes that were placed in November 1997 and the $40,000,000 high yield notes placed in August 1998.

  Other Expenses. Other expenses increased $240,000, or 35.0%, from $685,000 to $925,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to minority interest from the acquisitions of H&M and Pretzel Time in 1997 and acquisition expenses incurred during the 39 weeks ended October 3, 1998.

  Net Loss. The net loss increased by $6,466,000, or 200.6%, from $3,224,000 to $9,690,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 due to the combination of factors described above.

  Income from Continuing Company-Owned Stores. Income from continuing company-owned stores decreased by $1,284,000, or 8.4%, from $15,213,000 to $13,929,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. Income from continuing company-owned stores was negatively impacted by a 1.0% decline in sales from stores that have been open at least two years and by the increases in selling and store occupancy costs, food cost of sales and depreciation and amortization described above. Income from continuing company-owned stores was also negatively impacted by a calendar shift whereby Mrs. Fields' year end was December 28 for 1996 and January 3, 1998 for 1997. As a result, the New Year's holiday week fell in the first quarter of 1997 and again in the fourth quarter 1997. The first quarter of 1998 did not benefit from the New Year's holiday sales. Had this holiday been in the first quarter of 1998, income from continuing company-owned stores would have been approximately $600,000 greater or $14,529,000.

  Negative Income from Stores in the Process of Being Closed or Franchised. The negative income from stores in the process of being closed or franchised increased by $126,000, or 6.3%, from $1,999,000 to $2,125,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in negative income was primarily attributable to the addition of 52 stores from the acquisitions of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August and September 1998, offset in part by closing 21 stores and franchising 13 stores during the 13 weeks ended October 3, 1998. In addition, 79 stores were closed or franchised subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

  EBITDA. Earnings before interest, taxes, depreciation and amortization, preferred stock accretion and dividends of subsidiaries, minority interest and other income (expense) ("EBITDA") is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $419,000, or 4.7%, from $8,974,000 to $9,393,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 for the reasons discussed above. Had the New Year's holiday week been in the first quarter of 1998, EBITDA would have been approximately $600,000 greater, or $9,993,000.

  Mrs. Fields generated $676,000 of cash from operating activities during the 39 weeks ended October 3, 1998, primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues and less interest paid on the $100,000,000 high yield notes. Mrs. Fields utilized $34,315,000 of cash from investing activities during the 39 weeks ended October 3, 1998, primarily for the acquisitions of Great American, Deblan and Chocolate Chip, capital expenditures relating to store remodels and for renovations. Mrs. Fields generated $22,498,000 of cash from financing activities during the 39 weeks ended October 3, 1998, primarily from the issuance of new high yield notes and an equity infusion from Mrs. Fields' Holding net of principal payments to retire Great American long-term debt and payment of acquisition costs.

53 Weeks Ended January 3, 1998 ("Fiscal Year 1997") Compared to the 52 Weeks Ended December 28, 1996 ("Fiscal Year 1996") (Comprised of the Mrs. Fields Inc., Original Cookie and Hot Sam Pre-Acquisition Period of December 31, 1995 through September 17, 1996 and the Mrs. Fields Post-Acquisition Period of September 18, 1996 through December 28, 1996)

 Company-owned and Franchised or Licensed Store Activity

  As of January 3, 1998, there were 481 company-owned stores and 553 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998 is summarized as follows:

                                              1996                 1997
                                      -------------------- --------------------
                                      Company- Franchised  Company- Franchised
                                       owned   or Licensed  owned   or Licensed
                                      -------- ----------- -------- -----------
Stores open as of the beginning of
 the fiscal year.....................   540        415       482        418
Stores opened (including
 relocations)........................     5        118         3         76
Stores acquired through business
 acquisitions........................   --         --         83        141
Stores closed (including
 relocations)........................   (39)      (122)       (7)       (89)
Non-continuing company-owned (exit
 plan) stores closed
 (September 18, 1996 forward)........   (17)       --        (73)       --
Stores sold to franchisees...........    (9)         9        (3)         3
Non-continuing company-owned (exit
 plan) stores franchised
 (September 18, 1996 forward)........    (3)         3        (9)         9
Stores acquired from franchisees.....     5         (5)        5         (5)
                                        ---       ----       ---        ---
Stores open as of the end of the
 fiscal year.........................   482        418       481        553
                                        ===       ====       ===        ===

  The activity reflected above resulted in 26,572 and 25,520 company-owned equivalent store weeks and 21,658 and 25,732 franchisee/licensee equivalent store weeks during the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998, respectively.

 Revenues

  Net Store Sales. Total net store sales increased $57,000, or less than 1.0%, from $123,930,000 to $123,987,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Net store sales from continuing company-owned stores increased $11,081,000, or 11.9%, from $93,235,000 to $104,316,000 for the 53 weeks ended January 3,
1998 compared to the 52 weeks ended December 28, 1996. The increase in net store sales from continuing company-owned stores was primarily attributable to the operation of Pretzel Time continuing company-owned stores obtained in connection with the acquisitions of H&M and Pretzel Time in July 1997 and an increase in average transaction amounts resulting from the introduction of product line extensions and aggressive marketing initiatives, offset in part by declining transaction counts in certain concepts. Also, three new continuing company-owned stores were opened and five stores were acquired from franchises during the 53 weeks ended January 3, 1998.

  Based on stores that have been open for at least two years (adjusted for the calendar shift), system-wide continuing company-owned store sales were up 0.8% during the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Net store sales from stores in the process of being closed or franchised decreased $11,024,000, or 35.9%, from $30,695,000 to $19,671,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease results from the partial year effect of closing 73 stores and franchising seven (net) stores during fiscal 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  Franchising Revenues. Franchising revenues increased $1,160,000, or 48.1%, from $2,414,000 to $3,574,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in franchising revenues was primarily attributable to royalties earned from Pretzel Time franchised stores obtained in connection with the acquisitions of H&M and Pretzel Time coupled with new franchise openings in fiscal year 1997 and the full year effect of new franchise openings in fiscal year 1996.

  Licensing Revenues. Licensing revenues increased $372,000, or 22.5%, from $1,656,000 to $2,028,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in licensing revenues is primarily attributable to licensing fees earned on new license agreements entered into during the 53 weeks ended January 3, 1998, and increased royalties received from existing licensees.

  Other Revenue, Net. Other revenue, net decreased $290,000, or 24.0%, from $1,208,000 to $918,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in other revenue, net is primarily attributable to a favorable adjustment resulting from Mrs. Fields re-negotiating a contract with one of its vendors during the 52 weeks ended December 28, 1996 that did not recur during the 53 weeks ended January 3, 1998.

  Total Revenues. Total revenues increased by $1,299,000, or 1.0%, from $129,208,000 to $130,507,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

 Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs decreased $2,377,000, or 3.4%, from $69,209,000 to $66,832,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Selling and store occupancy costs for continuing company-owned stores increased by $5,895,000, or 13.1%, from $44,963,000 to $50,858,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. Within this overall increase, selling expenses increased by $4,029,000, or 15.7%, from $25,650,000 to $29,679,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in selling expenses was primarily attributable to an increase in the minimum wage during the third quarter of 1996 from $4.15 to $4.75 an hour and an increase in labor hours to support the increase in sales. Store occupancy costs increased $1,866,000, or 9.7%, from $19,313,000 to $21,179,000 for the 53 weeks ended
January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in store occupancy costs was primarily attributable to the addition of Pretzel Time continuing company-owned stores in July 1997, and the opening of three continuing company-owned stores and acquiring five stores from franchises during the 53 weeks ended January 3, 1998 coupled with lease renewal increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $8,272,000, or 34.1%, from $24,246,000 to $15,974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 73 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  Food Cost of Sales. Total food cost of sales decreased $988,000, or 3.4%, from $29,115,000 to $28,127,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Food cost of sales for continuing company-owned stores increased $403,000, or 1.8%, from $22,274,000 to $22,677,000 for the 53 weeks ended January 3, 1998.
This increase is primarily the result of the addition in July 1997 of Pretzel Time continuing company-owned stores, which stores have a lower food cost of sales than cookie stores, offset by an aggressive product waste control program which was uniformly applied to all product lines early in the year. Additionally, Mrs. Fields re-negotiated certain vendor contracts to capitalize on Mrs. Fields' economies of scale.

  Food cost of sales for stores in the process of being closed or franchised decreased $1,391,000, or 20.3%, from $6,841,000 to $5,450,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 73 stores and franchising seven
(net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  General and Administrative Expenses. General and administrative expenses related to overhead costs at the operating company level decreased $3,827,000, or 18.6%, from $20,557,000 to $16,730,000 for the 53 weeks ended January 3,
1998 compared to the 52 weeks ended December 28, 1996. The decrease in expenses related to overhead costs at the operating company level was primarily attributable to the cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam and Pretzel Time which resulted in:

  (1) reduced headcount with corresponding decreases in administrative salaries and benefits;

  (2) decreased professional service fees, including legal and accounting services; and

  (3) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters in Cleveland, Ohio, the Pretzel Time headquarters in Harrisburg, Pennsylvania and the H&M headquarters in Boise, Idaho.

  Depreciation and Amortization Expense. Total depreciation and amortization expense increased by $1,211,000, or 13.2%, from $9,192,000 to $10,403,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Depreciation and amortization expense for continuing company-owned stores decreased $1,036,000, or 21.0%, from $4,932,000 to $3,896,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in depreciation and amortization expense was primarily attributable to Mrs. Fields recording the acquired assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam at their fair values at the time of purchase on September 17, 1996, resulting in an overall reduction to the store asset base and the corresponding depreciation. This decrease is partially offset by additional depreciation expense resulting from the addition of Pretzel Time continuing company-owned stores in July 1997, three newly opened continuing company-owned stores and five stores acquired from franchises in fiscal year 1997.

  Total Operating Costs and Expenses. Total operating costs and expenses decreased by $5,981,000, or 4.7%, from $128,073,000 to $122,092,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

  Interest Expense. Interest expense increased $2,988,000, or 61.7%, from $4,842,000 to $7,830,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This increase is primarily attributable to an increase in interest expense as a result of the debt incurred to fund the purchase of the assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

  Other Expenses. Other expenses decreased $617,000, or 25.5%, from $2,422,000 to $1,805,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease was primarily attributable to a decrease in income tax provision, offset in part by an increase in accretion and dividends on preferred stock of subsidiaries.

  Net Loss. The net loss decreased by $5,014,000, or 83.7%, from $5,988,000 to $974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The net loss equaled 0.7% of total revenues during the 53 weeks ended January 3, 1998 compared to 4.6% of total revenues during the 52 weeks ended December 28, 1996. The decrease in net loss is primarily due to cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam, cost savings associated with the acquisitions of H&M and Pretzel Time and improved store operations.

  Income from Continuing Company-Owned Stores. The income from continuing company-owned stores increased by $5,819,000, or 27.6%, from $21,066,000 to $26,885,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996 due to the combination of the factors described above.

  Negative Income from Stores in the Process of Being Closed or Franchised. The negative income from stores in the process of being closed or franchised decreased by $135,000, or 7.0%, from $1,933,000 to $1,798,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in negative income was primarily attributable to closing 73 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  EBITDA. EBITDA is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $8,491,000, or 82.2%, from $10,327,000 to $18,818,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons described above.

  Mrs. Fields generated $919,000 of cash from operating activities during the 53 weeks ended January 3, 1998, primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues. Mrs. Fields utilized $15,505,000 of cash from investing activities during the 53 weeks ended January 3, 1998, primarily for the contributions by Mrs. Fields' Holding to Mrs. Fields of the business of Mrs. Fields' Pretzel Concepts and 54% of the shares of common stock of Pretzel Time and for capital expenditures relating to store remodels and for renovations. Mrs. Fields generated $24,164,000 of cash from financing activities during the 53 weeks ended January 3, 1998, primarily from the issuance of $108,250,000 in new long term debt, the proceeds of which were used in part to repay long term debt, accrued interest, debt financing costs and a cash dividend to Mrs. Fields' Holding.

Fiscal Year Ended December 28, 1996 (Comprised of the Mrs. Fields Inc., Original Cookie and Hot Sam Pre-Acquisition Period of December 31, 1995 through September 17, 1996 and the Mrs. Fields Post-Acquisition Period of September 18, 1996 through December 28, 1996) Compared to the 52 Weeks Ended December 30, 1995 ("Fiscal Year 1995")

 Company-owned and Franchised or Licensed Store Activity

  As of December 28, 1996, there were 482 company-owned stores and 418 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 30, 1995 and the 52 weeks ended December 28, 1996 is summarized as follows:

                                              1995                 1996
                                      -------------------- --------------------
                                      Company- Franchised  Company- Franchised
                                       owned   or Licensed  owned   or Licensed
                                      -------- ----------- -------- -----------
Stores open as of the beginning of
 the fiscal year.....................   669        324       540        415
Stores opened (including
 relocations)........................     4         69         5        118
Stores closed (including
 relocations)........................   (51)       (60)      (39)      (122)
Non-continuing company-owned (exit
 plan) stores closed (September 18,
 1996 forward).......................   --         --        (17)       --
Stores sold to franchisees...........   (83)        83        (9)         9
Non-continuing company-owned (exit
 plan) stores franchised (September
 18, 1996 forward)...................   --         --         (3)         3
Stores acquired from franchisees.....     1         (1)        5         (5)
                                        ---        ---       ---       ----
Stores open as of the end of the
 fiscal year.........................   540        415       482        418
                                        ===        ===       ===       ====

  The activity reflected above resulted in 31,434 and 26,572 company-owned equivalent store weeks and 19,214 and 21,658 franchisee/licensee equivalent store weeks during the fiscal years 1995 and 1996, respectively.

 Revenues

  Net Store Sales. Total net store sales decreased $21,607,000, or 14.8%, from $145,537,000 to $123,930,000 for fiscal year 1996 compared to fiscal year 1995.

  Net store sales from continuing company-owned stores decreased $540,000, or 0.6%, from $93,775,000 to $93,235,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in net store sales from continuing company-owned stores was primarily attributable to a decline in customer counts from fiscal year 1995 to fiscal year 1996, partially offset by an increase in the average sales price resulting from retail pricing increases and aggressive marketing initiatives.

  Based on stores that have been open at least two years, system-wide continuing company-owned store sales were down 0.7% for fiscal year 1996 compared to fiscal year 1995.

  Net store sales from stores in the process of being closed or franchised decreased $21,067,000, or 40.7%, from $51,762,000 to $30,695,000 for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the year.

  Franchising Revenues. Franchising revenues increased $544,000, or 29.1%, from $1,870,000 to $2,414,000 for fiscal year 1996 compared to fiscal year 1995. The increase in franchising revenues was primarily attributable to a full year of royalty revenues from the 83 stores franchised in 1995, royalties earned from new franchised stores in 1996 and development fees for new franchised locations.

  Licensing Revenues. Licensing revenues decreased $375,000, or 18.5%, from $2,031,000 to $1,656,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in licensing revenue is primarily attributable to licensing fees earned in fiscal year 1995 that did not recur in fiscal year 1996.

  Other Revenue, net. Other revenue, net decreased $884,000, or 42.3%, from $2,092,000 to $1,208,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net is primarily attributable to favorable insurance adjustments in fiscal year 1995 that did not recur in fiscal year 1996.

  Total Revenues. Total revenues decreased $22,322,000, or 14.7%, from $151,530,000 to $129,208,000 for fiscal year 1996 compared to fiscal year 1995, for the reasons discussed above.

 Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs decreased $14,788,000, or 17.6%, from $83,997,000 during fiscal year 1995 to $69,209,000 during fiscal year 1996.

  Selling and store occupancy costs for continuing company-owned stores increased by $468,000, or 1.1%, from $44,495,000 during fiscal year 1995 to $44,963,000 during fiscal year 1996. Within this overall increase, selling expenses decreased by $330,000, or 1.3%, from $25,980,000 to $25,650,000 for fiscal year 1996 compared to fiscal year 1995. Store occupancy costs increased $792,000, or 4.3%, from $18,521,000 to $19,313,000 for fiscal year 1996 compared to fiscal year 1995. The increase in store occupancy costs was primarily attributable to the opening of five continuing company-owned stores and acquiring five stores from franchisees during fiscal year 1996 and renewed lease rent increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $15,256,000, or 38.6%, from $39,502,000 to $24,246,000 for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the period.

  Food Cost of Sales. Total food cost of sales decreased $4,254,000, or 12.7%, from $33,369,000 during fiscal year 1995 to $29,115,000 during fiscal year 1996.

  Food cost of sales for continuing company-owned stores increased $571,000, or 2.6%, from $21,703,000 during fiscal year 1995 to $22,274,000 during fiscal year 1996. The increase was primarily attributable to an increase in the costs of butter of 40.8% over 1995, and an increase in distribution costs as a result of Mrs. Fields changing its distribution channels for its Mrs. Fields brand stores. Additionally, management introduced several product line extensions, some with higher food costs, in an effort to offset the decline in customer counts.

  Food cost of sales for stores in the process of being closed or franchised decreased $4,825,000, or 41.4%, from $11,666,000 to $6,841,000 for fiscal year
1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the period.

  General and Administrative Expenses. General and administrative expenses decreased $4,271,000, or 17.2%, from $24,828,000 to $20,557,000 for fiscal year
1996 compared to fiscal year 1995. The decrease in general and administrative expenses was primarily attributable to the cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam which resulted in:

    (1) reduced personnel headcount with corresponding decreases in administrative salaries and benefits;

    (2) decreased professional service fees, including legal and accounting services; and

    (3) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters building in Cleveland, Ohio.

  Depreciation and Amortization Expense. Total depreciation and amortization expense decreased $1,235,000, or 11.8%, from $10,427,000 during fiscal year 1995 to $9,192,000 during fiscal year 1996.

  Depreciation and amortization expense for continuing company-owned stores decreased $647,000, or 11.6%, from $5,579,000 to $4,932,000 for fiscal year
1996 compared to fiscal year 1995. The decrease in depreciation and amortization expense was primarily attributable to Mrs. Fields recording the acquired assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam at their fair values, in accordance with purchase accounting, resulting in an overall reduction to the store asset base.

  Total Operating Costs and Expenses. Total operating costs and expenses decreased $24,548,000, or 16.1%, from $152,621,000 during fiscal year 1995 to
$128,073,000 during fiscal year 1996, for the reasons described above.

  Interest Expense. Interest expense increased $435,000, or 9.9%, from $4,407,000 to $4,842,000 for fiscal year 1996 compared to fiscal year 1995. This increase was primarily attributable to an increase in interest expense due to increased borrowings as a result of the purchase of the assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

  Other Income (Expenses). Other income (expenses) decreased $3,368,000, or 356.0%, from $946,000 to $(2,422,000) for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily attributable to the Company recognizing a loss on the sale of existing company-owned stores to franchisees during the 52 weeks ended December 28, 1996 compared to gain recognized on the sale of existing company-owned stores to franchisees during 52 weeks ended December 30, 1995. Additionally, the income tax provision increased during the 52 weeks ended December 28, 1996 primarily due to Mrs. Fields' profitability from the date Mrs. Fields initiated operations (September 18, 1996) through December 28, 1996.

  Net Loss. The net loss increased by $1,524,000, or 34.1%, from $4,464,000 to $5,988,000 for fiscal year 1996 compared to fiscal year 1995. The net loss equaled 4.6% of total revenues during 1996 compared to 2.9% of total revenues during fiscal year 1995. The increase in net loss is in part due to an increase in interest expense as a result of the increased borrowings to facilitate the purchase of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam, net of a reduction in the income tax provision.

  Income from Continuing Company-Owned Stores. The income from continuing company-owned stores decreased by $932,000, or 4.2%, from $21,998,000 to $21,066,000 for fiscal year 1996 compared to fiscal year 1995 due to the combination of the factors described above.

  Negative Income from Stores in the Process of Being Closed or Franchised. The negative income from stores in the process of being closed or franchised decreased by $411,000, or 17.5%, from $2,344,000 to $1,933,000 for fiscal year
1996 compared to fiscal year 1995. The decrease in negative income was primarily attributable to closing 56 stores and franchising seven (net) stores during the year.

  EBITDA. EBITDA is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $991,000, or 10.6%, from $9,336,000 to $10,327,000 for fiscal year
1996 compared to fiscal year 1995, for the reasons described above.

  Mrs. Fields generated $6,784,000 of cash from operating activities during the 53 weeks ended December 28, 1996, primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues.

  Mrs. Fields utilized $22,716,000 of cash from investing activities during the 53 weeks ended December 28, 1996, primarily for the acquisition of the predecessors and capital expenditures relating to store remodels and for renovations.

  Mrs. Fields generated $18,793,000 of cash from financing activities during the 53 weeks ended December 28, 1996, primarily from the issuance of common and preferred stock related to the formation of Mrs. Fields on September 17, 1996.

Liquidity and Capital Resources

 General

  Mrs. Fields' principal sources of liquidity are cash flows from operations, cash on hand and available borrowings under Mrs. Fields' existing revolving credit facilities. At October 3, 1998, Mrs. Fields had $5.1 million of cash and $12.7 million of available borrowings under its credit facility. It is expected that Mrs. Fields' principal uses of cash will be to provide working capital, finance capital expenditures, including acquisitions and store closure costs, meet debt service requirements and other general corporate purposes. Mrs. Fields is highly leveraged. Based on current operations and anticipated cost savings, Mrs. Fields believes that its sources of liquidity will be adequate to meet its anticipated requirements for working capital, capital expenditures, including acquisitions and store closure costs, scheduled debt service requirements and other general corporate purposes. There can be no assurance, however, that Mrs. Fields' business will continue to generate cash flows at or above current levels or that cost savings can be achieved.

 October 3, 1998 Compared to January 3, 1998

  As of October 3, 1998, Mrs. Fields had liquid assets (cash and cash equivalents and accounts receivable) of $12,658,000, a decrease of 36.7%, or $7,340,000, from January 3, 1998 when liquid assets were $19,998,000. Cash decreased $11,141,000, or 68.4%, to $5,146,000 at October 3, 1998 from
$16,287,000 at January 3, 1998. This decrease was primarily the result of cash used for the acquisition of Great American, Deblan and Chocolate Chip, and eight additional Great American franchised stores in August and September

1998, capital expenditures of $5,616,000 relating to store remodels and renovations and interest payments of $6,291,000 primarily relating to the $100,000,000 high yield notes which were put into place in November 1997, offset in part, by $530,000 in interest income earned during the period on excess cash.

  Current assets decreased by $4,298,000, or 14.9%, to $24,525,000 at October 3, 1998 from $28,823,000 at January 3, 1998. This decrease was primarily the result of a decrease in cash of $11,141,000, offset by an increase in accounts receivable of $3,801,000 and an increase in inventories of $1,690,000.

  Long-term assets increased $77,271,000, or 63.9%, to $198,132,000 at October 3, 1998 from $120,861,000 at January 3, 1998. This increase was primarily the result of an increase in property and equipment and goodwill related to the acquisition of Great American, Deblan and Chocolate Chip.

  Current liabilities increased by $11,111,000, or 70.8%, to $26,801,000 at October 3, 1998 from $15,690,000 at January 3, 1998. This increase is due to an increase in accounts payable, accrued interest payable, accrued salaries, wages and benefits, and accrued liabilities offset by a decrease in store closure reserves, deferred income and sales taxes payable.

  Mrs. Fields' working capital decreased by $15,409,000, or 117.3%, to ($2,276,000) at October 3, 1998 from $13,133,000 at January 3, 1998, for the reasons described above.

  Mrs. Fields generated $676,000 of cash from operating activities during the 39 weeks ended October 3, 1998, primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues and less interest paid on the $100,000,000 high yield notes.

  Mrs. Fields utilized $34,315,000 of cash from investing activities during the 39 weeks ended October 3, 1998, primarily for the acquisition of Great American, Deblan and Chocolate Chip and capital expenditures relating to store remodels and for renovations.

  Mrs. Fields generated $22,498,000 of cash from financing activities during the 39 weeks ended October 3, 1998, primarily from the issuance of new high yield notes and a capital contribution from Mrs. Fields Holding net of principal payments to retire Great American long-term debt and payment of acquisition costs.

  The specialty cookie and pretzel businesses do not require the maintenance of significant receivables or inventories; however, Mrs. Fields continually invests in its business by upgrading and remodeling stores and adding new stores, carts, and kiosks as opportunities arise. Investments in these long-term assets, which are key to generating current sales, reduce Mrs. Fields' working capital. During the 39 weeks ended October 3, 1998 and September 27, 1997, Mrs. Fields expended $5,616,000 and $3,216,000, respectively for capital assets and expects to expend approximately $7,800,000 for all of 1998. Management anticipates that these expenditures will be funded with cash generated from operations and short-term borrowings under its credit facility as needed.

Inflation

  The impact of inflation on the earnings of the business has not been significant in recent years. Most of Mrs. Fields' leases contain escalation clauses. However, such leases are accounted for on a straight-line basis as required by generally accepted accounting principles which minimizes fluctuations in operating income. In addition, many of Mrs. Fields' employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases will negatively impact Mrs. Fields' payroll costs in the short term, but management believes such impact can be offset in the long term through operational efficiency gains and, if necessary, through product price increases.

Seasonality

   Mrs. Fields' sales and income from store operations are highly seasonal given the significant impact of its mall-based locations. Mrs. Fields' sales tend to mirror customer traffic flow trends in malls which increase significantly during the fourth quarter, primarily between Thanksgiving and the end of the calendar year. Holiday gift purchases are also a significant factor in increased sales in the fourth quarter.

  The seasonality effect on income from store operations is even more significant than on sales. The impact on income from store operations is more significant due to the fixed nature of certain store level costs, such as occupancy costs and store manager salaries. Once these fixed costs are covered by store sales, the flow through of sales to income from store operations becomes greater. Accordingly, the fourth quarter is a key determinant to overall profitability for the year.

  The following table presents certain unaudited historical quarterly financial data for Mrs. Fields for fiscal years 1995, 1996 and 1997, and through the third fiscal quarter of 1998.

                           First      Second     Third
                          Quarter    Quarter    Quarter        Fourth
                         (13 Weeks) (13 Weeks) (13 Weeks)    Quarter(1)    Total Year
                         ---------- ---------- ----------    ----------    ----------
                                         (dollars in thousands)
Total sales
  1997..................  $27,642    $26,198    $29,920 (2)   $40,227 (2)   $123,987
  1996..................  $29,361    $28,640    $29,598       $ 36,331      $123,930
  1995..................  $36,819    $34,723    $34,053       $ 39,942      $145,537
% of total store sales
  1997..................     22.3%      21.1%      24.1%(2)       32.5%(2)     100.0%
  1996..................     23.7%      23.1%      23.9%          29.3%        100.0%
  1995..................     25.3%      23.9%      23.4%          27.4%        100.0%
Total store cash
 contribution(3)
  1997..................  $ 4,854    $ 4,694    $ 6,699 (2)   $ 12,781 (2)  $ 29,028
  1996..................  $ 4,355    $ 4,484    $ 6,830       $  9,937      $ 25,606
  1995..................  $ 5,349    $ 5,692    $ 5,839       $ 11,291      $ 28,171
% of total store
 contribution
  1997..................     16.7%      16.2%      23.1%(2)       44.0%(2)     100.0%
  1996..................     17.0%      17.5%      26.7%          38.8%        100.0%
  1995..................     19.0%      20.2%      20.7%          40.1%        100.0%

--------
(1) Fourth quarter 1995, 1996 and 1997 consists of 13 weeks, 13 weeks and 14 weeks, respectively.

(2) Includes the acquisitions of H&M and Pretzel Time.

(3) Total income from store operations before store depreciation and amortization.

Consolidated Results of Operations of Cookies USA and Its Wholly Owned Operating Subsidiary, Great American, Prior to the Great American Acquisition

  As Great American is a significant subsidiary of Mrs. Fields, management's discussion and analysis of financial condition and results of operations is also included for the consolidated operations of Cookies USA and Great American for the 52 weeks ended June 28, 1998 compared to the 52 weeks ended June 29, 1997, for the 52 weeks ended June 29, 1997 compared to the 52 weeks ended June 30, 1996, and the 52 weeks ended June 30, 1996 compared to the 52 weeks ended June 29, 1995. See the historical financial statements and the related notes to the historical financial statements of Cookies USA, Inc. and subsidiary contained elsewhere in this prospectus.

  References to the beliefs of the management of Great American or Cookies USA in this discussion are to management prior to the acquisition of Great American by Mrs. Fields. The factors cited in the following discussion as contributing to changes in operating results are listed in order of importance; however, unless otherwise indicated in such discussion, the quantitative importance of any such factors cannot be determined by Great American management and have not been stated.

  The "forward-looking statements" contained in this section represent Great American's expectations or beliefs concerning future events, including statements regarding unit growth and cash requirements. Management cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those stated in the forward-looking statements including, without limitation, the following:

  . consumer spending trends and habits,

  . mall traffic trends,

  . increased competition among snack retailers,

  . economic conditions in the regions where Great American and its franchisees operate stores,

  . the ability to identify and secure suitable locations for new stores,

  . the availability of experienced management and hourly employees, and

  . the laws and regulations affecting labor and employee benefit costs.

Accounting Period

  During the 52 weeks ended June 30, 1996, Great American changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change Great American's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in the accompanying consolidated financial statements.

52 Weeks Ended June 28, 1998 ("Fiscal Year 1998") Compared to 52 Weeks Ended June 29, 1997 ("Fiscal Year 1997")

 Company and Franchise Store Activity

  As of June 28, 1998, there were 77 company-operated stores and 247 franchised stores in operation. The store activity for fiscal year 1997 and for fiscal year 1998 is summarized as follows:

                                           Fiscal 1997         Fiscal 1998
                                       ------------------- -------------------
                                       Company-            Company-
                                       operated Franchised operated Franchised
                                       -------- ---------- -------- ----------
Stores open as of beginning of the
 fiscal year..........................   104       225        91       233
Stores opened (including
 relocations).........................     1        12         3         7
Stores closed (including
 relocations).........................   (10)       (8)       (2)       (8)
Stores sold to franchisees............   (12)       12       (15)       15
Stores acquired from franchisees......     8        (8)        0         0
                                         ---       ---       ---       ---
Stores open as of the end of the
 year.................................    91       233        77       247
Satellite locations as of the end of
 the year.............................     9        30         4        32
                                         ---       ---       ---       ---
  Total outlets as of the end of the
   year...............................   100       263        81       279
                                         ===       ===       ===       ===

  The above activity results in 5,161 company-operated equivalent store weeks and 11,858 franchisee-operated equivalent store weeks during the fiscal year ended June 29, 1997 compared to 4,288 company-operated equivalent store weeks and 12,581 franchisee-operated equivalent store weeks during the fiscal year ended June 28, 1998.

Total Revenue

  Total revenue decreased approximately $2,696,000, or 6.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Each of Great American's revenue sources is discussed below:

  . Cookie and beverage sales at company-operated retail stores decreased approximately $3,521,000, or 15.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in revenue from company-operated retail stores was attributable to:

    (a) a 16.9% decrease in company-operated equivalent store weeks offset by

    (b) a 1.2% increase in the average retail sales volume for company-operated stores.

  Based on those stores which were company-operated during the entire 1998 and 1997 fiscal years, sales volumes did not change.

  . Batter sales to franchisees increased approximately $944,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in batter sales to franchisees was primarily attributable to

    (a) a 6.1% increase in franchisee-operated equivalent store weeks and

    (b) a 2.3% increase in the volume of batter sold per franchisee-operated equivalent store week.

  . Franchise royalties increased approximately $538,000, or 11.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in franchise royalties was attributable to:

    (a) a 6.1% increase in franchisee-operated equivalent store weeks and

    (b) an increase in the average retail sales volume per franchisee-operated store of 5.3%.

  Based on those stores which were franchisee-operated during the entire 1998 and 1997 fiscal years, management estimates franchisees' sales volumes increased 3.5%.

  . Revenue from franchise license fees decreased approximately $172,000, or 25.5%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                       Fiscal 1998 Fiscal 1997
                                                       ----------- -----------
   Number of licenses sold to franchisees
     --existing stores................................         15          12
     --new stores.....................................          5          12
   Cash and notes from sale of existing stores........ $1,980,000  $2,045,000
   Less: net book value of existing stores sold.......  1,235,000     818,000
                                                       ----------  ----------
   Revenue from sale of existing stores...............    745,000   1,227,000
                                                       ----------  ----------
   Revenue from license fees for new stores...........    125,000     300,000
   Revenue from other fees............................      3,000      75,000
                                                       ----------  ----------
   Revenue from license fees for new stores and other
    fees..............................................    128,000     375,000
                                                       ----------  ----------
   Total revenue from sale of existing and new stores
    to franchisees....................................    873,000   1,602,000
   Less: Gain on sale of existing stores..............    370,000     927,000
                                                       ----------  ----------
   Revenue from franchise license fees................ $  503,000  $  675,000
                                                       ==========  ==========

  . Other revenue increased approximately $73,000, or 111.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in other revenue was primarily attributable to:

    (a) an increase in construction assistance revenue derived from construction assistance performed by the company for the benefit of franchisees and

    (b) an increase in sales of miscellaneous supplies to franchise stores, offset by

    (c) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal 1998.

Cost of Sales

  Cost of sales decreased approximately $1,559,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in cost of sales was primarily attributable to:

    (a) a decline in cookie and beverage sales due to less company-operated equivalent store weeks and

    (b) an improvement in batter facility margins, offset by

    (c) an increase in batter sales to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $1,318,000, or 18.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease was primarily attributable to a 16.9% decrease in company-operated equivalent store weeks.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $149,000, or 14.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in other retail store expenses was primarily attributable to a 16.9% decrease in company-operated equivalent store weeks.

Selling, General and Administrative Expenses

  Selling, general and administrative expenses decreased approximately $399,000, or 5.2%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. This decrease was primarily attributable to:

  (a) a decrease in development and testing expense,

  (b) a decrease in salaries and benefits at the support center, and

  (c) a decrease in expenses associated with the franchise convention because a franchise convention was not held in fiscal 1998, offset by

  (d) an increase in marketing expenses and

  (e) an increase in the cost of training materials related to the rollout of a new training program.

  In addition, in 1998 Great American revised its estimate of the useful life of certain computer equipment from five to three years decreasing pre-tax income by $111,000. Management believes that this revision better reflects the equipments' economic useful life.

Other Expenses, Net

  Other expenses, net, increased approximately $557,000, or 60.0%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase was primarily attributable to a decrease in gains on the sale of existing stores.

Net Loss

  Net loss decreased approximately $544,000, or 72.9%, for the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in net loss was primarily attributable to:

  (a) a 12.7% increase in operating income,

  (b) a 1.7% decrease in other expenses, net, offset by

  (c) a 111.0% increase in state and federal income tax expense.

52 Weeks Ended June 29, 1997 ("Fiscal Year 1997") Compared to 52 Weeks Ended June 30, 1996 ("Fiscal Year 1996")

 Great American-owned and Franchise Store Activity

  As of June 29, 1997, there were 91 Great American-owned stores and 233 franchised stores in operation. The store activity for fiscal year 1996 and for fiscal year 1997 is summarized as follows:

                               Fiscal Year 1996           Fiscal Year 1997
                          -------------------------- --------------------------
                          Great American-            Great American-
                               owned      Franchised      owned      Franchised
                          --------------- ---------- --------------- ----------
Stores open as of
 beginning of the fiscal
 year...................        108          215           104          225
Stores opened (including
 relocations)...........         12           14             1           12
Stores closed (including
 relocations)...........        (10)         (10)          (10)          (8)
Stores sold to
 franchisees............         (9)           9           (12)          12
Stores acquired from
 franchisees............          3           (3)            8           (8)
                                ---          ---           ---          ---
Stores open as of the
 end of the year........        104          225            91          233
Satellite locations as
 of the end of the
 year...................         11           28             9           30
                                ---          ---           ---          ---
Total outlets as of the
 end of the year........        115          253           100          263
                                ===          ===           ===          ===

  The above activity resulted in 5,661 Great American-owned equivalent store weeks and 11,544 franchised equivalent store weeks during fiscal year 1996 compared to 5,161 Great American-owned equivalent store weeks and 11,858 franchised equivalent store weeks during fiscal year 1997.

Total Revenue

  Total revenue decreased approximately $342,000, or 0.9%, during fiscal year 1997 compared to fiscal year 1996. Each of Great American's revenue sources is discussed below:

  Cookie and beverage sales at Great American-owned retail stores decreased approximately $2,344,000, or 9.5%, during fiscal year 1997 compared to fiscal year 1996. The decrease in revenue from Great American-owned retail stores was attributable to:

  (a) an 8.8% decrease in Great American-owned equivalent store weeks and

  (b) a 0.7% decrease in the average retail sales volume for Great American-owned stores.

Based on those stores which were Great American-owned during the entire 1996 and 1997 fiscal years, sales volumes increased 1.3%. The change in average store volume does not equal the change in sales volume from stores that have been open at least two years due to differences in the stores being compared as a result of opening, closing, selling, and acquiring stores throughout the year.

  Batter sales to franchisees increased approximately $1,166,000, or 11.5%, during fiscal year 1997 compared to fiscal year 1996. The increase in batter sales to franchisees was primarily attributable to:

  (a) an 8.8% increase in the volume of batter sold per franchised equivalent store week and

  (b) a 2.7% increase in franchised equivalent store weeks.

  Franchise royalties increased approximately $440,000, or 10.3%, during fiscal year 1997 compared to fiscal year 1996. The increase in franchise royalties was attributable to:

  (a) an increase in the average retail sales volume per franchised store of 7.6% and

  (b) a 2.7% increase in franchised equivalent store weeks.

  Based on those stores which were franchised during the entire 1996 and 1997 fiscal years, management estimates franchisees' sales volumes increased 5.5%.

  Revenue from franchise license fees increased approximately $154,000, or 29.6%, during fiscal year 1997 compared to fiscal year 1996. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                      Fiscal Year  Fiscal Year
                                                         1996         1997
                                                      -----------  -----------
Number of licenses sold to franchisees:
  Existing stores....................................          9           12
  New stores.........................................         11           12
Cash and notes from sale of existing stores.......... $1,602,000   $2,045,000
Less: net book value of existing stores sold.........   (741,000)    (818,000)
                                                      ----------   ----------
Revenue from sales of existing stores................    861,000    1,227,000
                                                      ----------   ----------
Revenue from license fees for new stores.............    275,000      300,000
Revenue from other fees..............................     21,000       75,000
                                                      ----------   ----------
Revenue from license fees for new stores and other
 fees................................................    296,000      375,000
                                                      ----------   ----------
Total................................................  1,157,000    1,602,000
Less: Gain on sale of existing stores................    636,000      927,000
                                                      ----------   ----------
Revenue from franchise licensing fees................ $  521,000   $  675,000
                                                      ==========   ==========

  Other revenue, net decreased approximately $49,000, or 42.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other revenue, net was primarily attributable to:

  (a) a decrease in construction assistance revenue derived from construction assistance performed by Great American for the franchisees and

  (b) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal year 1997.

Cost of Sales

  Cost of sales decreased approximately $908,000, or 4.7%, during fiscal year 1997 compared to fiscal year 1996. The decrease in cost of sales was primarily attributable to:

  (a) a decline in cookie and beverage sales due to less Great American-owned equivalent store weeks, and

  (b) a decrease in the cost of packaging and freight for Great American-owned retail stores, offset by

  (c) an increase in batter sales to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $324,000, or 4.4%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an 8.8% decrease in Great American-owned equivalent store weeks.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $297,000, or 22.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other retail store expenses was primarily attributable to:

  (a) a decrease in operating supplies expense within Great American-owned stores in fiscal year 1997 due to (1) the opening of 11 less Great American-owned stores in fiscal year 1997 versus fiscal year 1996 and
      (2) additional costs incurred in fiscal year 1996 related to the rollout of a new cookie merchandising program and

  (b) an 8.8% decrease in Great American-owned equivalent store weeks, offset by

  (c) an increase in point-of-sale marketing expenses in Great American-owned stores.

Selling, General, and Administrative Expenses

  Selling, general and administrative expenses increased approximately $310,000, or 4.2%, during fiscal year 1997 compared to fiscal year 1996. This increase was primarily attributable to:

  .an increase in professional service fees,

  .an increase in point-of-sale marketing expenses on behalf of franchisee-owned stores, and

  .an increase in salaries, offset by

  .a decrease in travel expense, and

  .a decrease in insurance costs.

Other Expenses, Net

  Other expenses, net decreased approximately $484,000, or 8.7%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an increase in gains on the sale of existing stores.

Net Loss

  Net loss decreased approximately $615,000, or 45.2%, for fiscal year 1997 compared to fiscal year 1996. The decrease in net loss was primarily attributable to:

  (a) an $877,000 increase in operating income, and

  (b) a $193,000 decrease in other expenses, net, offset by

  (c) a $455,000 increase in state and federal income tax expense.

52 Weeks Ended June 30, 1996 ("Fiscal Year 1996") Compared to 52 Weeks Ended June 29, 1995 ("Fiscal Year 1995")

 Great American-owned and Franchise Store Activity

  As of June 30, 1996 there were 104 Great American-owned stores and 225 franchised stores in operation. The store activity for fiscal year 1995 and for fiscal year 1996 is summarized as follows:

                               Fiscal Year 1995           Fiscal Year 1996
                          -------------------------- --------------------------
                          Great American-            Great American-
                               owned      Franchised      owned      Franchised
                          --------------- ---------- --------------- ----------
Stores open as of
 beginning of the
 fiscal.................        111          204           108          215
Stores opened (including
 relocations)...........         16           11            12           14
Stores closed (including
 relocations)...........         (8)         (11)          (10)         (10)
Stores sold to
 franchisees............        (12)          12            (9)           9
Stores acquired from
 franchisees............          1           (1)            3           (3)
                                ---          ---           ---          ---
Stores open as of the
 end of the fiscal
 year...................        108          215           104          225
Satellite locations as
 of the end of the
 fiscal year............         12           36            11           28
                                ---          ---           ---          ---
Total outlets as of the
 end of the fiscal
 year...................        120          251           115          253
                                ===          ===           ===          ===

  The activity reflected above resulted in 5,879 and 5,661 Great American-owned equivalent store weeks and 10,716 and 11,544 franchised equivalent store weeks during fiscal year 1995 and fiscal year 1996, respectively.

Total Revenue

  Total revenue decreased approximately $1,024,000, or 2.5%, during fiscal year 1996 compared to fiscal year 1995, primarily attributable to the following:

    Cookie and beverage sales at Great American-owned retail stores decreased approximately $1,629,000, or 6.2%, during fiscal year 1996 compared to fiscal year 1995. The decrease in revenue from Great American-owned retail stores was primarily attributable to:

    (a) an approximately 3.7% decrease in Great American-owned equivalent store weeks and

    (b) a decrease in the average retail sales volume for Great American-owned stores. Specifically, the average retail sales volume for Great American-owned stores decreased approximately 2.6% per equivalent store week. Based on those stores which were Great American-owned during the entire 1995 and 1996 fiscal years, sales volumes decreased 0.3%.

    Batter sales to franchisees increased approximately $729,000, or 7.8%, during fiscal year 1996 compared to fiscal year 1995. The increase in batter sales to franchisees was primarily attributable to:

    (a) an increase of approximately 7.7% in franchised equivalent store weeks and

    (b) a 0.1% increase in the volume of batter sold per franchised equivalent store week.

    Franchise royalties increased approximately $313,000, or 7.9%, during fiscal year 1996 compared to fiscal year 1995. The increase in franchise royalties was primarily attributable to:

    (a) an increase of approximately 7.7% in equivalent franchised retail store weeks and

    (b) an increase in the average franchised equivalent store sales volume of 0.2%.

    Based on those stores which were franchised during the entire 1995 and 1996 fiscal years, management estimates that franchisees' sales volumes did not change materially.

    Revenue from franchise license fees decreased approximately $391,000, or 25.3%, during fiscal year 1996 compared to fiscal year 1995. Revenue from selling existing and new stores to franchisees is summarized below (rounded):

                                                       Fiscal Year  Fiscal Year
                                                          1995         1996
                                                       -----------  -----------
   Number of licenses sold to franchisees:
     Existing stores.................................           12           9
     New stores......................................           11          11
   Cash proceeds from sale of existing stores........  $ 2,558,000  $1,602,000
   Less: net book value of existing stores sold......   (1,346,000)   (741,000)
                                                       -----------  ----------
   Revenue from sales of existing stores.............    1,212,000     861,000
                                                       -----------  ----------
   Revenue from license fees for new stores..........      280,000     275,000
   Revenue from other fees...........................       56,000      21,000
                                                       -----------  ----------
   Revenue from license fees for new stores and other
    fees.............................................      336,000     296,000
                                                       -----------  ----------
   Total.............................................    1,548,000   1,157,000
   Less: Gain on sale of existing stores.............      912,000     636,000
                                                       -----------  ----------
   Revenue from franchise license fees...............  $   636,000  $  521,000
                                                       ===========  ==========

  Other revenue, net decreased approximately $46,000, or 28.6%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net is primarily attributable to:

  (a) an increase in batter discounts taken by franchisees, which was consistent with the increase in batter sales to franchisees, partially offset by

  (b) an increase in sales of miscellaneous supplies to franchise stores.

Cost of Sales

  Cost of sales decreased approximately $452,000, or 2.3%, during fiscal year 1996 compared to fiscal year 1995. The decrease was primarily attributable to:

  (a) a decline in retail cookie and beverages sales volume in Great American-owned stores and

  (b) an improvement in wholesale batter margins, partially offset by

  (c) an increase in the volume of batter sold to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $209,000, or 2.8%, during fiscal year 1996 compared to fiscal year 1995. The decrease in retail store occupancy costs was primarily attributable to:

  (a) a decrease of approximately 3.7% in Great American-owned store weeks, partially offset by

  (b) an increase in depreciation due to Great American revising its estimate of the useful life of certain leasehold improvements.

Great American began amortizing leasehold improvements using accelerated methods over an average of eight years instead of using the straight-line method over ten years. The effect of this change in estimate was to increase fiscal year 1996 pre-tax loss by $214,000. Management believes that this revision better reflects the leasehold improvements' useful life.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $223,000, or 14.5%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other retail store expenses was primarily attributable to:

  (a) a decrease in marketing expenses and

  (b) a decrease in bank charges and supplies expense as a result of cost containment efforts.

Selling, General and Administrative Expenses

  Selling, general and administrative expenses decreased approximately $376,000, or 4.9%, during fiscal year 1996 compared to fiscal year 1995. The decrease in selling, general and administrative expenses was primarily attributable to:

  (a) a reduction in administrative salaries and benefits,

  (b) a decrease in professional service fees, including legal and accounting services, and

  (c) a decrease in various home office expenditures, including postage, supplies, and training materials, partially offset by

  (d) an increase in travel costs due to additional review of stores by field supervisors.

Other Expenses, Net

  Other expenses, net increased approximately $231,000, or 4.4%, during fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to:

  (a) decrease gains on the sale of existing stores,

  (b) a decrease in interest income due to lower average cash balances, and

  (c) an increase in interest expense due to an increase in capital lease obligations.

Non-Recurring Litigation Charge

  During the third quarter of fiscal year 1995, a non-recurring litigation charge of $439,000 was recorded to cover a potential forthcoming judgment against Great American in the Haagen-Burbank lawsuit. In June 1993, Great American won a judgment for breach of written contract to a lease entered into with a developer, Haagen-Burbank. On appeal, the Court of Appeals of the State of California Second Appellate District overturned the jury's verdict and directed the trial court to determine the amount of attorney fees and costs due to Haagen-Burbank as the prevailing party in the litigation. Haagen-Burbank had submitted to the court a request for legal fees totaling $439,000; however, on April 27, 1995, the trial court entered a judgment of $417,985. On September 15, 1995 Great American paid $395,966 to Haagen-Burbank as settlement of the judgment against Great American.

Net Loss

  Net loss decreased approximately $469,000, or 25.6%, for fiscal year 1996 compared to fiscal year 1995. The decrease in net loss was primarily attributable to:

  (a) a $236,000 increase in operating income, and the occurrence of the non-recurring litigation charge in fiscal 1995, offset by

  (b) a $118,000 decrease in state and federal income tax benefit, and

  (c) a $45,000 increase in other expenses, net.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports and other information with the Commission under the Exchange Act. We have agreed that, whether or not it is required to do so by the rules and regulations of the Commission, we will deliver to The Bank of New York, as trustee under the indenture, to each holder of notes and to each prospective purchaser of notes identified to us by a placement agent for the offering in August 1998, annual and quarterly financial statements substantially equivalent to financial statements that would be included in reports filed with the Commission, if we were subject to the reporting and other informational requirements of the Exchange Act.

  Mrs. Fields and Great American, Mrs. Fields' Brand and Pretzelmaker, the guarantors of the notes, have filed with the Commission a registration statement on Form S-4 (in this prospectus, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the notes offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits to it, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Mrs. Fields, the guarantors and the notes offered in this prospectus, we refer you to the Registration Statement. With respect to any statements made in this prospectus concerning the provisions of certain documents, we refer you to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  Great American and Pretzelmaker intend to submit separately and Mrs. Fields' Brand has separately submitted to the staff of the Commission no-action requests that they not be subject to the informational requirements of the Exchange Act in connection with the notes offered here. If the Commission grants these requests, Great American, Mrs. Fields' Brand and Pretzelmaker would not be required to make such filings but Mrs. Fields, as the issuer of the notes offered in this prospectus, would be required to include summarized financial information regarding Great American, Mrs. Fields' Brand and Pretzelmaker in the periodic reports and certain other documents that Mrs. Fields files with the Commission. If this request is not granted, Great American, Mrs. Fields' Brand and Pretzelmaker would be required to file with the Commission such periodic reports, but would not be required to file proxy or information statements. You may read and copy the Registration Statement, the exhibits forming a part of it and the reports and other information filed by Mrs. Fields with the Commission in accordance with the Exchange Act, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically on the Commission's home page on the Internet (http://www.sec.gov).

  If Mrs. Fields is not required to be subject to the reporting requirements of the Exchange Act in the future, Mrs. Fields will be required under the indenture to furnish the holders of the notes with

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Mrs. Fields were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Mrs. Fields' independent public accountants, and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if Mrs. Fields were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

  This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. These documents are available upon request from Michael Ward, Esq., Mrs. Fields' Original Cookies, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, (801) 736-5600. In
order to ensure timely delivery, any request should be made by      , 1999.

                                    BUSINESS

General

  Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry. Based on a 1994 study that we commissioned from Corey, Canapary and Galanis, 94% of customers in the study were aware of the Mrs. Fields brand. Twenty percent named our brand without prompting, and 74% knew of our brand when prompted. Mrs. Fields has recently developed a significant presence in the rapidly growing, health-oriented pretzel segment as a result of the acquisitions of the pretzel businesses of Hot Sam and H&M, which was formerly the largest Pretzel Time franchisee, and the common stock of Pretzel Time. As of October 3, 1998, our retail network consisted of 1,333 locations, of which 1,021 were cookie stores and 312 were pretzel stores. Of the total 1,333 stores, 568 were company-owned and 765 were franchised or licensed. Mrs. Fields' stores average approximately 600 to 700 square feet in size and are located predominantly in shopping malls. Mrs. Fields, through licensed locations, also operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. Mrs. Fields' objective is to increase sales and profitability by focusing on its continuing company-owned stores. As a result, by the end of fiscal year 2000, Mrs. Fields plans to close or franchise approximately 100 company-owned cookie stores and 33 company-owned pretzel stores that do not meet certain financial and geographical criteria established by management after giving effect to the acquisitions of Great American and the stock and stores of certain of its franchises. For the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, Mrs. Fields generated pro forma net revenue and EBITDA of $200.6 million and $32.1 million, and $132.5 million and $15.8 million, respectively.

Cookies

  We operate and franchise 1,021 retail cookie stores: 573 under the Mrs. Fields brand, 128 under the Original Cookie brand and 320 under the Great American brand. As a result of the acquisition of Great American, Mrs. Fields has cookie stores in 46 states, with Great American stores concentrated in the southeastern and south central states and Mrs. Fields and Original Cookie stores strongly represented in the western, midwestern and eastern states. There is little overlap between Mrs. Fields and Great American stores, with a dual presence in 31 malls. Management believes that Mrs. Fields is positioned in the premium quality, baked on-premises segment of the approximately $12 billion U.S. cookie industry. We offer over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen or refrigerated to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, Mrs. Fields continually creates and tests new products to attract new customers and satisfy current customers. Product development is currently focused on sugar-free dough and reduced-fat cookies and brownies.

  Mrs. Fields Inc., one of the predecessors of Mrs. Fields, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, Mrs. Fields Inc. experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, Mrs. Fields put a new management team into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for Mrs. Fields, which involved the following key elements:

    (1) identifying stores to close or franchise,

    (2) introducing company-wide operating procedures to improve store operating margins,

    (3) developing a marketing strategy and promotional calendar to turn around sales of stores that have been open at least two years, and

    (4) improving employee morale through selective new senior hires, increased training and various incentive plans.

  Mrs. Fields reinvested the savings from the improved store operations in marketing and other measures designed to improve sales from stores that have been open at least two years.

  Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of Mrs. Fields Inc., Original Cookie and Hot Sam by Mrs. Fields' Holding, a subsidiary of Capricorn. As of October 3, 1998, Capricorn had invested more than $28 million in Mrs. Fields through Mrs. Fields' Holding. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields. Management believes that Mrs. Fields has a more well-recognized brand name than Original Cookie and that Mrs. Fields stores have, during fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue per continuing company-owned store than Original Cookie stores ($351,000 versus $301,000). As a result, we intend to continue selectively converting our continuing company-owned and to-be-franchised Original Cookie stores to Mrs. Fields brand stores. We believe this will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations. We will also test the success of converting selected Great American company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert to Mrs. Fields brand stores, at its sole expense, in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

  Great American, incorporated in 1977, is a leading operator and franchisor of mall-based specialty retail cookie outlets, including full-size stores and satellite sites, consisting of carts, wagons and kiosks. As of October 3, 1998, Great American had 320 in-line stores including 109 Great American-operated and 211 franchised retail units, operating primarily in the southeastern and south central United States, generating $109.3 million in estimated system-wide annual sales for the 52-week period ended June 28, 1998. Great American derives its revenue principally from:

    (1) the sale of cookies and beverages at Great American-operated stores,

    (2) the sale of proprietary batter to franchised stores and

    (3) the receipt of royalty payments based on gross sales of franchisees.

  In addition, Great American generates revenues from initial franchise fees and the sale of existing Great American-operated stores to franchisees.

  Great American outlets sell a variety of cookies and brownies, including "cookie cakes," as well as assorted soft drinks, frozen drinks, coffee and tea. Cookie cakes are extra-large cookies, decorated with customer-selected personalized messages, for special occasions. Although cookie sales are generally the result of impulse buying, we believe that cookie cakes, which are often purchased as gifts for special occasions, differentiate Great American from other specialty cookie retailers by making Great American stores destination outlets.

Pretzels

  We operate and franchise 312 retail pretzel stores: 226 under the Pretzel Time brand and 86 under the Hot Sam brand, which offer "sweet dough" soft pretzels and "Bavarian" style pretzels with a variety of toppings. Pretzel Time's primary product is an all-natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, Pretzel Time stores have, during fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue for the continuing company-owned stores than Hot Sam stores ($275,000 versus $240,000). As a result, Mrs. Fields intends to continue converting continuing company-owned and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations.

  Management believes that retail pretzel stores have similar operating characteristics to retail cookie stores that will permit us to offer our products with those of other well-known brand names. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. Hot Sam was acquired by Mrs. Fields in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, Mrs. Fields recently acquired the business of H&M and the common stock of Pretzel Time. Pretzel Time is a franchisor of 226 hand-rolled soft pretzel retail outlets, which are located in shopping malls as well as in airports, sports arenas, amusement parks and resort areas throughout the United States and Canada. We operate 95 of Pretzel Time's stores as franchisee and have rights as developing agent to develop Pretzel Time stores in 18 states, Mexico, and four provinces in Canada.

BUSINESS STRATEGY

  Mrs. Fields' objective is to increase sales and profitability at its continuing company-owned and franchised stores by implementing the key elements of its long-term business strategy. The percentage change in sales from stores that have been open at least two years was (0.9)% for the 39 weeks ended October 3, 1998 compared to 0.6% for the fiscal year ended January 3, 1998 from a negative 1.2% for the fiscal year ended December 28, 1996. In addition, franchising, licensing and other revenues increased by 23.5% for the fiscal year ended January 3, 1998 over the fiscal year ended December 28, 1996 and by 59.8% for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The key elements of Mrs. Fields' business strategy are as follows:

  . Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, we have focused on closing and franchising company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through October 3, 1998, Mrs. Fields closed 171 Mrs. Fields brand stores and franchised an additional 135 Mrs. Fields brand stores. We have targeted 135 additional stores that sell our various products to be either closed or franchised by the end of 2000. Such measures are expected to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating overhead costs at the operating company level associated with such stores.

  . Improve Productivity of Continuing Company-Owned Stores. We have embarked on a program to improve the performance of our continuing company-owned stores by:

   (1) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins,

   (2) raising the average sales by tying sales of products together,

   (3) promoting catering services by individual stores to corporate customers,

   (4) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies,

   (5) improving merchandising by enhancing product presentation and refining the selection of products and

   (6) increasing training and various incentive programs for management and sales staff.

  . Capitalize on the Strong "Mrs. Fields" Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, and that Mrs. Fields brand stores, for fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue for the continuing company-owned stores than Original Cookie stores. As a result, we intend to continue selectively converting our continuing company-owned and to-be-franchised Original

   Cookie stores to Mrs. Fields brand stores, which we believe will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations. We will also test the success of converting selected Great American company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert to Mrs. Fields brand stores, at its sole expense, in areas where there is no overlap with existing Mrs. Fields brand franchise stores. Original Cookie stores represent 33% and Great American stores represent 28% of all company-owned cookie stores. In addition, we intend to further capitalize on the Mrs. Fields brand name by:

   (1) further developing and expanding new channels of distribution for our products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes,

   (2)  increasing the emphasis on the mail order business, and

   (3) developing and capitalizing on licensing opportunities, such as linking sales of Mrs. Fields with prominent names in the retailing and food service industry, expanding licensing agreements with our existing licensees, entering into new licensing agreements with food service operators and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

  . Develop Great American Brand. Management believes that the Great American brand has high consumer awareness in the southeast United States. We intend to build on the Great American brand by continuing to franchise additional Great American stores and by testing the success of converting selected company-owned Original Cookie stores into Great American stores.

  . Capitalize on the Strong "Pretzel Time" Brand Name. Through the acquisition of Pretzel Time, we have obtained the use of the "Pretzel Time" brand name, one of the leading brand names in pretzel retailing. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert our continuing company-owned and to-be-franchised Hot Sam stores to Pretzel Time stores. Pretzel Time stores have, during fiscal year 1997, achieved higher average revenue per continuing company-owned store and store contribution than Hot Sam stores ($275,000 vs. $240,000). Hot Sam stores represent 48% of all company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations for Mrs. Fields' pretzel business. In addition, we believe there are significant new Pretzel Time franchising opportunities.

  . Develop New Company-Owned and Franchised Stores. We plan to build and franchise new stores, as well as carts and kiosks, in existing and new markets. We have identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers, that we believe would be ideal for cookie and pretzel stores. By the end of fiscal year 2000, we intend to franchise approximately 37 existing cookie and 14 existing pretzel stores. Beginning in fiscal year 1999, we intend to add approximately 15 new company-owned cookie and 10 new company-owned pretzel stores per year and to franchise approximately 25 new cookie and 25 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, we plan to grow internationally by expanding our franchise operations. As of October 3, 1998, there were 82 franchised Mrs. Fields brand stores open internationally.

  . Realize Purchasing and Overhead Cost Savings. As a result of the acquisitions of Great American and the stock and stores of certain of its franchisees, we expect to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of our enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $4.1 million for the year ended January 3, 1998. The savings include $2.2 million of savings on overhead at the operating company level and $1.9 million of cost savings related to one-time expenses of eliminating multiple headquarter facilities.

  . Pursue Further Strategic Acquisitions of Related Businesses. We intend to selectively pursue strategic acquisitions, in addition to the acquisitions of Great American and the stock and stores of certain of its franchises and other recent acquisitions, in order to expand our geographic presence and to achieve operating efficiencies. Our management has demonstrated its ability to identify and integrate new businesses through its acquisitions of the cookie and pretzel businesses of Original Cookie and Hot Sam, respectively, in September 1996 and the majority interest in Pretzel Time and the business of H&M in 1997.

Product Offerings

  Our product offerings consist primarily of:

    (1) fresh baked cookies, brownies, muffins, and other baked goods and

    (2) fresh baked sweet dough and "Bavarian" style pretzels.

  During the fiscal year 1997, pro forma for the acquisitions of Great American and the stock and stores of certain of its franchises, our revenue by product category consisted of the following:

     Cookies and Brownies................................................... 60%
     Pretzels............................................................... 20%
     Beverages.............................................................. 18%
     Other..................................................................  2%

  Cookies. The primary products of our cookie stores are a variety of cookies, which are baked in view of customers throughout the day. Secondary product lines include several varieties of brownies, muffins, other baked goods, gourmet coffees, frozen drinks and other beverages. Mrs. Fields stores, Original Cookie stores and Great American stores also sell decorated cookies ("cookie cakes") which are extra-large cookies decorated with customer-selected slogans purchased as gifts for special occasions, such as birthdays, Valentine's day, Father's day and Easter. Based on pounds of batter shipped, cookie cakes constitute the second largest volume product of Great American stores. We plan to utilize Great American's superior expertise in baking and marketing cookie cakes to enhance sales of the existing cookie cakes products in Mrs. Fields and Original Cookie stores.

  Baked products are made using only pure, high quality, vanilla, chocolate, raisins, nuts and other ingredients. To maintain product quality and consistency at both company-owned and franchised stores, Mrs. Fields and Original Cookie stores use centrally manufactured frozen dough, which is manufactured by outside suppliers according to proprietary formulas of Mrs. Fields. Great American stores use refrigerated batter that is shipped daily from the Atlanta production facility. All products must pass strict quality assurance and control steps at both the manufacturing plants and the stores.

  Pretzels. Through its Hot Sam and Pretzel Time stores, Mrs. Fields offers a wide variety of fresh-baked pretzels. Pretzels have become a popular snack due to consumers' attraction to salted snacks and the increased demand for snacks that are low in fat and cholesterol.

  Hot Sam is the largest U.S. retailer of fresh-baked "Bavarian" style pretzels. Pretzel Time stores offer all natural, hand-rolled sweet dough pretzels prepared with a variety of flavors and special toppings, including cheddar cheese, cream cheese and pizza sauce. In addition, Pretzel Time stores offer specialty pretzels and related products, such as cinnamon pretzels and cinnamon twists, as well as several recently introduced pretzel products, such as pretzel dogs, chocolate chip pretzels and caramel crunch pretzels.

  Product Development. We maintain a product development department which continually creates and tests new products to attract new customers and revitalize the interest of current customers. Once a new product is identified, we develop prototypes to determine the initial formula. For Mrs. Fields products, the formula is then scaled up for test production runs at one or more approved facilities. Once the product has been successfully produced, ingredient specifications, formulas, manufacturing processes, finished product specifications, shelf life, storage and distribution procedures are established. The new product is either immediately launched throughout the system, as in the case of seasonal items or simple line extensions, or test marketed in a limited number of stores. After a trial period to evaluate both consumer response and store operations' ability to handle the new product, it is fully commercialized, modified or discontinued. We continually review our selection of products in an effort to maximize daytime offerings and profitability. For example, new muffin flavors, bagels, croissants and a revitalized coffee program were recently introduced to enhance morning offerings, as cookies begin selling primarily after mid-day.

  In the cookie business, product development efforts are currently focused on a fresh-baked, sugar-free cookie dough and other products, such as low-fat brownies, reduced-fat cookies and seasonal items that are designed to capitalize on consumer trends and draw interest to our store locations. In the pretzel business, we have been testing "made-from-scratch" hand rolled pretzels, which serve as a platform for a variety of other products, such as jalapeno, cinnamon raisin and garlic pretzels with a sweet dough base, meat and cheese filled pretzel pockets and pretzelwiches (pretzel bun sandwiches).

Store Operations

  Store Base. As of October 3, 1998, Mrs. Fields' store portfolio consisted of 568 company-owned stores, 523 domestic franchised locations, 82 international franchised locations and 160 licensed locations. By concept, the stores are distributed as follows:

                                Company-owned
                         ----------------------------
                         Continuing
                          Company-  To Be    To Be     Domestic  International
                           Owned    Closed Franchised Franchised  Franchised   Licensed Total
                         ---------- ------ ---------- ---------- ------------- -------- -----
Mrs. Fields.............    137        6        7        181           82        160      573
Original Cookie.........     98       12       18        --           --         --       128
Great American..........     52       46       11        211          --         --       320
                            ---      ---      ---        ---          ---        ---    -----
Cookie Subtotal.........    287       64       36        392           82        160    1,021
                            ---      ---      ---        ---          ---        ---    -----
Pretzel Time............     85       10      --         131          --         --       226
Hot Sam.................     63        9       14        --           --         --        86
                            ---      ---      ---        ---          ---        ---    -----
Pretzel Subtotal........    148       19       14        131          --         --       312
                            ---      ---      ---        ---          ---        ---    -----
  Totals................    435       83       50        523           82        160    1,333
                            ===      ===      ===        ===          ===        ===    =====

  As of October 3, 1998, Mrs. Fields' domestic stores were located in 48 states. The following table represents states with ten or more outlets:

                              STORE GEOGRAPHY LIST

                                                                   % of Domestic
                                Company-                              Retail
State                            owned   Franchised Licensed Total    Outlets
-----                           -------- ---------- -------- ----- -------------
California.....................    83        54        16     153      12.25%
Texas..........................    48        44         5      97       7.77%
Florida........................    30        40        14      84       6.75%
New York.......................    39        21        16      76       6.08%
Ohio...........................    53         8        10      71       5.68%
Illinois.......................    33        18         9      60       4.80%
Michigan.......................    35        11         3      49       3.92%
Georgia........................    17        22         3      42       3.36%
Missouri.......................     8        33         1      42       3.37%
Pennsylvania...................    18        11        12      41       3.28%
Virginia.......................    20        14         3      37       2.96%
New Jersey.....................    12        13         8      33       2.64%
North Carolina.................     3        25         3      31       2.48%
Indiana........................    14         9         4      27       2.16%
Tennessee......................     4        20         3      27       2.16%
Arizona........................    14         9         3      26       2.08%
Colorado.......................     4        12         8      24       1.92%
Connecticut....................     6        12         5      23       1.84%
Maryland.......................    10         9         4      23       1.84%
Massachusetts..................    12         6         5      23       1.84%
Wisconsin......................    20         3       --       23       1.84%
Louisiana......................     9         9         2      20       1.60%
Washington.....................    11         9       --       20       1.60%
Alabama........................   --         15         3      18       1.44%
South Carolina.................     4        12         2      18       1.44%
Utah...........................     7         9         1      17       1.36%
Minnesota......................     4        10       --       14       1.12%
Nevada.........................     3         4         7      14       1.12%
Iowa...........................     4         9       --       13       1.04%
Oklahoma.......................     5         5         2      12       0.96%
Kansas.........................     5         4         1      10       0.80%
Kentucky.......................     3         6         1      10       0.80%
West Virginia..................     4         5         1      10       0.80%

  Configuration. We have developed a number of retail configurations that have wide application and adaptability to a variety of retail environments. In addition to the stores that have been designed for prime mall locations, we have developed other formats intended to extend our presence within and beyond mall locations. The introduction of frozen dough technology has led to a number of new store configurations, expanded product offerings in smaller outlets and non-traditional formats.

  Cookie Stores. All stores are uniformly designed in accordance with the Mrs. Fields, Original Cookie or Great American prototype, making extensive use of glass, painted wood, brass, mirrors, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their fresh-baked products using custom-made showcases. Store size ranges from 350 to 800 square feet, and the typical company-owned store is about 600 to 700 square feet with a minimum of about 15 linear feet of counter space. Locational possibilities for new stores include high traffic regional malls, central downtown shopping districts and recreational shopping environments.

  Mrs. Fields and its franchisees and licensees also operate cookie kiosks and carts in certain malls on a year-round basis. Kiosks have 100 to 250 square feet of retail space, supported by off-site storage and preparation space. Carts range in size from 30 to 92 square feet. Currently only the Great American kiosks have self-contained baking ovens. Because of their small size, carts and kiosks do not have baking equipment, and are supplied cookie products by a fully-equipped store usually located in the same mall. We plan to add baking equipment to carts and kiosks in malls, airports, convention centers, office buildings, street fronts and sports complexes, giving these outlets greater flexibility in the products they can offer. All designs contain retail display, small freezers and cash registers. We see expansion opportunities from the use of carts, which create incremental revenue at a relatively low cost in certain locations.

  All of the retail store configurations are executed to include the same high-quality marketing, merchandising and design features which customers have come to expect from Mrs. Fields. The store designs are bright with high-profile trademark identity. All products are baked throughout the day on the premises with ovens located in full view of the customer to support the "fresh-baked" image.

  Pretzel Stores. Hot Sam stores are uniformly designed in accordance with the Hot Sam brand, making extensive use of tile, stained wood, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their products using custom-made showcases. The typical company-owned pretzel store is about 500 square feet.

  Pretzel Time outlets have an average size of 700 square feet in both kiosks and store locations. Pretzel Time stores are designed to enable customers to enjoy watching the pretzels being rolled, twisted and baked, which underscores freshness and lends to the concept's growing appeal.

  Location and Leasing. Locational possibilities include any high pedestrian traffic areas, including second locations within malls, airport concourses, office building lobbies, hospitals, universities, stadiums, and supermarket foyers. Taking the impulse nature of its business into consideration, Mrs. Fields tries to locate its outlets in areas of high pedestrian traffic, with easy proximity to pedestrian traffic flow and at a distance from other food providers of any kind.

  The majority of Mrs. Fields' stores are located in shopping malls, with the vast majority of Mrs. Fields brand stores in malls falling into the "A" and "B" classifications, or the better-quality malls in the country. As of October 3, 1998, Mrs. Fields, including franchise locations, has a presence in 90% of the top 150 (as measured in sales per foot) "A" and "B" malls in the country. Malls in "A" and "B" classifications generally have the following characteristics:

  . Size greater than 700,000 square feet

  . Sales per square foot greater than $300

  . Population density greater than 150,000 people within a five-mile radius

  . Median family income greater than $50,000

  . Generally supported by national fashion anchor tenants

  . Located to minimize competition from other malls

  Great American stores are located primarily in high-traffic "B" malls.

  Marketing and Advertising. Mrs. Fields' in-house marketing department and an outside promotional agency emphase product sampling, local store marketing and brand name identification.

We advertise at the store level, using the aroma of fresh-baked cookies and the attractive arrangement of finished products to create a store ambiance that is conducive to sales. Recently we experimented with an advertising campaign with nationally televised commercials during peak holiday periods. We cultivate local customer loyalty by offering regular 20% discounts to employees in malls where stores are located and occasional other discounts. Historically we have spent relatively little on paid advertising, relying mainly on in-store signage, promotions and the public relations of Debbi Fields, who makes store visits and local media appearances throughout the country and internationally for Mrs. Fields. In addition to posters and display of products, we promote products by offering special packaging and selling other promotional items. A recent promotion for Mrs. Fields' 20th anniversary featured a tie-in with the popular Peanuts characters from the syndicated comic strip, a sweepstakes, and gifts with purchases. Mrs. Fields is currently working on developing catered corporate accounts for both company-owned and franchised stores and will be building awareness of products geared toward corporate accounts at the store level for the local market area and through catalogue sales. We also promote our products as gifts, particularly at holiday time.

  Great American's marketing strategy has emphasized strong merchandising of its products and the use of proactive sales techniques, including the free sampling of products and other methods intended to increase the size of customer orders.

  Mail Order Business. Our mail order division markets a variety of fresh-baked and other gift items through its mail order gift catalogue using toll free telephone numbers, including "1-800-COOKIES." The mail order division had $3.8 million in revenues during fiscal year 1997. We believe that there is significant potential in the mail order business and is developing this division by targeting both corporate customers and individuals with a history of purchases at Mrs. Fields stores. Sales from the mail order division for the fiscal year 1997 have increased approximately 61% over sales for the prior fiscal year.

  Customer Profile. We believe that our products are best targeted to a demographic profile which is relatively young, with upper-middle income levels. At the time of a May 1994 study, 66% of Mrs. Fields' customers were female and 34% were male, the mean age of a customer was 35.1 years of age, and 57% of customers had a household income of $50,000 or more. We believe that this demographic profile remains valid.

  Seasonality. Our sales and profitability in both the cookie business and the pretzel business are subject to seasonal fluctuation and are traditionally higher during the Thanksgiving and Christmas holiday season and other gift-giving holidays due to increased mall traffic and holiday gift purchases.

Supplies and Distribution

  Ingredients and Supplies. We rely primarily on outside suppliers and distributors for the ingredients used in our products and other items used in our stores. Mrs. Fields stores receive frozen products, made according to proprietary recipes of Mrs. Fields, from its primary supplier, Pennant Food Corp. Pennant uses stringent quality controls in testing ingredients and manufacturing, and products are not released for distribution unless they pass all quality control steps, including an evaluation of the finished baked product. Pennant's contract for making frozen products for Mrs. Fields is renewable every three years. Pennant supplies the majority of Mrs. Fields and Original Cookie frozen bakery product. J&J Foods, Inc. supplies the majority of the frozen pretzel dough to Hot Sam Stores. We have identified alternative suppliers for frozen dough at Mrs. Fields and Hot Sam. Pretzel Time stores buy a proprietary dry mix from selected distributors and mix and bake pretzels at individual stores. Pretzel Time franchisees buy from various distributors.

  Most supplies other than dough are ordered from distributors by either Mrs. Fields or the franchisee and are directly shipped to the store. We sell exclusively Coca-Cola soft drinks in Mrs. Fields, Original Cookie, Pretzel Time, Hot Sam and Great American stores under agreements with Coca-Cola USA Fountain.

  Great American stores receive "ready to bake" refrigerated batter from a batter facility in Atlanta, which Mrs. Fields acquired in the acquisition of Great American. The batter, which has a shelf life of about 90 days, is stored at the batter facility for an average of one to three weeks, depending on demand, before being shipped. Most other supplies are ordered from third-party vendors by Great American or the franchisee and are shipped directly to the store.

  Distribution. Regional distributors handle distribution of perishable and non-perishable items to Mrs. Fields and Original Cookie stores weekly. Regional distributors own and maintain all of the inventory, but are authorized to purchase inventory items only from authorized vendors at prices that have been negotiated by Mrs. Fields. Hot Sam distributes perishable and non-perishable items weekly to stores using seven different regional distribution companies. Pretzel Time franchisees use a variety of distributors. Mrs. Fields ships equipment related items, including smallwares equipment and oven parts, directly from public warehouses. Great American stores receive batter from the Atlanta batter facility by refrigerated common carrier.

Management Information Systems

  We have made a substantial investment in developing our point-of-sale ("POS") system, which gathers information transmitted daily to corporate headquarters from most of our Mrs. Fields brand continuing company-owned stores. We plan to install our upgraded back-office system, along with the POS registers and Pentium 333 machines, in our continuing company-owned Original Cookie stores, Hot Sam stores, Pretzel Time stores and certain Great American stores by August 1999.





  We are currently replacing our sales collection systems with software and hardware that is Year 2000 compliant. Replacement of the plant production and distribution software will take place in the first quarter of 1999 at an estimated cost of $50,000. For more information on our information technology, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000."

  Management is in the process of assessing Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to us. See "Risk Factors--Failures in Year 2000 Compliance Could Disrupt Our Operations."

Store Management

  Management Structure. We monitor all company-owned stores with a regionally based staff of district sales managers. District sales managers are responsible for monitoring all cookie and pretzel stores in their territory. Until recently, a separate staff of regionally based franchise operations consultants had monitored franchisees. We plan to consolidate the franchise operations consultants with the district sales managers. As a result, each district sales manager is responsible for overseeing approximately 30 company-owned or franchised cookie and pretzel stores within his or her region. Each district sales manager reports to one of the four regional vice-presidents of store operations. The field staff is also responsible for introducing new products and processes to the stores, ensuring proper implementation and quality control.

  Management Incentives. Each store has an on-site management team consisting of a manager and an assistant manager. The store manager is responsible for hiring, training and motivating store personnel. Each manager of a company-owned store is eligible for salary increases and bonuses based upon the performance of his or her store, including sales, profits and store appearance. We believe that our incentive and other programs for management have achieved a strong retention rate for managers. Without giving effect to the acquisition of Great American, 72% of Mrs. Fields' district sales managers have been with Mrs. Fields for at least four years (67% for over five years), and 51% of Mrs. Fields' store managers have been with Mrs. Fields for at least four years (40% for over five years).

  Training. We believe store managers are a critical component in creating an effective retail environment, and accordingly have developed ongoing programs to improve the quality and effectiveness of our store managers and to increase retention rates. New store managers are required to attend a two-week training program at our Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all Mrs. Fields personnel. New franchisees and store managers of Great American are required to attend a one-week training program at Great American's Atlanta training facility, known as "Cookie University." In addition, training courses are available throughout the year to all Great American and franchisee personnel.

Franchise Operations

  In accordance with our business strategy, we have been selling, and expect to continue to sell, selected company-owned stores to franchisees to reduce costs, increase profitability and provide for liquidity and development of additional stores in the future. We are also actively seeking to franchise new stores.

  Cookie Business. Each franchisee pays Mrs. Fields an initial licensing fee of $25,000 per Mrs. Fields store location and is responsible for funding the building-out of the new store and purchasing initial dough inventory and supplies, at a total cost of approximately $200,000 (including the initial franchise fee). However, the cost of opening a new store can vary based on individual operating and location costs. We also charge franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to us of 6% of the franchised store's annual gross sales, and an advertising fee of 1% of annual gross sales. We do not currently anticipate franchising Original Cookie stores.

  Franchisees come from a wide variety of business backgrounds and bring with them different operating styles and business objectives. Among our franchisees are full-time store operators, passive investors, retired professionals and people seeking a second source of income. The majority of Mrs. Fields franchisees own one store. As of October 3, 1998, the five largest Mrs. Fields franchisees operated 61 stores, and the largest Mrs. Fields franchisee operated 14 stores.

  Each Great American franchisee pays an initial licensing fee of $25,000 per store and is responsible for funding the build-out of the new store and purchasing initial batter inventory and supplies, at a total cost of approximately $164,000 (including the initial licensing fee). However, the cost of opening a new store can be significantly higher for franchisees who purchase existing company-owned stores and otherwise varies based on individual operating and location costs. We also charge franchisees a fee to purchase equipment and to provide other assistance in helping the franchisee to set up operations.

  Pretzel Business. We do not franchise Hot Sam stores. We are a franchisee of 94 Pretzel Time stores, with rights to sub-franchise, if desired. Each franchisee pays Pretzel Time an initial licensing fee of $25,000 per new Pretzel Time store location and is responsible for funding the building-out of the new store and supplies, at a total cost of approximately $190,000 to $240,000 (including the initial franchise fee). However, the cost of opening a new store can vary based on individual operating and location costs. Pretzel Time also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to Pretzel Time of 7% of the franchised store's annual gross sales, and a marketing fee of 1% of annual gross sales.

  Franchisee Recruiting and Training. We have been successful in recruiting franchisees and completing franchise transactions and believe we will continue to realize significant cash flow from franchising by:

    (1) emphasizing the use of proprietary dough that minimizes product quality issues and ensures a consistent product across all outlets,

    (2) frequent quality, service and cleanliness evaluations of franchised stores by operations support staff, and

    (3) initial and continuing training of franchisees to improve their financial and retail sales skills.

  We believe our franchisees are a critical component in creating an effective retail environment, and accordingly we make our ongoing programs available to franchisees to improve their quality and effectiveness. Franchisees are required to attend a two-week training program at our Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all franchisee personnel.

Licensing

  In the past few years, we have utilized a "branding" strategy which has capitalized on the highly-recognized Mrs. Fields brand to build traffic, expand sales, improve market share, and to increase profits through cultivating alternative channels of distribution. The following is a comprehensive list of branding strategies, with examples of current licensees within Mrs. Fields' system:

    Concept Licensing. We have developed a licensing program for non-mall retail outlets that enables us to enter difficult-to-reach markets and facilitate brand exposure through "presence" and "prestige" marketing. Our licensees duplicate the Mrs. Fields store concept and purchase dough from our various distributors. Several of these licensees are contract management companies that manage and operate food service in host locations. Our licensees and their respective distribution channels include Host Marriott in airports and travel plazas, ARAMark in stadiums and convention centers and Holiday Inn Worldwide in hotels.

    Retail Licensing. We plan to capitalize on our brand awareness and the perception of quality among consumers to expand the product line to include products sold in other retail environments, including refrigerated dough, dry-mix and non-food products, and other applications outside the original scope of our retail cookie store concept. A current example is Legacy Brands, which has the exclusive North American rights to retail frozen dough and offers Mrs. Fields Cookies frozen dough throughout the supermarket industry. Another licensee is Wham-O, Inc., which has a license to market the Mrs. Fields Baking Oven for children sold in most toy stores and through mass merchandisers.

    Supply Licensing. We currently have arrangements with United Airlines and TWA under which our mail order division sells cookies to the airlines and allows the airlines to promote the Mrs. Fields brand and products to their first-class customers. We are pursuing similar relationships to compete with other manufacturers' brands selling in this channel of business.

Competition

  We compete for both leasing opportunities and customers with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, including cinnamon rolls, yogurt, ice cream, baked goods and candy shops. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater resources than those of Mrs. Fields. We compete with these retailers on the basis of price, quality, location and service. We face competition from a wide variety of sources, including such companies as Cinnabon, Inc., TCBY Yogurt Inc., Auntie Anne's Soft Pretzels, and Baskin-Robbins 31 Flavors.

Properties

  As of October 3, 1998, we leased 1,029 retail stores, of which 445 were subleased to franchisees under terms which cover all obligations of Mrs. Fields thereunder. Under our franchise agreements, we have certain rights to gain control of a retail site in the event of default under the lease or the franchise agreement. Most of our operating leases provide for the payment of lease rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents which generally range from 8% to 10% of net retail store sales in excess of stipulated amounts. See "Risk Factors--We May Not Be Able to Obtain Leases in the Future" and "--We Have Continuing Obligations Under Real Estate Leases."

  We have a lease for 31,000 square feet of office space in Salt Lake City, Utah, which we use as our corporate headquarters. We also lease approximately 20,000 square feet of office space in Salt Lake City, Utah for its product development, training and mail order operations. We own substantially all of the equipment used in both of these facilities and in company-owned retail outlets. Great American owned its headquarters and batter production facility, located in a building of approximately 28,000 square feet in Atlanta, Georgia. We acquired this facility in the acquisition of Great American. Great American's headquarters have been transferred to Salt Lake City since the acquisition of Great American.

Employees

  As of January 3, 1999, we had approximately 6,614 employees in company-owned stores, of whom approximately 943 were store managers and assistant store managers, 58 were full-time sales assistants and 5,613 were part-time sales assistants. The typical Mrs. Fields store employs 5 to 13 employees. During the period from November through February, we may hire as many as 750 additional part-time employees to handle additional mall traffic. Most employees are paid on an hourly basis, except store managers. Our employees are not unionized. We have never experienced any significant work stoppages and believe that our employee relations are good.

  Many of our employees are paid hourly rates based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of January 3, 1999, 1,636 of our 6,614 employees in company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase is expected to negatively impact our labor costs, increasing wages by approximately $219,000 annually, but management believes this impact can be negated in the long-term through increased efficiencies in our operations and, as necessary, through retail price increases.

Trademarks

  We are the holder of numerous trademarks that have been federally registered in the United States and in other countries located throughout the world. We are a party to disputes with respect to trademarks none of which, in the opinion of management of Mrs. Fields, is material to our business, financial condition or results of operations.

Legal Proceedings; Government Regulation

  In the ordinary course of business, we are involved in routine litigation, including franchise disputes and trademark disputes. Except as described below, we are not a party to any legal proceedings which, in the opinion of management of Mrs. Fields, after consultation with legal counsel, is material to our business, financial condition or results of operations.

  In connection with the initial discussions relating to the acquisition of Great American, on or about September 12, 1997, 9 franchisees of Great American filed an action challenging a possible acquisition of Great American by Mrs. Fields. Under settlement agreements and waivers with certain Great American franchisees, such franchisees released all claims with respect to this litigation. It was a condition of the acquisition of Great American that this litigation be dismissed with prejudice. A motion dismissing the litigation with prejudice was filed on August 24, 1998. See "The Transactions--The Great American Transactions."

  Our stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information regarding the executive officers and directors of Mrs. Fields as of January 3, 1999. The directors are also directors of Mrs. Fields' Holding.

Name                      Age Title
----                      --- -----
Larry A. Hodges.........   49 Director, President and Chief Executive Officer
L. Tim Pierce...........   47 Senior Vice President, Chief Financial Officer and Secretary
Pat W. Knotts...........   43 Senior Vice President of Operations
Garry Remington.........   47 Senior Vice President of Real Estate
Michael R. Ward.........   40 Vice President of Administration and Legal Department
Herbert S. Winokur, Jr..   54 Chairman of the Board of Directors
Richard Ferry...........   61 Director
Debbi Fields............   42 Director
Nat Gregory.............   50 Director
Walker Lewis............   54 Director
Peter Mullin............   57 Director
Gilbert Osnos...........   69 Director

  Mr. Hodges has been President and Chief Executive Officer of Mrs. Fields Inc. and Mrs. Fields since March 1994, and a Director of Mrs. Fields and Mrs. Fields Holding since April 1993. From 1992 to 1994, Mr. Hodges was the Chief Executive Officer of Food Barn Stores, Inc. (Kansas City, Missouri). Earlier Mr. Hodges was a consultant to various manufacturers and retailers. For 25 years, Mr. Hodges was with American Stores Company where he served as President of two of its subsidiaries ranging in annual sales from $600 million to $2.3 billion. Mr. Hodges has over 32 years of experience in the retail field serving as president of four supermarket chains and consultant and director to large food companies. Mr. Hodges is a director of Ameristar Casinos, Inc. and Coinstar, Inc.

  Mr. Pierce has been Senior Vice President of Mrs. Fields Inc. and Mrs. Fields since December 1991, and Chief Financial Officer since August 1993. He was appointed Corporate Secretary in April 1995. Since joining Mrs. Fields Inc. in 1988 and prior to becoming Senior Vice President, Mr. Pierce had served as Vice President of Finance. He was also an Audit Manager and a Senior Audit Manager with Price Waterhouse in Salt Lake City, Utah, and New York, New York. Mr. Pierce is a certified public accountant and has also served on the Board of Directors of Mountain America Credit Union and currently serves as a Director of Pretzel Time.

  Mr. Knotts has been Senior Vice President of Mrs. Fields since October 1996. Mr. Knotts' responsibilities include all aspects of store operations and related support functions. Between January 1992 and October 1996, Mr. Knotts served as Executive Vice President of Operations for Original Cookie and Hot Sam, where he was responsible for store operations, marketing, purchasing, construction and store design. Mr. Knotts also held the position of Regional Vice President of Stores for Silo Inc., a $1 billion consumer electronics and major appliance chain.

  Mr. Remington has been Senior Vice President of Real Estate of Mrs. Fields since July 1997. Mr. Remington's responsibilities include all aspects of real estate, store construction, remodels and lease negotiations. Between October 1996 and July 1997, Mr. Remington served as Vice President of Real Estate for Sbarro, Inc. From 1994 to 1996, Mr. Remington held the position of Senior Vice President of Leasing for the Woolworth Corporation, with responsibilities for Footlocker, Champ Sports, Northern Reflections, Afterthoughts, and seven other divisions, and from 1992 to 1994, Mr. Remington was Vice President and Director of Leasing for the Woolworth Corporation, which he joined in 1972.

  Mr. Ward has been Vice President of Administration for Mrs. Fields since September 1996. Mr. Ward's responsibilities include management of the Human Resources Department, Benefits and the Legal Department.

Between 1991 and 1996, Mr. Ward's responsibilities were overseeing the Legal Department and the Human Resources Department for Mrs. Fields Inc. He is admitted to practice law in the State of Utah.

  Mr. Winokur has been Chairman of the Board of Directors of Mrs. Fields and Mrs. Field's Holding since their inception in September 1996. Mr. Winokur is managing member of Capricorn Holdings, L.L.C., the General Partner of Capricorn. Mrs. Fields is owned by Mrs. Fields' Holding, a portfolio company of Capricorn which owns the majority of Mrs. Field's Holding's stock. Mr. Winokur is President of Winokur Holdings, Inc. (an investment company) and Managing General Partner of Capricorn Investors, L.P. and Capricorn, private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is also a Director of NAC Re Corporation, The WMF Group, Ltd., Mrs. Fields Holding, DynCorp., and Enron Corp.

  Mr. Ferry has been a Director of Mrs. Fields since its inception in September 1996. Mr. Ferry is co-founder and Chairman of Korn/Ferry International, the world's leading executive search firm. Mr. Ferry is on the Board of Directors of Avery Dennison, Dole Food Company and Pacific Life Insurance Company.

  Debbi Fields has been a Director of Mrs. Fields since its inception in September 1996. Debbi Fields founded a predecessor to Mrs. Fields in 1977 and served as President and Chief Executive Officer until 1993. She currently serves on the Board of several non-profit organizations and lectures throughout the United States to Fortune 500 companies. Debbi Fields is a director of Outback Steakhouse, Inc.

  Mr. Gregory has been a Director of Mrs. Fields since its inception in September 1996. Since 1993, Mr. Gregory has served as Chairman and Chief Executive Officer of NATCO, an international supplier of oilfield production equipment, which is a portfolio company of Capricorn. Prior to that he served as Managing Director of Smith Barney from 1991 to 1993. Mr. Gregory is a member and managing director of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and a director of Marine Drilling Companies, Inc.

  Mr. Lewis has been a Director of Mrs. Fields since its inception in September 1996. Mr. Lewis is the Chairman of Devon Value Advisers. Mr. Lewis served as Chairman of Strategic Planning Associates, specializing in shareholder value strategies. Mr. Lewis was a Senior Advisor at Dillon Read & Co., Inc. and his company, Devon Value Advisors, continues to act as a consultant to Dillon Read. He was a Managing Director of Kidder, Peabody & Co., Inc., President of Avon North America and Executive Vice President of Avon Products, Inc. Mr. Lewis has served on the Board of Directors of Owens Corning, American Management Systems, Incorporated, Jostens, Inc., Marakon Associates and London Fog.

  Mr. Mullin has been a Director of Mrs. Fields since its inception in September 1996. Mr. Mullin founded Mullin Consulting, Inc. in Los Angeles in 1969, and serves as its Chairman and Chief Executive Officer. He also co-founded Strategic Compensation Associates and serves as Chairman of the firm's Executive Committee. Mr. Mullin is a member of the Board of Directors of Avery Dennison Corporation, 1st Business Bank, Process Technology Holdings, Inc., Golden State Vintners, M Life Insurance Company and the Board of Advisors of CMS Companies.

  Mr. Osnos has been a Director of Mrs. Fields since its inception in September 1996. Mr. Osnos has served since 1992 as Chairman of Osnos & Company, which provides interim management to companies. He has served as Interim President/CEO/COO to a large array of companies in manufacturing, distribution, retailing and service industries. In 1979 he joined the predecessor firm and became a partner in 1981. He has been Chairman of the Turnaround Management Association and a member of its Board since prior to 1993. He is also on the Board of Directors of Furr's/Bishop's, Inc. and Dunham's Athleisure Corp.

Executive Compensation

  The following table sets forth information with regard to compensation for services rendered in all capacities to Mrs. Fields by its Chief Executive Officer, the four other most highly compensated executive officers of Mrs. Fields other than the CEO who were serving as executive officers at the end of the last completed fiscal year and one additional individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Information set forth in the table reflects compensation earned by such individuals for services with Mrs. Fields or its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                Long Term Compensation
                               Annual Compensation                      Awards
                       -------------------------------------- ----------------------------
                                                    Other     Restricted     Securities
                                                    Annual      Stock        Underlying     All Other
       Name and              Salary   Bonus      Compensation  Award(s)    Options/SARS(7) Compensation
  Principal Position   Year   ($)      ($)           ($)         ($)             (#)           ($)
  ------------------   ---- -------- --------    ------------ ----------   --------------- ------------
Larry Hodges           1998 $339,583 $150,000       $4,833     $   --              --        $471,000(8)
 President and CEO     1997  300,000  185,412        2,177      50,000(6)          --             --
                       1996  262,834      --         1,656         --          229,992            --
L. Tim Pierce          1998  193,430   70,000        2,634         --              --             --
 Senior Vice President 1997  175,000  103,607        1,287         --              --          71,867(8)
 and CFO               1996  167,723      --         1,107         --           32,856         33,000(1)
Pat Knotts             1998  191,699   70,000          --          --              --             --
 Senior Vice President 1997  162,500   27,321          --          --              --          23,920(3)
 Operations            1996  172,490  267,212(2)       --          --           32,856          2,912(4)
Michael Ward           1998  135,385   50.000        1,370         --              --             --
 Vice President        1997  109,904   56,393          619         --              --          39,488(8)
 Legal and
  Administration       1996   83,020      --           526         --           24,642            --
Garry Remington        1998  180,000   33,945          --          --              --             --
 Senior Vice President 1997   82,859      --           --          --           24,642         46,707(5)
 Real Estate           1996      --       --           --          --              --             --

--------

(1) Represents forgiveness of a loan made by Mrs. Fields Inc. in 1993.
(2) Represents payments under retention and employment agreements from Original Cookie/Hot Sam.
(3) Represents payment of relocation expenses of $20,920 and a grant of $3,000 under the Original Cookie 401(k) plan.
(4) Represents a grant under the Original Cookie 401(k) plan.

(5) Represents payment of relocation expenses.

(6) 50% of the restricted shares vest on January 1, 1999 and the other 50% vest on January 1, 2000.

(7) The stock options for common stock of Mrs. Fields' Holding have 10-year terms and were granted as of September 1996, with the exception of Garry Remington's, which were granted as of July 1997. All options have an exercise price of $10.00 per share, with the exception of Garry Remington's, which have an exercise price of $13.00 per share.

(8) Represents payment under Mrs. Field's Inc. Management Value Creation Plan.

Option Grants and Exercises

  The Board of Directors of Mrs. Fields' Holding recently approved the provisions of a director stock option plan (the "Director Stock Option Plan"), providing for the issuance of common stock, par value $.001 per share, of Mrs. Fields' Holding to directors of Mrs. Fields' Holding, and an employee stock option plan (the "Employee Stock Option Plan" and, together with the Director Stock Option Plan, the "Plans"), providing for the issuance of options to purchase common stock of Mrs. Fields' Holding to officers and other employees of Mrs. Fields' Holding and its subsidiaries, including Mrs. Fields. The Plans provide for the issuance of options to purchase an aggregate of 542,840 shares of common stock of Mrs. Fields' Holding to directors of Mrs. Field's Holding and officers and employees of Mrs. Fields' Holding's subsidiaries, including Mrs. Fields, of which 375,840 shares, representing approximately 10% of the total common stock of Mrs. Fields' Holding on a fully diluted basis, after giving effect to the issuance of stock pursuant to the warrants to purchase common stock of Mrs. Fields' Holding and to issuances of stock pursuant to options currently issued to directors and employees under the Plans, have been issued. See "Beneficial Ownership of Capital Stock."

Board Compensation

  The Board of Directors of Mrs. Fields meets regularly on a quarterly basis and more often as required. Board members, other than officers of Mrs. Fields and Mr. Winokur, Mr. Gregory and Ms. Fields, are compensated for services rendered annually as follows:

    (1) $12,000 cash; and

    (2) grants of options to purchase common stock of Mrs. Fields' Holding, pursuant to the Director Stock Option Plan.

  The Board of Directors of Mrs. Fields' Holding recently approved the award of options under the Director Stock Option Plan to purchase 3,350 shares of common stock of Mrs. Fields' Holding to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur as of January 1, 1997, at an exercise price of $10.00 per share, and the award of options to purchase 1,792 shares of common stock of Mrs. Fields' Holding as of January 1, 1998, at an exercise price of $16.74 to each of the same directors, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

  The Board members were also offered an opportunity to acquire shares of common stock of Mrs. Fields' Holding pursuant to a director stock purchase plan (the "Director Stock Purchase Plan"). Such compensation in shares that would be payable or issuable to Messrs. Winokur and Gregory will be paid to Capricorn. A total of 51,667 vested shares of common stock of Mrs. Fields' Holding and 28,333 restricted shares of common stock of Mrs. Fields' Holding have been issued to directors and officers of Mrs. Fields under the Director Stock Purchase Plan.

Board Committees

  Three functioning committees of the Board have been organized: an Executive Committee, a Compensation Committee and an Audit Committee. Following is a brief description of each of these committees.

  Executive Committee. The Executive Committee is composed of Messrs. Winokur (Chairman), Gregory and Hodges. The purpose of this committee is to act on the behalf of the entire Board of Directors between Board meetings.

  Compensation Committee. The Compensation Committee is composed of Messrs. Gregory (Chairman), Mullin and Lewis. The purpose of this committee is to ensure that Mrs. Fields has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel of a quality and nature that will enhance the growth and profitability of Mrs. Fields.

  Audit Committee. The Audit Committee is comprised of Messrs. Ferry (Chairman) and Osnos. The purpose of the Audit Committee is to provide oversight and review of Mrs. Fields' accounting and financial reporting process in consultation with Mrs. Fields' independent and internal auditors.

Indemnification and Compensation

  Mrs. Fields' By-Laws authorize Mrs. Fields to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

Employment Agreements

  All of the executive officers are parties to employment agreements with Mrs. Fields. Each employment agreement provides for a period of employment of two years (or three years, in the case of Larry Hodges) from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. Each employment agreement permits the employee to participate in any incentive compensation plan adopted by Mrs. Fields to replace the Fiscal 1994 Incentive Compensation Plan of Mrs. Fields Inc., benefit plans and an equity-based plan or arrangement. If Mrs. Fields terminates employment for cause or if the employee terminates employment without good reason, Mrs. Fields has no further obligation to pay the employee. If Mrs. Fields terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The employment agreement prohibits the employee, for a year from the date of termination of employment under the agreement, from becoming an employee, owner, officer, agent or director of a firm or person that directly competes with Mrs. Fields in a line or lines of business of Mrs. Fields' that accounts for 10% or more of Mrs. Fields' gross sales, revenues or earnings before taxes. An exception is made for investments of not more than 3% of the equity of a company listed or traded on a national securities exchange or an over-the-counter securities exchange. The employment agreements have customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances. The employees who have such employment agreements, and their base salaries, are: Larry Hodges, President and Chief Executive Officer, $350,000,
L. Tim Pierce, Senior Vice President, Chief Financial Officer and Secretary, $200,000, Pat Knotts, Senior Vice President of Operations, $215,000, Michael Ward, Vice President of Administration and Assistant Secretary, $140,000 and Garry Remington, Senior Vice President of Real Estate, $190,000.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

  As of the date of this prospectus, all of the capital stock of Mrs. Fields is owned by Mrs. Fields' Holding, whose address is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The following table sets forth certain information, as of January 2, 1999, believed by us to be accurate based on information provided to it concerning the beneficial ownership of common stock by each stockholder who is known by Mrs. Fields to own beneficially in excess of 5% of the outstanding common stock, and by each director, Mrs. Fields' Chief Executive Officer, each of Mrs. Fields' other four most highly compensated executive officers and all officers and directors as a group, as of January 2, 1999. The stockholders listed below are deemed beneficial owners of common stock of Mrs. Fields as a result of their ownership of common stock of Mrs. Fields' Holding, the owner of 100% of the capital stock of Mrs. Fields. Except as otherwise indicated, all persons listed below have (1) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (2) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of common stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of January 2, 1999 and give effect to the exercise of the warrants issued by Mrs. Fields' Holding. See "Management--Option Grants and Exercises" and "--Board Compensation," As of January 2, 1999, there were eight record holders of common stock of Mrs. Fields' Holding.

                                                              Common Stock
                                                          --------------------
                                                          Number of Percentage
 Title of Class          Name of Beneficial Owner          Shares    of Class
 --------------          ------------------------         --------- ----------
                                 Capricorn Investors II,
 Common stock, par       L.P.(1)(2)(3)..................  3,080,094   86.6%
 value $0.001 per share, Larry Hodges(2)(3).............     75,998    2.1%
 of Mrs. Fields' Holding Peter Mullin(2)(3).............     17,323    0.5%
                         Richard Ferry(2)(3)............     12,323    0.3%
                         Walker Lewis(2)(3).............      9,823    0.3%
                         Gilbert Osnos(2)(3)............      9,823    0.3%
                         L. Tim Pierce(3)...............     11,500    0.3%
                         Pat Knotts(3)..................     11,500    0.3%
                         Michael Ward(3)................      9,857    0.3%
                         Garry Remington(3).............      4,792    0.1%
                         All executive officers and
                          directors
                          as a group (11
                          persons)(2)(3)(4).............  3,243,033   91.2%

--------
(1) The address of Capricorn is 30 East Elm Street, Greenwich, CT 06830.

(2) Larry Hodges, Peter Mullin, Richard Ferry, Walker Lewis and Gilbert Osnos are directors of the Company. Herbert Winokur and Nat Gregory are managing member and member, respectively, of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and are directors of Mrs. Fields. See "Management."

(3) The shares and percentages include shares subject to options granted to directors and officers of Mrs. Fields that are currently vested as of January 2, 1999, as follows: Capricorn, 4,246 shares; Mr. Hodges, 45,998 shares; Mr. Mullin, 2,323 shares; Mr. Ferry, 2,323 shares; Mr. Lewis, 2,323 shares; Mr. Osnos, 2,323 shares; Mr. Pierce, 11,500 shares; Mr. Knotts, 11,500 shares; Mr. Ward, 9,857 shares; and Mr. Remington, 4,792 shares; all executive officers and directors as a group, 97,185.

(4) Includes shares beneficially owned by Capricorn.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Agreements with Debbi Fields and Affiliates. In November 1996, Mrs. Fields entered into a consulting agreement with Debbi Fields, a director of Mrs. Fields, under which Debbi Fields travels and performs public relations and advertising activities on behalf of Mrs. Fields for at least 50 days a year for a fee of $250,000 per year, with an option to perform 20 additional days a year for additional pay of $5,000 per day. The compensation increased by 10% a year beginning on January 1, 1999. The consulting agreement expires on December 31, 1999. Mrs. Fields may terminate the consulting agreement for cause and Debbi Fields may terminate the consulting agreement at any time. Under the consulting agreement, Debbi Fields may not disclose any confidential information of Mrs. Fields, such as recipes and trade secrets, and may not, without the prior written consent of Mrs. Fields, compete with Mrs. Fields.

  In addition, Mrs. Fields has a license agreement with FSG Holdings, Inc., a Delaware Corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of Mrs. Fields in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to Mrs. Fields as a license fee.

  Mrs. Fields, until recently, leased certain office space to an entity which is owned in part by Debbi Fields. Billings to the entity for the period from inception (September 18, 1996) to December 28, 1996, the fiscal year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998 totaled approximately $60,000, $274,000, $204,000 and $0, respectively, of which approximately $29,000, $23,000 and $0 is included in accounts receivable as of December 28, 1996, January 3, 1998 and October 3, 1998, respectively. The lease was terminated in the first quarter of fiscal year 1998. Mrs. Fields believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  Arrangements with Walker Lewis. Mr. Lewis, a director of Mrs. Fields, acts as a consultant and an advisor to Dillon Read. In early 1997, Mrs. Fields paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of Mrs. Fields in September 1996. In addition, Mr. Lewis' company, Devon Value Advisers, received a fee of $250,000, plus expenses, from Mrs. Fields in the first quarter of 1998 pursuant to an agreement to provide advisory acquisition and consulting services to Mrs. Fields. Mrs. Fields believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  Korn/Ferry Agreement. Mrs. Fields has paid fees of approximately $47,000, $157,000, $147,000 and $47,000 during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively, to Korn/Ferry International, an executive search firm of which Richard Ferry, a director of Mrs. Fields, is the Chairman, in connection with the hiring of employees for Mrs. Fields. Mrs. Fields believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.

  Arrangements With Mrs. Fields' Holding. Mrs. Fields and Mrs. Fields' Holding expect to enter into a Tax Sharing Agreement as defined in and permitted by the indenture. See "Description of Notes--Certain Covenants."

  As of December 28, 1996, January 3, 1998 and October 3, 1998, Mrs. Fields had receivables of approximately $39,000, $89,000 and $478,000 due from Mrs. Fields' Holding and payables of $98,000, $105,000 and $0 due to Mrs. Fields' Holding, respectively. The receivables stem primarily from goods sold and an allocation of payroll and other operating expenses. Mrs. Fields believes that the terms of the sale and allocations are essentially equivalent to the terms that would have been obtained from an unaffiliated third party in a similar transaction.

  At the time of the offering of notes in November 1997, Mrs. Fields' Holding, which is majority owned by Capricorn, was the holder of a $4,643,000 principal amount subordinated note of Mrs. Fields. Mrs. Fields accrued interest of $130,000 in fiscal year 1996 and $441,000 through November 26, 1997. All accrued interest was paid in fiscal year 1997. The principal amount of this note was converted into common equity of Mrs. Fields in connection with the refinancing of certain debt of Mrs. Fields and Mrs. Fields' Brand. Messrs. Winokur and Gregory, directors of Mrs. Fields' Brand, are, respectively, the manager and managing director of Capricorn Holdings, the General Partner of Capricorn.

  Arrangements with MIDIAL. At the time of the offering of notes in 1997, a subsidiary of MIDIAL was the holder of $27,000,000 in total principal amount of senior notes of Mrs. Fields and $8,400,000 in aggregate principal amount of subordinated notes of Mrs. Fields as to which Mrs. Fields had accrued or paid interest of $683,000 in 1996 and of $3,177,000 through November 26, 1997. In connection with the refinancing of certain debt of Mrs. Fields and Mrs. Fields' Brand, Mrs. Fields repaid all such notes and related interest. Mr. de Carbonnel, a former director of Mrs. Fields, serves as Chairman and Chief Executive Officer of MIDIAL. See "The Transactions."

  Incentive Arrangements. Under a senior management value creation plan that was adopted by Mrs. Fields Inc. and assumed by Mrs. Fields at the time of its formation in September 1996, the following payments were made in 1998: $471,484 to Mr. Hodges; $71,867 to Mr. Pierce; $39,488 to Mr. Ward; and $71,078 to a vice president of Mrs. Fields Inc. Mr. Hodges used $250,000, representing substantially all of this payment after his payment of related taxes, to purchase 25,000 shares of common stock of Mrs. Fields' Holding at $10.00 per share.

  Director Stock Purchase Plan. Each of the directors of Mrs. Fields was offered an opportunity to purchase common stock of Mrs. Fields Holding under the Director Stock Purchase Plan. Under the Director Stock Purchase Plan, shares of common stock of Mrs. Fields' Holding, either restricted or vested, can be issued to outside directors of Mrs. Fields' Holding and its subsidiaries, including Mrs. Fields. Restricted shares vest 50% on January 1, 1999 and 50% on January 1, 2000, or earlier, upon a change of control of Mrs. Fields' Holding or Mrs. Fields. See "Management--Board Compensation." A total of 51,667 vested shares of common stock of Mrs. Fields Holding and 28,333 restricted shares of common stock of Mrs. Fields Holding have been issued to directors and officers of Mrs. Fields under the Director Stock Purchase Plan.

  The Plans. Under the Employee Stock Option Plan, a committee of the Board is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards to officers and other employees of Mrs. Fields' Holding and its subsidiaries, including Mrs. Fields, of options for common stock of Mrs. Fields' Holding. The Employee Stock Option Plan provides for the issuance of three types of options. Performance vested options are deemed to be vested 20% for fiscal year 1997 and vest an additional 20% per year for each subsequent fiscal year in which there is a 10% increase in the implied valuation of Mrs. Fields, which is equal to the excess of 5.5 times Adjusted EBITDA for such fiscal year over net debt at the end of such fiscal year. Time vested options vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of Mrs. Fields' Holding or Mrs. Fields. Upside options vest upon the earlier to occur of the expiration of such option and a change of control, in accordance with certain internal rate of return targets:

  (1) if the IRR through the vesting date is less than 20%, the option will not vest;

  (2) if the IRR is from 20% to 24.99%, the option will vest one-third;

  (3) if the IRR is from 25% to 29.99%, the option will vest two-thirds;
      and

  (4) if the IRR is at least 30%, the option will vest in full.

  IRR means, as of any date, the internal rate of return, determined in accordance with generally accepted practice, on one share of common stock of Mrs. Fields' Holding calculated from September 18, 1996, through the date as of which the determination is being made, using

  (1) a value of $10.00 per share at September 18, 1996 (subject to certain adjustments),

  (2) if the relevant date is the date of a change of control, the value paid pursuant to or implicit in the change of control transaction (as determined in good faith by a committee of the Board of Directors), and

  (3) if the relevant date of determination is the expiration of such option, the value determined in good faith based on the implied valuation for the four most recent fiscal quarters for which financial statements are available.

  An total of 492,840 shares of common stock of Mrs. Fields' Holding have been reserved for issuance under the Employee Stock Option Plan. Stock issued under the Employee Stock Option Plan is subject to customary restrictions on transfer.

  Under the Director Stock Option Plan, a committee of the Board is authorized to administer the Director Stock Option Plan and has the power, among other things, to grant awards of options for common stock of Mrs. Fields' Holding to outside directors of Mrs. Fields' Holding and its subsidiaries, including Mrs. Fields. The Director Stock Option Plan provides for the issuance of time vested options, which vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of Mrs. Fields' Holding or Mrs. Fields. An aggregate of 50,000 shares of common stock of Mrs. Fields' Holding are reserved for issuance under the Director Stock Option Plan. Common stock of Mrs. Fields' Holding issued under the Director Stock Option Plan is subject to customary restrictions on transfer. Options have been awarded under the Director Stock Option Plan to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur to purchase 3,350 shares of common stock of Mrs. Fields' Holding as of January 1, 1997, at an exercise price of $10.00 per share, and to purchase 1,792 shares of common stock of Mrs. Fields' Holding as of January 1, 1998, at an exercise price of $16.74 per share, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

  The Stockholders' Agreement. Mrs. Fields' Holding has entered into a stockholders' agreement with its stockholders. The stockholders' agreement gives rights of first refusal to Mrs. Fields' Holding if any Mrs. Fields' Holding stockholder receives an offer to purchase common stock of Mrs. Fields' Holding and, if Mrs. Fields' Holding does not exercise its rights, gives the rights of first refusal to other Mrs. Fields' Holding stockholders. In the event of a sale to a third party approved by Capricorn, Capricorn has the right to require the other Mrs. Fields' Holding stockholders to sell their common stock of Mrs. Fields' Holding (the "Drag Along"). If Capricorn sells any common stock of Mrs. Fields' Holding, the other Mrs. Fields' Holding stockholders will have the opportunity to sell their common stock of Mrs. Fields' Holding in proportion to their holdings (the "Tag Along"). The stockholders' agreement also provides for piggyback registration rights for all Mrs. Fields' Holding stockholders, and gives one Mrs. Fields' Holding stockholder demand registration rights. The stockholders' agreement gives Mrs. Fields' Holding the option to purchase all of the common stock of Mrs. Fields' Holding held by an officer or director that holds common stock of Mrs. Fields' Holding if such officer or director is terminated. If an officer or director is terminated other than for cause, the officer or director has the right to sell shares to Mrs. Fields' Holding. The stockholders' agreement provides for customary restrictions on transfer of common stock of Mrs. Fields' Holding. The holders of warrants to purchase common stock of Mrs. Fields' Holding will be subject to the Drag Along and benefit from the Tag Along.

                              DESCRIPTION OF NOTES

  You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Mrs. Fields" refers only to Mrs. Fields' Original Cookies, Inc. and not to any of its subsidiaries.

  We will issue the 10 1/8% Series B Senior Notes due 2004 (the "new notes") under an indenture among Mrs. Fields, the guarantors and The Bank of New York, as Trustee. The terms of the new notes being offered in the Exchange Offer include those stated in the indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The term "old notes" refers to the Series A 10 1/8% Senior Notes due 2004 (the "Series A Notes") and Series C 10 1/8% Senior Notes due 2004 (the "Series C Notes"). The term "notes" refers to outstanding notes previously issued under the indenture, including the old notes, and the new notes.

  The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement which includes this prospectus.

Brief Description of the Notes and the Guarantees

 The notes

  These notes:

    . are general unsecured obligations of Mrs. Fields;

    . are senior in right of payment to all subordinated Indebtedness of Mrs. Fields;

    . are equal in right of payment to all existing and future senior
      Indebtedness of Mrs. Fields; and


    . are unconditionally guaranteed on a senior basis by the guarantors.

  As of January 2, 1999, Mrs. Fields had approximately $8.5 million in Indebtedness other than the notes.

 The Guarantees

  "guarantors" means each of :

    (1)The Mrs. Fields' Brand; and

    (2)any other Subsidiary that executes a guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

  A "Subsidiary" means, with respect to any person,

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  These notes are guaranteed by the following subsidiaries of Mrs. Fields:

  The Mrs. Fields' Brand, Inc.

  Great American Cookie Company, Inc.

  Pretzelmaker Holdings, Inc.

  The guarantees of these notes:

    . are general unsecured obligations of each guarantor;

    . are senior in right of payment to all subordinated Indebtedness of each guarantor; and

    . are equal in right of payment to any existing and future senior
      Indebtedness of each guarantor.

  As of January 2, 1999, Mrs. Fields' subsidiaries had approximately $900,000 in indebtedness and had preferred stock with a value upon liquidation of $1.3 million, substantially all of which is senior in right of payment to the notes. The indenture will permit us and the guarantors to incur additional Indebtedness.

  The notes will be guaranteed by any additional guarantors.

Principal, Maturity and Interest

  Mrs. Fields can issue up to $200.0 million of notes under the indenture. Before August 1998, Mrs. Fields had issued $100.0 million of notes under the indenture. Mrs. Fields issued an additional $40.0 million of Series C Notes on August 24, 1998.

  . Interest on the notes will accrue at the rate of 10 1/8% per annum.

  . We will pay interest on the new notes semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999. We will make each interest payment to holders of record of the new notes on the immediately preceding May 15 and November 15.

  . Interest on the new notes will accrue from the date it was most recently paid. We will compute interest on the basis of a 360-day year comprised of twelve 30-day months.

  . Old notes that are accepted for exchange will cease to accrue interest from and after the date the Exchange Offer is consummated.

  . The notes mature on December 1, 2004.

Methods of Receiving Payments on the Notes

  If a holder has given wire transfer instructions to us, we will make all principal, premium and interest and, if any, liquidated damages, payments on those notes in accordance with those instructions. All payments on the notes will be made at the office or agency that we maintain within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders. Until we designate otherwise, our office or agency in New York will be the office of the Trustee.

Transfer and Exchange

  A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Mrs. Fields may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

  The registered holder of a note will be treated as the owner of it for all purposes.

Guarantees

  The guarantors will, jointly and severally, unconditionally guarantee Mrs. Fields' obligations under these notes on a senior unsecured basis. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Risks. Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void Payments Under the Notes and Guarantees and Require Noteholders to Return Payments Received."

  A guarantor may not consolidate with or merge with or into (whether or not such guarantor is the surviving Person), another Person unless:

  (1) the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

  (2) immediately after giving effect to that transaction, no Default or Event of Default exists;

  (3) such guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth immediately after giving effect to such transaction equal to or greater than the Consolidated net Worth of such guarantor immediately preceding the transaction; and

  (4) Mrs. Fields would be permitted by virtue of giving effect to its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at lest $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption: "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  A Default means any event that is or with the passage of time or the giving of notice or both would be an Event of Default. Events of Default are listed under "Event of Default and Remedies" below.

  The guarantee of a guarantor will be released:

    (1) in connection with any sale or other disposition of all of the assets of that guarantor (including by way of merger or consolidation), if Mrs. Fields applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the indenture; or

    (2) in connection with any sale of all of the capital stock of a guarantor (including by way of a merger or consolidation), if Mrs. Fields applies the Net Proceeds of that sale in accordance with the applicable provisions of the indenture; or

  In the event of a sale or other disposition of all of the assets of a Guarantor, the corporation acquiring the property will be released.

  See "Redemption at the Option of Holders--Asset Sales."

Optional Redemption

  Until November 20, 2001, Mrs. Fields may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes ever issued under the indenture at a redemption price of 110.125% of the principal amount of such notes, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that

  (1) at least 65% of the in aggregate principal amount of notes ever issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and

  (2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

  Except pursuant to the preceding paragraph, the notes will not be redeemable at Mrs. Fields' option prior to December 1, 2001.

  After December 1, 2001, Mrs. Fields may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2001..............................................................  103.375%
   2002..............................................................  101.688%
   2003 and thereafter...............................................  100.000%

Mandatory Redemption

  Except as set forth below under the caption "Repurchase at the Option of Holders," Mrs. Fields is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require Mrs. Fields to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Mrs. Fields will offer a Change of Control Payment in cash equal to 101% of the total principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, and liquidated damages, if any, to the date of purchase. Within 60 days following any Change of Control, Mrs. Fields will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Mrs. Fields will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

  On the Change of Control Payment Date, Mrs. Fields will, to the extent lawful:

  (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the total principal amount of notes or portions thereof being purchased by Mrs. Fields.

  The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Mrs. Fields will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The provisions described above that require Mrs. Fields to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Mrs. Fields repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

  Indebtedness of Mrs. Fields currently prohibits, and it is expected that future Indebtedness of Mr. Fields will prohibit, certain events that would constitute a Change of Control. In addition, the exercise by the holders of notes of their right to require Mrs. Fields to repurchase the notes, could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on Mrs. Fields. Finally, Mrs. Fields' ability to pay cash to the holders of notes upon a repurchase may be limited by Mrs. Fields' then existing financial resources.

  Mrs. Fields will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Mrs. Fields and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Mrs. Fields and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting, the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mrs. Fields to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mrs. Fields and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

  (1) Mrs. Fields (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2) such fair market value is

    (a) evidenced by an Officers' Certificate delivered to the Trustee, in the case of an Asset Sale or Asset Sales aggregating $10,000 or more; or

    (b) determined by Mrs. Fields' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, in the case of any Asset Sale having a fair market value or resulting in net proceeds in excess of $5.0 million; and

  (3) at least 75% of the consideration therefor received by Mrs. Fields or such Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities (as shown on Mrs. Fields' or such Subsidiary's most recent balance sheet), of Mrs. Fields or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Mrs. Fields or such Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by Mrs. Fields or any such Subsidiary from such transferee that are immediately converted by Mrs. Fields or such Subsidiary into cash (to the extent of the cash received in that conversion).

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, Mrs. Fields may apply such Net Proceeds at its option:

  (1) to repay senior Indebtedness of Mrs. Fields or any guarantor;

  (2) to make a Permitted Investment;

  (3) to make a capital expenditure in a Permitted Business; or

  (4) to acquire long-term assets in a Permitted Business.

  Pending the final application of any such Net Proceeds, Mrs. Fields may temporarily reduce Indebtedness under a Credit Facility, including the credit agreement with La Salle National Bank, or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, Mrs. Fields will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Mrs. Fields may use such Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

  If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

  No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any other payment or distribution on account of Mrs. Fields' or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Mrs. Fields) or to the direct or indirect holders of Mrs. Fields' or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mrs. Fields or dividends or distributions payable to Mrs. Fields or any Wholly Owned Subsidiary of Mrs. Fields that is a guarantor);

  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mrs. Fields) any Equity Interests of Mrs. Fields or any direct or indirect parent of Mrs. Fields or other Affiliate of Mrs. Fields (other than such Equity Interests owned by Mrs. Fields or any Wholly Owned Subsidiary of Mrs. Fields);

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

  (4) make any Restricted Investment (all such payments and other actions
      (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and


  (2) Mrs. Fields would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mrs. Fields and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) or (4) of the next succeeding paragraph), is less than the sum of

    (a) 50% of the Consolidated Net Income of Mrs. Fields for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Mrs. Fields' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b) 100% of the aggregate net cash proceeds (other than proceeds referred to in the proviso to the first sentence of the definition of "Investments") received by Mrs. Fields since the Issue Date of Equity Interests of Mrs. Fields (other than Disqualified Stock, but including the capital contribution from Mrs. Fields Holding, on August 24, 1998) or Disqualified Stock or convertible debt securities that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Mrs. Fields and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

    (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of

      (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and

      (2)  the initial amount of such Restricted Investment.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

  The preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Mrs. Fields in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mrs. Fields) of, other Equity Interests of Mrs. Fields (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4) the payment of any dividend by a Subsidiary of Mrs. Fields to the holders of any Equity Interests on a pro rata basis; and

  (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mrs. Fields or any Subsidiary of Mrs. Fields held by any member of Mrs. Fields' (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed, in any twelve-month period, $250,000, plus the amount of cash proceeds received by Mrs. Fields from any reissuance of Equity Interests by Mrs. Fields to members of management of Mrs. Fields or its Subsidiaries during such period, which aggregate amount shall in no event exceed $500,000 in any such period, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

  (6) payments to Mrs. Fields Holding pursuant to the Tax Sharing
      Agreement;

  (7) payments pursuance to the Pretzel Time Employment Agreement and the Pretzel Time Management Agreement; and

  (8) the redemption or repurchase of preferred stock of Pretzel Time outstanding on the Issue Date.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mrs. Fields or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, Mrs. Fields shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), and Mrs. Fields will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided that Mrs. Fields may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock, if:

  (1) the Fixed Charge Coverage Ratio for Mrs. Fields' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (a) From the date of the indenture to December 31, 1999, 2.25 to 1 and (b) thereafter, 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

  (2) the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the notes, provided that this clause (2) shall not apply in the case of Acquired Indebtedness.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following, items of Indebtedness (collectively, "Permitted
Indebtedness"):

  (1) the incurrence by Mrs. Fields and its Subsidiaries of the Existing Indebtedness other than the notes.

  (2) the incurrence by Mrs. Fields and its Subsidiaries on the Issue Date of Indebtedness represented by the notes in an aggregate principal amount not to exceed $100.0 million and the guarantees of such Indebtedness by the guarantors;

  (3) the incurrence by Mrs. Fields or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of improvement of property, plant or equipment used in the business of Mrs. Fields or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at anytime outstanding;

  (4) the incurrence by Mrs. Fields or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred;

  (5) the incurrence by Mrs. Fields or any of its Subsidiaries of intercompany Indebtedness between or among Mrs. Fields and any of its Wholly Owned Restricted Subsidiaries; provided, that:

    (a) if Mrs. Fields is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

    (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mrs. Fields or a Wholly Owned Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mrs. Fields or a Wholly Owned Subsidiary of Mrs. Fields shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Mrs. Fields or such Subsidiary, as the case may be;

  (6) the incurrence by Mrs. Fields of Hedging Obligations in the ordinary course of business;

  (7) the incurrence of Indebtedness in connection with one or more standby letters of credit, guarantees, performance or surety bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit other than:

    (a) advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions customary in a Permitted Business and

    (b) the extension of credit represented by such letter of credit, guarantee, bond or other obligation itself,

    provided that any draw under or call upon any of the foregoing is repaid in full within 45 days, and provided further that the aggregate amount of all Indebtedness incurred pursuant to this clause (7) shall not exceed $5.0 million at any time outstanding;

  (8) the incurrence of Indebtedness arising from agreements of Mrs. Fields or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or a portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by Mrs. Fields or such Subsidiary in connection with such disposition;

  (9) the guarantee by Mrs. Fields or any of the guarantors of Indebtedness of Mrs. Fields or a Subsidiary of Mrs. Fields that is a guarantor that was permitted to be incurred by another provision of this covenant;

  (10) the incurrence by Pretzel Time of Indebtedness under a working capital facility, provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Pretzel Time thereunder) outstanding thereunder after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (10), does not exceed an amount equal to $1.0 million;

  (11) the incurrence by Mrs. Fields of additional Indebtedness (including Indebtedness under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause
       (11), not to exceed $15.0 million at any time outstanding;

  (12) the incurrence by Mrs. Fields or any of its subsidiaries of Acquired Indebtedness in an aggregate amount not to exceed $5.0 million at any time outstanding;

  (13) the guarantee by Mrs. Fields or any of its Subsidiaries (other than Mrs. Fields Brand) of operating store lease obligations of Mrs. Fields or any of its Subsidiaries or any franchisee of Mrs. Fields or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

  (14) the guarantee by any Subsidiary of Mrs. Fields of Indebtedness of the Mrs. Fields under any Credit Facility otherwise permitted to be incurred under the indenture;

  (15) the incurrence by Mrs. Fields of Indebtedness in the form of notes issued in connection with the repurchase, redemption, acquisition or retirement of Equity Interests of Mrs. Fields or any Subsidiary of Mrs. Fields in an amount not to exceed $500,000 at any time outstanding and subordinated in right of payment to the notes; and

  (16) the incurrence by Mrs. Fields of Indebtedness or the guarantee by Mrs. Fields of Indebtedness incurred by franchisees in connection with the cost of purchasing a franchise and the cost of equipment in connection with the set-up of a franchise, provided that such Indebtedness or guarantee does not exceed $3.0 million at any time outstanding.

  For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Mrs. Fields will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  Mrs. Fields will not, and will not permit any of its Subsidiaries, directly or indirectly, to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock to Mrs. Fields or any of Mrs. Fields' Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mrs. Fields or any of Mrs. Fields' Subsidiaries;

  (2) make loans or advances to Mrs. Fields or any of Mrs. Fields' Subsidiaries; or

  (3) transfer any of its properties or assets to Mrs. Fields or any of Mrs. Fields' Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) Existing Indebtedness as in effect on the Issue Date

  (2) this indenture and the notes;

  (3) applicable law;

  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Mrs. Fields or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;


  (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (4) above;

  (7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, than those contained in the agreements governing the Indebtedness being refinanced;

  (8) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder; or

  (9) restrictions with respect to a Subsidiary of Mrs. Fields imposed pursuant to a binding agreement relating to the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

 Merger, Consolidation, or Sale of Assets

  Mrs. Fields may not:

  (1) consolidate or merge with or into another Person (whether or not Mrs. Fields is the surviving corporation); or

  (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

    (a) either: (i) Mrs. Fields is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than Mrs. Fields) or the entity to which such sale,

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       assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (b) the entity or Person formed by or surviving any such consolidation or merger (if other than Mrs. Fields) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Mrs. Fields under the notes and the indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

    (c) immediately after such transaction no Default or Event of Default exists; and

    (d) except in the case of a merger of Mrs. Fields with or into a Wholly Owned Subsidiary of Mrs. Fields, Mrs. Fields or the Person formed by or surviving any such consolidation or merger (if other than Mrs. Fields), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

      (i) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Mrs. Fields immediately preceding the transaction; and

      (ii) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1) such Affiliate Transaction is on terms that are no less favorable to Mrs. Fields or such Subsidiary than those that would have been obtained in a comparable transaction by Mrs. Fields or such Subsidiary with an unrelated Person; and

  (2) Mrs. Fields delivers to the Trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and


    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) payments to Mrs. Fields Holding pursuant to the Tax Sharing
      Agreement;

  (2) any employment agreement entered into by Mrs. Fields or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Mrs. Fields or such Subsidiary;

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  (3) transactions between or among Mrs. Fields and/or its Subsidiaries;

  (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "Restricted Payments";

  (5) the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements to directors and officers of Mrs. Fields and its Subsidiaries; and

  (6) reasonable loans or advances to employees of Mrs. Fields and its Subsidiaries in the ordinary course of business of Mrs. Fields or such Subsidiary.

 Additional Subsidiary Guarantees

  If:

  (1) Mrs. Fields or any of its Subsidiaries acquires or creates another domestic wholly owned Subsidiary after the date of the Indenture having assets (a) with a fair market value in excess of $100,000 or
      (b) consisting of one or more stores; or

  (2) Mrs. Fields acquires all remaining common stock of Pretzel Time,

then such newly acquired or created Subsidiary or Pretzel Time, as the case may be, must become a guarantor and execute a supplemental indenture and deliver an Opinion of Counsel, in accordance with the terms of the indenture.

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned
 Subsidiaries

  Mrs. Fields will not, and will not permit any of its Wholly Owned Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of Mrs. Fields to any Person (other than Mrs. Fields or a Wholly Owned Subsidiary of Mrs. Fields), unless:

  (1) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary; and

  (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

  In addition, Mrs. Fields will not permit any Wholly Owned Subsidiary of Mrs. Fields to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Mrs. Fields or a Wholly Owned Subsidiary of Mrs. Fields.


 Limitations on Issuances of Guarantees of Indebtedness

  Mrs. Fields will not permit any of its Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of (other than as a result of a Permitted Lien) any other Indebtedness of Mrs. Fields unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Subsidiary, which guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness.

  Notwithstanding the preceding paragraph, any guarantee by a Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of Mrs. Fields, of all of Mrs. Fields' stock in, or all or substantially all of the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture. The form of the guarantee will be attached as an exhibit to the indenture.

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


 Business Activities

  Mrs. Fields will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Mrs. Fields and its Subsidiaries taken as a whole.

  In addition,

  (1)  Mrs. Fields will not engage in any Asset Sale involving Mrs.
       Fields' Brand,

  (2) neither Mrs. Fields nor Mrs. Fields' Brand will engage in any Asset Sale involving the "Mrs. Fields" or "Pretzel Time" brand name, and

  (3) for so long as Mrs. Fields' Brand is a Subsidiary of Mrs. Fields, Mrs. Fields' Brand will not incur any Indebtedness (other than its guarantee of the Notes and any guarantee of Indebtedness under a Credit Facility).

 Payments for Consent

  Mrs. Fields will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  Whether or not required by the Commission, so long as any notes are outstanding, Mrs. Fields will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Mrs. Fields were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Mrs. Fields' certified independent accountants; and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K if Mrs. Fields were required to file such reports.

  In addition, whether or not required by the Commission, Mrs. Fields will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

  In addition, Mrs. Fields and the guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

  Each of the following is an Event of Default:

  (1) default for 30 days in the payment when due of interest or liquidated damages, if any, with respect to the notes;

  (2) default in payment when due of the principal of or premium, if any, on the notes;

  (3) failure by Mrs. Fields for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

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  (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mrs. Fields or any of its Subsidiaries (or the payment of which is guaranteed by Mrs. Fields or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default

    (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a Payment Default); or

    (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more;

  (5) failure by Mrs. Fields or any of its Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (6) certain events of bankruptcy or insolvency with respect to Mrs. Fields or any of its Subsidiaries; and

  (7) except as permitted by the indenture, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee.

  In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Mrs. Fields, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

  Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Mrs. Fields with the intention of avoiding payment of the premium that Mrs. Fields would have had to pay if Mrs. Fields then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Mrs. Fields with the intention of avoiding the prohibition on redemption of the notes prior to December 1, 2001, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  Mrs. Fields is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Mrs. Fields is required to deliver to the Trustee a statement specifying such Default or Event of Default.

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No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of Mrs. Fields, as such, shall have any liability for any obligations of Mrs. Fields under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  Mrs. Fields may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

  (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

  (2) Mrs. Fields' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the Trustee, and Mrs. Fields' obligations in connection therewith; and

  (4) the Legal Defeasance provisions of the Indenture.

  In addition, Mrs. Fields may, at its option and at any time, elect to have the obligations of Mrs. Fields released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute a Default or an Event of Default with respect to the notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) Mrs. Fields must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Mrs. Fields must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of Legal Defeasance, Mrs. Fields shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

    (a) Mrs. Fields has received from, or there has been published by, the Internal Revenue Service a ruling or

    (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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


  (3) in the case of Covenant Defeasance, Mrs. Fields shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no Default or Event of Default shall have occurred and be continuing either:

    (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

    (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Mrs. Fields or any of its Subsidiaries is a party or by which Mrs. Fields or any of its Subsidiaries is bound;

  (6) Mrs. Fields must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7) Mrs. Fields must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Mrs. Fields with the intent of preferring the holders of notes over the other creditors of Mrs. Fields with the intent of defeating, hindering, delaying or defrauding creditors of Mrs. Fields or others; and

  (8) Mrs. Fields must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant
      Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

  (3) reduce the rate of or change the time for payment of interest on any note;

  (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);


                                      107
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  (5) make any note payable in money other than that stated in the notes;

  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"); or

  (8) make any change in the preceding amendment and waiver provisions.

  Notwithstanding the preceding, without the consent of any holder of notes, Mrs. Fields and the Trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of Mrs. Fields' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Mrs. Fields' assets;

  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any holder; or

  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust
      Indenture Act.

Concerning the Trustee

  If the Trustee becomes a creditor of Mrs. Fields, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

  The new notes exchanged for old notes through the Book-Entry Transfer Facility will be, represented by a Global Note (the New Global Note). One New Global Note shall be issued with respect to each $100 million or less in aggregate principal amount at maturity of the New Global Note. The New Global Note will be issued on the date of the closing of the Exchange Offer with the Trustee, as custodian of The Depository Trust Company (the Depository), pursuant to a FAST Balance Certificate Agreement between the Trustee and DTC and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to as the Global Holder).

  New notes exchanged for old notes which are in the form of registered definitive certificates (the "Certificated Notes") will be issued in the form of Certificated Notes. Such Certificated Notes may, unless the New Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the New Global Note representing the principal amount of new notes being transferred.

  The Depository has advised us that it is a limited-purchase trust company that was created to hold securities for its participating organizations (collectively, the Participants or the Depository's Participants) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the placement agents for the old notes), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to the other entities such as banks, brokers, dealers and trust companies (collectively, the Indirect Participants or the Depository's Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

  We expect that pursuant to procedures established by the Depository:

  (1) upon deposit of the New Global Note, the Depository will credit the accounts of Participants with portions of the New Global Note; and

  (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository, the Depository's Participants and the Depository's Indirect Participants.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes may be limited.

  For so long as the Global Holder is the registered owner of any New Global Notes, the Global Holder will be considered the sole owner of such new notes represented by such New Global Notes outstanding under the indenture. Except as provided below, owners of beneficial interests in a New Global Note will not be entitled to have new notes represented by such New Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose. As a result, the ability of a person having a beneficial interest in new notes represented by a New Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificate evidencing such interest. Accordingly, each person owning a beneficial interest in a New Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such New Global Note of the indenture.

  Neither Mrs. Fields nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such new notes.

  The Trustee will make payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any new notes registered in the name of a Global Holder on the applicable record date to or at the direction of such Global Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Mrs. Fields and the Trustees may treat the persons in whose name the notes, including the New Global Notes, are registered as the owners of such notes for the purpose of receiving such payments and all other purposes.

  We expect that the Depository or its nominee, upon receipt of payments of principal, premium, if any, interest and liquidated damages, if any, on the New Global Notes, will credit their Participants' or Indirect Participants' accounts with payments in amounts proportionate to their respective interests in the principal amount of the New Global Notes as shown on the records of the Depository. Neither Mrs. Fields nor the Trustee has any responsibility or liability for such payments. Payments by the Depository's Participants and the

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


Depository's Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practice. Such payments will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

Certificated Securities

  If:

  (1) Mrs. Fields notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and Mrs. Fields is unable to locate a qualified successor within 90 days or

  (2) Mrs. Fields, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its New Global Note, new notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related new notes.

  In addition, subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such new notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such new notes would be issued in fully registered forms.

Exchange Offer; Registration Rights

  Mrs. Fields, Mrs. Fields Brand, Great American and the placement agents for the Series C Notes entered into the registration rights agreement on August 24, 1998. The registration rights agreement requires Mrs. Fields and the guarantors to file with the Commission the Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Series C Notes for the new notes, which will have terms substantially similar in all material respects to the old notes. Upon the effectiveness of the Registration Statement, Mrs. Fields will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

  If:

  (1) Mrs. Fields and the guarantors had not been required to file the Exchange Offer Registration Statement or are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

  (2) any holder of Transfer Restricted Securities notifies Mrs. Fields prior to the 20th day following consummation of the Exchange Offer that:

    (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or

    (b) that it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales or

    (c) that it is a broker-dealer and owns Series C Notes acquired directly from Mrs. Fields or an affiliate of Mrs. Fields,


then Mrs. Fields and the guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Series C Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Mrs. Fields and the guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the preceding, Transfer Restricted Securities means each note until:

  (1) the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the Exchange Offer,

  (2) following the exchange by a broker-dealer in the Exchange Offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Registration Statement,

  (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or

  (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

  The registration rights agreement requires that:

  (1) Mrs. Fields and the guarantors must file a Registration Statement with the Commission on or prior to 90 days after the Closing Date,

  (2) Mrs. Fields and the guarantors must use their best efforts to have the Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date,

  (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Mrs. Fields will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, new notes in exchange for all old notes tendered prior thereto in the Exchange Offer, and

  (4) if obligated to file the Shelf Registration Statement, Mrs. Fields and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises.

  If

  (1) Mrs. Fields and the guarantors fail to file any of the Registration Statements required by the registration rights agreement on or before the date specified for such filing,

  (2) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the Effectiveness Target Date), or

  (3) Mrs. Fields fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or

  (4) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above a "Registration Default"), then Mrs. Fields and the guarantors will pay liquidated damages to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series C Notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series C Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.20 per week per $1,000 principal amount of Series C Notes.

Mrs. Fields will pay all accrued liquidated damages on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated old notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  Since the Registration Statement was not effective by January 21, 1999, Mrs.
Fields currently owes liquidated damages of $    to the holders of Series C
Notes.

  Holders of old notes will be required to make certain representations to Mrs. Fields in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages described above above.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accounting Firm" means any of Arthur Andersen LLP, Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP or any of their successor firms.

  "Acquired Indebtedness" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, excluding, however, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

  "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Mrs. Fields and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issuance of Equity Interests of any of Mrs. Fields'
      Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1) any single transaction or series of related transactions that:

    (a) involves assets having a fair market value equal to or less than $1.0 million; or

    (b)  results in net proceeds equal to or less than $1.0 million;

  (2) a transfer of assets between or among Mrs. Fields and its Wholly Owned Subsidiaries,

  (3) an issuance of Equity Interests by a Wholly Owned Subsidiary to Mrs. Fields or to another Wholly Owned Subsidiary;

  (4) a Restricted Payment that is permitted by the covenant described above under the caption "Restricted Payments";


  (5) arrangements providing for the receipt by Mrs. Fields of franchise and royalty fees but not otherwise involving the sale of assets of Mrs. Fields or any of its Subsidiaries (other than inventory in the ordinary course of business); and

  (6) a disposition of any Non-Core Stores.

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon, the occurrence of a subsequent condition.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

  (3) marketable direct obligations issued by any State of the United States or any local government or other political subdivision thereof rated (at the time of the acquisition of such security) at least "AA" by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc. and having maturities of not more than one year from the acquisition of such security;

  (4) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities of six months or less and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of B or better or with any registered broker-dealer whose commercial paper is rated at least A-1 by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc.;

  (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

  (6) commercial paper rated at least A-1 by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc. and, in each case, maturing within six months after the date of acquisition; and

  (7) investments in money market funds all of whose assets consist of securities described in clauses (2) through (6) above.

  "Change of Control" means the occurrence of any of the following:

  (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Mrs. Fields and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties;

  (2) the adoption of a plan relating to the liquidation or dissolution of Mrs. Fields;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Mrs. Fields, measured by voting power rather than number of shares; or

  (4) the first day on which a majority of the members of the Board of Directors of Mrs. Fields are not Continuing Directors;

  For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of Mrs. Fields will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of such equity of such entity that has been so transferred.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the specified Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Mrs. Fields by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.


  "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof that is a guarantor;

  (2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

  (4) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

  (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus

  (2) the respective amounts reported on such Persons balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

    (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person,

    (b) all investments as of such date in unconsolidated
        Subsidiaries and in Persons that are not Subsidiaries
        (except, in each case, Permitted Investments), and

    (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Mrs. Fields who:

  (1) was a member of such Board of Directors on the date of the indenture; or

  (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means, with respect to Mrs. Fields, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit up to a maximum aggregate amount of not more than $15.0 million, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, provided that a class of Capital Stock shall not be Disqualified Stock solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described under the caption "Certain Covenants--Restricted Payments".

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of Mrs. Fields and its Subsidiaries (including preferred stock of Pretzel Time outstanding on the Issue Date but excluding any Indebtedness of Mrs. Fields or any of its Subsidiaries under any Credit Facility existing on the Issue Date) in existence on the Issue Date, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

  (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

  (2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period;

  (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

  (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Mrs. Fields, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Mrs. Fields or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

  In addition, for purposes of making the computation referred to above:

  (1) acquisitions that have been made by Mrs. Fields or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded,

  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

  (4) the financial information of Mrs. Fields with respect to any portion of the four fiscal quarters prior to the Issue Date may be adjusted to eliminate certain historical expenses that are not expected to recur after the consummation of the Pretzel Contributions so long as such adjustments are not deemed to be contrary to the requirements of Regulation S-X under the Securities Act by an Accounting Firm.

  In calculating the Fixed Charge Coverage Ratio for any period, to the extent that the proceeds from the incurrence of any Indebtedness are to be used to fund the acquisition of Equity Interests or assets in a Permitted Business, Mrs. Fields may include any pro forma adjustments permitted by Regulation S-X under the Securities Act in its calculation of the amount of Consolidated Cash Flow that relate solely to such acquisition, so long as such pro forma adjustments are not deemed to be contrary to the requirements of Rule 11-02 of Regulation S-X under the Securities Act in writing by an Accounting Firm.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2) other agreements or arrangements designed to protect such Person against fluctuations in interest or foreign currency exchange rates.

  "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1) borrowed money;

  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3) banker's acceptances;

  (4) representing Capital Lease Obligations;

  (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6) representing any Hedging Obligations,

if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

  The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

  (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an acquisition of assets, Equity Interests or other securities by Mrs. Fields for consideration consisting of common stock of Mrs. Fields shall not be deemed to be an Investment. If Mrs. Fields or any Subsidiary of Mrs. Fields sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Mrs. Fields such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Mrs. Fields, Mrs. Fields shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments".

  "Issue Date" means November 26, 1997.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), provided that the definition of Lien shall not include any option, call or similar right relating to treasury shares of Mrs. Fields to the extent that such option, call or right is granted:

  (1) under any employee stock option plan, employee stock ownership plan or similar plan or arrangement of Mrs. Fields or its Subsidiaries or

  (2) in connection with the issuance of Indebtedness permitted to be incurred pursuant to the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock".

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

  (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by Mrs. Fields or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but only as and when received), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the permanent repayment of, or permanent reduction in availability or commitment under, Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Core Stores" means the stores listed in Exhibit B to the Indenture.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means the same or a similar line of business as Mrs. Fields and its Subsidiaries were engaged in on the Issue Date, including, without limitation, the specialty retail snack-food business.

  "Permitted Investments" means:

  (1) any Investment in Mrs. Fields or in a Wholly Owned Subsidiary of Mrs. Fields that is a guarantor and that is engaged in a Permitted Business;

  (2) any Investment in Cash Equivalents;

  (3) any Investment by Mrs. Fields or any Subsidiary of Mrs. Fields in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of Mrs. Fields and a guarantor that is engaged in a Permitted Business or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mrs. Fields or a Wholly Owned Subsidiary of Mrs. Fields that is a guarantor and that is engaged in a Permitted Business;

  (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales";

  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mrs. Fields;

  (6) any Investments in accounts and notes receivable acquired in the ordinary course of business;

  (7) any Investments in notes of employees, officers, directors and their transferees and Affiliates issued to Mrs. Fields representing payment of the exercise price of options to purchase common stock of Mrs. Fields;

  (8) any Investments by Mrs. Fields in Hedging Obligations otherwise permitted to be incurred under the indenture;

  (9) any Investments existing on the Issue Date (including, without limitation, a $500,000 loan to Martin E. Lisiewski outstanding as of the Issue Date); and

  (10) any purchase of any and all remaining common stock of Pretzel
       Time.

  "Permitted Liens" means:

  (1) Liens securing Indebtedness under a Credit Facility that was permitted by the terms of the indenture to be incurred;

  (2) Liens in favor of Mrs. Fields;

  (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with Mrs. Fields or any Subsidiary of Mrs. Fields, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Mrs. Fields;

  (4) Liens on property existing at the time of acquisition thereof by Mrs. Fields or any Subsidiary of Mrs. Fields, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of Mrs. Fields other than the property so acquired;

  (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (3) and (10) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" and Issuance of Preferred Stock, provided that, in the case of Indebtedness permitted by such clause (3), covering only the assets acquired with such Indebtedness;

  (7) Liens existing on the Issue Date;

  (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

  (9) Liens incurred in the ordinary course of business of Mrs. Fields or any Subsidiary of Mrs. Fields that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Mrs. Fields or such Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of Mrs. Fields or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Mrs. Fields or any of its Subsidiaries, provided that

  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4) such Indebtedness is incurred either by Mrs. Fields or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Pretzel Time Employment Agreement" means that certain Employment Agreement, dated as of September 2, 1997, between Pretzel Time and Martin E. Lisiewski.


  "Pretzel Time Management Agreement" means that certain Management Agreement, dated as of September 2, 1997, between Mrs. Fields and Pretzel Time.

  "Principals" means Herbert S. Winokur, Jr. and Capricorn Investors II, L.P.

  "Public Equity Offering" means a public offering registered under the Securities Act (except for any registration pursuant to Form S-8) of common stock of:

  (1) Mrs. Fields or

  (2) Mrs. Fields Holding to the extent that the net proceeds thereof are contributed to Mrs. Fields as a capital contribution, provided that the aggregate proceeds from any such public offering shall in no event be less than $20.0 million.

  "Related Party" with respect to any Principal means:

  (1) any greater than 50% owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or

  (2) trust, corporation, general partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a greater than 50% controlling interest of which consist, or a limited partnership, the general partner of which consists, of the Principals and/or such other Persons referred to in the immediately preceding clause (1).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Significant Subsidiary" means any Subsidiary that would be a significant subsidiary as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Tax Sharing Agreement" means any tax allocation agreement between Mrs. Fields or any of its Subsidiaries with Mrs. Fields or any direct or indirect shareholder of Mrs. Fields with respect to consolidated or combined tax returns including Mrs. Fields or any of its Subsidiaries, but, in each case, only to the extent that amounts payable from time to time by Mrs. Fields or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that Mrs. Fields or such Subsidiary would have been required to make to any relevant taxing authority had Mrs. Fields or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only Mrs. Fields and its Subsidiaries.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2) the then outstanding principal amount of such Indebtedness.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

  Mrs. Fields entered into an Amended and Restated Loan Agreement, dated as of February 28, 1998, with LaSalle National Bank. Under the agreement, LaSalle National Bank will provide Mrs. Fields with a revolving loan commitment of up to $15.0 million until the maturity date of March 31, 2001 or until the agreement is otherwise terminated or accelerated by LaSalle National Bank. Principal amounts due on revolving loans made under the agreement bear interest at Mrs. Fields option at either the Prime rate or LIBOR plus two percent per annum. Any amount of principal or interest that is not paid when due bears interest payable on demand at the default rate of interest, which is the regular interest rate plus two percent. The agreement also provides that LaSalle National Bank may issue letters of credit on behalf of Mrs. Fields in an aggregate amount not to exceed $500,000. The aggregate amount of letters of credit issued plus the aggregate amount of revolving loans outstanding cannot exceed $15.0 million. Substantially all of the assets of Mrs. Fields have been pledged to LaSalle National Bank under the agreement. The agreement contains certain restrictions on, among other things, payments, the incurrence of indebtedness and liens, which are substantially similar to the restrictions in the indenture. Currently there are no amounts outstanding under the agreement. Mrs. Fields is limited to borrowing $12.7 million in accordance with restrictions of the indenture.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives notes issued in the Exchange Offer for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. Mrs. Fields has agreed that, for a period of 120 days after the consummation of the Exchange Offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until      , 1999, all dealers effecting
transactions in the notes issued in the Exchange Offer may be required to deliver a prospectus.

  Mrs. Fields will not receive any proceeds from any sale of notes issued in the Exchange Offer by broker-dealers. Notes issued in the Exchange Offer received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes issued in the Exchange Offer or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes issued in the Exchange Offer. Any broker-dealer that resells notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of notes issued in the Exchange Offer and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 120 days after the consummation of the Exchange Offer, Mrs. Field will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal or agent's message. Mrs. Fields has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the notes in an amount up to $50,000) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of certain U.S. Federal income tax consequences associated with the exchange of the outstanding notes for the notes issued in the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. Federal income taxation that may be relevant to particular holders of outstanding notes or notes issued in the Exchange Offer. In addition, the discussion does not address any aspect of state, local or foreign taxation.

  The exchange of the outstanding notes for the notes issued in the Exchange Offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the notes issued in the Exchange Offer should not be considered to differ materially in kind or extent from the outstanding notes. Rather, the notes issued in the Exchange Offer received by a holder should be treated as a continuation of the outstanding notes in the hands of such holder. As a result there should be no U.S. Federal income tax consequences to holders exchanging the outstanding notes for the notes issued in the Exchange Offer, and any exchanging holder of outstanding notes should have the same tax basis and holding period in, and income in respect of, the notes as such holder had in the outstanding notes immediately prior to the Exchange.

  Prospective holders of the notes being issued in the Exchange Offer are being urged to consult their tax advisors concerning the particular tax consequences of exchanging such holders' outstanding notes for the notes being issued in the Exchange Offer including the applicability and effect of any state, local or foreign income and other tax laws.

                                 LEGAL MATTERS

  The validity of the notes and the guarantees offered in this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel for Mrs. Fields. A partner in Skadden, Arps, Slate, Meagher & Flom LLP is an investor in Capricorn.

                                    EXPERTS

  The historical consolidated financial statements of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998 and for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998; the historical financial statements of Mrs. Fields Inc. and subsidiaries as of September 17, 1996 and for the period from December 31, 1995 to September 17, 1996; the historical combined financial statements of The Original Cookie Company, Incorporated and the Carved-Out Portion of Hot Sam Company, Inc. as of September 17, 1996 and for the year ended December 30, 1995 and for the period ended September 17, 1996; the historical financial statements of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997; the historical financial statements of the Combined Karp Entities as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Deblan Corporation as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 included in this prospectus, have been audited by Weinstein Spira & Company, P.C., independent auditors, as stated in their report appearing herein.

  The financial statements of Cookies USA, Inc. and subsidiary as of June 29, 1997 and June 28, 1998 and for each of the three years in the period ended June 28, 1998 included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

  The financial statements of Cookie Conglomerate, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996 included in this prospectus, have been audited by Habif, Arogeti & Wynne, P.C., independent auditors, as stated in their report appearing herein.

  The financial statements of Pretzelmaker Holdings, Inc. and subsidiaries as of December 31, 1997, and for the year ended December 31, 1997 included in this prospectus, has been audited by AJ. Robbins, PC, independent public accountants as stated in their report appearing herein. The financial statements of Pretzelmaker Holdings, Inc. as of December 31, 1996 and for the years ended December 31, 1995 and 1996 included in this prospectus, have been audited by BDO Siedman, LLP, independent public accountants, as stated in their report appearing herein.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  On August 24, 1998, Mrs. Fields sold $40,000,000 in aggregate principal amount of Series C Senior Notes due 2004. The net proceeds of the Mrs. Field's offering and the capital contribution of the net proceeds of the offering of units consisting of notes and warrants of Mrs. Fields' Holding to Mrs. Fields, together with existing Mrs. Field's cash were used to: (i) finance the acquisition of all of the outstanding capital stock of Great American; (ii) finance the tender offer to repurchase all of Great American's $40,000,000 aggregate principal amount of 10 7/8% Senior Secured Notes due 2001, including accrued but unpaid interest and a premium of $1,600,000; (iii) finance the repayment of all of Great American's $10,000,000 aggregate principal amount of 12.5% Subordinated Notes, including accrued but unpaid interest; (iv) finance the retirement of Great American's Senior Redeemable Preferred Stock and Junior Redeemable Preferred Stock at an aggregate discounted purchase price of $8,400,000; (v) finance the acquisition of all of the outstanding capital stock of Deblan and Chocolate Chip, two franchisees of Great American, including the repayment of assumed debt; and (vi) finance the asset purchase of eight stores controlled by another Great American franchisee, defined as the Combined Karp Entities.

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of Cookie Conglomerate for an aggregate purchase price of $2,800,000. The Cookie Conglomerate acquisition was funded with financing provided by T&W Financial Services, L.L.C. and such funding is secured by the assets of the acquired stores.

  On November 19, 1998, Mrs. Fields acquired all of the outstanding capital stock of Pretzelmaker for $5,739,000, including $5,419,000 related to outstanding capital stock and $320,000 related to severance payments in lieu of outstanding stock options, and assumed liabilities totaling $1,299,000. The transaction was financed with notes issued to the sellers that were paid by Mrs. Fields in installments through January 4, 1999. Of the assumed indebtedness, $722,000 was paid by Mrs. Fields in installments through January 4, 1999.

  The unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 are based upon the historical financial statements of Mrs. Fields, H&M, Pretzel Time, Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker, and should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, of these entities included elsewhere in this Registration Statement. The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting for the acquisitions of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker, as well as the previous acquisitions of H&M and Pretzel Time. Mrs. Fields, H&M and Pretzel Time operate using a 52/53-week year ending near December 31. Great American operates using a 52/53-week year ending near June
30. Deblan, Cookie Conglomerate and Pretzelmaker operate using a year ending December 31, Chocolate Chip operates using a year ending September 30, and the Combined Karp Entities operate using a year ending December 31. We have recast the historical financial statements for those entities that did not operate using a year ending near December 31 to be comparable for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998. None of the revenues and income (loss) of any entity has been excluded or included more than once in the unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 assume that the above transactions occurred as of December 29, 1996 (the first day of the most recently completed fiscal year) and combine the historical results of operations of the entities for those periods with pro forma adjustments to give effect to Mrs. Field's offerings in November 1997 and August 1998, the capital contribution of the net proceeds of the offering of units consisting of notes and warrants of Mrs. Fields' Holding to Mrs. Fields and the acquisitions. Except for data presented with respect to the Combined Karp Entities, the unaudited pro forma condensed combined financial statements do not give effect to the purchase by Mrs. Fields of a number of other pretzel and cookie stores, or the purchase of the remaining 30.0% of common stock of Pretzel Time because those transactions were immaterial to the pro forma presentation.

  The pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998 includes data labeled "Mrs. Fields Pre-Acquisition" and "Mrs. Fields Post-Acquisition". The data included in the section labeled Mrs. Fields Pre-Acquisition includes the operating results of Mrs. Fields, H&M and Pretzel Time, including pro forma adjustments that give effect to the acquisitions of H&M and Pretzel Time that occurred during fiscal year 1997. This data is subtotaled under the column heading "Pre-Acquisition Pro Forma Combined" in order to differentiate the effects of the acquisitions that occurred during fiscal years 1997 and 1998. The data included in the section labeled Mrs. Fields Post-Acquisition includes the operating results of Great American, Deblan, Chocolate Chip, Cookie Conglomerate, the Combined Karp Entities and Pretzelmaker, including pro forma adjustments that give effect to the acquisitions of those entities during fiscal year 1998. All data for the pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998 is totaled under the column heading "Post-Acquisition Pro Forma Combined".

  The unaudited pro forma condensed combined financial statements included in this Registration Statement are for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been effected on the date and for the periods indicated, nor is it indicative of actual or future operating results or financial position that may occur. See also "Risk Factors" included elsewhere in this Registration Statement.

                                MRS. FIELDS

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     For the 53 Weeks Ended January 3, 1998
                                  (unaudited)

                                                                                                  Mrs. Fields
                                           Mrs. Fields Pre-Acquisition                         Post-Acquisition
                          ---------------------------------------------------------------- -------------------------
                                                                                  Pre-
                                                     Pretzel     Pro Forma     Acquisition    Great
                                          H&M          Time     Adjustments     Pro Forma    American      Deblan
                          Mrs. Fields (See Note 2) (See Note 3) (See Note 1)    Combined   (See Note 4) (See Note 5)
                          ----------- ------------ ------------ ------------   ----------- ------------ ------------
                                              (dollars in thousands)
REVENUES:
 Net store and batter
  sales.................   $123,987      $9,328       $  302      $   --        $133,617     $32,307       $9,503
 Franchising, net.......      3,574         --         2,142         (653)(a)      5,063       5,391          --
 Licensing, net.........      2,028         --           --           --           2,028         --           --
 Other, net.............        918          36          181          --           1,135         167           21
                           --------      ------       ------      -------       --------     -------       ------
 Total revenues.........    130,507       9,364        2,625         (653)       141,843      37,865        9,524
                           --------      ------       ------      -------       --------     -------       ------
OPERATING COSTS AND
 EXPENSES:
 Selling and store
  occupancy costs.......     66,832       6,120          284         (653)(a)     72,583      13,548        5,891
 Food cost of sales.....     28,127       1,366           63          --          29,556      10,578        1,675
 General and
  administrative........     16,730       1,326        1,617         (750)(b)     18,923       6,664        1,169
 Depreciation and
  amortization..........     10,403         690          118          525(c)      11,736       2,725          255
                           --------      ------       ------      -------       --------     -------       ------
 Total operating costs
  and expenses..........    122,092       9,502        2,082         (878)       132,798      33,515        8,990
                           --------      ------       ------      -------       --------     -------       ------
  Income (loss) from
   operations...........      8,415        (138)         543          225          9,045       4,350          534
INTEREST EXPENSE........     (7,830)       (370)        (120)      (2,857)(d)    (11,177)     (6,219)         (73)
INTEREST INCOME.........        246         --           --           --             246         307           26
OTHER INCOME (EXPENSE),
 net....................       (368)        --           --           --            (368)      1,264          --
                           --------      ------       ------      -------       --------     -------       ------
 Income (loss) before
  provision for income
  taxes.................        463        (508)         423       (2,632)        (2,254)       (298)         487
PROVISION FOR INCOME
 TAXES..................        655         --           --           --             655         223          195
                           --------      ------       ------      -------       --------     -------       ------
 Income (loss) before
  preferred stock
  accretion and
  dividends of
  subsidiaries and
  minority interest.....       (192)       (508)         423       (2,632)        (2,909)       (521)         292
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........       (644)        --           --           --            (644)        --           --
MINORITY INTEREST.......       (138)        --           --          (169)(e)       (307)        --           --
                           --------      ------       ------      -------       --------     -------       ------
 Net income (loss)......   $   (974)     $ (508)      $  423      $(2,801)      $ (3,860)    $  (521)      $  292
                           ========      ======       ======      =======       ========     =======       ======


  See accompanying notes to pro forma condensed combined financial statements.

                                MRS. FIELDS

                     For the 53 Weeks Ended January 3, 1998
                                  (unaudited)

                                                  Mrs. Fields Post-Acquisition
                          ------------------------------------------------------------------------------
                                         Combined                                               Post-
                           Chocolate       Karp        Cookie                  Pro Forma     Acquisition
                              Chip       Entities   Conglomerate Pretzelmaker Adjustments     Pro Forma
                          (See Note 6) (See Note 7) (See Note 8) (See Note 9) (See Note 1)    Combined
                          ------------ ------------ ------------ ------------ ------------   -----------
                                                         (dollars in thousands)
REVENUES:
 Net store and batter
  sales.................     $2,789       $2,500       $4,203       $1,819      $(2,886)(g)   $183,852
 Franchising, net.......        --           --           --         2,804       (1,329)(f)     11,929
 Licensing, net.........        --           --           --           --           --           2,028
 Other, net.............        --           --           --         1,442          --           2,765
                             ------       ------       ------       ------      -------       --------
 Total revenues.........      2,789        2,500        4,203        6,065       (4,215)       200,574
                             ------       ------       ------       ------      -------       --------
OPERATING COSTS AND
 EXPENSES:
 Selling and store
  occupancy costs.......      1,396        1,635        2,278        1,816       (1,329)(f)     97,818
 Food cost of sales.....        654          683        1,097          921       (2,886)(g)     42,278
 General and
  administrative........        510          238          326        3,175       (2,670)(h)     28,335
 Depreciation and
  amortization..........         51          121          183          403        3,931 (i)     19,405
                             ------       ------       ------       ------      -------       --------
 Total operating costs
  and expenses..........      2,611        2,677        3,884        6,315       (2,954)       187,836
                             ------       ------       ------       ------      -------       --------
  Income (loss) from
   operations...........        178         (177)         319         (250)      (1,261)        12,738
INTEREST EXPENSE........         (5)         (18)         (40)        (224)       1,659 (j)    (16,097)
INTEREST INCOME.........          5          --           --           --           --             584
OTHER INCOME (EXPENSE),
 net....................        --           --           --           --           --             896
                             ------       ------       ------       ------      -------       --------
 Income (loss) before
  provision for income
  taxes.................        178         (195)         279         (474)         398         (1,879)
PROVISION FOR INCOME
 TAXES..................         43           15          --           --          (323)(k)        808
                             ------       ------       ------       ------      -------       --------
 Income (loss) before
  preferred stock
  accretion and
  dividends of
  subsidiaries and
  minority interest.....        135         (210)         279         (474)         721         (2,687)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........        --           --           --           --           --            (644)
MINORITY INTEREST.......        --           --           --           --           --            (307)
                             ------       ------       ------       ------      -------       --------
 Net income (loss) .....     $  135       $ (210)      $  279       $ (474)     $   721       $ (3,638)
                             ======       ======       ======       ======      =======       ========

  See accompanying notes to pro forma condensed combined financial statements.

                                MRS. FIELDS

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     For the 39 Weeks Ended October 3, 1998
                                  (unaudited)

                                                                               Combined
                                         Great                   Chocolate       Karp
                                        American      Deblan        Chip       Entities
                          Mrs. Fields (See Note 4) (See Note 5) (See Note 6) (See Note 7)
                          ----------- ------------ ------------ ------------ ------------
                                              (dollars in thousands)
REVENUES:
  Net store and batter
   sales................    $89,938     $18,932       $6,370       $1,873       $1,489
  Franchising, net......      3,884       3,449          --           --           --
  Licensing, net........      1,081         --           --           --           --
  Other, net............      1,056          82          --           --           --
                            -------     -------       ------       ------       ------
    Total revenues......     95,959      22,463        6,370        1,873        1,489
                            -------     -------       ------       ------       ------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......     52,357       7,645        3,523        1,000          914
  Food cost of sales....     21,588       6,428        1,108          454          373
  General and
   administrative.......     12,621       5,288        1,067          421          141
  Depreciation and
   amortization.........      9,707       1,510          182           22           82
                            -------     -------       ------       ------       ------
    Total operating
     costs and
     expenses...........     96,273      20,871        5,880        1,897        1,510
                            -------     -------       ------       ------       ------
      Income (loss) from
       operations.......       (314)      1,592          490          (24)         (21)
INTEREST EXPENSE, net...     (8,981)     (4,077)         (43)          (2)          (8)
INTEREST INCOME.........        530         258           24            4          --
OTHER INCOME (EXPENSE),
 net....................       (256)       (149)          40           11          --
                            -------     -------       ------       ------       ------
  Income (loss) before
   provision for income
   taxes................     (9,021)     (2,376)         511          (11)         (29)
PROVISION (BENEFIT) FOR
 INCOME TAXES...........         68         (38)         115           27            6
                            -------     -------       ------       ------       ------
  Income (loss) before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   minority interest....     (9,089)     (2,338)         396          (38)         (35)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........       (333)        --           --           --           --
MINORITY INTEREST.......       (268)        --           --           --           --
                            -------     -------       ------       ------       ------
  Net income (loss).....    $(9,690)    $(2,338)      $  396       $  (38)      $  (35)
                            =======     =======       ======       ======       ======


  See accompanying notes to pro forma condensed combined financial statements.

                                MRS. FIELDS

                     For the 39 Weeks Ended October 3, 1998
                                  (unaudited)

                                                            Pro Forma
                          Cookie Conglomerate Pretzelmaker Adjustments    Pro Forma
                             (See Note 8)     (See Note 9) (See Note 1)   Combined
                          ------------------- ------------ ------------   ---------
REVENUES:
  Net store and batter
   sales................        $2,906           $1,039      $(1,330)(g)  $121,217
  Franchising, net......           --             1,724         (606)(f)     8,451
  Licensing, net........           --               --           --          1,081
  Other, net............           --               598          --          1,736
                                ------           ------      -------      --------
    Total revenues......         2,906            3,361       (1,936)      132,485
                                ------           ------      -------      --------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......         1,580              992         (606)(f)    67,405
  Food cost of sales....           733              121       (1,330)(g)    29,475
  General and
   administrative.......           303            1,656       (1,735)(h)    19,762
  Depreciation and
   amortization.........           118              627        3,077 (i)    15,325
                                ------           ------      -------      --------
    Total operating
     costs and
     expenses...........         2,734            3,396         (594)      131,967
                                ------           ------      -------      --------
      Income (loss) from
       operations.......           172              (35)      (1,342)          518
INTEREST EXPENSE, net...           (17)            (152)         502 (j)   (12,798)
INTEREST INCOME.........           --               --           --            836
OTHER INCOME (EXPENSE),
 net....................            32              --           --           (322)
                                ------           ------      -------      --------
  Income (loss) before
   provision for income
   taxes................           187             (187)        (840)      (11,766)
PROVISION (BENEFIT) FOR
 INCOME TAXES...........           --               --           --            178
                                ------           ------      -------      --------
  Income (loss) before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   minority interest....           187             (187)        (840)      (11,944)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........           --               --           --           (333)
MINORITY INTEREST.......           --               --           --           (268)
                                ------           ------      -------      --------
  Net income (loss).....        $  187           $ (187)     $  (840)     $(12,545)
                                ======           ======      =======      ========

  See accompanying notes to pro forma condensed combined financial statements.

                                MRS. FIELDS

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (unaudited)

1. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

 Pre-Acquisition

  (a) Adjustment to reflect the elimination of franchise fees and related costs as a result of consolidating H&M and Pretzel Time.

  (b) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of H&M and Pretzel Time terminated at the date of the acquisitions assuming that the acquisitions were consummated as of December 29, 1996. The terminations occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as Mrs. Fields has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

  (c) Adjustment to reflect amortization of goodwill, which goodwill totaling $15,500,000, was recorded in connection with the purchase of the net assets of H&M and the majority ownership of Pretzel Time. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing H&M's property and equipment to estimated fair market value in connection with the acquisition. The average estimated depreciable lives for these assets is seven years.

  (d) Adjustment to reflect additional interest expense that would have been incurred on the $100,000,000 Series A/B Senior Notes. Adjustment also reflects a reduction in interest expense related to: (i) the retirement of $64,098,000 of Mrs. Fields debt with interest rates ranging from 8.78% to 10.0%; (ii) the retirement of $8,250,000 of H&M debt with interest rates ranging from 8.0% to 16.0%; (iii) the assumed conversion of $4,643,000 of a Mrs. Fields note payable with an interest rate of 9.78%; (iv) the additional amortization related to approximately $5,976,000 of deferred loan costs assumed to be amortized over a seven-year period; and (v) net of interest income on a $500,000 loan to a minority stockholder of Pretzel Time with an interest rate of 10.0%.

  (e) Adjustment to reflect the recording of the minority interest in Pretzel Time's income from continuing operations.

 Post-Acquisition

  (f) Adjustment to reflect the elimination of batter sales and batter cost of sales as a result of combining Great American, Deblan, Chocolate Chip, the Combined Karp Entities and Cookie Conglomerate.

  (g) Adjustment to reflect the elimination of franchise fees and related costs as a result of combining Great American, Deblan, Chocolate Chip, the Combined Karp Entities and Cookie Conglomerate.

  (h) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker terminated at the date of the acquisitions assuming that the acquisitions were consummated at December 29, 1996. The terminations were a contractual component of the acquisition agreements and occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as Mrs. Fields has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

  (i) Adjustment to reflect amortization of goodwill, which goodwill totaling $77,717,000 (including acquisition costs of $1,003,000), was recorded in connection with the purchase of the net assets of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing Great American, Deblan, Chocolate Chip and the Combined Karp Entities property and equipment and increasing Cookie Conglomerate's property and equipment to estimated fair market value in connection with each respective acquisition. The average estimated depreciable lives for these assets is seven years.

  (j) Adjustment to reflect the reduction in interest expense related to: (i) the retirement of $40,000,000 of Great American 10.875% Senior Secured Notes;
(ii) the retirement of $10,000,000 of Great American 12.5% Subordinated Notes;
(iii) the elimination of Great American's original issue discount; (iv) the elimination of Great American's deferred loan costs; (v) net of the additional interest expense related to approximately $5,007,000 of new deferred loan costs amortized over a seven-year period; and (vi) net of the additional interest expense on the $40,000,000 of Series C Senior Notes and amortization of $600,000 of assumed discount; (vii) net interest expense on $2,800,000 of financing related to the acquisition of Cookie Conglomerate, and (viii) net interest expense on $4,682,000 of financing related to the acquisition of Pretzelmaker.

  (k) Adjustment to reflect the change in provision for income taxes due to the consolidated results of operations of the entities before provision for income taxes.

2. H&M ACQUISITION

  Mrs. Fields Holding acquired the net assets and certain debt of H&M on July 25, 1997, and concurrent with the completion of Mrs. Field's offering in November 1997 contributed the net assets of H&M and related debt to Mrs. Fields'. Accordingly, in the accompanying unaudited pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998, H&M's results of operations from December 29, 1996 to July 24, 1997 are included under the "H&M" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, H&M's results of operations are included under the "Mrs. Fields" column heading. The purchase price of $13,750,000 paid by Mrs. Fields Holding was allocated based on the estimated fair values of the net assets acquired, as presented below:

Current assets acquired............................................ $   496,000
Fixed assets acquired..............................................   4,151,000
Other assets acquired..............................................   1,212,000
Current liabilities acquired.......................................    (727,000)
Other liabilities acquired.........................................  (1,000,000)
Goodwill acquired..................................................   9,618,000
                                                                    -----------
  Total purchase price............................................. $13,750,000
                                                                    ===========

3. PRETZEL TIME ACQUISITION

  Mrs. Fields Holding acquired 56.0% of the common stock of Pretzel Time, a $500,000 note receivable from Pretzel Time's founder and contract rights on September 2, 1997. Concurrent with the completion of Mrs. Field's offering in November 1997, Mrs. Fields Holding contributed its 56.0% interest to Mrs. Fields. Accordingly, in the accompanying unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998, Pretzel Time's results of operations from December 29, 1996 to September 1, 1997 are included under the "Pretzel Time" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Pretzel Time's results of operations are included under the "Mrs. Fields" column heading.

  Mrs. Fields Holding paid $4,200,000 in cash to acquire 56.0% of the common stock of Pretzel Time and made a $500,000, five-year maturity loan, with an interest rate of 10.0%, to a minority stockholder and founder of Pretzel Time. Of the $4,200,000 paid by Mrs. Fields Holding, $750,000 was paid to Pretzel Time to be used for working capital purposes. Pretzel Time's stockholders' deficit of $425,000 at the date of acquisition was eliminated and goodwill of $5,882,000 was recorded.

4. GREAT AMERICAN ACQUISITION

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Great American for an aggregate purchase price of $18,400,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

Current assets acquired............................................ $11,798,652
Fixed assets acquired..............................................   3,021,124
Other assets acquired..............................................   5,244,371
Current liabilities acquired.......................................  (8,352,982)
Other liabilities acquired......................................... (48,944,165)
Goodwill acquired..................................................  55,633,000
                                                                    -----------
  Total purchase price............................................. $18,400,000
                                                                    ===========

  Because Great American operates using a 52/53-week year ending near June 30, its results of operations for the 52 weeks ended December 28, 1997, which are included in the accompanying pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998, do not agree with Great American's historical results of operations for either the 52 weeks ended June 29, 1997 or June 28, 1998. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Great American's results of operations from December 29, 1997 to August 23, 1998 are included under the "Great American" column heading. Great American's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. None of Great American's revenues and income (loss) has been excluded from or included more than once in the pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998.

  The following data reconciles the key components of Great American's results of operations in the pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998 with the key components of Great American's results of operations in its historical financial statements for the 52 weeks ended June 28, 1998:

                                              Less            Add
                          52 Weeks Ended 26 Weeks Ended  26 Weeks Ended   52 Weeks Ended
                          June 28, 1998   June 28, 1998   June 29, 1997  December 28, 1997
                          -------------- --------------- --------------- -----------------
                                               (Dollars in thousands)
Net store sales.........     $18,854         $8,472          $10,181          $20,563
Batter sales to fran-
 chises.................      12,214          6,074            5,604           11,744
Franchising, net........       5,770          2,886            2,507            5,391
Other, net..............         139             67               95              167
Operating costs and ex-
 penses.................      31,133         15,089           17,471           33,515
Income (loss) from oper-
 ations.................       5,844          2,106              612            4,350
Net income (loss).......        (202)        (1,384)          (1,703)            (521)

  The following data reconciles the key components of Great American's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Great American's results of operations in its historical financial statements for the 52 weeks ended June 28, 1998:

                                               Less              Add
                          52 Weeks Ended  26 Weeks Ended   June 29, 1998 To December 29, 1997
                          June 28, 1998  December 28, 1997 August 23, 1998  To August 23, 1998
                          -------------- ----------------- ---------------- ------------------
                                                 (Dollars in thousands)
Net store sales.........     $18,854          $10,382           $2,753           $11,225
Batter sales to franchi-
 sees...................      12,214            6,140            1,633             7,707
Franchising, net........       5,770            2,884              563             3,449
Other, net..............         139               72               15                82
Operating costs and ex-
 penses.................      31,133           16,044            5,782            20,871
Income (loss) from oper-
 ations.................       5,844            3,738             (514)            1,592
Net income (loss).......        (202)           1,182             (954)           (2,338)

5. DEBLAN ACQUISITION

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Deblan for an aggregate purchase price of $10,465,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Deblan's results of operations from January 1, 1998 to August 23, 1998 are included under the "Deblan" column heading. Deblan's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

Current assets acquired............................................ $ 1,241,000
Fixed assets acquired..............................................   1,649,000
Other assets acquired..............................................     247,000
Current liabilities acquired.......................................    (333,000)
Other liabilities acquired.........................................    (565,000)
Goodwill acquired..................................................   8,226,000
                                                                    -----------
  Total purchase price............................................. $10,465,000
                                                                    ===========

  The following data reconciles the key components of Deblan's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Deblan's results of operations in its unaudited historical financial statements for the six months ended June 30, 1998:

                           Six Months Ended July 1, 1998 To January 1, 1998 To
                            June 30, 1998   August 23, 1998  August 23, 1998
                           ---------------- --------------- ------------------
                                         (Dollars in thousands)
Net store sales...........      $4,768          $1,602            $6,370
Operating costs and ex-
 penses...................       4,418           1,462             5,880
Income from operations....         350             140               490
Net income................         232             164               396

6. CHOCOLATE CHIP ACQUISITION

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Chocolate Chip for an aggregate purchase price of $3,965,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

Current assets acquired............................................. $  174,000
Fixed assets acquired...............................................    108,000
Other assets acquired...............................................     46,000
Current liabilities acquired........................................   (111,000)
Goodwill acquired...................................................  3,748,000
                                                                     ----------
  Total purchase price.............................................. $3,965,000
                                                                     ==========

  Because Chocolate Chip operates using a year ending September 30, its results of operations for the year ended December 31, 1997, which are included in the accompanying pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998, do not agree with Chocolate Chip's historical results of operations for the year ended September 30, 1997. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Chocolate Chip's results of operations from January 1, 1998 to August 23, 1998 are included under the "Chocolate Chip" column heading. Chocolate Chip's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. None of Chocolate Chip's revenues and income (loss) has been excluded or included more than once in the pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998.

  The following data reconciles the key components of Chocolate Chip's results of operations in the pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998 with the key components of Chocolate Chip's results of operations in its historical financial statements for the year ended September 30, 1997:

                                                    Less                 Add
                             Year Ended       Three Months Ended  Three Months Ended    Year Ended
                          September 30, 1997  December 31, 1996   December 31, 1997  December 31, 1997
                          ------------------ ------------------- ------------------- ------------------
                                                     (Dollars in thousands)
Net store sales.........        $2,650              $663                $802               $2,789
Operating costs and ex-
 penses.................         2,632               728                 707                2,611
Income (loss) from oper-
 ations.................            18               (65)                 95                  178
Net income (loss).......            11               (67)                 57                  135

  The following data reconciles the key components of Chocolate Chip's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Chocolate Chip's results of operations in its historical financial statements for the nine months ended June 30, 1998:

                                                    Less
                             Nine Months        Three Months             Add
                                Ended               Ended          July 1, 1998 To    January 1, 1998
                            June 30, 1998     December 31, 1997    August 23, 1998   To August 23, 1998
                          ------------------ ------------------- ------------------- ------------------
                                                     (Dollars in thousands)
Net store sales.........        $2,266              $803                $410               $1,873
Operating costs and
 expenses...............         2,100               646                 443                1,897
Income (loss) from
 operations.............           166               157                 (33)                 (24)
Net income (loss).......           116               155                   1                  (38)

7. COMBINED KARP ENTITIES ACQUISITION

  On September 9, 1998, Mrs. Fields acquired the Combined Karp Entities for an aggregate purchase price of $1,750,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, the Combined Karp Entities' results of operations from January 1, 1998 to September 9, 1998 are included under the "Combined Karp Entities" column heading. The Combined Karp Entities' results of operations from September 10, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

Current assets acquired............................................. $   64,000
Fixed assets acquired, net..........................................  1,054,000
Goodwill acquired...................................................    780,000
                                                                     ----------
  Total purchase price.............................................. $1,898,000
                                                                     ==========

  The following data reconciles the key components of the Combined Karp Entities' results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of the Combined Karp Entities' results of operations in its historical financial statements for the six months ended June 30, 1998:

                         Six Months Ended  July 1, 1998 To  January 1, 1998 To
                          June 30, 1998   September 9, 1998 September 9, 1998
                         ---------------- ----------------- ------------------
                                        (Dollars in thousands)
Net store sales.........      $1,181            $308              $1,489
Operating costs and
 expenses...............       1,259             251               1,510
Income (loss) from
 operations.............         (78)             57                 (21)
Net income (loss).......         (91)             56                 (35)

8.  COOKIE CONGLOMERATE ACQUISITION

  On October 5, 1998, Mrs. Fields acquired Cookie Conglomerate for an aggregate purchase price of $2,800,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Cookie Conglomerate's results of operations from Januay 1, 1998 to September 30, 1998 are included under the "Cookie Conglomerate" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

Fixed assets acquired................................................ $  801,000
Goodwill acquired....................................................  1,999,000
                                                                      ----------
  Total purchase price............................................... $2,800,000
                                                                      ==========

9. PRETZELMAKER ACQUISITION

  On November 19, 1998, Mrs. Fields acquired all of the outstanding capital stock of Pretzelmaker for $5,739,000, including $5,419,000 related to outstanding capital stock and $320,000 related to severance payments in lieu of outstanding stock options. Mrs. Fields paid $1,100,000 in cash upon closing of the acquisition and signed a promissory note for the remaining $4,639,000, which was paid in three installments through January 4, 1999. Accordingly, in the accompanying pro forma condensed combined financial statements of operations for the 39 weeks ended October 3, 1998, Pretzelmaker's results of operations from January 1, 1998 to September 30, 1998 are included under the "Pretzelmaker" column heading. The purchase price was allocated based on the estimated fair values of the net assets (liabilities) acquired, as presented below:

Current assets acquired............................................ $   822,000
Fixed assets acquired..............................................     566,000
Other assets acquired..............................................     184,000
Current liabilities acquired.......................................  (1,430,000)
Other liabilities acquired.........................................    (901,000)
Goodwill acquired..................................................   6,498,000
                                                                    -----------
  Total purchase price............................................. $ 5,739,000
                                                                    ===========

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Mrs. Fields' Original Cookies, Inc. and Subsidiaries
Report of Independent Public Accountants..................................   F-4
Consolidated Balance Sheets as of December 28, 1996, January 3, 1998 and
 October 3, 1998 (unaudited)..............................................   F-5
Consolidated Statements of Operations for the period from inception
 (September 18, 1996) to December 28, 1996, for the year ended January 3,
 1998 and for the 39 weeks ended September 27, 1997 (unaudited) and
 October 3, 1998 (unaudited)..............................................   F-7
Consolidated Statements of Stockholder's Equity for the period from inception (September 18, 1996) to December 28, 1996, for the year ended
 January 3, 1998 and for the 39 weeks ended October 3, 1998 (unaudited)...   F-8
Consolidated Statements of Cash Flows for the period from inception
 (September 18, 1996) to December 28, 1996, for the year ended January 3,
 1998 and for the 39 weeks ended September 27, 1997 (unaudited) and
 October 3, 1998 (unaudited)..............................................   F-9
Notes to Consolidated Financial Statements................................  F-13
Mrs. Fields Inc. and Subsidiaries
Report of Independent Public Accountants (Arthur Andersen LLP)............  F-49
Independent Auditors' Report (Deloitte & Touche LLP)......................  F-50
Consolidated Balance Sheet as of September 17, 1996.......................  F-51
Consolidated Statements of Operations for the year ended December 30, 1995 and for the period ended September 17, 1996..............................  F-53
Consolidated Statements of Stockholders' Deficit for the year ended
 December 30, 1995 and for the period ended September 17, 1996............  F-54
Consolidated Statements of Cash Flows for the year ended December 30, 1995 and for the period ended September 17, 1996..............................  F-55
Notes to Consolidated Financial Statements................................  F-57
The Original Cookie Company, Incorporated and the Carved-out Portion of
 Hot Sam Company, Inc. (Combined)
Report of Independent Public Accountants..................................  F-65
Combined Balance Sheet as of September 17, 1996...........................  F-66
Combined Statements of Operations for the year ended December 30, 1995 and for the period ended September 17, 1996..................................  F-68
Combined Statements of Stockholders' Equity for the year ended December
 30, 1995 and for the period ended September 17, 1996.....................  F-69
Combined Statements of Cash Flows for the year ended December 30, 1995 and for the period ended September 17, 1996..................................  F-70
Notes to Combined Financial Statements....................................  F-71
Cookies USA, Inc. and Subsidiary
Report of Independent Accountants.........................................  F-75
Consolidated Balance Sheets as of June 29, 1997 and June 28, 1998.........  F-76
Consolidated Statements of Operations for the fifty-two week periods ended
 June 30, 1996, June 29, 1997 and June 28, 1998...........................  F-78
Consolidated Statements of Changes in Stockholders' Deficit for the fifty-
 two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998....  F-79
Consolidated Statements of Cash Flows for the fifty-two week periods ended
 June 30, 1996, June 29, 1997 and June 28, 1998...........................  F-80
Notes to Consolidated Financial Statements................................  F-82

                                                                          Page
                                                                          -----
Deblan Corporation
Independent Auditors' Report............................................   F-94
Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
 (unaudited)............................................................   F-95
Statements of Earnings for the years ended December 31, 1995, 1996 and
 1997 and for the six months ended June 30, 1997 (unaudited) and 1998
 (unaudited)............................................................   F-97
Statements of Shareholders' Equity for the years ended December 31,
 1995, 1996 and 1997 and for the six months ended June 30, 1998
 (unaudited)............................................................   F-98
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and for the six months ended June 30, 1997(unaudited) and 1998
 (unaudited)............................................................   F-99
Notes to Financial Statements...........................................  F-101
Chocolate Chip Cookies of Texas, Inc.
Report of Independent Public Accountants................................  F-107
Balance Sheets as of September 30, 1996 and 1997 and June 30, 1998
 (unaudited)............................................................  F-108
Statements of Operations for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and
 1998 (unaudited).......................................................  F-110
Statements of Stockholders' Equity for the years ended September 30,
 1995, 1996, and 1997 and for the nine months ended June 30, 1998
 (unaudited)............................................................  F-111
Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and
 1998 (unaudited).......................................................  F-112
Notes to Financial Statements...........................................  F-114
The Combined Karp Entities
Report of Independent Public Accountants................................  F-119
Combined Balance Sheets as of December 31, 1996 and 1997 and June 30,
 1998 (unaudited).......................................................  F-120
Combined Statements of Operations for the years ended December 31, 1995,
 1996 and 1997 and for the six months ended June 30, 1997 (unaudited)
 and 1998 (unaudited)...................................................  F-122
Combined Statements of Stockholders' Equity for the years ended December
 31, 1995, 1996, and 1997 and for the six months ended June 30, 1998
 (unaudited)............................................................  F-123
Combined Statements of Cash Flows for the years ended December 31, 1995,
 1996 and 1997 and for the six months ended June 30, 1997 (unaudited)
 and 1998 (unaudited)...................................................  F-124
Notes to Combined Financial Statements..................................  F-126
The Cookie Conglomerate
Independent Auditors' Report............................................  F-133
Combined Balance Sheets as of December 31, 1997 and 1996................  F-134
Combined Statements of Operations for the years ended December 31, 1997 and 1996...............................................................  F-136
Combined Statements of Changes in Stockholders' Deficit and Partners'
 Capital (Deficit)......................................................  F-137
Combined Statements of Cash Flows for the years ended December 31, 1997 and 1996...............................................................  F-138
Notes to the Consolidated Financial Statements..........................  F-139
Combined Balance Sheet as of September 30, 1998 (unaudited).............  F-143
Combined Statements of Operations for the nine month periods ended
 September 30, 1998 and 1997 (unaudited)................................  F-144
Combined Statements of Cash Flows for the nine month periods ended
 September 30, 1998 and 1997 (unaudited)................................  F-145
Notes to the Consolidated Financial Statements..........................  F-146
Pretzelmaker Holdings, Inc.
Report of Independent Certified Public Accountants (AJ. Robbins, PC)....  F-147
Report of Independent Certified Public Accountants (BDO Seidman, LLP)...  F-148
Consolidated Balance Sheets as of December 31, 1996 and 1997 and
 September 30, 1998 (unaudited).........................................  F-149

                                                                          Page
                                                                          -----
Consolidated Statements of Operations For the Period from February 24
 (Inception) to December 31, 1995 and the Years Ended December 31, 1996
 and 1997 and the Nine Months Ended September 30, 1997 (unaudited) and
 1998 (unaudited)........................................................ F-151
Consolidated Statements of Stockholders' Equity For the Period from
 February 24 (Inception) to December 31, 1995 and the Years Ended
 December 31, 1996 and 1997 and the Nine Months Ended September 30, 1998
 (unaudited)............................................................. F-152
Consolidated Statements of Cash Flows For the Period from February 24
 (Inception) to December 31, 1995 and the Years Ended December 31, 1996
 and 1997 and the Nine Months Ended September 30, 1997 (unaudited) and
 1998 (unaudited)........................................................ F-153
Notes to the Consolidated Financial Statements........................... F-154

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields' Original Cookies, Inc.:

  We have audited the accompanying consolidated balance sheets of Mrs. Fields' Original Cookies, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996 and January 3, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the consolidated results of their operations and their cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
June 10, 1998

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                     ASSETS

                                                           January
                                              December 28,    3,     October 3,
                                                  1996       1998       1998
                                              ------------ --------  -----------
                                                                     (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents.................    $  6,709   $ 16,287   $  5,146
  Accounts receivable, net of allowance for
   doubtful accounts
   of $55, $32 and $40, respectively........       1,200      1,535      1,896
  Amounts due from franchisees and
   licensees, net of allowance for doubtful
   accounts of $320, $582 and $979,
   respectively.............................       1,524      2,176      5,616
  Inventories...............................       3,043      3,100      4,790
  Prepaid rent and other....................       1,324      2,960      4,312
  Deferred income tax assets................       2,092      2,765      2,765
                                                --------   --------   --------
    Total current assets....................      15,892     28,823     24,525
                                                --------   --------   --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................      16,704     21,099     32,856
  Equipment and fixtures....................      10,427     14,100     18,143
  Land......................................         128        128        368
                                                --------   --------   --------
                                                  27,259     35,327     51,367
  Less accumulated depreciation and
   amortization.............................      (1,054)    (6,125)   (16,364)
                                                --------   --------   --------
    Net property and equipment..............      26,205     29,202     35,003
                                                --------   --------   --------
DEFERRED INCOME TAX ASSETS..................         917        734        734
                                                --------   --------   --------
GOODWILL, net of accumulated amortization of
 $966, $4,980 and $9,233, respectively......      50,005     68,501    134,531
                                                --------   --------   --------
TRADEMARKS AND OTHER INTANGIBLES, net of
 accumulated amortization of $324, $1,409
 and $2,027, respectively...................      16,327     15,193     14,625
                                                --------   --------   --------
DEFERRED LOAN COSTS, net of accumulated
 amortization of
 $0, $70 and $720, respectively.............         --       5,906     10,263
                                                --------   --------   --------
OTHER ASSETS................................         709      1,325      2,976
                                                --------   --------   --------
                                                $110,055   $149,684   $222,657
                                                ========   ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                 (Dollars in thousands, except per share data)

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                           January
                                              December 28,    3,     October 3,
                                                  1996       1998       1998
                                              ------------ --------  -----------
                                                                     (Unaudited)
CURRENT LIABILITIES:
  Current portion of long-term debt.........    $  2,450   $    472   $    384
  Current portion of capital lease
   obligations..............................         --         142        174
  Accounts payable..........................       6,201      3,805      8,669
  Current portion of accrued liabilities....       3,202      2,826      6,365
  Current portion of store closure reserve..       2,450      3,664      2,475
  Accrued salaries, wages and benefits......       1,811      1,891      3,045
  Accrued interest payable..................       1,668      1,082      4,859
  Sales taxes payable.......................         676        937        512
  Current portion of deferred credits.......         323        871        318
                                                --------   --------   --------
    Total current liabilities...............      18,781     15,690     26,801
LONG-TERM DEBT, net of current portion and
 discount...................................      65,113    100,284    139,465
STORE CLOSURE RESERVE, net of current
 portion....................................       2,305      1,802      4,648
CAPITAL LEASE OBLIGATIONS, net of current
 portion....................................         --         183        133
ACCRUED LIABILITIES, net of current
 portion....................................       2,207        --         --
DEFERRED CREDITS, net of current portion....       1,091        --         --
                                                --------   --------   --------
    Total liabilities.......................      89,497    117,959    171,047
                                                --------   --------   --------
COMMITMENTS AND CONTINGENCIES (Notes 3, 7, 8
 and 10)
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED
 STOCK of PTI (a majority owned subsidiary),
 aggregate liquidation preference of $0,
 $1,437 and $1,481, respectively............         --         902      1,171
                                                --------   --------   --------
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED
 STOCK of MFB (a wholly owned subsidiary),
 aggregate liquidation preference of $3,597
 in 1996....................................       3,597        --         --
                                                --------   --------   --------
MINORITY INTEREST...........................         --          58        308
                                                --------   --------   --------
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,000 shares
   authorized and 400 shares outstanding
   (pledged as collateral for parent company
   debt)....................................         --         --         --
  Additional paid-in capital................      15,000     30,843     59,899
  Retained earnings (accumulated deficit)...       1,961        (78)    (9,768)
                                                --------   --------   --------
    Total stockholder's equity..............      16,961     30,765     50,131
                                                --------   --------   --------
                                                $110,055   $149,684   $222,657
                                                ========   ========   ========


          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

                              Inception                    39           39
                            (September 18,                Weeks        Weeks
                              1996)  to    Year Ended     Ended        Ended
                             December 28,  January 3, September 27, October 3,
                                 1996         1998        1997         1998
                            -------------- ---------- ------------- -----------
                                                       (Unaudited)  (Unaudited)
REVENUES:
  Net store and batter
   sales...................    $39,890      $123,987     $83,759      $89,938
  Franchising, net.........        621         3,574       2,201        3,884
  Licensing, net...........        764         2,028       1,215        1,081
  Other, net...............        107           918         351        1,056
                               -------      --------     -------      -------
    Total revenues.........     41,382       130,507      87,526       95,959
                               -------      --------     -------      -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs.........     19,492        66,832      48,200       52,357
  Food cost of sales.......      9,862        28,127      19,549       21,588
  General and
   administrative..........      4,035        16,730      10,803       12,621
  Depreciation and
   amortization............      2,344        10,403       6,596        9,707
                               -------      --------     -------      -------
    Total operating costs
     and expenses..........     35,733       122,092      85,148       96,273
                               -------      --------     -------      -------
      Income (loss) from
       operations..........      5,649         8,415       2,378         (314)
                               -------      --------     -------      -------
OTHER INCOME (EXPENSE),
 net:
  Interest expense.........     (1,867)       (7,830)     (5,070)      (8,981)
  Interest income..........         74           246         153          530
  Other expense............        --           (368)       (228)        (256)
                               -------      --------     -------      -------
    Total other expense,
     net...................     (1,793)       (7,952)     (5,145)      (8,707)
                               -------      --------     -------      -------
  Income (loss) before
   provision for income
   taxes, preferred stock
   accretion and dividends
   of subsidiaries and
   minority interest.......      3,856           463      (2,767)      (9,021)
PROVISION FOR INCOME
 TAXES.....................     (1,798)         (655)       (179)         (68)
                               -------      --------     -------      -------
  Income (loss) before
   preferred stock
   accretion and dividends
   of subsidiaries and
   minority interest.......      2,058          (192)     (2,946)      (9,089)
PREFERRED STOCK ACCRETION
 AND DIVIDENDS OF
 SUBSIDIARIES..............        (97)         (644)       (276)        (333)
MINORITY INTEREST..........        --           (138)         (2)        (268)
                               -------      --------     -------      -------
    Net income (loss)......    $ 1,961      $   (974)    $(3,224)     $(9,690)
                               =======      ========     =======      =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (Dollars in thousands)

                                                            Retained
                                 Common Stock  Additional   Earnings
                                 -------------  Paid-in   (Accumulated
                                 Shares Amount  Capital     Deficit)    Total
                                 ------ ------ ---------- ------------ -------
BALANCE, September 18, 1996.....  --    $ --    $   --      $   --     $   --
  Issuance of common stock for
   cash.........................  400     --     15,000         --      15,000
  Net income....................  --      --        --        1,961      1,961
                                  ---   -----   -------     -------    -------
BALANCE, December 28, 1996......  400     --     15,000       1,961     16,961
  Parent contribution of
   investment in PTI............  --      --      4,200         --       4,200
  Parent contribution of note
   receivable due from PTI's
   minority stockholder and
   founder......................  --      --        500         --         500
  Parent contribution of
   investment in MFB............  --      --      6,500         --       6,500
  Conversion to equity of note
   payable to parent............  --      --      4,643         --       4,643
  Dividend paid to parent.......  --      --        --       (1,065)    (1,065)
  Net loss......................  --      --        --         (974)      (974)
                                  ---   -----   -------     -------    -------
BALANCE, January 3, 1998........  400     --     30,843         (78)    30,765
  Parent equity infusion
   (unaudited)..................  --      --     29,056         --      29,056
  Net loss (unaudited)..........  --      --        --       (9,690)    (9,690)
                                  ---   -----   -------     -------    -------
BALANCE, October 3, 1998
 (unaudited)....................  400   $ --    $59,899     $(9,768)   $50,131
                                  ===   =====   =======     =======    =======



          The accompanying notes to consolidated financial statements are an integral part of these statements

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                               Inception
                             (September 18,              39 Weeks     39 Weeks
                               1996)  to    Year Ended     Ended        Ended
                              December 28,  January 3, September 27, October 3,
                                  1996         1998        1997         1998
                             -------------- ---------- ------------- -----------
                                                        (Unaudited)  (Unaudited)
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).........     $ 1,961      $  (974)     $(3,224)     $(9,690)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities, net
  of effects from
  acquisitions:
 Depreciation and
  amortization.............       2,344       10,403        6,596        9,707
 Amortization of discount
  on notes.................         --           --           --             8
 Amortization of deferred
  loan costs...............         --           --           --           650
 Loss on sale of assets....         --           368          228          256
 Deferred income taxes.....       1,511          210          --           --
 In-kind interest expense
  on note payable to
  stockholder..............          97          338          276          --
 Preferred stock accretion
  and dividends of
  subsidiaries.............          97          644          276          333
 Minority interest.........         --           234            2          268
 Changes in assets and
  liabilities, net of
  effects from
  acquisitions:
  Accounts receivable......        (294)        (353)         --          (361)
  Amounts due from
   franchisees and
   licensees...............        (339)        (514)         371       (1,624)
  Inventories..............        (159)         136          (23)        (127)
  Prepaid rent and other...         (31)        (895)         512        1,306
  Other assets.............          39          427          --          (207)
  Accounts payable and
   accrued liabilities.....         239       (6,651)        (773)         356
  Store closure reserve....        (305)      (1,666)      (1,927)      (1,892)
  Accrued salaries, wages
   and benefits............         212           80         (841)        (110)
  Accrued interest
   payable.................       1,668         (586)         (67)       2,886
  Sales taxes payable......         542          261         (297)        (530)
  Deferred credits.........          27         (543)        (318)        (553)
                                -------      -------      -------      -------
   Net cash provided by
    operating activities...       7,609          919          791          676
                                -------      -------      -------      -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Net cash paid for
  acquisitions and related
  expenses.................     (19,508)     (10,949)         --       (28,699)
 Purchase of property and
  equipment, net of effects
  from acquisitions........      (1,638)      (4,678)      (3,216)      (5,616)
 Proceeds from the sale of
  assets...................          15          122          --           --
                                -------      -------      -------      -------
   Net cash used in
    investing activities...     (21,131)     (15,505)      (3,216)     (34,315)
                                -------      -------      -------      -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  long-term debt...........         --       108,250          --        39,400
 Principal payments on
  long-term debt...........      (1,769)     (77,009)         (98)     (40,838)
 Payment of debt financing
  costs....................         --        (5,976)         --        (5,007)
 Cash advance from MFH.....         --         1,500          --           --
 Repayment of cash advance
  to MFH...................         --        (1,500)         --           --
 Payment of cash dividend
  to MFH...................         --        (1,065)         --           --
 Equity infusion from MFH..         --           --           --        29,056
 Principal payments on
  capital lease
  obligations..............         --           (36)         --           (49)
 Proceeds from the issuance
  of common stock..........      15,000          --           --           --
 Proceeds from the issuance
  of mandatorily redeemable
  cumulative preferred
  stock of subsidiary......       3,500          --           --           --
 Reduction in preferred
  stock of PTI.............         --           --           --           (64)
 Proceeds from the issuance
  of note payable to
  related party............       3,500          --           --           --
                                -------      -------      -------      -------
   Net cash provided by
    (used in) financing
    activities.............      20,231       24,164          (98)      22,498
                                -------      -------      -------      -------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...............       6,709        9,578       (2,523)     (11,141)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF THE
 PERIOD....................         --         6,709        6,709       16,287
                                -------      -------      -------      -------
CASH AND CASH EQUIVALENTS
 AT END OF THE PERIOD......     $ 6,709      $16,287      $ 4,186      $ 5,146
                                =======      =======      =======      =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

Supplemental Disclosure of Cash Flow Information:

  Cash paid for interest was approximately $28, $8,416, $3,890 (unaudited) and $6,291 (unaudited) for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.

  Cash paid for income taxes was approximately $0, $217, $80 (unaudited) and $42 (unaudited) for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.

Supplemental Disclosure of Noncash Investing and Financing Activities:

  On September 18, 1996, the Company acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation, Mrs. Fields Cookies, The Original Cookie Company, Incorporated and Hot Sam Company, Inc. In conjunction with the acquisitions, net liabilities were assumed as follows:

   Fair value of assets acquired...................................... $ 93,494
   Net cash paid......................................................  (19,508)
   Notes payable issued...............................................  (65,735)
                                                                       --------
     Liabilities assumed.............................................. $  8,251
                                                                       ========

  In connection with the purchase accounting, the Company recorded certain other accruals totaling $11,300 and provided reserves totaling $10,900 for impaired property and equipment at Company-owned stores the Company intends to exit through closing or franchising. The accruals consisted of $5,060 for obligations incident to store closures, $2,450 for contingent legal and lease obligations that were firmed up before year end, $3,135 for transaction and finders' fees and $655 for severance and related costs. In connection with these accruals and impairment reserves, the Company recorded an additional $17,680 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $4,520.

  In October 1996, the Company received property in payment of $128 in accounts receivable due from a customer.

  On March 18, 1997, a certain convertible subordinated note issued in connection with the previously described business combination was not repaid as scheduled. The noteholder exercised its option to receive an additional note of $1,000 due to the delayed payment. At the time of the consummation of the business combination, management assessed the likelihood of this contingency of delayed payment being reasonably possible, therefore the Company recorded the note and additional goodwill as a subsequent component of the business combination accounting.

  During the period ended December 28, 1996 and the year ended January 3, 1998, The Mrs. Fields' Brand, Inc. ("MFB") increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $97 and $338, respectively, in lieu of paying cash dividends. On November 26, 1997, Mrs. Fields' Holding Company, Inc. ("MFH") converted to common equity of the Company $4,643 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935 to common equity (see Note 6).

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


  On July 25, 1997, certain assets were acquired and certain liabilities were assumed of H & M Concepts Ltd. Co. by Mrs. Fields' Pretzel Concepts, Inc. ("MFPC") as follows (see Note 1):

   Fair value of assets acquired....................................... $15,780
   Net cash paid.......................................................  (5,750)
   Notes payable issued................................................  (8,000)
                                                                        -------
     Liabilities assumed............................................... $ 2,030
                                                                        =======

  In connection with the purchase accounting for this acquisition, MFPC accrued $1,000 for estimated obligations incident to certain store closures. The Company also recorded a reserve totaling approximately $2,500 for impaired property and equipment at stores the Company intends to close. In connection with these accruals and reserves, the Company recorded $2,800 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $700.

  On September 2, 1997, 56 percent of the shares of common stock of Pretzel Time, Inc. ("PTI") were acquired by MFH as follows (see Note 1):

   Fair value of assets acquired....................................... $ 8,311
   Net cash paid.......................................................  (4,200)
                                                                        -------
     Liabilities assumed............................................... $ 4,111
                                                                        =======

  In connection with the purchase accounting for this acquisition, MFH accrued $500 for estimated obligations incident to certain store closures. In connection with these accruals, MFH recorded $400 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $100.

  On November 26, 1997, MFH contributed all of the assets and liabilities of MFPC, MFH's 56 percent of the shares of common stock of PTI and the $500 note receivable from PTI's founder and minority stockholder to the Company. Additionally, on November 26, 1997, MFH contributed all of the common stock of MFB to the Company.

  During the period from the acquisition of the majority ownership of PTI (September 2, 1997) to January 3, 1998 and for the 39 weeks ended October 3, 1998, PTI increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $68 and $108 (unaudited), respectively, in lieu of paying cash dividends. In addition, for the same periods, PTI's mandatorily redeemable cumulative preferred stock was increased by approximately $238 and $225 (unaudited), respectively, for the accretion required over time to amortize the original issue discount.

  In August 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA") for an aggregate purchase price of approximately $18,400 (unaudited). During August and September 1998, the Company also entered into agreements with three franchisees of Cookies USA (the "Great American Franchisees") pursuant to which the Company purchased a total of 37 Great American Cookies franchises for an aggregate purchase price of $16,328 (unaudited). The aggregate purchase price for all of these acquisitions of $34,728 (unaudited) was allocated, on a preliminary basis, as follows (see Note 1):

   Fair value of assets acquired (unaudited).......................... $ 79,865
   Net cash paid (unaudited)..........................................  (27,771)
                                                                       --------
     Liabilities assumed (unaudited).................................. $ 52,094
                                                                       ========

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)


  The Company has formulated a plan to exit certain acquired stores that do not meet management's established financial and geographical criteria. In connection with the purchase accounting for these acquisitions, the Company accrued $3,548 (unaudited) for estimated obligations incident to certain store closures. The Company also recorded a reserve totaling approximately $2,150 (unaudited) for impaired property and equipment at stores the Company intends to close. In connection with these accruals and reserves, the Company recorded $5,698 (unaudited) of goodwill. Valuation allowances were recorded for all deferred tax assets established during purchase accounting.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1997 and October 3, 1998 is Unaudited)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Mrs. Fields' Original Cookies, Inc. (the "Company"), a Delaware corporation, is a wholly owned subsidiary of Mrs. Fields' Holding Company, Inc. ("MFH" or the "Parent"). MFH is a majority owned subsidiary of Capricorn Investors II, L.P. ("Capricorn'). The Company has five wholly owned operating subsidiaries; namely, Great American Cookie Company, Inc. ("GACC"), The Mrs. Fields' Brand, Inc. ("MFB"), Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd. and H & M Canada; and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc. ("PTI") of which the Company owned 60 percent of the common stock as of January 3, 1998. In June 1998, the Company purchased an additional ten percent of the common stock of PTI, increasing the Company's ownership interest to 70 percent. GACC was acquired by the Company in August 1998.

  The Company primarily operates retail stores which sell freshly baked cookies, brownies, pretzels and other food products through four specialty retail chains. As of October 3, 1998, the Company owned and operated 150 "Mrs. Fields Cookies" stores, 128 "Original Cookie Company" stores, 86 "Hot Sam Pretzels' stores, 93 "Pretzel Time" stores, 109 "Great American Cookies" stores in the United States and two "Pretzel Time" stores in Canada. Additionally, the Company has franchised or licensed 683 stores in the United States and 82 stores in several other countries. As of October 3, 1998, the Company owned and operated 435 core stores and 133 stores which are in the process of being sold or franchised. All of the stores in the process of being closed or franchised are expected to be closed or franchised by the end of fiscal year 2000.

  The Company also holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the uses of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries. Additionally, the Company markets and distributes its products through catalogs, other print media and mail order.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

Business Combinations

 MFI and Affiliates and OCC and Affiliates

  The Company began operations on September 18, 1996, following the completion of two simultaneous but separate asset purchase transactions wherein the Company (i) acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation and Mrs. Fields Cookies in accordance with two Asset Purchase Agreements dated August 7, 1996, among these parties and Capricorn, and (ii) acquired certain assets and assumed certain liabilities of The Original Cookie Company, Incorporated and Hot Sam Company, Inc. in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among these parties and Capricorn.

  The combined purchase price for the acquired net assets was approximately $85,243,000. The Company paid net cash of $19,508,000 and issued approximately $65,735,000 in senior and subordinated notes to the

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

selling shareholders. The acquisitions were accounted for as purchases. The total purchase price was allocated to the net assets acquired, based on their estimated fair values. The organization of the Company and the acquisitions resulted in the recording of intangible assets of approximately $49,942,000 principally made up of goodwill, trademarks and organization costs. An additional $17,680,000 of goodwill and $4,520,000 of deferred income tax assets (net of valuation allowances) were recorded in connection with the Company recording certain other accruals totaling $11,300,000 and providing reserves totaling $10,921,000 for impaired property and equipment (see Note 5) at Company-owned stores the Company intends to exit through closing or franchising. Goodwill and trademarks are amortized using the straight-line method over 15 years. The $11,300,000 of accruals established at the date of the acquisitions consisted of $5,060,000 for obligations incident to store closures (see Note 5), $2,450,000 for contingent legal and lease obligations that were firmed up before December 28, 1996, $3,135,000 for transaction and finders' fees and $655,000 for severance and related costs. The Company terminated all of the OCC and Affiliates corporate employees as planned.



  As of January 3, 1998 and October 3, 1998, approximately $1,643,000 and $2,053,000, respectively, of the $2,450,000 accrual for legal and lease obligations has been utilized. The remaining amount as of October 3, 1998 of approximately $397,000 is expected to be utilized by the end of 1999. As of January 3, 1998, all of the $3,135,000 accrual established for transaction and finders' fees and the $655,000 accrual for severance and related costs associated with the acquisitions were fully utilized for the purposes intended.

 H & M Concepts Ltd. Co.

  On July 25, 1997, Mrs. Fields' Pretzel Concepts, Inc. ("MFPC"), a wholly owned subsidiary of MFH, acquired substantially all of the assets and assumed certain liabilities of H & M Concepts Ltd. Co. and subsidiaries ("H & M"). H & M owned and operated stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc. ("PTI"). The aggregate consideration of $13,750,000 consisted of (i) $5,750,000 of cash, financed through an advance from MFH of $1,500,000 and a $4,250,000 bank loan to MFPC, (ii) a $4,000,000 principal amount bridge note of MFPC and (iii) a $4,000,000 principal amount subordinated note of MFH retained by the sellers (all such debt collectively referred to as the "H & M Debt"). The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $9,618,000 of goodwill that is being amortized using the straight-line method over 15 years.

  Effective November 26, 1997, MFH contributed all of the assets and liabilities of MFPC to the Company and, in consideration thereof, the Company assumed the H & M Debt, including all accrued but unpaid interest. MFPC and the Company merged on the same date with the Company being the surviving entity. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the historical basis of MFPC's assets or liabilities. Beginning with July 25, 1997, the Company is including MFPC's results of operations in the Company's consolidated results of operations.

 Pretzel Time, Inc.

  On September 2, 1997, MFH acquired 56 percent of the shares of common stock of PTI for an aggregate cash purchase price of $4,200,000, $750,000 of which was paid to PTI for working capital purposes, and the balance of which was paid to the selling shareholders. In connection with the acquisition, MFH extended a $500,000 loan to the founder of PTI who continued to own 44 percent of the shares of common stock of PTI. The note bears interest at an annual rate of ten percent (see Note 8). PTI is a franchisor of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

acquired) and resulted in recording approximately $5,882,000 of goodwill that is being amortized using the straight-line method over 15 years. The goodwill recorded was $1,682,000 more than the purchase price as the Company assumed more liabilities than it acquired in assets at their fair values. Additionally, severance and legal accruals were established in accordance with EITF 95-3.

  Effective November 26, 1997, MFH contributed its 56 percent of the shares of common stock of PTI to the Company. MFH also contributed to the Company the $500,000 note due from PTI's founder and minority stockholder. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of PTI's assets or liabilities. The Company has included 56 percent of PTI's results of operations with the Company's consolidated results of operations from September 2, 1997 to January 2, 1998.

  On January 2, 1998, the Company purchased an additional four percent of the shares of common stock of PTI from the founder for $300,000 in cash. The purchase was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $311,000 of goodwill. Beginning with January 2, 1998, the Company included 60 percent of PTI's results of operations in the Company's consolidated results of operations. In June 1998, the Company acquired an additional ten percent of the shares of common stock of PTI from the founder for $875,000 in cash.

 The Mrs. Fields' Brand, Inc.

  Prior to November 26, 1997, MFH owned 50.1 percent of the shares of the common stock of MFB. MFB holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, MFB authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  On November 26, 1997, MFH acquired the remaining 49.9 percent of the shares of the common stock of MFB from Harvard Private Capital Holdings, Inc. for approximately $2,565,000. The consideration consisted of $1,065,000 in cash and $1,500,000 in rights to common equity of MFH. MFH's Board of Directors determined the value of Harvard's rights to the common equity based on a fair value analysis. This analysis appropriately considered a discount for lack of controlling interest and marketability as MFH's common equity is not publicly traded. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $2,565,000 of intangible assets (primarily goodwill) that are being amortized using the straight-line method over 15 years.

  Effective November 26, 1997, MFH contributed all of the common stock of MFB to the Company. As a result of such capital contribution, MFB became a wholly owned subsidiary of the Company. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of MFB's assets or liabilities. Although the Company owned 50.1 percent of MFB until November 25, 1997, the Company has included 100 percent of MFB's results of operations with the Company's consolidated results of operations for all periods presented as a result of MFB incurring net losses for these periods.

 1-800-Cookies

  On October 10, 1997, the Company acquired substantially all of the net assets of R&R Bourbon Street, Inc. dba 1-800-Cookies for $653,000 in cash. The acquisition was accounted for using the purchase method of

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

accounting (based on the estimated fair values of the net assets acquired) and resulted in recording $600,000 of goodwill and $53,000 of other assets. The goodwill is being amortized using the straight-line method over 15 years.

 Subsequent Acquisitions (Unaudited)

  On August 24, 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA"), the sole stockholder of Great American Cookie Company, Inc. ("GACC"), for an aggregate purchase price of $18,400,000. GACC is an operator and franchisor of mall-based specialty retail cookie outlets and manufacturer of cookie batter which is distributed to GACC-operated retail stores and sold to franchised retail stores. Concurrently with the acquisition of Cookies USA, the Company entered into agreements with two GACC franchisees pursuant to which the Company purchased a total of 29 GACC franchises for an aggregate purchase price of $14,430,000. The Company acquired the franchises through the acquisition of 100 percent of the capital stock of the two corporations through which the franchisees operated. On September 9, 1998, the Company acquired eight additional GACC franchised retail stores from a GACC franchisee, pursuant to an asset purchase agreement, for an aggregate purchase price of $1,898,000. These acquisitions will be collectively referred to as the "Great American Acquisitions."

  The Great American Acquisitions have been accounted for using the purchase method of accounting (based on preliminary estimates of fair values of the net assets acquired) and resulted in recording approximately $69,390,000 of goodwill that is being amortized using the straight-line method over 15 years. Additionally, the Company caused Cookies USA to be merged with and into the Company and caused the acquired franchisees corporations and/or net assets to be merged with and into GACC. GACC became a wholly owned subsidiary of the Company. The acquired entities' results of operations have been included with those of the Company since the applicable dates of acquisition.

  The Great American Acquisitions were financed by (i) the net proceeds from the Company issuing $40,000,000 series C Senior Notes; (ii) the contribution of the net proceeds totaling $29,000,000 of an MFH offering to the Company (the "MFH Equity Infusion"); and (iii) existing cash of the Company.

 Pro Forma Acquisition Information (Unaudited)

  The following unaudited pro forma information for the period from inception (September 18, 1996) to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, presents the results of operations of the Company assuming the H & M, PTI and MFB acquisitions and the Refinancing, as defined in Note 3, had occurred at the date of inception (September 18, 1996) and that the Great American Acquisitions and related financing had occurred at December 29, 1996. The results of operations give effect to certain adjustments, including amortization of intangible assets and interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted or the results which may occur in the future.

                            Inception
                          (September 18,                 39 Weeks       39 Weeks
                             1996) to     Year Ended       Ended         Ended
                           December 28,   January 3,   September 27,   October 3,
Unaudited                      1996          1998          1997           1998
---------                 -------------- ------------  -------------  ------------
Total revenues..........   $48,090,000   $191,264,000  $134,018,000   $126,937,000
Income from operations..     6,718,000     12,722,000     3,285,000        463,000
Net income (loss).......     1,029,000     (3,120,000)   (8,448,000)   (12,236,000)

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Periods

  The Company operates using a 52/53-week year ending near December 31.

 Unaudited Information

  The accompanying consolidated financial statements as of October 3, 1998 and for the 39 weeks ended September 27, 1997 and October 3, 1998 are unaudited and have been prepared on a substantially equivalent basis with that of the annual consolidated financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations as of October 3, 1998 for the interim periods presented herein.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Sources of Supply

  The Company currently buys a significant amount of its food products from four suppliers. Management believes that other suppliers could provide similar products with comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of October 3, 1998, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

 Inventories

  Inventories consist of food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value.

 Pre-Opening and Organization Costs

  Pre-opening costs associated with new Company-owned stores are charged to expense as incurred. These amounts were not significant for the periods presented in the accompanying consolidated financial statements. Pre-opening costs associated with new franchised stores are the responsibility of the franchisee.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

  The Company expensed all previously capitalized organization costs (which were not material to the fair presentation of the accompanying consolidated financial statements taken as a whole) in accordance with Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities," during the 39 weeks ended October 3, 1998.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

 Intangible Assets

  Intangible assets consist primarily of goodwill and trademarks and are amortized using the straight-line method over 15 years. Other intangible assets such as covenants not to compete are not significant and are being amortized using the straight-line method over three to five years.

 Deferred Loan Costs

  Deferred loan costs totaling $10,983,000 resulted from the sale of $100,000,000 aggregate principal amount of 10 1/8 percent Series A Senior Notes (the "Series A Senior Notes") on November 26, 1997 and the sale of $40,000,000 aggregate principal amount of 10 1/8 percent Series C Senior Notes (the "Series C Senior Notes") on August 24, 1998, and are being amortized to interest expense over the approximate seven-year life of the Series A Notes and the approximate six-year life of the Series C Senior Notes (see Note 3).

 Discount on Senior Notes

  The Series C Senior Notes were issued at a discount which is being amortized to interest expense over the approximate six-year life of the related notes.

 Long-Lived Assets

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. The Company has reserved for those long-lived assets that are considered to be impaired.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

 Store Closure Reserve

  The Company accrues an estimate for the costs associated with closing a nonperforming store in the period the determination is made to close the store. The majority of the costs accrued relate to estimated lease termination costs.

 Revenue Recognition

  Revenues generated from Company-owned stores are recognized at the point of sale. Initial franchising and licensing fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned.

 Leases

  The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Expenses of operating leases with escalating payment terms, including leases underlying subleases with franchisees, are recognized on a straight-line basis over the lives of the related leases. The Company accrues contingent rental expense on a monthly basis for those retail stores where contingent rental expense is probable.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Foreign Currency Translation

  The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the periods presented. Translation gains or losses are insignificant for the periods presented.

 Fair Value of Financial Instruments

  The Company estimates that the aggregate fair market value of its Series A/B Senior Notes and Series C Senior Notes (see Note 3) was approximately $101,250,000 and $122,500,000 as of January 3, 1998 and October 3, 1998,
respectively. These estimates are based on quoted market prices. The book values of the Company's other financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities and other long-term debt obligations, approximate fair values at the respective balance sheet dates.

 Recent Accounting Pronouncement

  During the 39 weeks ended October 3, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an "all-inclusive" income presentation approach which specifies that all revenues, expenses, gains and losses

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

recognized during the period be reported in income, regardless of whether they are considered to be results of operations of the period. The adoption of SFAS No. 130 had no material impact on the Company's financial statement presentation.

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements. The statement specifies disclosure requirements about the products and services of a company, the geographic areas in which it operates, and their major customers. Although the Company has not yet completed its assessment of the impacts of adopting SFAS No. 131, it will adopt the statement for the year ending January 2, 1999.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement is effective for fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company's consolidated financial statements.

 Reclassifications

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

 Long-Term Debt

  Long-term debt consists of the following:

                                     December 28,   January 3,    October 3,
                                         1996          1998          1998
                                     ------------  ------------  ------------
                                                                 (Unaudited)
Series A/B senior unsecured notes,
 interest at 10 1/8 percent payable
 semi-annually in arrears on June 1
 and December 1, commencing June 1,
 1998, due December 1, 2004......... $       --    $100,000,000  $100,000,000
Series C senior unsecured notes,
 interest at 10 1/8 percent payable
 semi-annually in arrears on June 1
 and December 1, commencing December
 1, 1998, due December 1, 2004......         --             --     40,000,000
Discount related to the issuance of
 $40,000,000 Series C senior
 unsecured notes, net of accumulated
 amortization of $0, $0 and $9,000,
 respectively.......................         --             --       (591,000)
Notes payable to individuals or
 corporations with interest terms
 ranging from non-interest bearing
 to 15 percent, due at various dates
 from 1998 through 2001, requiring
 monthly payments...................         --         756,000       440,000
Senior notes, interest at six-month
 LIBOR rate (5 3/4 percent at
 December 28, 1996) plus an interest
 margin (three percent at December
 28, 1996) payable semi-annually,
 secured by essentially all assets
 of the Company, repaid in November
 1997...............................  41,966,000            --            --
Senior notes, interest at ten
 percent payable semi-annually,
 secured by essentially all assets
 of MFB, principal due quarterly in
 varying installments, repaid in
 November 1997......................  10,000,000            --            --
Convertible subordinated notes,
 interest at an escalating rate (9
 3/4 percent at December 28, 1996)
 payable semi-annually, secured by
 essentially all assets of the
 Company, repaid in November 1997...   7,357,000            --            --
Convertible subordinated note to
 stockholder, interest at an
 escalating rate (9 3/4 percent at
 December 28, 1996) payable semi-
 annually, secured by essentially
 all assets of the Company,
 converted to equity in November
 1997...............................   4,643,000            --            --
Senior subordinated note to MFB
 minority stockholder, interest at
 ten percent compounded quarterly
 beginning December 15, 1996,
 secured by essentially all assets
 of MFB, repaid in November 1997....   3,597,000            --            --
                                     -----------   ------------  ------------
                                      67,563,000    100,756,000   139,849,000
Less current portion................  (2,450,000)      (472,000)     (384,000)
                                     -----------   ------------  ------------
                                     $65,113,000   $100,284,000  $139,465,000
                                     ===========   ============  ============

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


  On November 26, 1997, the Company refinanced its existing debt (the "Refinancing") by issuing $100,000,000 aggregate principal amount of Series A Senior Notes due December 1, 2004 pursuant to an Indenture, dated as of November 26, 1997 (the "Indenture"), between the Company and the Bank of New York. The Series A Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"). On June 12, 1998, a majority of the Series A Senior Notes were exchanged for 10 1/8% Series B Senior Notes (the "Series B Senior Notes") due December 1, 2004, which were registered under the Securities Act (the "Exchange Offer"). The terms of the Series A Senior Notes and the Series B Senior Notes (collectively, the "Series A/B Senior Notes") are identical in all material respects except (i) that the Series B Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Series A Senior Notes and
(iii) that the Series B Senior Notes do not contain certain provisions relating to additional payments to the prior holders of the Series A Senior Notes under certain circumstances relating to the timing of the Exchange Offer.

  On August 24, 1998, the Company issued $40,000,000 aggregate principal amount of Series C Senior Notes due December 1, 2004 in connection with the Great American Acquisitions. The Series C Senior Notes were issued pursuant to the Indenture which also governs the terms of the Series A/B Senior Notes in a private transaction that was not subject to the registration requirements of the Securities Act. The Series A/B Senior Notes and the Series C Senior Notes will be collectively referred to as the "Senior Notes."

  In connection with the issuance of the Series C Senior Notes, the Company recorded a discount of approximately $600,000. This discount is being amortized to interest expense over the approximate six-year life of the Series C Senior Notes.

  The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company.

  The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at redemption prices defined in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to December 1, 2001, the Company may redeem up to an aggregate of 35 percent of the principal amount at a redemption price equal to 110.125 percent of the principal amount thereof, plus accrued and unpaid interest.

  The Senior Notes contain certain covenants that limit, among other things, the ability of the Company and its subsidiaries to: (i) declare or pay dividends or make any other payment or distribution on account of the Company's or any of its subsidiaries' equity interest (including without limitation, any payment in connection with any merger or consolidation involving the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any equity interest of the Company or any direct or indirect parent of the Company or other affiliate of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes, except as payment of interest or principal at stated maturity; or (iv) make any restricted investments except under conditions provided for in the Indenture.

  Pursuant to the Refinancing, the Company repaid approximately $79,096,000 aggregate principal amount of indebtedness and accrued but unpaid interest. Such indebtedness consisted of (i) approximately $66,402,000 principal amount of indebtedness and accrued but unpaid interest of the Company incurred in connection with

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

the MFI and affiliates and OCC and affiliates business combinations, (ii) approximately $12,374,000 principal amount of indebtedness and accrued but unpaid interest of the H & M Debt, and (iii) $320,000 of prepayment penalties associated with retiring the existing debt.

  As part of the Refinancing, MFH converted to common equity of the Company $4,643,000 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935,000 to common equity (see Notes 1 and 6). Also as part of the Refinancing, the Company paid a dividend to MFH in the amount of approximately $1,065,000 and returned a $1,500,000 advance to MFH, which was a portion of the cash provided by MFH in connection with the acquisitions of H & M and PTI.

  The aggregate amount of principal maturities of debt at January 3, 1998 are as follows:

   Fiscal Year
   -----------
   1998............................................................ $    472,000
   1999............................................................      168,000
   2000............................................................      105,000
   2001............................................................       11,000
   2002............................................................          --
   Thereafter......................................................  100,000,000
                                                                    ------------
                                                                    $100,756,000
                                                                    ============

  On December 29, 1997, the Company amended its revolving credit agreement (the "Agreement") with a commercial bank which provided for a maximum commitment of up to $3,000,000 secured by essentially all of the assets of the Company. The Agreement, which was extended through February 28, 1998 was terminated. On February 28, 1998, the Company entered into a new revolving credit agreement (the "1998 Agreement") with a commercial bank (the "Bank") which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company. Borrowings under the 1998 Agreement bear interest, at the Company's option, at either the Bank's prime rate plus one fourth of one percent or the one-month LIBOR rate plus three percent, with interest payable monthly in arrears. As of October 3, 1998, the Company had no outstanding borrowings under the 1998 Agreement.

 Capital Lease Obligations

  Future minimum lease payments for equipment held under capital lease arrangements as of January 3, 1998 are as follows:

   Fiscal Year
   -----------
     1998............................................................ $ 163,000
     1999............................................................   123,000
     2000............................................................    46,000
     2001............................................................    41,000
                                                                      ---------
   Total future minimum lease payments...............................   373,000
   Less amount representing interest.................................   (48,000)
                                                                      ---------
                                                                        325,000
   Less current portion..............................................  (142,000)
                                                                      ---------
                                                                      $ 183,000
                                                                      =========

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


  As of December 28, 1996, January 3, 1998 and October 3, 1998, total assets held under capital lease arrangements were approximately $0, $376,000 and $376,000 (unaudited) with accumulated amortization of approximately $0, $59,000 and $99,000 (unaudited), respectively.

4.  INCOME TAXES

  The components of the provision for income taxes for the period ended December 28, 1996 and the year ended January 3, 1998 are as follows:

                                                        December 28, January 3,
                                                            1996        1998
                                                        ------------ ----------
   Current:
     Federal...........................................  $  207,000  $  70,000
     State.............................................      75,000    228,000
     Foreign...........................................       5,000     57,000
   Deferred:
     Federal...........................................   1,112,000    367,000
     State.............................................     277,000     55,000
     Change in valuation allowance.....................     122,000   (122,000)
                                                         ----------  ---------
       Total provision for income taxes................  $1,798,000  $ 655,000
                                                         ==========  =========

  The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations are as follows for the period ended December 28, 1996 and the year ended January 3, 1998:

                                                         December 28, January 3,
                                                             1996        1998
                                                         ------------ ----------
   Federal statutory income tax rate....................     34.0%       34.0%
     Dividends paid by subsidiary.......................      --         34.5
     Amortization of non-deductible goodwill............      --         12.3
     Net operating losses utilized......................      --         (3.9)
     State income taxes, net of federal benefit.........      5.3         5.3
     State franchise minimum taxes......................      --         44.0
     Foreign taxes......................................      --         12.3
     Change in valuation allowance......................      3.2       (26.3)
     Other..............................................      4.1        29.3
                                                             ----       -----
   Effective income tax rate............................     46.6%      141.5%
                                                             ====       =====

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


  The significant components of the Company's deferred income tax assets and liabilities at December 28, 1996 and January 3, 1998 are as follows:

                                                      December 28,  January 3,
                                                          1996         1998
                                                      ------------  -----------
Deferred income tax assets:
  Property and equipment reserve.....................  $3,501,000   $ 2,014,000
  Store closure reserve..............................   1,868,000     2,202,000
  Transaction cost accrual...........................     789,000       565,000
  Net operating loss carryforward....................     782,000     4,875,000
  Legal reserve......................................     470,000       302,000
  Lease accrual......................................     403,000        92,000
  Other reserves.....................................         --         81,000
  Accrued expenses...................................     334,000       230,000
  Alternative minimum tax credit carryforward........     207,000       207,000
                                                      -----------   -----------
    Total deferred income tax assets.................   8,354,000    10,568,000
  Valuation allowance................................  (4,482,000)   (5,160,000)
                                                      -----------   -----------
    Deferred income tax assets net of valuation
     allowance.......................................   3,872,000     5,408,000
                                                      -----------   -----------
Deferred income tax liabilities:
  Accumulated depreciation and amortization..........    (850,000)   (1,548,000)
  Other..............................................     (13,000)     (361,000)
                                                      -----------   -----------
    Total deferred income tax liabilities............    (863,000)   (1,909,000)
                                                      -----------   -----------
    Net deferred income tax assets...................  $3,009,000   $ 3,499,000
                                                      ===========   ===========

  Management has provided valuation allowances on portions of the deferred income tax assets arising from the Company's business combinations. The valuation allowances established in accordance with purchase accounting are not recorded through the provision for income taxes, but rather, as an increase to goodwill. During the period ended December 28, 1996 and the year ended January 3, 1998, valuation allowances of $4,360,000 and $800,000, respectively, were recorded in connection with accounting for the business combinations. As of January 3, 1998, the Company had net operating loss carryforwards for tax reporting purposes totaling $12,414,000. Of these net operating loss carryforwards, $1,814,000 expire in 2011 and $10,600,000 expire in 2012.



5. STORE CLOSURE AND PROPERTY AND EQUIPMENT IMPAIRMENT RESERVES

  The Company's management reviews the historical and projected operating performance of its stores on a periodic basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to recognize a loss for that portion of the net property investment determined to be impaired in accordance with SFAS No. 121 criteria. Additionally, when a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease termination costs. If and when a reserve that was established as part of purchase accounting is not fully utilized, the Company reduces the reserve to zero and goodwill is adjusted for the corresponding amount.

 MFI and Affiliates and OCC and Affiliates

  In connection with the MFI and OCC acquisitions (see Note 1), the Company formulated a plan to exit certain stores that did not meet certain financial and geographical criteria. The plan entailed closing all stores

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

that were not profitable and franchising stores that were profitable but contributed less than $50,000 in store cash contribution for cookie stores and less than $35,000 in store cash contribution for pretzel stores. Management identified 138 stores to be closed (13 of these stores were closed prior to the acquisition but had continuing lease obligations) and 64 stores to be franchised. As of October 3, 1998, there were 27 stores remaining to be exited, all of which are expected to be exited by the end of the first quarter of fiscal 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with Emerging Issues Task Force Issue 95-3, the Company established a store closure reserve of $5,060,000 for the 138 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 64 stores to be franchised. Management continued to refine the plan for closing the stores after the date of the acquisitions which entailed further analysis of lease agreements and meeting with developers to assess timing and estimated lease termination costs.

  Management finalized the store closure plan in early September 1997, within one year of the date of the acquisitions. At that time, the Company recorded an additional $1,357,000 to the store closure reserve to reflect the finalized plan estimates of lease termination costs and adjusted goodwill by a comparable amount under the provisions of purchase accounting. The increase in the reserve related solely to the 138 stores originally identified to be closed. The store closure reserve was also increased by approximately $538,000 for ten core operating stores that have been closed or targeted for closure due primarily to leases not being renewed by the lessor. This portion of the store closure reserve was expensed in the Company's consolidated statement of operations for the year ended January 3, 1998, as these stores were not identified for closure in the Company's store closure plan. These ten core operating stores are included in the 80 MFI and OCC stores closed in the year ended January 3, 1998. During the 39 weeks ended October 3, 1998, the Company closed 30 stores (nine of which were core operating stores).

  Pursuant to the exit plan, at the date of the acquisitions, the Company established an impairment reserve of $10,921,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value. The property and equipment of 117 of the total stores to be closed were recorded at net values of zero. The property and equipment of 54 of the total stores to be franchised were recorded at the estimated net realizable amount recoverable through a franchise sale. The property and equipment of the remainder of the stores to be closed or franchised had already been reduced to net realizable value prior to the acquisitions. As of October 3, 1998, management has identified 50 existing stores for sale to franchisees. Management believes that the net proceeds from the sale of stores to franchisees will exceed the total carrying value of the store assets as of January 3, 1998 and October 3, 1998.

 H&M Concepts Ltd. Co.

  In connection with the H&M acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified 11 stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with Emerging Issues Task Force Issue 95-3, the Company established a store closure reserve of $1,000,000 for the 11 stores the Company intended to close. The reserve

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

        (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1998 and October 3, 1998 is Unaudited)

was established to provide for estimated early lease termination costs and penalties. Additionally, the Company established an impairment reserve of $2,500,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value.

 Pretzel Time, Inc.

  In connection with the Pretzel Time acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified four stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with Emerging Issues Task Force Issue 95-3, the Company established a store closure reserve of $500,000 for the four stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties.

 Great American

  In connection with the Great American Acquisitions (see Note 1), the Company formulated a plan to exit certain cookie stores that did not meet certain financial and geographical criteria. Management identified 54 stores to be closed and 11 stores to be franchised. All of the stores identified for closure are planned to be closed by the end of fiscal 2000. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with Emerging Issues Task Force Issue 95-3, the Company established a store closure reserve of $3,548,000 for the 54 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 11 stores to be franchised. The Company established an impairment reserve of $2,150,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

        (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1998 and October 3, 1998 is Unaudited)

 Consolidated Analysis

  The following tables present a summary of changes in the store closure reserve for the periods indicated in amount and number of stores to be closed and franchised:

                           MFI and
                          Affiliates
                             and
                           OCC and               Pretzel     Great
                          Affiliates    H&M        Time     American   Consolidated
                          ----------  ---------  --------  ----------  ------------
Inception, September 18,
 1996...................  $5,060,000  $     --   $    --   $      --   $ 5,060,000
Utilization from
 inception (September
 18, 1996) to December
 28, 1996...............    (305,000)       --        --          --      (305,000)
                          ----------  ---------  --------  ----------  -----------
Balance, December 28,
 1996...................   4,755,000        --        --          --     4,755,000
To record obligations
 related to stores
 identified for closure
 upon acquisition, July
 25, 1997...............         --   1,000,000       --          --     1,000,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 September 2, 1997......         --         --    500,000         --       500,000
Finalization of store
 closure plan for
 obligations related to
 stores originally
 identified.............   1,357,000        --        --          --     1,357,000
Provision for ten core
 operating stores
 targeted for closure...     538,000        --        --          --       538,000
Utilization from
 December 28, 1996 to
 January 3, 1998........  (2,683,000)       --     (1,000)        --    (2,684,000)
                          ----------  ---------  --------  ----------  -----------
Balance, January 3,
 1998...................   3,967,000  1,000,000   499,000         --     5,466,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 August 24, 1998........         --         --        --    3,548,000    3,548,000
Utilization for the 39
 weeks ended October 3,
 1998 (unaudited).......  (1,752,000)   (13,000)   (2,000)   (124,000)  (1,891,000)
                          ----------  ---------  --------  ----------  -----------
Balance, October 3, 1998
 (unaudited)............  $2,215,000  $ 987,000  $497,000  $3,424,000  $ 7,123,000
                          ==========  =========  ========  ==========  ===========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

        (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1998 and October 3, 1998 is Unaudited)


                               MFI and
                           Affiliates and
                               OCC and
                             Affiliates            H&M          Pretzel Time     Great American     Consolidated
                          ----------------- ----------------- ----------------- ----------------- -----------------
                          To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be
                          Closed Franchised Closed Franchised Closed Franchised Closed Franchised Closed Franchised
                          ------ ---------- ------ ---------- ------ ---------- ------ ---------- ------ ----------
Stores identified for
 closure or franchise at
 inception, September
 18, 1996...............   138       64      --       --       --       --       --       --       138       64
Stores closed prior to
 inception..............   (13)     --       --       --       --       --       --       --       (13)     --
Stores closed or
 franchised from
 inception (September
 18, 1996) to December
 28, 1996...............   (17)      (3)     --       --       --       --       --       --       (17)      (3)
                           ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance, December 28,
 1996...................   108       61      --       --       --       --       --       --       108       61
Stores identified for
 closure or franchise
 upon acquisition, July
 25, 1997...............   --       --        11      --       --       --       --       --        11      --
Stores identified for
 closure or franchise
 upon acquisition,
 September 2, 1997......   --       --       --       --         4      --       --       --         4      --
Stores closed or
 franchised from
 December 28, 1996 to
 January 3, 1998........   (70)      (9)      (3)     --       --       --       --       --       (73)      (9)
                           ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance, January 3,
 1998...................    38       52        8      --         4      --       --       --        50       52
Stores identified for
 closure or franchise
 upon acquisition,
 August 24, 1998........   --       --       --       --       --       --        54       11       54       11
Stores closed or
 franchised for the 39
 weeks ended October 3,
 1998 (unaudited).......   (11)     (13)      (1)     --        (1)     --        (8)     --       (21)     (13)
                           ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance, October 3, 1998
 (unaudited)............    27       39        7      --         3      --        46       11       83       50
                           ===      ===      ===      ===      ===      ===      ===      ===      ===      ===

  During the period from inception to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, the net store sales and store contribution for stores in the process of being closed totaled $5,777,000 and $121,000, $10,599,000 and $2,038,000, $6,380,000 and
$(2,082,000) and $3,038,000 and $(1,311,000), respectively.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

        (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1998 and October 3, 1998 is Unaudited)

  The following tables present a summary of changes in the property and equipment impairment reserve in amount and the number of stores to be closed and franchised:

                            MFI and
                          Affiliates
                          and OCC and              Pretzel   Great
                          Affiliates      H&M       Time    American   Consolidated
                          -----------  ----------  ------- ----------  ------------
Inception, September 18,
 1996...................  $10,921,000  $      --    $--    $      --   $10,921,000
Utilization from
 inception (September
 18, 1996) to December
 28, 1996 related to
 stores to be closed....     (854,000)        --     --           --      (854,000)
Utilization from
 inception (September
 18, 1996) to December
 28, 1996 related to
 stores to be
 franchised.............     (215,000)        --     --           --      (215,000)
                          -----------  ----------   ----   ----------  -----------
Balance, December 28,
 1996...................    9,852,000         --     --           --     9,852,000
To record property and
 equipment impairment
 upon acquisition, July
 25, 1997...............          --    2,500,000    --           --     2,500,000
To record property and
 equipment impairment
 upon acquisition,
 September 2, 1997......          --          --                  --           --
Utilization from
 December 28, 1996 to
 January 3, 1998 related
 to stores to be
 closed.................   (3,299,000)   (208,000)   --           --    (3,507,000)
Utilization from
 December 28, 1996 to
 January 3, 1998 related
 to stores to be
 franchised.............     (492,000)        --                  --      (492,000)
                          -----------  ----------   ----   ----------  -----------
Balance, January 3,
 1998...................    6,061,000   2,292,000    --           --     8,353,000
To record property and
 equipment impairment
 upon acquisition,
 August 24, 1998........          --          --     --     2,150,000    2,150,000
Utilization for the 39
 weeks ended October 3,
 1998 (unaudited)
 related to stores to be
 closed.................   (1,436,000)    (93,000)   --      (250,000)  (1,779,000)
Utilization for the 39
 weeks ended October 3,
 1998 (unaudited)
 related to stores to be
 franchised.............     (313,000)   (363,000)   --           --      (676,000)
                          -----------  ----------   ----   ----------  -----------
Balance, October 3, 1998
 (unaudited)............  $ 4,312,000  $1,836,000   $--    $1,900,000  $ 8,048,000
                          ===========  ==========   ====   ==========  ===========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

        (Information at October 3, 1998 and for the 39 Weeks ended

           September 27, 1998 and October 3, 1998 is Unaudited)

                               MFI and
                           Affiliates and
                               OCC and
                             Affiliates            H&M         Great American     Consolidated
                          ----------------- ----------------- ----------------- -----------------
                          To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be
                          Closed Franchised Closed Franchised Closed Franchised Closed Franchised
                          ------ ---------- ------ ---------- ------ ---------- ------ ----------
Stores identified for
 closure or franchise at
 inception, September
 18, 1996...............   117       54      --       --       --       --       117       54
Stores closed or
 franchised from
 inception (September
 18, 1996) to December
 28, 1996...............   (17)      (3)     --       --       --       --       (17)      (3)
                           ---      ---      ---      ---      ---      ---      ---      ---
Balance, December 28,
 1996...................   100       51      --       --       --       --       100       51
Stores identified for
 closure or franchise
 upon acquisition, July
 25, 1997...............   --       --        11       14      --       --        11       14
Stores closed or
 franchised from
 December 28, 1996 to
 January 3, 1998........   (64)      (9)      (3)     --       --       --       (67)      (9)
                           ---      ---      ---      ---      ---      ---      ---      ---
Balance, January 3,
 1998...................    36       42        8       14      --       --        44       56
Stores identified for
 closure or franchise
 upon acquisition,
 August 24, 1998........   --       --       --       --        54       11       54       11
Stores closed or
 franchised for the 39
 weeks ended October 3,
 1998 (unaudited).......   (11)      (8)      (1)      (4)      (8)     --       (20)     (12)
                           ---      ---      ---      ---      ---      ---      ---      ---
Balance, October 3, 1998
 (unaudited)............    25       34        7       10       46       11       78       55
                           ===      ===      ===      ===      ===      ===      ===      ===

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


6. MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

  In connection with the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1, MFB issued 100 shares of mandatorily redeemable cumulative preferred stock (the "MFB Preferred Stock") which had an initial liquidation preference of $35,000 per share and a cumulative annual dividend rate of 10 percent compounded quarterly. During the period ended December 28, 1996 and the year ended January 3, 1998, MFB elected to add the dividends to the liquidation preference. As part of the Refinancing, MFH converted the $3,500,000 face amount of the MFB Preferred Stock together with accrued but unpaid dividends of approximately $435,000 to common equity and the related preferred stock was cancelled.

  The mandatorily redeemable cumulative preferred stock of PTI (the "PTI Preferred Stock") is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of ten percent for three years, accrued and payable upon redemption. The PTI Preferred Stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to the accumulated deficit of PTI. In the event of a liquidation or sale of PTI, the preferred stockholders are entitled to receive payment of $10,000 per share, plus accumulated dividends.

  During the period from the acquisition of a majority ownership in PTI (September 2, 1997) to January 3, 1998 and for the 39 weeks ended October 3, 1998, PTI increased the liquidation preference of the PTI Preferred Stock by $68,000 and $108,000, respectively, in lieu of paying cash dividends. In addition, the PTI Preferred Stock was increased by $238,000 and $225,000, respectively, for the accretion required over time to amortize the original issue discount incurred at the time of issuance. As of January 3, 1998 and October 3, 1998, accrued dividends of $195,000 and $303,000, respectively, were unpaid.

  During the period from September 2, 1997 to January 3, 1998, PTI repurchased
17.5 shares of the PTI Preferred Stock for an aggregate of $175,000 in cash, or $10,000 per share, plus accrued dividends totaling approximately $20,200. As of January 3, 1998 and October 3, 1998, there are 127 shares of PTI Preferred Stock issued and outstanding with an aggregate liquidation preference of approximately $1,437,000 and $1,481,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

 Stock Pledged as Collateral

  MFH has pledged all of the Company's capital stock as collateral for MFH's 14 percent Senior Secured Discount Notes due December 1, 2005 (the "MFH Discount Notes"). MFH issued the MFH Discount Notes on August 24, 1998, in connection with the Great American Acquisitions and the MFH Equity Infusion (see Note 1). In connection with the issuance of the $55,000,000 principal amount at maturity of MFH Discount Notes, MFH recorded an aggregate original issue discount of approximately $24,136,000. The principal amount of the MFH Discount Notes will accrete at a rate of 14 percent compounded semi-annually to an aggregate principal amount of $55,000,000 at December 1, 2002. Thereafter, the MFH Discount Notes will accrue interest at the annual rate of 14 percent, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003.

  MFH is a holding company and does not have separate operations from which it can generate cash flows. Under the circumstances, MFH would likely be dependent on its owners' and the Company's cash flows to make principal and interest payments when due. Interest payments totaling $7,700,000 per year will commence

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

in 2003. The Company has not guaranteed, nor is it obligated to make principal or interest payments related to the MFH Discount Notes. However, in accordance with the Company's Indenture, the Company may pay dividends to MFH, in order for MFH to service the debt, if no default or event of default occurs under the Indenture and certain fixed charge coverage ratios and consolidated net income tests are met. The MFH Discount Notes are effectively subordinated to the Company's Senior Notes.

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. Management, after consultation with legal counsel, believes that the potential liability to the Company under any such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to ten years. Certain of the retail store leases provide for contingent rentals based on gross revenues. Additionally, as part of the Company's franchising program, certain locations have been subleased to franchisees.

  For the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, rent expense is as follows:

                            Inception
                          (September 18,                39 Weeks     39 Weeks
                             1996) to    Year Ended       Ended        Ended
                           December 28,  January 3,   September 27, October 3,
                               1996         1998          1997         1998
                          -------------- -----------  ------------- -----------
                                                       (Unaudited)  (Unaudited)
Minimum rentals..........  $ 8,216,000   $30,654,000   $18,938,000  $23,076,000
Contingent rentals.......      105,000       432,000       324,000      522,000
Sub-lease rentals........   (2,220,000)   (8,756,000)   (3,189,000)  (5,837,000)
                           -----------   -----------   -----------  -----------
                           $ 6,101,000   $22,330,000   $16,073,000  $17,761,000
                           ===========   ===========   ===========  ===========

  As of January 3, 1998, the future minimum lease payments due under operating leases (including future minimum lease payments for stores in the process of being closed or franchised), which include required lease payments for those stores that have been subleased, are as follows:

   Fiscal Year
   -----------
   1998............................................................ $ 30,605,000
   1999............................................................   26,968,000
   2000............................................................   21,948,000
   2001............................................................   18,283,000
   2002............................................................   15,673,000
   Thereafter......................................................   24,374,000
                                                                    ------------
                                                                    $137,851,000
                                                                    ============

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


  As of January 3, 1998, the future minimum sublease payments due to the Company under these leases are as follows:

   Fiscal Year
   -----------
   1998............................................................. $ 9,959,000
   1999.............................................................   9,067,000
   2000.............................................................   7,506,000
   2001.............................................................   6,497,000
   2002.............................................................   6,190,000
   Thereafter.......................................................  10,481,000
                                                                     -----------
                                                                     $49,700,000
                                                                     ===========

  In January 1998, the Company entered into an operating lease agreement for corporate office facilities totaling 31,000 square feet. The lease commenced on May 1, 1998 and will expire April 30, 2008. The lease includes escalating monthly rental payments totaling $6,900,000 over the life of the lease, or approximately $57,500 per month on a straight-line basis. These commitments are not included in the preceding commitment presentation.

 Contractual Arrangements

  The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments of not less than 22,000,000 pounds of the products during fiscal year 1998. The terms of the agreement include certain volume incentives and penalties. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at January 3, 1998 and October 3, 1998 were approximately $550,000 and $328,000, respectively. Under the terms of the agreement, the Company is required to assume any franchisee obligations which are in default as defined. As of January 3, 1998 and October 3, 1998, the Company has assumed obligations totaling approximately $203,000 and $113,000 (unaudited), respectively, which are included in capital lease obligations.

  The Company recorded deferred credits of approximately $1,204,000 as of September 18, 1996. The deferred credits represent volume rebates associated with the assumption of a long-term marketing and supply agreement with a supplier in connection with the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. The supplier periodically prepays rebates to the Company for anticipated purchases. The Company records the prepayments as deferred credits and amortizes them ratably as purchases are made from the supplier. This agreement was amended in January 1997 and an additional $600,000 in deferred credits were recorded. The amended agreement expires on the later of December 31, 2003 or when the Company has met its revised purchase commitment. In conjunction with this amendment, certain minimum commitments from the previous agreement were carried forward and others were forgiven. Additionally, in November 1997, PTI entered into a long-term marketing and supply agreement with a supplier. Under terms of the agreement, the Company is

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

obligated to purchase a minimum amount of product from the supplier. An additional $437,000 in deferred credits were recorded pursuant to this agreement. The termination date of this agreement will be the later of December 31, 2003 or when PTI has met its purchase commitment. Under these agreements, the Company recognized approximately $64,000, $1,393,000, $721,000 (unaudited) and $672,000 (unaudited) as a reduction primarily to food cost of sales during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.

  In November 1996, the Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform these services for 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10 percent a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. The Company may terminate the Consulting Agreement for cause and Debbi Fields may terminate the Consulting Agreement at any time. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

  The Company has a license agreement with FSG Holdings, Inc., a Delaware corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of the Company in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to the Company as a license fee.

  In connection with the acquisition of H&M, certain franchise agreements and an area development agreement with PTI were assigned to the Company. The franchise agreements provide for the franchise by the Company of the PTI stores previously franchised by H&M and the payment by the Company to PTI of an annual franchise royalty equal to seven percent of the annual sales by such stores, plus an advertising fee of one percent of sales. The franchise agreements also provide for the conversion, within three years, of the Company's Hot Sam and Pretzel Oven stores to Pretzel Time franchises on a royalty-free basis for the first five years following the date of conversion. The area development agreement provides for the grant by PTI to the Company of area development rights to open additional Pretzel Time stores in a territory covering 16 states, predominantly in the western United States, four western Canadian provinces and in Mexico. The additional stores may be opened by the Company as the franchisee or by third parties as franchisees. Under the area development agreement, the Company is obligated to pay to PTI a $5,000 franchise fee per new location within the territory. PTI is obligated under the area development agreement to pay to the Company an annual royalty of up to two percent with respect to Pretzel Time franchises opened by parties other than the Company within the territory.

  The Company has entered into employment agreements with five key officers with terms of two to three years. The agreements are for an aggregate annual base salary of $1,095,000. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 to 48 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The agreements have customary provisions for other benefits and also include noncompetition clauses.

8. RELATED-PARTY TRANSACTIONS

  As of December 28, 1996, January 3, 1998 and October 3, 1998, the Company had receivables due from franchisees and licensees, primarily related to prepaid rent which the Company had paid on behalf of

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)

franchisees, totaling approximately $1,524,000, $2,176,000 and $5,616,000 (unaudited), respectively. Such amounts are included in amounts due from franchisees and affiliates and are net of allowance for doubtful accounts totaling $320,000, $582,000 and $979,000 (unaudited), respectively.

  As of December 28, 1996 and January 3, 1998, the Company had net payables of approximately $98,000, and $105,000, respectively, due to MFH. As of October 3, 1998, the Company had receivables of approximately $478,000 (unaudited) due from MFH. The amounts due to or from MFH are recorded in prepaid rent and other in the accompanying consolidated balance sheets.

  During the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the Company accrued approximately $130,000, $441,000 and $0, respectively, of interest expense due MFH related to the convertible subordinated notes MFH purchased. As part of the Refinancing, MFH converted all of the $4,643,000 convertible subordinated notes to equity and the notes were cancelled (see Note 3).

  The Company previously leased certain office space to an entity which is owned in part by a director of the Company. Billings to the entity during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, totaled approximately $60,000, $274,000, $204,000 (unaudited) and $0 (unaudited), respectively, of which approximately $29,000, $23,000 and $0 (unaudited) is included in amounts due from franchisees and affiliates as of December 28, 1996, January 3, 1998 and October 3, 1998, respectively. The lease was terminated during the 39 weeks ended October 3, 1998.

  The Company paid fees to Korn/Ferry International ("KFI") totaling approximately $47,000, $157,000, $147,000 (unaudited) and $47,000 (unaudited)
during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively. KFI is an executive search firm of which one of the Company's directors is the Chairman.

  A director of the Company is a consultant and an advisor to Dillon Read & Co., Inc. ("Dillon Read"). In 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. In addition, the director's company received a fee of $250,000 (unaudited), plus expenses, from the Company during the 39 weeks ended October 3, 1998 pursuant to an agreement to provide advisory acquisition and consulting services to the Company. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  As of January 3, 1998 and October 3, 1998, the Company has a loan due from the founder and minority stockholder of PTI totaling $552,000. The note bears interest at an annual rate of ten percent and is payable in monthly installments of principal and interest beginning January 1998 by setoff of, and to the extent of, the founder's bonus payments and dividends received by the founder in his PTI stock; provided that in any calendar year no more than $100,000 may be so offset. In addition, as of October 3, 1998, the Company is due approximately $462,000 (unaudited) from the founder in connection with certain lease payments related to the purchase of PTI for which the Company is indemnified. These amounts are recorded in other assets in the accompanying consolidated balance sheets.

  At the time of the Refinancing, a subsidiary of MIDIAL (the parent company of OCC and affiliates) was the holder of $27,000,000 in aggregate principal amount of senior notes of the Company and $8.4 million in aggregate principal amount of subordinated notes of the Company as to which the Company had accrued or paid interest of $3,177,000 from the date of inception (September 18, 1996) through November 26, 1997. In connection with the Refinancing, the Company repaid all such notes and related interest. The Chairman and Chief Executive Officer of MIDIAL was a former director of the Company.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

           (Information at October 3, 1998 and for the 39 Weeks ended
              September 27, 1997 and October 3, 1998 is Unaudited)


  The Company and MFH expect to enter into a tax-sharing arrangement but as of the date of these financial statements no such agreement has been finalized.

9. EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998 were approximately $6,800, $97,900, $73,111 (unaudited) and $87,000
(unaudited), respectively.

10. SUBSEQUENT EVENT (UNAUDITED)

  On September 12, 1997, nine Great American Cookies franchisees filed a lawsuit against the Company and certain other parties alleging certain anticipatory breaches of contract and violations of certain state, franchise and unfair trade practice laws. These allegations were made as a result of the discussions held between the Company and Cookies USA regarding the possibility of the Company acquiring all of the outstanding shares of common stock of Cookies USA. The nine Great American Cookies franchisees have withdrawn their lawsuit pursuant to Settlement Agreements and Waivers among the parties. The Settlement Agreements and Waivers provide for a mutual release, tag-along rights to the franchisees of Great American Cookies if the Company's ownership is sold in the future and certain other guarantees by the Company to the franchisees of Great American Cookies. The Settlement Agreements and Waivers were offered to all of the franchisees of Great American Cookies.

11. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

  The Company's obligation related to its $140,000,000 aggregate principal amount of Senior Notes due 2004 (see Note 3) is fully and unconditionally guaranteed on a joint and several basis and on a senior basis by two of the Company's wholly owned subsidiaries (the "Guarantors"). These guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. There are no restrictions on the Company's ability to obtain cash dividends or other distributions of funds from the Guarantors, except those imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for Mrs. Fields' Original Cookies, Inc. (the "Parent Company"), Great American Cookie Company, Inc. and The Mrs. Fields' Brand, Inc. (the "Guarantor Subsidiaries") and Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd. and H & M Canada, and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc., of which the Company owns a majority interest (collectively, the "Non-guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosures concerning the Guarantor Subsidiaries because management has determined that such information is not material to investors.

  In the supplemental condensed consolidating financial statements, the principal elimination entries eliminate the Parent Company's investments in subsidiaries and intercompany balances and transactions.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is (Unaudited)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 28, 1996
                             (Dollars in Thousands)

                                     ASSETS

                                                Non-
                         Parent  Guarantor   Guarantor
                         Company Subsidiary Subsidiaries Eliminations Consolidated
                         ------- ---------- ------------ ------------ ------------
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $ 6,091  $   588       $ 30       $   --       $  6,709
  Accounts receivable,
   net..................   1,187      --          13           --          1,200
  Amounts due from (to)
   franchisees and
   licensees, net.......   1,309      290        (75)          --          1,524
  Inventories...........   3,043      --         --            --          3,043
  Other current assets..   3,416      --         --            --          3,416
                         -------  -------       ----       -------      --------
    Total current as-
     sets...............  15,046      878        (32)          --         15,892
PROPERTY AND EQUIPMENT,
 net....................  26,181        1         23           --         26,205
INTANGIBLES, net........  50,047   16,285        --            --         66,332
INVESTMENTS IN SUBSIDI-
 ARIES..................   3,100      --         --         (3,100)          --
OTHER ASSETS............   1,626      --         --            --          1,626
                         -------  -------       ----       -------      --------
                         $96,000  $17,164       $ (9)      $(3,100)     $110,055
                         =======  =======       ====       =======      ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $ 1,950  $   500       $--        $   --       $  2,450
  Accounts payable......   6,188        6          7           --          6,201
  Accrued liabilities...   9,782      348        --            --         10,130
                         -------  -------       ----       -------      --------
    Total current
     liabilities........  17,920      854          7           --         18,781
LONG-TERM DEBT AND
 CAPITAL LEASE
 OBLIGATIONS, net of
 current portion........  52,016   13,097        --            --         65,113
OTHER ACCRUED
 LIABILITIES............   5,603      --         --            --          5,603
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................     --     3,597        --            --          3,597
STOCKHOLDERS' EQUITY
 (DEFICIT)..............  20,461     (384)       (16)       (3,100)       16,961
                         -------  -------       ----       -------      --------
                         $96,000  $17,164       $ (9)      $(3,100)     $110,055
                         =======  =======       ====       =======      ========

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996
                             (Dollars in Thousands)

                                                  Non-
                          Parent   Guarantor   Guarantor
                          Company  Subsidiary Subsidiaries Eliminations Consolidated
                          -------  ---------- ------------ ------------ ------------
NET REVENUES............  $40,823    $ 559        $--          $--        $41,382
                          -------    -----        ----         ----       -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......   19,492      --          --           --         19,492
  Food cost of sales....    9,862      --          --           --          9,862
  General and
   administrative.......    3,871      146          18          --          4,035
  Depreciation and
   amortization.........    2,027      317         --           --          2,344
                          -------    -----        ----         ----       -------
    Total operating
     costs and
     expenses...........   35,252      463          18          --         35,733
                          -------    -----        ----         ----       -------
    Income (loss) from
     operations.........    5,571       96         (18)         --          5,649
INTEREST EXPENSE AND
 OTHER, net.............   (1,410)    (383)        --           --         (1,793)
                          -------    -----        ----         ----       -------
  Income (loss) before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........    4,161     (287)        (18)         --          3,856
PROVISION FOR INCOME
 TAXES..................   (1,798)     --          --           --         (1,798)
                          -------    -----        ----         ----       -------
  Income (loss) before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........    2,363     (287)        (18)         --          2,058
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........      --       (97)        --           --            (97)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........     (402)     --          --           402           --
                          -------    -----        ----         ----       -------
NET INCOME (LOSS).......  $ 1,961    $(384)       $(18)        $402       $ 1,961
                          =======    =====        ====         ====       =======

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996
                             (Dollars in Thousands)

                                                 Non-
                         Parent   Guarantor   Guarantor
                         Company  Subsidiary Subsidiaries Eliminations Consolidated
                         -------  ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES..  $ 6,990    $  589       $ 30         $--        $ 7,609
                         -------    ------       ----         ----       -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses....  (12,508)   (7,000)       --           --        (19,508)
  Purchase of property
   and equipment, net..   (1,622)       (1)       --           --         (1,623)
                         -------    ------       ----         ----       -------
    Net cash used in
     investing
     activities........  (14,130)   (7,001)       --           --        (21,131)
                         -------    ------       ----         ----       -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from the
   issuance of common
   stock...............   15,000       --         --           --         15,000
  Proceeds from the
   issuance of
   mandatorily
   redeemable
   cumulative preferred
   stock of
   subsidiary..........      --      3,500        --           --          3,500
  Proceeds from the
   issuance of note
   payable.............      --      3,500        --           --          3,500
  Principal payments on
   long-term debt......   (1,769)      --         --           --         (1,769)
                         -------    ------       ----         ----       -------
  Net cash provided by
   financing
   activities..........   13,231     7,000        --           --         20,231
                         -------    ------       ----         ----       -------
NET INCREASE IN CASH
 AND CASH EQUIVALENTS..    6,091       588         30          --          6,709
CASH AND CASH
 EQUIVALENTS, beginning
 of Period.............      --        --         --           --            --
                         -------    ------       ----         ----       -------
CASH AND CASH
 EQUIVALENTS, end of
 period................  $ 6,091    $  588       $ 30         $--        $ 6,709
                         =======    ======       ====         ====       =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Interest paid........  $    28    $--          $--          $--        $    28

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 (is Unaudited)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 3, 1998
                             (Dollars in Thousands)

                                     ASSETS

                                                 Non-
                          Parent  Guarantor   Guarantor
                         Company  Subsidiary Subsidiaries Eliminations Consolidated
                         -------- ---------- ------------ ------------ ------------
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $ 14,270  $   725      $1,292      $    --      $ 16,287
  Accounts receivable,
   net..................    1,388      --          147           --         1,535
  Amounts due from (to)
   franchisees and
   licensees, net.......    1,517      659         --            --         2,176
  Inventories...........    3,094      --            6           --         3,100
  Other current assets..    6,593     (615)       (253)          --         5,725
                         --------  -------      ------      --------     --------
    Total current
     assets.............   26,862      769       1,192           --        28,823
PROPERTY AND EQUIPMENT,
 net....................   28,907        1         294           --        29,202
INTANGIBLES, net........   59,928   17,725       6,041           --        83,694
INVESTMENT IN
 SUBSIDIARIES...........   23,089      --          --        (23,089)         --
OTHER ASSETS............    7,902      --           63           --         7,965
                         --------  -------      ------      --------     --------
                         $146,688  $18,495      $7,590      $(23,089)    $149,684
                         --------  -------      ------      --------     --------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $    --   $   --       $  614      $    --      $    614
  Accounts payable......    3,621       36         148           --         3,805
  Accrued liabilities...   10,499       25         747           --        11,271
                         --------  -------      ------      --------     --------
    Total current
     liabilities........   14,120       61       1,509           --        15,690
LONG-TERM DEBT AND
 CAPITAL
LEASE OBLIGATIONS, net
 of current portion.....  100,000      --          467           --       100,467
OTHER ACCRUED
 LIABILITIES............    1,802      --          --            --         1,802
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................      --       --          902           --           902
MINORITY INTEREST.......      --       --          --             58           58
STOCKHOLDER'S EQUITY....   30,766   18,434       4,712       (23,147)      30,765
                         --------  -------      ------      --------     --------
                         $146,688  $18,495      $7,590      $(23,089)    $149,684
                         ========  =======      ======      ========     ========

              MRS. FIELDS ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998
                             (Dollars in Thousands)

                                                   Non-
                           Parent   Guarantor   Guarantor
                          Company   Subsidiary Subsidiaries Eliminations Consolidated
                          --------  ---------- ------------ ------------ ------------
NET REVENUES............  $122,090   $ 2,004      $7,077       $ (664)     $130,507
                          --------   -------      ------       ------      --------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......    63,765       --        3,731         (664)       66,832
  Food cost of sales....    27,272       --          855          --         28,127
  General and
   administrative.......    14,753     1,066         911          --         16,730
  Depreciation and
   amortization.........     8,745     1,125         533          --         10,403
                          --------   -------      ------       ------      --------
    Total operating
     costs and
     expenses...........   114,535     2,191       6,030         (664)      122,092
                          --------   -------      ------       ------      --------
    Income (loss) from
     operations.........     7,555      (187)      1,047          --          8,415
INTEREST EXPENSE AND
 OTHER, net.............    (6,329)   (1,230)       (393)         --         (7,952)
                          --------   -------      ------       ------      --------
  Income (loss) before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........     1,226    (1,417)        654          --            463
PROVISION FOR INCOME
 TAXES..................      (535)      (25)        (95)         --           (655)
                          --------   -------      ------       ------      --------
  Income (loss) before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........       691    (1,442)        559          --           (192)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........       --       (338)       (306)         --           (644)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........    (1,665)      --          --         1,527          (138)
                          --------   -------      ------       ------      --------
NET INCOME (LOSS).......  $   (974)  $(1,780)     $  253       $1,527      $   (974)
                          ========   =======      ======       ======      ========

              MRS. FIELDS ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998
                             (Dollars in Thousands)

                                                   Non-
                           Parent   Guarantor   Guarantor
                          Company   Subsidiary Subsidiaries Eliminations Consolidated
                          --------  ---------- ------------ ------------ ------------
NET CASH (USED IN)
 PROVIDED BY OPERATING
 ACTIVITIES.............  $   (766)   $ 387       $1,298        $--        $    919
                          --------    -----       ------        ----       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses.....   (10,949)     --           --          --         (10,949)
  Purchase of property
   and equipment, net...    (4,556)     --           --          --          (4,556)
                          --------    -----       ------        ----       --------
    Net cash used in
     investing
     activities.........   (15,505)     --           --          --         (15,505)
                          --------    -----       ------        ----       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from issuance
   of long-term debt....   108,250      --           --          --         108,250
  Principal payments on
   long-term debt and
   capital lease
   obligations..........   (76,759)    (250)         (36)        --         (77,045)
  Payment of debt
   financing costs......    (5,976)     --           --          --          (5,976)
  Payment of cash
   dividend to MFH......    (1,065)     --           --          --          (1,065)
                          --------    -----       ------        ----       --------
    Net cash provided by
     (used in) financing
     activities.........    24,450     (250)         (36)        --          24,164
                          --------    -----       ------        ----       --------
NET INCREASE IN CASH AND
 CASH EQUIVALENTS.......     8,179      137        1,262         --           9,578
CASH AND CASH
 EQUIVALENTS, beginning
 of year................     6,091      588           30         --           6,709
                          --------    -----       ------        ----       --------
CASH AND CASH
 EQUIVALENTS, end of
 year...................  $ 14,270    $ 725       $1,292        $--        $ 16,287
                          ========    =====       ======        ====       ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
    Interest paid.......  $  7,607    $ 789       $   20        $--        $  8,416
    Taxes paid..........       181       25           11         --             217

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                             (Dollars in Thousands)

                                                    Non-
                          Parent    Guarantor    Guarantor
                          Company  Subsidiaries Subsidiaries Eliminations Consolidated
                          -------  ------------ ------------ ------------ ------------
NET REVENUES............  $86,225    $ 1,215        $ 86        $ --        $87,526
                          -------    -------        ----        -----       -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......   48,200        --          --           --         48,200
  Food cost of sales....   19,549        --          --           --         19,549
  General and
   administrative.......   10,060        607         136          --         10,803
  Depreciation and
   amortization.........    5,766        830         --           --          6,596
                          -------    -------        ----        -----       -------
    Total operating
     costs and
     expenses...........   83,575      1,437         136          --         85,148
                          -------    -------        ----        -----       -------
    (Loss) income from
     operations.........    2,650       (222)        (50)         --          2,378
INTEREST EXPENSE AND
 OTHER, net.............   (4,134)    (1,011)        --           --         (5,145)
                          -------    -------        ----        -----       -------
  (Loss) income before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........   (1,484)    (1,233)        (50)         --         (2,767)
PROVISION FOR INCOME
 TAXES..................     (179)       --          --           --           (179)
                          -------    -------        ----        -----       -------
  (Loss) income before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........   (1,663)    (1,233)        (50)         --         (2,946)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........      --        (276)        --           --           (276)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........      --         --          --            (2)           (2)
                          -------    -------        ----        -----       -------
NET LOSS................  $(1,663)   $(1,509)       $(50)       $  (2)      $(3,224)
                          =======    =======        ====        =====       =======

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                             (Dollars in Thousands)

                                                   Non-
                         Parent    Guarantor    Guarantor
                         Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         -------  ------------ ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES............  $   309      $(39)        $521        $ --        $   791
                         -------      ----         ----        -----       -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchase of property
   and equipment, net..   (3,216)      --           --           --         (3,216)
                         -------      ----         ----        -----       -------
    Net cash used in
     investing
     activities........   (3,216)      --           --           --         (3,216)
                         -------      ----         ----        -----       -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Principal payments on
   long-term debt and
   capital lease
   obligations.........      (98)      --           --           --            (98)
                         -------      ----         ----        -----       -------
    Net cash used in
     financing
     activities........      (98)      --           --           --            (98)
                         -------      ----         ----        -----       -------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS...........   (3,005)      (39)         521          --         (2,523)
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............    6,121       588          --           --          6,709
                         -------      ----         ----        -----       -------
CASH AND CASH
 EQUIVALENTS, end of
 period................  $ 3,116      $549         $521        $ --        $ 4,186
                         =======      ====         ====        =====       =======

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF OCTOBER 3, 1998
                             (Dollars in Thousands)

                                     ASSETS

                                                    Non-
                          Parent    Guarantor    Guarantor
                         Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         --------  ------------ ------------ ------------ ------------
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $ (1,378)   $  5,114      $1,410      $    --      $  5,146
  Accounts receivable,
   net..................    1,745         --          151           --         1,896
  Amounts due from
   franchisees and
   licensees, net.......    1,537       3,951         128           --         5,616
  Inventories...........    3,862         922           6           --         4,790
  Other current assets
   and amounts due from
   (to) affiliates,
   net..................   47,017     (39,355)       (585)          --         7,077
                         --------    --------      ------      --------     --------
    Total current
     assets.............   52,783     (29,368)      1,110           --        24,525
PROPERTY AND EQUIPMENT,
 net....................   33,313       1,434         256           --        35,003
INTANGIBLES, net........   65,491      77,085       6,580           --       149,156
INVESTMENT IN
 SUBSIDIARIES...........   53,650         --          --        (53,650)         --
OTHER ASSETS............   11,921       1,441         611           --        13,973
                         --------    --------      ------      --------     --------
                         $217,158    $ 50,592      $8,557      $(53,650)    $222,657
                         ========    ========      ======      ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term
   debt and capital lease
   obligations.................... $    143 $     31 $  384 $    --   $    558
  Accounts payable................    7,755      865     49      --      8,669
  Accrued liabilities.............   13,622    3,276    676      --     17,574
                                   -------- -------- ------ --------  --------
    Total current liabilities.....   21,520    4,172  1,109      --     26,801
LONG-TERM DEBT AND CAPITAL LEASE
 OBLIGATIONS, net of current
 portion..........................  139,542      --      56      --    139,598
OTHER ACCRUED LIABILITIES.........    4,648      --     --       --      4,648
MANDATORILY REDEEMABLE CUMULATIVE
 PREFERRED STOCK..................      --       --   1,171      --      1,171
MINORITY INTEREST.................      --       --     268       40       308
STOCKHOLDERS' EQUITY..............   51,448   46,420  5,953  (53,690)   50,131
                                   -------- -------- ------ --------  --------
                                   $217,158 $ 50,592 $8,557 $(53,650) $222,657
                                   ======== ======== ====== ========  ========

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                     FOR THE 39 WEEKS ENDED OCTOBER 3, 1998
                             (Dollars in Thousands)

                                                   Non-
                         Parent    Guarantor    guarantor
                        Company   Subsidiaries Subsidiaries Eliminations Consolidated
                        --------  ------------ ------------ ------------ ------------
NET REVENUES........... $ 91,342     $3,194       $2,842      $(1,419)     $95,959
                        --------     ------       ------      -------      -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs.....   53,096        --           251         (990)      52,357
  Food cost of sales...   21,196        748           73         (429)      21,588
  General and
   administrative......   10,692        812        1,117          --        12,621
  Depreciation and
   amortization........    8,073      1,285          349          --         9,707
                        --------     ------       ------      -------      -------
    Total operating
     costs and
     expenses..........   93,057      2,845        1,790       (1,419)      96,273
                        --------     ------       ------      -------      -------
  (Loss) income from
   operations..........   (1,715)       349        1,052          --          (314)
INTEREST EXPENSE AND
 OTHER, net............   (8,733)        18            8          --        (8,707)
                        --------     ------       ------      -------      -------
  (Loss) income before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss
   of consolidated
   subsidiaries........  (10,448)       367        1,060          --        (9,021)
PROVISION FOR INCOME
 TAXES.................      (68)       --           --           --           (68)
                        --------     ------       ------      -------      -------
  (Loss) income before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss
   of consolidated
   subsidiaries........  (10,516)       367        1,060          --        (9,089)
PREFERRED STOCK
 ACCRETION AND
 DIVIDENDS OF
 SUBSIDIARIES..........      --         --          (333)         --          (333)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES..........      --         --           --          (268)        (268)
                        --------     ------       ------      -------      -------
NET (LOSS) INCOME...... $(10,516)    $  367       $  727      $  (268)     $(9,690)
                        ========     ======       ======      =======      =======

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (Information at October 3, 1998 and for the 39 Weeks Ended September 27, 1997
                       and October 3, 1998 is Unaudited)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     For The 39 Weeks Ended October 3, 1998
                             (Dollars In Thousands)

                                                    Non-
                          Parent    Guarantor    Guarantor
                         Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         --------  ------------ ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES............. $(37,783)   $ 37,954      $  505       $ --        $    676
                         --------    --------      ------       -----       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses.....  (35,656)      6,957         --          --         (28,699)
  Purchase of property
   and equipment, net...   (5,609)        --           (7)        --          (5,616)
                         --------    --------      ------       -----       --------
    Net cash (used in)
     provided by
     investing
     activities.........  (41,265)      6,957          (7)        --         (34,315)
                         --------    --------      ------       -----       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from long-
   term debt............   39,400         --          --          --          39,400
  Payment of debt
   financing costs......   (5,007)        --          --          --          (5,007)
  Equity infusion from
   MFH..................   29,056         --          --          --          29,056
  Principal payments on
   long-term debt and
   capital lease
   obligations..........      (49)    (40,522)       (316)        --         (40,887)
  Reduction in preferred
   stock of PTI.........      --          --          (64)        --             (64)
                         --------    --------      ------       -----       --------
    Net cash provided by
     (used in) financing
     activities.........   63,400     (40,522)       (380)        --          22,498
                         --------    --------      ------       -----       --------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............  (15,648)      4,389         118         --         (11,141)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............   14,270         725       1,292         --          16,287
                         --------    --------      ------       -----       --------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $ (1,378)   $  5,114      $1,410       $ --        $  5,146
                         ========    ========      ======       =====       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields Inc.:

  We have audited the accompanying consolidated balance sheet of Mrs. Fields Inc. (a Delaware corporation) and subsidiaries as of September 17, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from December 31, 1995 to September 17, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mrs. Fields Inc. and subsidiaries as of September 17, 1996, and the results of their operations and their cash flows for the period from December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
June 27, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mrs. Fields Inc.

  We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Salt Lake City, Utah
February 9, 1996

                       MRS. FIELDS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                 (Dollars in thousands, except per share data)

                                     ASSETS

                                                                  September 17,
                                                                      1996
                                                                  -------------
CURRENT ASSETS:
  Cash and cash equivalents......................................   $  1,883
  Accounts receivable, net of allowance for doubtful accounts of
   $269..........................................................      1,611
  Inventories....................................................      1,296
  Prepaid rent...................................................        420
  Other prepaid expenses.........................................      1,042
                                                                    --------
    Total current assets.........................................      6,252
                                                                    --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.........................................     23,223
  Equipment and fixtures.........................................     18,422
                                                                    --------
                                                                      41,645
  Less accumulated depreciation and amortization.................    (29,409)
                                                                    --------
    Net property and equipment...................................     12,236
                                                                    --------
DEPOSITS.........................................................        656
                                                                    --------
Total assets.....................................................   $ 19,144
                                                                    ========


          The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                 (Dollars in thousands, except per share data)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  September 17,
                                                                      1996
                                                                  -------------
CURRENT LIABILITIES:
  Notes payable..................................................   $  18,352
  Premium on restructured debt...................................       2,872
  Accounts payable...............................................       3,708
  Accrued liabilities............................................       1,329
  Current portion of store closure reserve.......................       1,270
  Current portion of deferred credits............................         425
                                                                    ---------
    Total current liabilities....................................      27,956
STORE CLOSURE RESERVE, net of current portion....................         294
DEFERRED CREDITS, net of current portion.........................       1,212
                                                                    ---------
    Total liabilities............................................      29,462
                                                                    ---------
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7 and 8)
MINORITY INTEREST IN MAJORITY OWNED SUBSIDIARY:
  20,000,000 cumulative preferred stock; involuntary liquidation preference of $24,834, including $4,834 of unrecorded
   dividends in arrears..........................................      20,000
                                                                    ---------
STOCKHOLDERS' DEFICIT:
  Cumulative preferred stock, $.001 par value; 21,885,000 shares authorized and issued, involuntary liquidation preference of
   $32,085, including $10,200 of unrecorded dividends in
   arrears.......................................................          22
  Common stock, $.001 par value; 200,000,000 shares authorized
   and outstanding...............................................         200
  Additional paid-in capital.....................................      83,863
  Accumulated deficit............................................    (114,371)
  Cumulative translation adjustment..............................         (32)
                                                                    ---------
    Total stockholders' deficit..................................     (30,318)
                                                                    ---------
    Total liabilities and stockholders' deficit..................   $  19,144
                                                                    =========

          The accompanying notes to consolidated financial statements are an integral part of this balance sheet

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                       Year Ended  Period Ended
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
REVENUES:
  Net store sales....................................   $59,956       $29,674
  Net franchising....................................     1,870         1,793
  Net licensing......................................     2,031           892
  Net other..........................................     2,092         1,101
                                                        -------       -------
    Total revenues...................................    65,949        33,460
                                                        -------       -------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs..................    36,965        17,782
  Food cost of sales.................................    13,373         6,525
  General and administrative.........................    12,612         7,984
  Depreciation and amortization......................     3,525         1,911
  Provision for store closure costs..................     3,000         1,000
                                                        -------       -------
    Total operating costs and expenses...............    69,475        35,202
                                                        -------       -------
    Loss from operations.............................    (3,526)       (1,742)
INTEREST EXPENSE.....................................       (51)          (80)
(LOSS) GAIN ON SALE OF ASSETS........................     1,450          (277)
                                                        -------       -------
    Loss before provision for income taxes...........    (2,127)       (2,099)
PROVISION FOR INCOME TAXES...........................      (241)         (205)
                                                        -------       -------
    Net loss.........................................   $(2,368)      $(2,304)
                                                        =======       =======


 The accompany notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in Thousands)

                            Cumulative
                          Preferred Stock     Common Stock    Additional             Cumulative
                         ----------------- ------------------  Paid-in   Accumulated Translation
                           Shares   Amount   Shares    Amount  Capital     Deficit   Adjustment   Total
                         ---------- ------ ----------- ------ ---------- ----------- ----------- --------
BALANCE, January 1,
 1995................... 21,885,000  $22   200,000,000  $200   $83,863    $(109,699)    $195     $(25,419)
 Foreign currency
  translation
  adjustment............        --   --            --    --        --           --      (230)        (230)
 Net loss...............        --   --            --    --        --        (2,368)     --        (2,368)
                         ----------  ---   -----------  ----   -------    ---------     ----     --------
BALANCE, December 30,
 1995................... 21,885,000   22   200,000,000   200    83,863     (112,067)     (35)     (28,017)
 Foreign currency
  translation
  adjustment............        --   --            --    --        --           --         3            3
 Net loss...............        --   --            --    --        --        (2,304)     --        (2,304)
                         ----------  ---   -----------  ----   -------    ---------     ----     --------
BALANCE, September 17,
 1996................... 21,885,000  $22   200,000,000  $200   $83,863    $(114,371)    $(32)    $(30,318)
                         ==========  ===   ===========  ====   =======    =========     ====     ========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                      Year Ended  Period Ended
                                                     December 30, September 17,
                                                         1995         1996
                                                     ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................   $(2,368)      $(2,304)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................     3,525         1,911
    Amortization of premium on restructured debt....       --         (1,541)
    In-kind expense on note payable.................    (1,610)        1,598
    Provision for store closure costs...............     3,000         1,000
    Net loss (gain) on asset sales, disposals and
     store closures.................................    (1,450)          277
    Changes in assets and liabilities:
      (Increase) Decrease in accounts receivable....      (163)        2,039
      Decrease in inventories.......................       853           267
      Increase in prepaid rent......................       --           (420)
      Increase in other prepaid expenses............      (337)         (673)
      Increase in deposits..........................       --            (15)
      Decrease in accounts payable and accrued
       liabilities..................................    (5,821)         (194)
      Decrease in store closure reserve.............       --         (1,696)
      Decrease in deferred credits..................      (107)         (696)
                                                       -------       -------
        Net cash used in operating activities.......    (4,478)         (447)
                                                       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................    (4,146)       (1,054)
  Proceeds from the sale of assets..................     6,672           669
                                                       -------       -------
        Net cash provided by (used in) investing
         activities.................................     2,526          (385)
                                                       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable...............      (145)          (58)
  Payments for debt restructuring...................       (40)          --
                                                       -------       -------
        Net cash used in financing activities.......      (185)          (58)
                                                       -------       -------
EFFECT OF FOREIGN EXCHANGE RATES....................       --              3
                                                       -------       -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........    (2,137)         (887)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE
 PERIOD.............................................     4,907         2,770
                                                       -------       -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD......   $ 2,770       $ 1,883
                                                       =======       =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                             (Dollars in Thousands)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Supplemental Disclosure of Cash Flow Information:

  Cash paid for interest was approximately $1,661 and $24 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.

  Cash paid for income taxes was approximately $128 and $39 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.

Supplemental Disclosure of Noncash Investing and Financing Activities:

  During the year ended December 30, 1995 and the period ended September 17, 1996, the Company, in accordance with the Amended and Restated Restructuring Agreement, entered into the following noncash financing activities:

  . The Company converted accrued interest payable incurred from January 1, 1995 through March 31, 1995 and from July 1, 1994 through December 31, 1994 into approximately $520 and $1,000 of Series A interest deferral notes, respectively. In addition, the Company amortized approximately $2,100 of its premium on restructured debt as a reduction to interest expense during the year ended December 30, 1995.

  . The Company converted accrued interest payable from December 31, 1995 through September 17, 1996 into $1,598 of 15 percent interest bearing Series A interest deferral notes.

  During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company entered into the following noncash investing and financing activities:

  . In accordance with the Company's franchise financing arrangement, the Company assumed long-term debt of franchisees which was in default totaling approximately $132 and $0 during the year ended December 30, 1995 and the period ended September 17, 1996, respectively.

  . In connection with its sale of several cookie stores, the Company accepted notes receivable in the approximate amount of $305 during the year ended December 30, 1995. In addition, during the year ended December 30, 1995 and the period ended September 17, 1996, the Company charged off approximately $1,960 and $651 of assets against accrued expenses.

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Mrs. Fields Inc. ("MFI"), a Delaware corporation, was incorporated on May 2, 1986 and is a holding company for its wholly owned subsidiaries Mrs. Fields Cookies Australia, Mrs. Fields Cookies, Ltd. (Canada) plus other inactive subsidiaries (collectively termed "Mrs. Fields International") and its majority owned subsidiary, Mrs. Fields Development Corporation ("MFD") and MFD's wholly owned subsidiary, Mrs. Fields Cookies ("MFC"). Collectively, these entities are referred to herein as the "Company".

 Nature of Operations

  The most significant part of the Company's operations are its retail stores which sell freshly baked cookies, brownies and other food products. As of September 17, 1996, the Company operates 147 "Mrs. Fields Cookies" stores all of which are located in the United States. Additionally, the Company has franchised approximately 163 stores in the United States and approximately 55 stores in nine other countries.

  Additionally, the Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo, and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company usually experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls. The results for the period ended September 17, 1996 presented in the accompanying consolidated financial statements may not be indicative of results that would have been achieved for an entire calendar year.

  Effective September 18, 1996, the Company sold substantially all of its net assets to Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. (see Note 11). Subsequently, the Company has been solely involved in liquidating remaining assets and collecting certain outstanding notes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Company operates using a 52/53-week year ending near December 31.

 Principles of Consolidation

  The consolidated financial statements include the accounts of MFI, Mrs. Fields International, MFD and MFC. All significant intercompany balances and transactions have been eliminated in consolidation.

 Sources of Supply

  The Company currently buys a significant amount of its food products from three suppliers. Management believes that other suppliers could provide similar products with comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                     MRS. FIELDS INC. AND SUBSIDIARIES
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of September 17, 1996 and at various times during the period then ended, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventory consisted of the following at September 17, 1996:

                                                                         1996
                                                                      ----------
      Food and beverages............................................. $  792,000
      Smallwares.....................................................    504,000
                                                                      ----------
                                                                      $1,296,000
                                                                      ==========

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are included in the determination of net income or loss.

 Accounting for the Impairment of Long-Lived Assets

  The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of September 17, 1996, the Company has reserved for any of its long-lived assets that are considered to be impaired.

 Revenue Recognition

  The Company recognizes franchising and licensing revenues on an accrual basis as those revenues are earned. Product sales are recognized as the product is delivered or shipped to the customer.

                     MRS. FIELDS INC. AND SUBSIDIARIES

 Leases

  The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Operating leases with escalating payment terms, including leases underlying subleases with franchisees, are expensed on a straight-line basis over the life of the related lease.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Fair Value of Financial Instruments

  The notes payable and cumulative preferred stock (see Note 6) are presented in the accompanying consolidated balance sheet at a total of $60,237,000 as of September 17, 1996. All such obligations were subsequently settled in two sales transactions (see Note 11) for $41,800,000.

 Cumulative Foreign Currency Translation Adjustment

  The assets and liabilities of foreign operations are translated into United States dollars using exchange rates in effect at the end of the accounting period. Revenues and expenses are translated using the average exchange rate during the period. Differences in exchange rates arising from foreign currency translation are recorded as a separate component of stockholders' deficit. In connection with a sale or liquidation of an investment in a foreign subsidiary, the accumulated translation adjustment attributable to that subsidiary is transferred from stockholders' deficit and is reported as a gain or loss.

3. NOTES PAYABLE

  On June 30, 1994, the Company entered into the Amended and Restated Restructuring Agreement (the "Restructuring Agreement") with its lenders of long-term debt (the "Lenders"). In connection with the Restructuring Agreement, the Lenders exchanged approximately $56,900,000 of existing long-term notes payable for $15,000,000 of new Series A secured notes, 51,292,000 shares of the Company's common stock, 21,885,000 shares of cumulative preferred stock of MFI and 20,000,000 shares of cumulative preferred stock of MFD.

  After the issuances of common stock, the Lenders' total ownership interest in the Company's common stock was approximately 85 percent. Because the total estimated future cash payments (including interest and principal) required as of June 30, 1994 under the terms of the new Series A secured notes was less than the principal amount plus the previous carrying amount of the unamortized premium on restructured debt by approximately $25,200,000, the Company reduced the premium on restructured debt by that amount. The remaining unamortized premium on restructured debt is being amortized over the life of the Series A secured notes to produce an effective interest rate of zero percent.

                     MRS. FIELDS INC. AND SUBSIDIARIES

  Notes payable consist of the following as of September 17, 1996:

                                                                     1996
                                                                 ------------
   Series A secured notes, interest at 13 percent, payable
    quarterly, secured by all common stock and essentially all assets of the Company, principal due in varying installments through March 31, 1998...................................... $ 15,000,000
   Series A interest deferral notes, interest at 13 percent,
    payable quarterly, secured by all common stock and
    essentially all assets of the Company, principal due March
    31, 1998....................................................    1,511,000
   Series A interest deferral notes, interest at 15 percent,
    secured by all common stock and essentially all assets of
    the Company, principal and interest originally due August
    15, 1996, subsequently extended through September 20, 1996..    1,598,000
   Other........................................................      243,000
   Premium on restructured debt.................................    2,872,000
                                                                   21,224,000
   Less current portion.........................................  (21,224,000)
                                                                 ------------
                                                                 $        --
                                                                 ============

  The Series A secured notes and the Series A interest deferral notes were paid by the Company on September 20, 1996 in connection with the receipt of proceeds from two simultaneous but separate asset sale transactions (see Note 11). As a result, all of the Series A notes referred to above are reflected as current liabilities in the accompanying September 17, 1996 consolidated balance sheet.

4. INCOME TAXES

  The components of the provision (benefit) for income taxes for the year ended December 30, 1995 and for the period ended September 17, 1996 are as follows:

                                                             1995      1996
                                                           -------- -----------
   Current:
     Federal.............................................. $    --  $       --
     State................................................  241,000     205,000
   Deferred:
     Federal..............................................      --   (1,125,000)
     State................................................      --     (109,000)
     Change in valuation allowance........................      --    1,234,000
                                                           -------- -----------
       Total provision for income taxes................... $241,000 $   205,000
                                                           ======== ===========

  The Company incurred financial reporting losses for the year ended December 30, 1995 and for the period ended September 17, 1996 for which no benefits have been recorded in the accompanying consolidated statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

  Current deferred income tax assets relate to temporary differences between financial statement and income tax recognition of bad debts, unearned revenues, and the store closure reserve. Long-term deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation and write-downs of certain property and equipment, net operating losses and other income tax credit carryforwards.

                     MRS. FIELDS INC. AND SUBSIDIARIES

  Management has provided a valuation allowance equal to the amount of the deferred income tax assets arising from the Company's net operating loss carryforwards. As of September 17, 1996, the Company had net operating loss carryforwards for tax reporting purposes totaling approximately $90,900,000. These net operating loss carryforwards expire as follows:

      Fiscal Year
      -----------
      2001......................................................... $   214,000
      2002.........................................................   4,600,000
      2003.........................................................  19,993,000
      2004.........................................................   7,693,000
      2005.........................................................   9,143,000
      Thereafter (through 2011)....................................  49,257,000
                                                                    -----------
                                                                    $90,900,000
                                                                    ===========

  Subsequent to the sale of substantially all of its assets (see Note 1), the Company utilized certain of its net operating loss carryforwards to offset the related gain. The remainder of the net operating loss carryforwards may not be used.

5. STORE CLOSURE RESERVE

  As of December 30, 1995, the Company had a store closure reserve of approximately $2,510,000 for the anticipated costs to franchise or close 26 stores during 1996. During the period from December 31, 1995 to September 17, 1996, the Company closed 12 stores and provided for additional store closure expenses totaling $1,000,000. As of September 17, 1996, the remaining store closure reserve totaled approximately $1,564,000, of which approximately $1,270,000 is current and approximately $294,000 is long-term. In management's opinion, the store closure reserve is adequate for stores identified to be closed.

  The Company's management reviews the historic and projected operating performance of its stores on an annual basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. When a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.

6. CUMULATIVE PREFERRED STOCK

  In connection with the Restructuring Agreement, the Company issued 21,885,000 and 20,000,000 shares of cumulative preferred stock of MFI and MFD, respectively. The MFD preferred stock is reflected as "minority interest in majority owned subsidiary" in the accompanying consolidated balance sheet. The MFI and MFD cumulative preferred stocks have dividend rates of 18 percent and 10 percent, respectively, which accumulate on a semi-annual basis. The dividends are computed based upon the liquidation preference rates which are defined in the Restructuring Agreement as $1.00 per share plus any unrecorded dividends in arrears for each issue and are payable only as declared by the Board of Directors. As of September 17, 1996, the Board of Directors had not declared dividends for either series of preferred stock. Accordingly, dividends in arrears on the MFI and MFD preferred stocks which have not been recorded in the accompanying consolidated financial statements as of September 17, 1996 totaled $10,200,000 and $4,834,000, respectively.

  In the event of liquidation or dissolution of the Company, the holders of the cumulative preferred stocks of MFI and MFD will be entitled to receive from the assets of the Company available for distribution prior to any distribution to common stockholders an amount per share equal to the sum of (i) $1.00 for each outstanding

                     MRS. FIELDS INC. AND SUBSIDIARIES
preferred share and (ii) an amount equal to all unpaid dividends on such preferred shares through the distribution date. As of September 17, 1996, the distribution preference for the MFI and MFD preferred stockholders totaled $32,085,000 and $24,834,000, respectively. Also, if a change in control of the Company occurs, preferred stockholders shall have the right to convert all (but not less than all) of their preferred shares into notes payable in an amount equal to the liquidation preference value of their preferred shares. The Company also has the right at any time to redeem shares of the MFI and MFD preferred stocks at a price of $1.00 per share plus all accrued but unpaid dividends through the date of redemption.

  Subsequent to period end, the Company completed two sales transactions (see
Note 11) wherein all of the cumulative preferred stock was redeemed at a discount.

7. OPTION AGREEMENT

  As part of the Restructuring Agreement, the Lenders granted two directors an option to acquire common stock from the Lenders which, if the option was exercised as of September 17, 1996, would constitute approximately 51 percent of the Company's issued common stock. The option is exercisable through September 30, 1999 in whole, but not in part, at a price approximating the amount of debt forgiven by the Lenders plus interest at nine percent from the date of the grant of the option. In the event the option is exercised, the directors are also required to offer other minority stockholders the same price per share for their common stock.

  In connection with the two sales transactions described in Note 11, the two directors waived their options to acquire common stock from the Lenders.

8. COMMITMENTS AND CONTINGENCIES

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. As of September 17, 1996, management, after consultation with legal counsel, believes that the potential liability to the Company under such actions is adequately accrued or insured for, or will not materially affect the Company's consolidated financial position or results of operations.

 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to 10 years. The future minimum lease payments due under these operating leases, which include required lease payments for those stores that have been subleased, as of September 17, 1996 are as follows:

      Fiscal Year
      -----------
      1997.......................................................... $12,395,000
      1998..........................................................  10,684,000
      1999..........................................................   8,376,000
      2000..........................................................   5,737,000
      2001..........................................................   3,757,000
      Thereafter....................................................   4,855,000
                                                                     -----------
                                                                     $45,804,000
                                                                     ===========

  Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense including contingent rentals and net of sublease rentals received, under the above operating leases for the year ended

                     MRS. FIELDS INC. AND SUBSIDIARIES

December 30, 1995 and for the period ended September 17, 1996 was approximately $13,697,000 and $7,405,000, respectively. As part of the Company's franchising program, certain leases have been subleased to franchisees. The future minimum sublease payments due to the Company under these leases as of September 17, 1996 are as follows:

      Fiscal Year
      -----------
      1997.......................................................... $ 3,741,000
      1998..........................................................   3,119,000
      1999..........................................................   2,512,000
      2000..........................................................   1,776,000
      2001..........................................................   1,038,000
      Thereafter....................................................     374,000
                                                                     -----------
                                                                     $12,560,000
                                                                     ===========

 Contractual Arrangements

  The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments for 1997 and 1998. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at September 17, 1996 were approximately $707,400. Under the terms of the agreement, the Company is required to assume any franchisee borrowings which are in default as defined. As of September 17, 1996, the Company has assumed loans totaling approximately $240,000, which are included in notes payable.

  As of December 30, 1995, the Company had recorded deferred credits, representing vendor rebates, of approximately $1,486,000 under a long-term marketing and supply agreement with a supplier. Under the terms of the agreement, the Company was obligated to purchase a minimum amount of product from the supplier. The supplier periodically prepays rebates to the Company for anticipated purchases. The Company records the prepayments as deferred credits and amortizes them ratably as purchases are made from the supplier. In April 1996, the Company and the supplier renegotiated the agreement whereby the supplier would reduce the unearned portion of the deferred credits to $504,000 and advance the Company a rebate of $800,000 in exchange for an extension of the termination date and a modification of the purchase commitment. The termination date of the renegotiated agreement will be the later of March 31, 2001 or when the Company has met its purchase commitment. The Company reduced food costs by approximately $1,082,000 during the period ended September 17, 1996 related to this arrangement and its renegotiation. The remaining balance of approximately $1,204,000 is included in deferred credits as of September 17, 1996.

9. RELATED-PARTY TRANSACTIONS

  Under the terms of a licensing agreement with an entity which is owned in part by a former director of the Company, the Company is required to pay an annual software maintenance fee. During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company paid maintenance fees of approximately $100,000 and $17,000, respectively, which are included in general and administrative expenses.

                     MRS. FIELDS INC. AND SUBSIDIARIES

  The Company leases certain office space to an entity which is owned in part by a former director of the Company. Billings to the entity during the year ended December 30, 1995 and the period ended September 17, 1996 totaled approximately $152,000 and $136,000, respectively, of which approximately $9,000 is included in accounts receivable as of September 17, 1996.

10. EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields 401(k) Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees can make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the year ended December 30, 1995 and for the period ended September 17, 1996 were approximately $42,000 and $23,000, respectively.

11. SUBSEQUENT EVENT

  On September 17, 1996, the Company completed two simultaneous but separate asset sale transactions wherein the Company (i) sold certain assets and relinquished certain liabilities of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, among the Company, Mrs. Fields' Original Cookies, Inc. and Capricorn Investors II, L.P., and (ii) sold certain assets of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among the Company, The Mrs. Fields' Brand, Inc. and Capricorn Investors II, L.P.

  The combined sales price for the net assets sold was approximately $41,800,000. The Company received approximately $12,157,000 in cash and approximately $29,643,000 in senior and subordinated notes.

  The proceeds from these net asset sales were used in part to repay the Series A notes and the Series A interest deferral notes on September 20, 1996 (see
Note 3).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Original Cookie Company, Incorporated  and Hot Sam Company, Inc.:

  We have audited the accompanying combined balance sheet of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc., both Delaware corporations (subsidiaries of Chocamerican, Inc.), as of September 17, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc. as of September 17, 1996, and the results of their operations and their cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Cleveland, Ohio
July 11, 1997

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                             COMBINED BALANCE SHEET
                             (Dollars in Thousands)

                                                                 September 17,
                                                                     1996
                                                                 -------------
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................   $    655
  Accounts receivable...........................................        340
  Inventories...................................................      1,728
  Prepaids and other............................................        984
                                                                   --------
    Total current assets........................................      3,707
                                                                   --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements........................................     31,329
  Furniture and fixtures........................................      7,719
  Buildings and improvements....................................        639
  Land..........................................................         69
                                                                   --------
                                                                     39,756
  Accumulated depreciation and amortization.....................    (22,687)
                                                                   --------
    Net property and equipment..................................     17,069
                                                                   --------
OTHER ASSETS, net...............................................        256
                                                                   --------
COST IN EXCESS OF FAIR VALUE OF NET ASSETS OF PURCHASED
 BUSINESS, net of accumulated amortization of $9,092............     37,992
                                                                   --------
                                                                   $ 59,024
                                                                   ========


The accompanying notes to combined financial statements are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED BALANCE SHEET (CONTINUED)
                             (Dollars in Thousands)

                                                                   September 17,
                                                                       1996
                                                                   -------------
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................    $ 1,696
  Accrued payroll and related expenses............................      2,208
  Accrued liabilities.............................................      3,443
                                                                      -------
    Total current liabilities.....................................      7,347
                                                                      -------
LONG-TERM LIABILITIES:
  Deferred lease credit...........................................      1,653
  Store closure reserve...........................................      1,002
  Related-party notes payable.....................................     30,977
  Other...........................................................      1,102
                                                                      -------
    Total long-term liabilities...................................     34,734
                                                                      -------
COMMITMENTS (NOTE 9)
STOCKHOLDERS' EQUITY:
  Common stock....................................................     10,000
  Additional paid-in capital......................................     15,873
  Accumulated deficit.............................................     (8,930)
                                                                      -------
    Total stockholders' equity....................................     16,943
                                                                      -------
    Total liabilities and stockholders' equity....................    $59,024
                                                                      =======


The accompanying notes to combined financial statements are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                                   December 31,
                                                       Year Ended     1995 to
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
NET SALES............................................   $85,581       $54,366
                                                        -------       -------
OPERATING COSTS AND EXPENSES:
  Food cost of sales.................................    19,996        12,728
  Selling and occupancy expenses.....................    47,032        31,935
  General and administrative expenses................     8,425         5,538
  Severance and related expenses.....................       --          2,000
  Depreciation and amortization......................     6,902         4,937
  Provision for store closure costs..................       791           --
                                                        -------       -------
    Total operating costs and expenses...............    83,146        57,138
                                                        -------       -------
INCOME (LOSS) FROM OPERATIONS........................     2,435        (2,772)
INTEREST EXPENSE, net................................    (4,268)       (2,828)
OTHER EXPENSE........................................       --            (45)
                                                        -------       -------
LOSS BEFORE INCOME TAXES.............................    (1,833)       (5,645)
PROVISION FOR INCOME TAXES...........................       263           --
                                                        -------       -------
NET LOSS.............................................   $(2,096)      $(5,645)
                                                        =======       =======


The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                             Additional Retained      Total
                                     Common   Paid-in   Earnings  Stockholders'
                                      Stock   Capital   (Deficit)    Equity
                                     ------- ---------- --------- -------------
BALANCE, JANUARY 1, 1995............ $10,000  $15,873    $(1,189)    $24,684
  Net loss..........................     --       --      (2,096)     (2,096)
                                     -------  -------    -------     -------
BALANCE, DECEMBER 30, 1995..........  10,000   15,873     (3,285)     22,588
  Net loss..........................     --       --      (5,645)     (5,645)
                                     -------  -------    -------     -------
BALANCE, SEPTEMBER 17, 1996......... $10,000  $15,873    $(8,930)    $16,943
                                     =======  =======    =======     =======



The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                   December 31,
                                                       Year Ended     1995 to
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................   $(2,096)      $(5,645)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities--
  Depreciation and amortization......................     6,902         4,937
  Changes in assets and liabilities--
    Increase in accounts receivable..................       (61)         (279)
    Decrease (increase) in related-party
     receivables/payables............................        18          (169)
    Decrease (increase) in inventories...............       461           (65)
    Decrease in prepaids and other...................       695           967
    Decrease (increase) in other assets..............        64           (60)
    (Decrease) increase in accounts payable..........      (476)          410
    Decrease in accrued payroll and related
     expenses........................................      (331)         (384)
    Increase (decrease) in accrued liabilities.......    (1,196)          330
    Increase in other long-term liabilities..........       231            73
    Increase (decrease) in deferred lease credit.....        38          (111)
    Increase (decrease) in store closure reserve.....       202          (382)
                                                        -------       -------
      Net cash provided by (used in) operating
       activities....................................     4,451          (378)
                                                        -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net...........      (568)       (1,200)
                                                        -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments to related party........................    (4,599)       (1,380)
                                                        -------       -------
CASH AND CASH EQUIVALENTS:
  Net decrease during the period.....................      (716)       (2,958)
  Balance, beginning of the period...................     4,329         3,613
                                                        -------       -------
  Balance, end of the period.........................   $ 3,613       $   655
                                                        =======       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  State and local income taxes paid..................   $   234       $    82
                                                        =======       =======

The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  The Original Cookie Company, Incorporated ("OCCI") and Hot Sam Company, Inc. ("HSCI") (collectively, the "Companies") are wholly owned subsidiaries of Chocamerican, Inc., which is a wholly owned subsidiary of Midial S.A., a French company (collectively, the "Parent"). The Companies operated specialty retailing outlets providing prepared goods. OCCI operated approximately 240 stores in over 35 states, offering a variety of fresh baked cookies and brownies and beverages. HSCI operated approximately 190 stores in over 30 states providing a variety of fresh baked pretzels and pretzel sticks, toppings and beverages.

  On September 17, 1996, all of the operations of the Companies including certain assets and liabilities were sold to a nonrelated party (the "Buyer") who assumed responsibility for all retail locations as of that date. Except for approximately $2,000,000 of payments to employees for severance and related costs which is included in the operating results for the period December 31, 1995 to September 17, 1996, these combined financial statements do not reflect any effect of such sale.

  The Companies traditionally experienced their highest revenues in the fourth calendar quarter. Because the Companies' stores were heavily concentrated in shopping malls, the Companies' sales performance was somewhat dependent on the performance of those malls. Because of such seasonality and the extra payroll costs noted above, the results for the period December 31, 1995 to September 17, 1996 are not necessarily indicative of results that would have been achieved for an entire calendar year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Companies' fiscal year ends on the Saturday closest to December 31, which results in a 52 or 53-week year.

 Basis of Presentation

  The combined financial statements include the accounts of OCCI and HSCI except that these statements do not reflect the results of the operations and the related assets and liabilities of a group of retail food locations owned and operated by HSCI primarily under the name of Corn Dog. The Corn Dog operations were sold to a nonrelated entity in April 1996 and the accompanying combined financial statements exclude these operations and net assets, as well as the results of the sale. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Inventories

  The Companies' inventories were stated at the lower of cost (first-in, first-out method) or market value. Inventories consisted of the following at September 17, 1996:

                                                                         1996
                                                                      ----------
   Food and beverages................................................ $1,215,000
   Small wares.......................................................    513,000
                                                                      ----------
                                                                      $1,728,000
                                                                      ==========

 Property and Equipment

  The Companies' policy is to provide depreciation using the straight-line method over a period which is sufficient to amortize the cost of the asset during its useful life.

  The estimated useful lives for depreciation purposes are:

   Leasehold improvements........................................  5 to 10 years
   Furniture and fixtures........................................  3 to 10 years
   Buildings and improvements.................................... 10 to 50 years

 Intangible Assets

  Cost in excess of fair value of net assets of purchased business which was recorded as part of the acquisition of the Companies by the Parent was amortized on a straight-line basis over 40 years. Management evaluated the expected cash flows of such assets periodically and determined no adjustments were appropriate. Subsequent to September 17, 1996, the Companies expensed all such intangibles in connection with recording the effects of the sales of the operations.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Companies consider all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

 Leases

  The Companies have various operating lease commitments on their retail store locations. Operating leases with escalating payment terms are expensed on a straight-line basis over the life of the related lease.

 Asset Impairment

  The Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the period December 31, 1995 to September 17, 1996. SFAS No. 121 requires the Companies to evaluate the recoverability of long-lived assets based on expected future cash flows. Prior to the adoption of SFAS No. 121, the Companies accounted for long-lived operating assets as discussed both above and in Note 6. The adoption of this standard did not have a material impact on the Companies' financial position or results of operations.

 Revenue Recognition

  Revenues from product sales are recognized at the point of sale to the customer.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Income Taxes

  The Companies recognize deferred income tax assets or liabilities for expected future income tax consequences of events that have been recognized in the financial statements or income tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

3. STOCKHOLDERS' EQUITY

  The Companies' common stock at December 30, 1995 and September 17, 1996 is comprised of the following:

  OCCI has common stock with a par value $1 per share, 10,000,000 shares authorized, issued and outstanding.

  HSCI has common stock with a par value $1 per share, 10 shares authorized, issued and outstanding.

4. RELATED-PARTY NOTES PAYABLE

  In addition to debt incurred as part of the purchase by the Parent, the Companies' cash requirements were provided for by the Parent. These amounts were evidenced by notes, bearing interest rates ranging from 8% to 12%, and consisted of $30,977,000 as of September 17, 1996. The notes were paid in part by the Companies subsequent to September 17, 1996 in connection with the receipt of proceeds from the sale of certain assets and liabilities to the Buyer.

5. INCOME TAXES

  The Companies have been included in the consolidated income tax returns of a subsidiary of the Parent which was in a cumulative loss carryforward position during all of the periods presented in the accompanying combined financial statements.

  The Companies incurred financial reporting losses for the year ended December 30, 1995 and the period December 31, 1995 to September 17, 1996 for which no benefits have been recorded in the accompanying combined statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

  Deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation, store closure reserve and other accrued liabilities. Management has provided a valuation allowance equal to the amount of the deferred income tax assets.

6. STORE CLOSURE RESERVE

  The Companies annually reviewed the historic and projected operating performance of their stores and identified underperforming stores for impairment of property investment and/or targeted closing. The Companies' policy was to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store was identified for targeted closing, the Companies' policy was to provide for the costs of closing the store, which are predominantly estimated lease settlement costs and/or estimated lease payments after the date of the store closing.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


  An analysis of the activity in the store closure reserve is as follows for the year ended December 30, 1995 and for the period December 31, 1995 to September 17, 1996:

                                                            1995        1996
                                                         ----------  ----------
   Beginning Balance.................................... $1,182,000  $1,384,000
   Provision............................................    791,000         --
   Payments and Other Deductions........................   (589,000)   (382,000)
                                                         ----------  ----------
   Ending Balance....................................... $1,384,000  $1,002,000
                                                         ==========  ==========

7. EMPLOYEE BENEFIT PLANS

  The Companies' employees participate in a defined contribution saving plan which was funded by voluntary employee contributions and by contributions from the Companies. The Companies' expense for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 was $143,000 and $106,000, respectively.

  The Companies do not provide for any other post-retirement benefits.

8. RELATED-PARTY TRANSACTIONS

  The Parent provides certain services to the Companies, such as human resources, accounting and legal, among others. Charges to the Companies for such administrative services totaled $520,000 for the year ended December 30, 1995 and $175,000 for the period December 31, 1995 to September 17, 1996. In management's opinion, these charges approximate the fair market value of such services.

9. COMMITMENTS

 Operating Leases

  The Companies leased all of their retail store locations. These leases typically had initial terms of up to 10 years. Certain leases provided for contingent rentals based on store sales. Generally, the Companies were required to pay taxes and normal expenses of operating the premises under retail store leases. Total rental expense was approximately $15,038,000 for the year ended December 30, 1995. Total rental expense for the period ended September 17, 1996 was approximately $11,165,000.

  The minimum rentals under operating leases subsequent to September 17, 1996 are as follows:

   Fiscal Year
   -----------
   Remaining 1996................................................... $ 5,346,000
   1997.............................................................  15,886,000
   1998.............................................................  13,763,000
   1999.............................................................  11,691,000
   2000.............................................................   9,712,000
   Thereafter.......................................................  20,190,000
                                                                     -----------
                                                                     $76,588,000
                                                                     ===========

  Effective September 17, 1996, the Buyer assumed responsibility for all open store leases but the Companies remain contingently liable under certain of these leases. However, management is not aware of any actual or threatened claims under these leases.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cookies USA, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Cookies USA, Inc. and its subsidiary at June 29, 1997 and June 28, 1998, and the results of their operations and their cash flows for each of the three fifty-two week periods in the period ended June 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PriceWaterhouseCoopers LLP

Atlanta, Georgia
August 24, 1998

                        COOKIES USA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                               June 29, June 28,
                                                                 1997     1998
                                                               -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 4,885  $ 8,382
  Accounts receivable--trade.................................    1,702    2,042
  Inventory (Notes 1 and 2)..................................    1,292    1,212
  Prepaid expenses (Note 3)..................................    1,227    1,245
  Current deferred income tax benefit (Notes 1 and 10).......      392      872
  Current portion of notes receivable (Note 4)...............      867       88
  Other receivables..........................................        8        8
                                                               -------  -------
    Total current assets.....................................   10,373   13,849
                                                               -------  -------
Property and equipment, net of accumulated depreciation (Note
 5)..........................................................    6,304    4,916
Construction in progress, net of construction deposits
 received from franchisees...................................       92      163
                                                               -------  -------
                                                                 6,396    5,079
                                                               -------  -------
Other assets:
  Deferred loan costs, net of accumulated amortization of
   $2,050 and $2,626, respectively (Note 1)..................    2,050    1,474
  Notes receivable, net of current portion (Note 4)..........      302      352
  Deferred income tax benefit (Notes 1 and 10)...............    2,372    1,438
  Deposits...................................................       50       49
  Accrued straight-line minimum rent receivable for subleases
   to franchisees (Note 1)...................................    1,267    1,388
                                                               -------  -------
                                                                 6,041    4,701
                                                               -------  -------
Cost in excess of fair value of net assets acquired
 (goodwill), net of accumulated amortization of $3,104 and
 $3,975, respectively (Note 1)...............................   31,848   30,977
                                                               -------  -------
                                                               $54,658  $54,606
                                                               =======  =======

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

                 (Dollars in thousands, except per share data)

                                                            June 29,  June 28,
                                                              1997      1998
                                                            --------  --------
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................... $    376  $    913
  Sales taxes payable......................................      105       102
  Accrued interest payable.................................    2,202     2,202
  Accrued expenses (Note 6)................................    1,568     1,075
  Deposits.................................................      673       727
                                                            --------  --------
    Total current liabilities..............................    4,924     5,019
                                                            --------  --------
Capital lease obligations (Note 9).........................       62        36
                                                            --------  --------
Accrued straight-line minimum rent payable (Note 1)........    2,113     2,164
                                                            --------  --------
Long-term debt (Note 7):
  Senior secured notes.....................................   40,000    40,000
  Original issue discount, net of accumulated amortization
   of $102 and $131, respectively..........................      (98)      (69)
  Subordinated unsecured notes payable.....................   10,000    10,000
                                                            --------  --------
    Total long-term debt...................................   49,902    49,931
                                                            --------  --------
Commitments and contingencies (Note 9)
Mandatorily redeemable preferred stock (Note 11):
  Senior cumulative (6.00%) convertible; $1.00 par value;
   10,500 shares authorized, issued and outstanding........   12,739    13,369
  Junior Class A cumulative ($50 per annum); $1.00 par
   value; 2,500 shares authorized, issued and outstanding..    2,944     3,069
  Junior Class B cumulative ($50 per annum); $1.00 par
   value; 750 shares authorized, issued and outstanding....      883       921
                                                            --------  --------
    Total mandatorily redeemable preferred stock...........   16,566    17,359
                                                            --------  --------
Common stock and other stockholders' deficit:
  Common stock, $.01 par value; 115,000 shares authorized;
   82,800 shares issued and outstanding....................        1         1
  Additional paid-in capital...............................      449       449
  Excess of purchase price over predecessor basis..........  (10,164)  (10,164)
  Accumulated deficit......................................   (9,195)  (10,189)
                                                            --------  --------
    Total stockholders' deficit............................  (18,909)  (19,903)
                                                            --------  --------
                                                            $ 54,658  $ 54,606
                                                            ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                          For the Fifty-Two For the Fifty-Two For the Fifty-Two
                             Week Period       Week Period       Week Period
                                Ended             Ended             Ended
                            June 30, 1996     June 29, 1997     June 28, 1998
                          ----------------- ----------------- -----------------
Revenues:
  Cookie and beverage
   sales................       $24,719           $22,375           $18,854
  Batter sales to
   franchisees..........        10,104            11,270            12,214
  Franchise royalties...         4,289             4,729             5,267
  Franchise license
   fees--existing and
   new stores...........           521               675               503
  Other, net............           115                66               139
                               -------           -------           -------
    Total revenue.......        39,748            39,115            36,977
                               -------           -------           -------
Operating expenses:
  Cost of sales.........        19,523            18,615            17,056
  Retail store
   occupancy............         7,379             7,055             5,737
  Other retail store
   expenses.............         1,316             1,019               870
  Selling, general and
   administrative
   expenses.............         7,309             7,619             7,220
  Management fee expense
   (Note 14)............           250               250               250
                               -------           -------           -------
    Total operating
     expenses...........        35,777            34,558            31,133
                               -------           -------           -------
Income from operations..         3,971             4,557             5,844
                               -------           -------           -------
Other (income) expenses,
 net:
  Interest income.......           (56)             (251)             (346)
  Interest expense......         5,646             5,634             5,635
  Amortization of
   deferred loan costs..           572               586               576
  Gain on sale of
   existing stores......          (636)             (927)             (370)
                               -------           -------           -------
    Total other
     expenses, net......         5,526             5,042             5,495
                               -------           -------           -------
      Income (loss)
       before income
       taxes............        (1,555)             (485)              349
State and federal income
 tax expense (benefit)
 (Note 10)..............          (194)              261               551
                               -------           -------           -------
      Net loss..........       $(1,361)          $  (746)          $  (202)
                               =======           =======           =======

The accompanying notes to consolidated financial statement are an integral part to these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                             (Dollars in Thousands)

                                                   Excess of
                                                   Purchase
                         Common Stock  Additional Price Over                  Total
                         -------------  Paid-in   Predecessor Accumulated Stockholders'
                         Shares Amount  Capital      Basis      Deficit      Deficit
                         ------ ------ ---------- ----------- ----------- -------------
Balance at June 29,
 1995................... 82,800  $  1     $449     $(10,164)   $ (5,503)    $(15,217)
  Net loss for the
   fifty-two week period
   ended June 30, 1996..    --    --       --           --       (1,361)      (1,361)
  Redeemable preferred
   stock accretion......    --    --       --           --         (792)        (792)
                         ------  ----     ----     --------    --------     --------
Balance at June 30,
 1996................... 82,800     1      449      (10,164)     (7,656)     (17,370)
  Net loss for the
   fifty-two week period
   ended June 29, 1997..    --    --       --           --         (746)        (746)
  Redeemable preferred
   stock accretion......    --    --       --           --         (793)        (793)
                         ------  ----     ----     --------    --------     --------
Balance at June 29,
 1997................... 82,800     1      449      (10,164)     (9,195)     (18,909)
  Net loss for the
   fifty-two week period
   ended June 28, 1998..    --    --       --           --         (202)        (202)
  Redeemable preferred
   stock accretion......    --    --       --           --         (792)        (792)
                         ------  ----     ----     --------    --------     --------
Balance at June 28,
 1998................... 82,800  $  1     $449     $(10,164)   $(10,189)    $(19,903)
                         ======  ====     ====     ========    ========     ========


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                   For the Fifty- For the Fifty- For the Fifty-
                                      Two Week       Two Week       Two Week
                                    Period Ended   Period Ended   Period Ended
                                   June 30, 1996  June 29, 1997  June 28, 1998
                                   -------------- -------------- --------------
Cash flows from operating
 activities:
 Net loss.........................    $(1,361)       $  (746)       $  (202)
 Adjustments to reconcile net loss
  to net cash provided by (used
  for) operating activities:
 Depreciation.....................      1,854          1,940          1,604
 Amortization of cost in excess of
  fair value of net assets
  acquired (goodwill).............        870            871            871
 Amortization of deferred loan
  costs...........................        572            586            576
 Amortization of original issue
  discount........................         29             29             29
 Net gain on sales and disposals
  of property, equipment and
  inventory.......................       (402)          (550)          (247)
 Net (decrease) increase in
  accrued straight-line minimum
  rent receivable and payable.....         86            (29)           (70)
 Changes in assets and
  liabilities:
   Decrease (increase) in accounts
    receivable....................       (550)          (195)          (340)
   Decrease (increase) in
    inventory.....................       (140)            95             80
   Decrease (increase) in prepaid
    expenses......................       (100)           (52)           (18)
   Decrease (increase) in current
    deferred tax benefit..........        (50)          (195)          (480)
   Decrease (increase) in other
    receivables...................        165             56            --
   Decrease (increase) in deferred
    tax benefit...................       (186)           348            934
   Decrease (increase) in other
    assets........................         (7)            11              1
   Increase (decrease) in accounts
    payable.......................       (462)          (456)           538
   Increase (decrease) in sales
    taxes payable.................          2            (25)            (3)
   Increase (decrease) in accrued
    interest payable..............        --              (3)           --
   Increase (decrease) in accrued
    expenses......................       (913)           172           (493)
   Increase (decrease) in
    deposits......................        (22)           (66)            54
                                      -------        -------        -------
    Net cash provided by (used
     for) operating activities....       (615)         1,791          2,834
                                      -------        -------        -------
Cash flows from investing
 activities:
 Acquisitions of property and
  equipment, including net
  increase in construction in
  progress, net of construction
  deposits received from
  franchisees.....................     (1,913)        (1,084)        (1,263)
 Proceeds from sales and disposals
  of property and equipment.......      1,146            453          1,005
 Proceeds from collection of notes
  receivable......................        448            474            947
                                      -------        -------        -------
    Net cash provided by (used
     for) investing activities....       (319)          (157)           689
                                      -------        -------        -------
Cash flows from financing
 activities:
 Payments of deferred loan costs..        --             (27)           --
 Principal repayments under
  capital lease obligations.......        (15)           (25)           (26)
                                      -------        -------        -------
    Net cash used for financing
     activities...................        (15)           (52)           (26)
                                      -------        -------        -------
Net increase (decrease) in cash
 and cash equivalents during
 period...........................       (949)         1,582          3,497
Cash and cash equivalents,
 beginning of period..............      4,252          3,303          4,885
                                      -------        -------        -------
Cash and cash equivalents, end of
 period...........................    $ 3,303        $ 4,885        $ 8,382
                                      =======        =======        =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                    For the Fifty- For the Fifty- For the Fifty-
                                       Two Week       Two Week       Two Week
                                     Period Ended   Period Ended   Period Ended
                                    June 30, 1996  June 29, 1997  June 28, 1998
                                    -------------- -------------- --------------
                                               (Dollars in Thousands)
Cash paid for:
  Interest.........................     $5,617         $5,609         $5,606
  State and federal income taxes...     $  119         $   91         $  286

  Cash paid for state and federal income taxes represents payments made to government authorities during the periods presented.

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

  During the fifty-two weeks ended June 30, 1996, June 29,1997 and June 28, 1998, the Company recorded accretion on mandatorily redeemable preferred stock totaling $792,000, $793,000 and $793,000, respectively.

  During the fifty-two weeks ended June 30, 1996, the Company exchanged accounts receivable from unrelated franchisees totaling $156,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by franchisees.

  During the fifty-two weeks ended June 30, 1996, notes receivable with face amounts totaling $296,000 were received from unrelated franchisees in connection with the sale of two Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, notes receivable with face amounts totaling $1,353,000 were received from unrelated franchisees in connection with the sale of eight Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, the Company exchanged accounts receivable from unrelated franchisees totaling $91,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by the franchisees.

  During the fifty-two weeks ended June 28, 1998, notes receivable with face amounts totaling $217,000 were received from unrelated franchisees in connection with the sale of five Company-operated stores.

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Cookies USA, Inc. ("Cookies USA") was incorporated in December 1993 and was formed by the Jordan Company to acquire 100% of the common stock of The Original Great American Chocolate Chip Cookie Company, Inc. ("Great American Cookies"). Great American Cookies is in the business of franchising cookie stores and manufacturing cookie batter which is sold to Company-operated and franchised retail stores. The financial statements include the consolidated accounts of Cookies USA and Great American Cookies (the "Company").

  On December 10, 1993, Cookies USA acquired Great American Cookies in several transactions. Immediately following the acquisition, Great American Cookies changed its name from The Original Great American Chocolate Chip Cookie Company, Inc. to Great American Cookie Company, Inc. Due to the 22% interest retained by the selling stockholders of Great American Cookies via their common and convertible preferred stock interest in Cookies USA, the excess of purchase price over predecessor basis as reflected in the stockholders' deficit section of the accompanying consolidated balance sheets represents the limitation on the write-up of the assets acquired.

  The Company's business follows seasonal trends and experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

 Consolidation

  The consolidated financial statements include the accounts of Cookies USA and its subsidiary, Great American Cookies. All significant intercompany transactions and accounts have been eliminated in consolidation.

 Accounting Periods

  During the fiscal year ended June 30, 1996, the Company changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change the Company's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in these financial statements.

 Use of Estimates in Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value at the respective balance sheet dates due to the relatively short period to maturity of these instruments. The long-term notes payable with fixed interest rates are recorded at face values of $50.0 million at June 29, 1997 and June 28, 1998; however, the fair values of such long-term notes, based on quoted market values, are approximately $50.5 million and $51.4 million at June 29, 1997 and June 28, 1998, respectively.

                        COOKIES USA, INC. AND SUBSIDIARY

 Revenue Recognition

  Revenues from the Company-operated stores are recognized in the period the related cookies and beverages are sold. Revenues from the sale of batter are recognized at the time of shipment. Franchise royalties, which are based on a percentage of franchised store sales, are recognized in the same period related franchise store revenues are generated. Franchise license fee revenues are recognized at the time that all Company obligations regarding the franchise sale have been met. Fees received pursuant to development agreements which grant the right to develop franchised units in future periods in specific geographic areas are deferred and recognized as income on a pro rata basis as the Company's obligations regarding the franchised units subject to the development agreements are met.

 Cash Equivalents

  The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 29, 1997 and June 28, 1998 consist of short-term commercial paper. These investments are stated at cost, which approximates market.

 Inventories

  Inventories of cookie and brownie products, beverage products, paper and supplies and smallwares are stated at the lower of cost or market with cost determined based on the first-in, first-out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed in the year incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed, and the related accumulated depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

  Depreciation is provided using straight-line and accelerated methods over the estimated lives of the assets which are as follows:

   Building................ 20 years
   Furniture, fixtures and
    equipment.............. 3-7 years
   Building and leasehold
    improvements........... Lesser of 8 years or the life of the related lease

  During fiscal year 1996, the Company revised its estimate of the useful life of certain leasehold improvements. The Company began amortizing leasehold improvements using accelerated methods over an average of eight years instead of using the straight-line method over an average of ten years. The effect of this change in estimate was to increase fiscal year 1996 pre-tax loss by $214,000.

  During fiscal year 1998, the Company revised its estimate of the useful life of certain computer equipment from five to three years. The effect of this change in estimate was to decrease fiscal 1998 pre-tax income by $111,000.

 Store Opening and Closing Costs

  Non-capital expenditures incurred in opening new stores or remodeling existing stores are expensed in the year incurred. When a store is closed, the store's unamortized investment in leasehold improvements and fixtures and equipment is recorded as a loss on store closing.

                        COOKIES USA, INC. AND SUBSIDIARY

 Deferred Loan Costs

  Debt issue costs of approximately $4.0 million were incurred in connection with the issuance of the 10.875% senior secured notes payable due 2001 (see
Note 7). Deferred loan costs are being amortized over the life of the related notes (85 months), with annual charges to income of approximately $576,000.

 Cost in Excess of Fair Value of Net Assets Acquired (Goodwill)

  Cost in excess of fair value of net assets acquired (goodwill) is being amortized over a forty-year period, with annual charges to income of approximately $870,000.

  The carrying value of goodwill is periodically evaluated for indications of possible impairment. The review is based on comparing the carrying amount to the undiscounted estimated cash flows from continuing operations over the remaining amortization period.

 Operating Leases

  The Company has various operating lease commitments on both Company-operated and franchised store locations and equipment. Operating leases with escalating payment terms, including those subleased to franchisees, are recorded on a straight-line basis over the life of the related lease.

 Original Issue Discount

  The Company has issued warrants to the holders of the senior secured notes. The value of the warrants has been accounted for as an original issue discount and is being amortized over the life of the related notes (85 months), with annual charges to income of approximately $29,000.

 Advertising Costs

  Advertising costs are expensed as incurred.

 Income Taxes

  Concurrent with the acquisition and its termination of the S Corporation status (see Note 10), the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In accordance with the provisions of SFAS 109, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

 Earnings Per Share

  Earnings per share is not presented, as the Company is a non-public entity that is closely held.

 Reclassifications

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

                        COOKIES USA, INC. AND SUBSIDIARY

2. INVENTORY

  The major components of inventory are as follows:

                                                          June 29,   June 28,
                                                            1997       1998
                                                         ---------- ----------
   Raw ingredients...................................... $  237,000 $  279,000
   Batter, including retail stores......................    368,000    254,000
   Beverage syrup.......................................     56,000     43,000
   Paper goods and packaging supplies...................    168,000    149,000
   Purchased icing and decorative toppings held for
    resale..............................................     52,000     57,000
   Equipment held for resale............................     75,000     43,000
   Marketing and miscellaneous supplies held for
    resale..............................................    336,000    387,000
                                                         ---------- ----------
                                                         $1,292,000 $1,212,000
                                                         ========== ==========

3. PREPAID EXPENSES

  Prepaid expenses consist of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ---------- ----------
   Rent................................................... $1,158,000 $1,178,000
   Other..................................................     69,000     67,000
                                                           ---------- ----------
                                                           $1,227,000 $1,245,000
                                                           ========== ==========

4. NOTES RECEIVABLE

  Notes receivable consist of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ----------  --------
   Notes receivable....................................... $1,169,000  $440,000
   Less current portion...................................   (867,000)  (88,000)
                                                           ----------  --------
   Notes receivable, net of current portion............... $  302,000  $352,000
                                                           ==========  ========

  Notes receivable are due from various franchisees and principally result from the sale of existing Company-operated stores to franchisees. Each note is guaranteed by the purchaser and collateralized by the assets sold. Short-term notes generally carry an interest rate of 15% per annum and are intended to serve as interim financing until the franchisee can secure long-term financing from a third-party lender. Notes classified as non-current are generally due in monthly installments of principal and interest, with the interest rates ranging from between 9% and 12.5% per annum. The aggregate maturities of the notes receivable are as follows:

Fiscal Year Ending June
  1999................................................................. $ 88,000
  2000.................................................................  140,000
  2001.................................................................   94,000
  2002.................................................................   41,000
  2003.................................................................    8,000
  Thereafter...........................................................   69,000
                                                                        --------
                                                                        $440,000
                                                                        ========

                        COOKIES USA, INC. AND SUBSIDIARY

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
Land................................................ $   240,000  $   240,000
Building............................................     761,000      761,000
Building and leasehold improvements.................   6,829,000    6,189,000
Furniture, fixtures and equipment...................   3,228,000    3,067,000
                                                     -----------  -----------
                                                      11,058,000   10,257,000
Less accumulated depreciation.......................  (4,754,000)  (5,341,000)
                                                     -----------  -----------
Property and equipment, net......................... $ 6,304,000  $ 4,916,000
                                                     ===========  ===========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
Employee compensation including payroll taxes....... $   379,000  $   388,000
Bonuses payable.....................................     480,000      475,000
Construction expenses...............................      15,000          --
Professional fees...................................     293,000       88,000
Management fees.....................................     188,000       62,000
Other...............................................     213,000       62,000
                                                     -----------  -----------
                                                     $ 1,568,000  $ 1,075,000
                                                     ===========  ===========

7. LONG-TERM DEBT

  Notes payable at June 29, 1997 and June 28, 1998 are described as follows:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
  10.875% senior secured notes payable due January
   15, 2001, Series B. Interest accrues daily and is
   payable semi-annually on January 15 and July 15.
   (The notes are secured by certain tangible and
   intangible assets, including, but not limited to,
   the equipment constituting Great American
   Cookies' batter production facility, the capital
   stock of all current and future subsidiaries of
   Great American Cookies, intellectual property
   rights and other intangible assets of Great
   American Cookies)................................ $40,000,000  $40,000,000
  Original issue discount related to the issuance of
   7,200 detachable warrants with the 10.875% senior
   secured notes....................................     (98,000)     (69,000)
  12.5% subordinated unsecured note payable due
   October 31, 2003 with initial annual prepayment
   thereof due October 31, 2001. Interest accrues
   daily and is payable semi-annually on April 30
   and October 31...................................  10,000,000   10,000,000
                                                     -----------  -----------
                                                     $49,902,000  $49,931,000
                                                     ===========  ===========

                        COOKIES USA, INC. AND SUBSIDIARY

  The $10 million of subordinated notes issued by Cookies USA have principal payments due as follows: $2.5 million due October 31, 2001; $2.5 million due October 31, 2002; and $5.0 million due October 31, 2003. As Great American Cookies is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as interest and principal payment on such debt. Such payments will be made primarily via dividends to Cookies USA. Such dividends are subject to certain covenants provided for under the senior secured notes (see Note 11).

  Great American Cookies is subject to certain covenants provided for under the indenture including limitations on restricted payments, incurrence of indebtedness and issuances of preferred stock, asset sales, granting of liens, restrictions on subsidiary dividends, mergers, consolidations, sale of assets, and on transactions with affiliates, various reporting requirements to the holders of the senior secured notes and the Securities and Exchange Commission and maintenance of a fixed charge coverage ratio. If a violation of a covenant occurs, the holders of at least 25% in principal amount of the then outstanding senior secured notes may declare all outstanding senior secured notes to be due and payable immediately (see Note 11).

  Upon the occurrence of a change of control as defined in the note agreements, the Company will be required to (i) offer to repurchase all of the 10.875% senior secured notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and (ii) repurchase the 12.5% subordinated notes at par plus accrued and unpaid interest, if any, to the date of repurchase.

8. 401(K) PROFIT-SHARING PLAN

  The Company provides a defined contribution profit-sharing plan (the "Plan") for all employees meeting certain requirements. On February 14, 1997, the Company amended the Plan to include a pre-tax savings provision in accordance with Section 401(k) of the Internal Revenue Code.

  Under the Plan, eligible employees may contribute as much as 15% of compensation up to the federal statutory limit, with the Company matching 25% of the first 6% of compensation contributed by the employee. The Company's matching portion of the Plan contributions resulted in expense of $9,000 and $39,000 in fiscal years 1997 and 1998, respectively. During fiscal year 1996, no amounts were expensed for profit-sharing plan contributions.

9. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company has various operating lease commitments on both Company-operated and franchised store locations. These leases generally contain escalating rental payments and various provisions for contingent rental payments based on sales volume. Future minimum lease payments, including scheduled escalating rental payments, as of June 28, 1998 are as follows:

                                                        Subleases to
                                              Leases     Franchises      Net
                                            ----------- ------------ -----------
     Fiscal Year Ending June
     1999.................................. $ 9,796,000 $ 7,071,000  $ 2,725,000
     2000..................................   8,797,000   6,369,000    2,428,000
     2001..................................   7,586,000   5,589,000    1,997,000
     2002..................................   6,540,000   4,747,000    1,793,000
     2003..................................   5,368,000   3,909,000    1,459,000
     Thereafter............................   9,737,000   7,331,000    2,406,000
                                            ----------- -----------  -----------
                                            $47,824,000 $35,016,000  $12,808,000
                                            =========== ===========  ===========

                        COOKIES USA, INC. AND SUBSIDIARY

  Operating leases with escalating payment terms, including those subleased to franchisees, are expensed on a straight-line basis over the life of the related lease.

  For the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, gross rent expense (including mall pass-through charges) was approximately $13,332,000, $14,135,000 and $13,593,000, respectively, while sublease income (including mall pass-through charges) was approximately $9,628,000, $10,533,000 and $10,571,000, respectively.

 Capital Leases

  The Company leases various office equipment under capital lease agreements expiring on various dates through 2000. The Company's aggregate future obligation under these agreements, net of interest expense, is $62,000 as of June 29, 1997 and $36,000 as of June 28, 1998.

 Lease Guarantees

  In connection with the sale of existing Company-operated stores to franchisees, the Company has guaranteed certain lease renewals to the prospective franchisee. If such leases are not obtained, then predetermined payments shall be made to the franchisees as follows:

                                                               Number
                                                                 of
                                                               Lease   Amount of
                                                              Renewals Guarantee
                                                              -------- ---------
   Fiscal Year of Lease Expiration
     1999....................................................    1     $ 75,000
     2000....................................................    1       24,000
     2001....................................................    --         --
     2002....................................................    1       60,000
                                                                ---    --------
                                                                       $159,000
                                                                       ========

  As of June 28, 1998, the Company has not recorded any liability with respect to these guarantees as these amounts represent loss contingencies which management believes are not probable.

 Purchase Commitments

  The Company is committed to purchase certain raw materials from various suppliers over the next year at fixed prices. As of June 28, 1998, such purchase commitments totaled approximately $1,750,000.

 Employment Agreements

  On December 10, 1993, the Company entered into annual renewable employment agreements with the founders of Great American Cookies ("Founders"), who are also directors of the Company. Under these employment agreements, each Founder receives a salary of $150,000 and a payment in connection with an agreement not to compete of $100,000 per year. Additionally, whether employed or not, each Founder is also entitled to receive an annual $100,000 bonus if Great American Cookies advances funds to Cookies USA to permit Cookies USA to pay interest on its subordinated notes. The Company's employment of the two Founders ended on December 7, 1995 and December 9, 1996. Under the above agreements, the Company made aggregate payments to the Founders of $564,000, $285,000 and $200,000, during the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively. As of June 30, 1996, June 29, 1997 and June 28, 1998,
$200,000 was due to the Founders and included in accrued liabilities in the accompanying consolidated balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

  The Company has entered into employment agreements with its Executive Vice President of Development, Vice President of Operations and Director of Production with terms of one to two years. The agreements are for an aggregate annual base salary of $355,000. The agreements have customary provisions for benefits and noncompetition.

 Incentive and Severance Agreements

  In connection with the Company's negotiations (see Note 15) with Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), the Company has entered into agreements with a number of employees incenting them to assist with the sale process and to stay until the closing of such sale. In addition, the Company has informed its home office employees of the severance payments to be paid to them in the event their employment is terminated without cause subsequent to the closing of the proposed sale. The aggregate amount of these incentives and severance payments, as well as any severance payments to employees with employment agreements, is $1,623,000. These amounts are conditional upon the closing of the sale and no amounts will be due or paid if a sale to Mrs. Fields does not occur.

 Legal

  On September 22, 1997, nine Great American Cookies franchisees filed a lawsuit against Great American Cookies and certain other parties alleging certain anticipatory breaches of contract and violations of certain state, franchise and unfair trade practice laws. These allegations resulted from discussions held be Cookies USA and Mrs. Fields regarding the possibility of Mrs Fields acquiring all of the outstanding shares of Common Stock of Cookies USA, Inc. As of August 14, 1998, a settlement has been reached whereby the franchisees have been granted certain rights upon the sale of the Company to Mrs. Fields for a period of three years. In exchange, Cookies USA has been released from further legal action.

10. INCOME TAXES

  Cookies USA and Great American Cookies file consolidated federal income tax returns. The following information has been determined based upon the provisions of SFAS 109 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998.

                                        Fifty-two     Fifty-two     Fifty-two
                                       Week Period   Week Period   Week Period
                                          Ended         Ended         Ended
                                      June 30, 1996 June 29, 1997 June 28, 1998
                                      ------------- ------------- -------------
   Income tax (benefit) provision:
   Current:
     Federal.........................         --           --            --
     State...........................   $  48,000     $107,000      $ 97,000
                                        ---------     --------      --------
                                           48,000      107,000        97,000
   Deferred:
     Federal.........................    (217,000)     131,000       386,000
     State...........................     (25,000)      23,000        68,000
                                        ---------     --------      --------
                                         (242,000)     154,000       454,000
                                        ---------     --------      --------
       Total (benefit) provision for
        income taxes.................   $(194,000)    $261,000      $551,000
                                        =========     ========      ========

                        COOKIES USA, INC. AND SUBSIDIARY

  The differences between income taxes at the statutory federal and state income tax rates and the income tax expense reported in the statements of operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998 are as follows:

                                        Fifty-Two     Fifty-Two     Fifty-Two
                                       Week Period   Week Period   Week Period
                                          Ended         Ended         Ended
                                      June 30, 1996 June 29, 1997 June 28, 1998
                                      ------------- ------------- -------------
   Federal statutory tax rate.......      (34.0)%       34.0%          34.0%
   State income taxes, net of
    federal benefit.................       (4.0)%        4.0%           4.0%
   Goodwill amortization and other..       25.5 %       15.8%         119.9%
                                          -----         ----          -----
                                          (12.5)%       53.8%         157.9%
                                          =====         ====          =====

  Deferred income tax assets are comprised of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ---------- ----------
   Current:
     NOL carryforward..................................... $  350,000 $  872,000
     Other................................................     42,000        --
                                                           ---------- ----------
                                                           $  392,000 $  872,000
                                                           ========== ==========
   Non-current:
     NOL carryforward..................................... $1,079,000 $      --
     Depreciation.........................................    841,000  1,191,000
     Other................................................    452,000    247,000
                                                           ---------- ----------
                                                           $2,372,000 $1,438,000
                                                           ========== ==========

  As of June 28, 1998, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $2.2 million, which are scheduled to expire in varying amounts in the years 2009 to 2011. The Company's net operating loss carryforwards are limited under Section 382 of the Internal Revenue Code regarding changes in ownership.

11. PREFERRED STOCK

  In connection with Cookies USA's acquisition of Great American Cookies on December 10, 1993, Cookies USA issued $2.5 million of Junior Class A Preferred Stock and $750,000 of Junior Class B Preferred Stock. Additionally, Cookies USA issued $10.5 million of Senior Preferred Stock to the Founders of Great American Cookies in exchange for a portion of the stock of Great American Cookies ($3.5 million) and the assets of other entities owned by the Founders ($7.0 million). As Great American Cookies is a wholly owned subsidiary of Cookies USA and is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as dividends on such securities.

  The 10,500 shares of $1.00 par Senior Preferred Stock issued by Cookies USA on December 10, 1993 are 6% cumulative convertible shares. A share of the Senior Preferred Stock is convertible at any time at the option of the holder into 1.1308 shares of Cookies USA Common Stock. The holders of Senior Preferred Stock are entitled to certain antidilution protections to maintain their percentage of ownership in Cookies USA. Accumulated dividends on the Senior Preferred Stock have priority over any dividends of "Junior Securities" (Junior Class A and Class B Preferred and Common Stock), but are subordinate to any debt payments of

                        COOKIES USA, INC. AND SUBSIDIARY

Cookies USA or the Company. Such preferred shares may be redeemed at any time for $1,000 per share plus accrued but unpaid dividends at the option of Cookies USA; however, all such shares not previously converted or redeemed shall be redeemed by payment in cash of $1,000 per share plus accrued but unpaid dividends on November 30, 2003. As of June 28, 1998, Cookies USA has accrued $2,869,000 for unpaid dividends due to the holders of the Senior Preferred Stock.

  The 2,500 shares of $1.00 par Junior Class A Preferred Stock and the 750 shares of $1.00 par Junior Class B Preferred Stock issued by Cookies USA are entitled to receive, when legally available and when declared, dividends at the rate of $50 per share per annum. Such shares may be redeemed by Cookies USA at any time for $1,000 per share plus all dividends accrued and unpaid; however, all such shares not previously redeemed shall be redeemed by payment of cash of $1,000 per share plus all accrued and unpaid dividends on the first business day of January 2004. The Junior Class A and B Preferred Stock have no conversion, preemptive, voting or subscription rights. As of June 28, 1998, Cookies USA has accrued $740,000 for unpaid dividends due to the holders of the Junior Class A and B Preferred Stock.

  Great American Cookies' debt covenants related to the senior secured notes limit the ability of Great American Cookies to pay dividends. Under the debt covenants, as outlined in the Indenture pursuant to which the Senior Secured Notes were issued, Great American Cookies may pay dividends if:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

    (b) immediately after the dividend and after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional indebtedness under the provisions of the debt covenants, and

    (c) such dividend, together with the aggregate of all other "Restricted Payments" (as defined in the Indenture) made by Great American Cookies and its subsidiaries after the date of the Indenture, is less than the sum of
  (x) 50% of the Adjusted Consolidated Net Income of Great American Cookies for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of Great American Cookies' most recently ended first quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by Great American Cookies from the issue or sale of Equity Interest of Great American Cookies (other than Equity Interests sold to a subsidiary of Great American Cookies and other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the net cash proceeds received by Great American Cookies from the issuance or sale, other than to a subsidiary of Great American Cookies, of any convertible or exchangeable debt security of Great American Cookies that has been converted or exchanged into equity interests of Great American Cookies pursuant to the terms thereof (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such dividend. The foregoing limitations on Restricted Payments do not prohibit, among other items, payments to Cookies USA under the Tax Sharing Agreement, payments to Cookies USA to permit payments of current interest then due on the Subordinated Debt or for any other purpose provided that certain fixed coverage ratio tests have been achieved, or making other Restricted Payments in the aggregate amount not to exceed $1.5 million.

12. STOCK OPTION AGREEMENTS, WARRANTS AND OTHER STOCKHOLDERS' AGREEMENT

  As part of its acquisition of Great American Cookies, Cookies USA entered into Non-Qualified Stock Option Agreements (the "Stock Option Agreements") with the Founders. Under the Stock Option Agreements, each of the Founders is granted an option to purchase 5,600 shares of common stock of Cookies USA at an

                        COOKIES USA, INC. AND SUBSIDIARY
exercise price of $2.23 per share, which expires on December 10, 2003. The options will not be vested initially. The options will become vested at the rate of 20% per year for each fiscal year in which certain operating cash flow targets are achieved. Notwithstanding the foregoing, if Cookies USA's operating cash flow targets are achieved on a cumulative basis in subsequent years, then the options will be vested. As of June 28, 1998, none of the outstanding stock options were vested.

  If the employment with the Company of either of the Founders is terminated, each Founder will have the right to require Cookies USA to repurchase all of his shares of Common Stock, and all other securities of Cookies USA convertible into, exchangeable for or entitling the holder to acquire its Common Stock, at the appraised fair market value thereof. The purchase price will be paid with a subordinated note that will bear interest at 8% per annum until the fifth anniversary of the Stockholders' Agreement dated December 10, 1993 and at the prime rate plus 2% thereafter. The note will be secured by the Common Stock purchased by Cookies USA and will be payable in equal installments on each of the sixth through the tenth anniversaries of the Stockholders' Agreement. As of June 28, 1998, the employment of both of the Founders has been terminated and such Founders have not requested Cookies USA to repurchase their shares. At June 29, 1997 and June 28, 1998, the fair value of these options was de minimis.

  In connection with the issuance of the 10.875% senior secured notes payable (see Note 7), the Company issued 7,200 warrants to purchase common stock at a purchase price of $27.78 per warrant. The warrants expire on January 15, 2001 and have an exercise price of $0.01 per share subject to anti-dilution protection. Additionally, the warrants have certain rights related to the purchase of shares of common stock to a third party whereby the warrant holder may require the purchaser to purchase a determined number of warrants at the common stock purchase price less the exercise price per warrant. If the holders of at least 75% of the common stock agree to sell their shares to a third party, the warrants have certain obligations whereby the warrant holders may be required to sell their warrants for a price equal to the purchase price of the common stock less the exercise price per warrant.

13. COMPANY AND FRANCHISED STORES

  As of June 30, 1996, June 29, 1997 and June 28, 1998 there were 115, 100 and 81 Company-operated outlets and 253, 263 and 279 franchised outlets in operation, respectively.

  During the fifty-two week period ended June 30, 1996, the Company earned initial license fees of $275,000 from the sale of 11 new in-line stores to franchisees. Additionally, the Company earned $21,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 29, 1997, the Company earned initial license fees of $300,000 from the sale of 12 new in-line stores to franchisees. Additionally, the Company earned $75,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 28, 1998, the Company earned initial license fees of $125,000 from the sale of five new in-line stores to franchisees. Additionally, the Company earned $13,000 from license transfer, upgrade and other fees.

14. RELATED-PARTY TRANSACTIONS

  The majority shareholders of the Common Stock of Cookies, USA, Inc. are affiliated with the holders of the $10 million of Subordinated Notes issued by Cookies USA. The holders of the Senior Preferred Stock of Cookies USA are also holders of some of the Common Stock of Cookies USA. The holders of the Junior Class A and B Preferred Stock of Cookies USA are also affiliated with the majority of the holders of the Common Stock of Cookies USA (see Note 11).

                        COOKIES USA, INC. AND SUBSIDIARY

  A franchisee who owns eight franchise outlets is related to one of the Company's directors. During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company had sales of batter and supplies of approximately $497,000, $476,000 and $419,000, respectively, to this related party. The Company also received royalty revenues of approximately $202,000, $199,000 and $186,000 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively, from this franchisee. As of June 30, 1996, June 29, 1997 and June 28, 1998, this franchisee owed the Company approximately $91,000, $34,000 and $47,000, respectively.

  During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company expensed $250,000 for management services provided by TJC Management Corp. ("TJC"), an affiliate of the majority shareholder of Cookies USA. Under the agreement with TJC, these fees are not to exceed $300,000 per year. Amounts due to TJC as of June 30, 1996, June 29, 1997 and June 28, 1998 were $375,000, $188,000 and $63,000, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets.

15. SUBSEQUENT EVENTS

  On August 24, 1998, Mrs. Fields, acquired 100% of the common stock, redeemable preferred stock and subordinated indebtedness of Cookies USA, Inc., for an aggregate purchase price of approximately $18.4 million, pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), dated as of August 13, 1998 among Mrs. Fields, Cookies USA, and the individuals and entities identified as sellers therein. In addition, Mrs Fields assumed all principal and accrued interest on the senior secured notes totaling approximately $42.4 million. Per the terms of the Purchase Agreement, the Stock Option Agreements and all other options and warrants, as discussed in Note 12, were cancelled. Mrs Fields also purchased eight stored from a related party franchise, as disclosed in Note 14, for a total purchase price of $1.75 million on September 9, 1998. The franchise was also a holder of Cookies USA securities and a party to the Purchase Agreement.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, the merger agreements between each of Deblan and Chocolate Chip, the Indenture, the First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, the Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, and the Credit Agreement, which are set forth as exhibits hereto.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, to the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, and to the merger agreements between each of Deblan and Chocolate Chip and the Company, which are set forth as exhibits to this report.

  In connection with the contemplated acquisition of Cookies USA, the Company commenced a tender offer on August 17, 1998 for all of the outstanding $40.0 million in aggregate principal amount of Great American's 10 7/8% Senior Secured Notes due 2001 (the "Notes"). On August 24, 1998, the Company purchased approximately $33.5 million of the Notes that had been tendered through August 20, 1998 and an additional $5.4 million of the Notes that had been tendered through August 21, 1998. All remaining Notes outstanding were tendered as of the expiration of the tender offer at Midnight on September 14, 1998, and Mrs. Fields accepted and paid for the approximately $1.1 million of remaining Notes on September 16, 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Deblan Corporation
Houston, Texas

  We have audited the accompanying Balance Sheets of Deblan Corporation as of December 31, 1996 and 1997 and the related Statements of Earnings, Shareholders' Equity and Cash Flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deblan Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          Weinstein Spira & Company, P.C.

Houston, Texas
August 17, 1998

                               DEBLAN CORPORATION

                                 BALANCE SHEETS
                 (Dollars in Thousands, Except Per Share Data)

                                                     December 31,
                                                     -------------  June 30,
                                                      1996   1997     1998
                                                     ------ ------ -----------
                                                                   (Unaudited)
                       ASSETS
Current Assets:
  Cash and cash equivalents......................... $  399 $  689   $  702
  Temporary investment..............................     50     50       50
  Accounts receivable:
    Employees.......................................     12     10       12
    Other...........................................     12     18       11
  Inventory.........................................    161    145      180
  Prepaid expenses..................................      4      2       17
                                                     ------ ------   ------
      Total Current Assets..........................    638    914      972
                                                     ------ ------   ------
Property and Equipment:
  Machinery and equipment...........................  1,173  1,269    1,339
  Furniture and fixtures............................     62     75       81
  Leasehold improvements............................  1,531  1,721    1,721
  Transportation equipment..........................     21     80       55
                                                     ------ ------   ------
                                                      2,787  3,145    3,196
  Less: Accumulated depreciation and amortization...  1,319  1,417    1,520
                                                     ------ ------   ------
    Net Property and Equipment......................  1,468  1,728    1,676
                                                     ------ ------   ------
Deferred Federal Income Tax Asset...................      3      2       14
                                                     ------ ------   ------
Goodwill, net of accumulated amortization of $7, $8
 and $8, respectively...............................     13     12       12
                                                     ------ ------   ------
Intangibles, net of accumulated amortization of
 $317, $325 and $347, respectively..................    275    285      263
                                                     ------ ------   ------
Other Assets........................................    185    181      181
                                                     ------ ------   ------
                                                     $2,582 $3,122   $3,118
                                                     ====== ======   ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                 (Dollars in Thousands, Except Per Share Data)

                                                     December 31,
                                                     -------------  June 30,
                                                      1996   1997     1998
                                                     ------ ------ -----------
                                                                   (Unaudited)
                    LIABILITIES
Current Liabilities:
  Current portion of long-term debt................. $  278 $  291   $  244
  Accounts payable..................................    212    232      335
  Accrued expenses..................................    191    230      108
  Accrued payroll...................................    143    190      137
  Federal income tax payable........................     95     44       44
                                                     ------ ------   ------
      Total Current Liabilities.....................    919    987      868
Long-Term Debt, net of current portion..............    299    479      362
                                                     ------ ------   ------
                                                      1,218  1,466    1,230
                                                     ------ ------   ------
Commitments and Contingencies
                SHAREHOLDERS' EQUITY
Common Stock--$.10 par, 110,000 shares authorized,
 97,800 shares issued and outstanding...............     10     10       10
Additional Paid-In Capital..........................    104    104      104
Retained Earnings...................................  1,250  1,542    1,774
                                                     ------ ------   ------
Total Shareholders' Equity..........................  1,364  1,656    1,888
                                                     ------ ------   ------
                                                     $2,582 $3,122   $3,118
                                                     ====== ======   ======


                       See notes to financial statements

                               DEBLAN CORPORATION

                             STATEMENTS OF EARNINGS
                             (Dollars in Thousands)

                                                                  For the Six
                                          For the Year Ended     Months Ended
                                             December 31,          June 30,
                                         ----------------------  --------------
                                          1995    1996    1997    1997    1998
                                         ------  ------  ------  ------  ------
                                                                  (Unaudited)
Revenues
  Store Sales..........................  $8,512  $8,572  $9,503  $4,342  $4,768
                                         ------  ------  ------  ------  ------
Operating Costs and Expenses
  Selling and store occupancy costs....   5,465   5,400   5,744   2,570   2,666
  Food cost of sales...................   1,518   1,519   1,675     773     831
  General and administrative...........     971   1,061   1,169     672     779
  Depreciation and amortization........     266     237     255     138     142
                                         ------  ------  ------  ------  ------
    Total operating costs and
     expenses..........................   8,220   8,217   8,843   4,153   4,418
                                         ------  ------  ------  ------  ------
Earnings From Operations...............     292     355     660     189     350
                                         ------  ------  ------  ------  ------
Other Income (Expense)
  Interest income......................      14      19      26      10      17
  Gain (loss) on disposition of
   property and equipment..............    (124)     32    (147)    --       (4)
  Interest expense.....................    (109)    (79)    (73)    (32)    (34)
  Other................................      21      13      21      22      18
                                         ------  ------  ------  ------  ------
                                           (198)    (15)   (173)    --       (3)
                                         ------  ------  ------  ------  ------
Earnings Before Income Tax.............      94     340     487     189     347
                                         ------  ------  ------  ------  ------
Federal and State Income Tax (Recovery)
  Current..............................      52     145     194      82     127
  Deferred.............................      (9)     (9)      1     (10)    (12)
                                         ------  ------  ------  ------  ------
                                             43     136     195      72     115
                                         ------  ------  ------  ------  ------
Net Earnings...........................  $   51  $  204  $  292  $  117  $  232
                                         ======  ======  ======  ======  ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
             For the Years Ended December 31, 1995, 1996, 1997 and
               For the Six Months Ended June 30, 1998 (Unaudited)
                             (Dollars in Thousands)

                                       Common Stock  Additional
                                       -------------  Paid-In   Retained
                                       Shares Amount  Capital   Earnings Total
                                       ------ ------ ---------- -------- ------
Balance--December 31, 1994............ 97,800  $10      $104     $  995  $1,109
  Net Earnings........................    --   --        --          51      51
                                       ------  ---      ----     ------  ------
Balance--December 31, 1995............ 97,800   10       104      1,046   1,160
  Net Earnings........................    --   --        --         204     204
                                       ------  ---      ----     ------  ------
Balance--December 31, 1996............ 97,800   10       104      1,250   1,364
  Net Earnings........................    --   --        --         292     292
                                       ------  ---      ----     ------  ------
Balance--December 31, 1997............ 97,800   10       104      1,542   1,656
  Net Earnings (unaudited)............    --   --        --         232     232
                                       ------  ---      ----     ------  ------
Balance--June 30, 1998 (unaudited).... 97,800  $10      $104     $1,774  $1,888
                                       ======  ===      ====     ======  ======



                       See notes to financial statements.

                               DEBLAN CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                For the Six
                                     For the Year Ended        Months Ended
                                        December 31,             June 30,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
                                   -------  -------  -------  -------  -------
                                                                (Unaudited)
Cash Flows From Operating
 Activities:
  Cash received from customers and
   employees...................... $ 8,506  $ 8,563  $ 9,500  $ 4,348  $ 4,773
  Cash paid to vendors and
   employees......................  (7,777)  (8,146)  (8,442)  (4,082)  (4,389)
  Interest paid...................    (109)     (79)     (73)     (32)     (34)
  Income tax paid.................    (100)      (9)    (245)    (165)    (127)
  Interest received...............      14       19       26       10       17
  Other income received...........      21       13       21       22       18
                                   -------  -------  -------  -------  -------
    Net Cash Provided by Operating
     Activities...................     555      361      787      101      258
                                   -------  -------  -------  -------  -------
Cash Flows From Investing
 Activities:
  Purchase of property and
   equipment......................    (282)    (203)    (685)    (348)     (78)
  Purchase of license agreement...     --       (59)     (75)     (50)     --
  Payment of store start-up
   costs..........................      (5)     (13)     (36)     (21)     --
  Purchase of additional cash
   value of life insurance........     (18)     (13)     (19)      (9)      (9)
  Proceeds from sale of property
   and equipment..................     --       226      125      --         6
                                   -------  -------  -------  -------  -------
    Net Cash Used in Investing
     Activities...................    (305)     (62)    (690)    (428)     (81)
                                   -------  -------  -------  -------  -------
Cash Flows From Financing
 Activities:
  Proceeds from long-term
   financing......................     228      --       482      284      --
  Payment of debt.................    (323)    (306)    (289)    (147)    (164)
                                   -------  -------  -------  -------  -------
    Net Cash Provided by (Used in)
     Financing Activities.........     (95)    (306)     193      137     (164)
                                   -------  -------  -------  -------  -------
Net Increase (Decrease) in Cash
 and Cash Equivalents.............     155       (7)     290     (190)      13
Cash and Cash Equivalents--
 Beginning of Period..............     251      406      399      399      689
                                   -------  -------  -------  -------  -------
Cash and Cash Equivalents--End of
 Period........................... $   406  $   399  $   689  $   209  $   702
                                   =======  =======  =======  =======  =======


                       See notes to Financial statements.

                               DEBLAN CORPORATION

                             (Dollars in Thousands)

                                               For the Year      For the Six
                                              Ended December     Months Ended
                                                    31,            June 30,
                                              -----------------  -------------
                                              1995  1996   1997  1997    1998
                                              ----  -----  ----  ------ ------
                                                                 (Unaudited)
Reconciliation of Net Earnings to Net Cash
 Provided by Operating Activities:
  Net earnings............................... $ 51  $ 204  $292  $ 117  $  232
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation and amortization............  266    237   255    138     142
    (Gain) Loss on disposition of property
     and equipment...........................  124    (32)  147    --        4
    Deferred taxes (recovery)................   (9)    (9)    1    (10)    (12)
    (Increase) Decrease in:
      Accounts receivable....................   (5)    (9)   (4)     6       5
      Inventory..............................   25    (16)   16    (16)    (35)
      Prepaid expenses.......................   (2)     5     2    (11)    (15)
      Prepaid federal income tax.............  (41)    41   --     --      --
      Deposits...............................    4      9    23      7       9
      Accounts payable.......................   66   (109)   20     37     103
      Accrued expenses.......................   84    (55)   86    (82)   (175)
      Federal income tax payable.............   (8)    95   (51)   (85)    --
                                              ----  -----  ----  -----  ------
        Net Cash Provided by Operating
         Activities.......................... $555  $ 361  $787  $ 101  $  258
                                              ====  =====  ====  =====  ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

1. ACCOUNTING POLICIES

  Doing business as The Great American Chocolate Chip Cookie Company, the Company operated twenty-three franchise locations at December 31, 1995, 1996 and 1997 and June 30, 1998, in various Texas, Louisiana, Colorado and Florida shopping malls. The Company maintains its accounts on the accrual method of accounting in accordance with generally accepted accounting principles. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations and cash flows are summarized below:

 Revenue Recognition

  Revenue is recognized at the time sales are made.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At all balance sheet dates, the Company had deposits in excess of federally insured limits.

 Inventory

  Inventory consists of packaging materials, beverages and baking ingredients for use in the ordinary course of business. All inventory is valued at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

            Machinery and equipment..........   5-7 years
            Furniture and fixtures...........   5-7 years
            Leasehold improvements........... 10-20 years
            Transportation equipment.........     5 years

 Temporary Investment

  Temporary investment includes certificates of deposit with an original maturity of greater than three months.

 Federal and State Income Tax

  Federal and state income tax is provided at current prevailing rates.

  The Company records deferred tax liabilities and assets for the anticipated future tax effects of temporary differences that arise as a result of differences in the carrying amounts and tax bases of assets and liabilities.

 Licenses

  Fees paid in connection with obtaining operating licenses are amortized over the life of the license, ranging from 60 months to 360 months.

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


 Intangibles

  Intangibles consist of organization and store start-up costs which are amortized over a 60-month period, and store license fees which are amortized over periods ranging from 60 months to 360 months. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5 which requires store start-up expenses to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998.

 Goodwill

  Goodwill represents the excess of cost over book value of assets acquired. The Company amortizes goodwill using the straight-line method over twenty years.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Statements

  In the opinion of management, the unaudited interim financial statements for the six months ended June 30, 1997 and 1998, presented herein, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations, shareholders' equity and cash flows for the interim period. The results of operations and cash flows for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results which would be expected for a full year.

 Long-Lived Assets

  The Company assesses and measures for impairment of all long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of December 31, 1996, December 31, 1997 and June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Fair Value of Financial Instruments

  The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

 Recent Accounting Pronouncements

  The Company has not yet adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." The Statement will be effective for the fiscal year 1998. It establishes standards for reporting and displaying of comprehensive income and its components (revenues, expenses, gains, and losses)

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

  The Company has not yet adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Statement will be effective for the fiscal year 1998. It establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In the initial year of application, comparative information for earlier years is to be restated.

  The Company believes that adoption of these Statements will not have a material impact on its financial condition, results of operations or cash flows.

 Reclassifications

  Certain reclassifications have been made in the prior years' financial statements to conform with the presentation as of June 30, 1998.

2. INTANGIBLES

  Intangibles consist of the following (in thousands):

                                                      December
                                                         31,
                                                      ---------  June 30,
                                                      1996 1997    1998
                                                      ---- ---- -----------
                                                                (Unaudited)
License fees (net of accumulated amortization of
 $263, $270 and $285, respectively).................. $243 $237    $222
Organization and store start-up costs (net of
 accumulated amortization of $54, $55 and $62,
 respectively).......................................   32   48      41
                                                      ---- ----    ----
                                                      $275 $285    $263
                                                      ==== ====    ====

3. OTHER ASSETS

  Other assets consist of the following (in thousands):

                                                      December
                                                         31,
                                                      ---------  June 30,
                                                      1996 1997    1998
                                                      ---- ---- -----------
                                                                (Unaudited)
Cash value of officer's life insurance............... $ 82 $101    $110
Deposits.............................................  103   80      71
                                                      ---- ----    ----
                                                      $185 $181    $181
                                                      ==== ====    ====

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


4. FEDERAL INCOME TAXES

  Differences between the effective tax rate and the statutory federal tax rate are as follows (in thousands):

                                                               For the Six
                                               For the Year      Months
                                                  Ended        Ended June
                                               December 31,        30,
                                              ---------------- --------------
                                              1995  1996  1997 1997    1998
                                              ----  ----  ---- -----   ------
                                                               (Unaudited)
   Federal income tax expense at the
    statutory rate........................... $32   $116  $166 $  64   $  118
   Increase (Decrease) in:
   State income taxes, net of income tax
    benefit..................................   6      4     5     2        1
   Officer's life insurance and other
    nondeductible expenses...................  17     20    23     7        4
   Surtax exemption.......................... (12)
   Other..................................... --      (4)    1    (1)      (8)
                                              ---   ----  ---- -----   ------
                                              $43   $136  $195 $  72   $  115
                                              ===   ====  ==== =====   ======

  The net deferred federal income tax asset results from differences in depreciation between tax reporting and financial statement reporting, as follows (in thousands):

                                                           December
                                                              31,
                                                           ---------  June 30,
                                                           1996 1997    1998
                                                           ---- ---- -----------
                                                                     (Unaudited)
   Accumulated depreciation..............................  $  3 $  2    $ 14
                                                           ==== ====    ====

5. NOTES PAYABLE

  Notes payable are as follows (in thousands):

                                                           December
                                                              31,
                                                           ---------  June 30,
                                                           1996 1997    1998
                                                           ---- ---- -----------
                                                                     (Unaudited)
   Notes payable--bank, bearing interest at bank prime
    plus 1%, secured by certificate of deposit,
    equipment, leasehold improvements, assignment of life
    insurance, common stock and guaranty of majority
    shareholder, due in aggregate monthly installments of
    $6.6, including interest, maturing in 1998...........  $ 98 $ 27    $--
   Notes payable--bank, bearing interest at bank prime
    plus .5%, secured by certificate of deposit,
    equipment, leasehold improvements, assignment of life
    insurance, common stock and guaranty of majority
    shareholder, due in aggregate monthly installments of
    $26.5, including interest, maturing in various years
    through 2002.........................................   465  686     561
   Notes payable--bearing interest at 8.5% to 8.6%,
    secured by transportation equipment, due in aggregate
    monthly installments of $1.8, including interest,
    maturing in various years through 2002...............    14   57      45
                                                           ---- ----    ----
                                                            577  770     606
   Less: Current maturities..............................   278  291     244
                                                           ---- ----    ----
                                                           $299 $479    $362
                                                           ==== ====    ====

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


  The following is a schedule of future minimum principal payments on debt (in thousands):

   For the Year Ending December 31,                                       Amount
   --------------------------------                                       ------
   1998..................................................................  $291
   1999..................................................................   210
   2000..................................................................   113
   2001..................................................................   124
   2002..................................................................    32
                                                                           ----
                                                                           $770
                                                                           ====

  In connection with the notes payable-bank, the Company has entered into a loan agreement which contains certain restrictive covenants, including maintenance of certain financial ratios, and limitations on borrowings, capital expenditures, loans, sale of assets, dividend payments and executive compensation. At December 31, 1996, December 31, 1997 and June 30, 1998, the Company was in compliance with the covenants or had obtained waivers for those covenants for the succeeding 12 months for which it was not in compliance.

6. OPERATING LEASES

  The Company leases facilities at various locations from unrelated third parties. The facility leases expire in years ranging from 1998 through 2005.

  Rent expense is composed of the following items (in thousands):

                                                                     For the Six
                                                                       Months
                                                 For the Year Ended  Ended June
                                                    December 31,         30,
                                                -------------------- -----------
                                                 1995   1996   1997  1997  1998
                                                ------ ------ ------ ----- -----
                                                                     (Unaudited)
   Facilities.................................. $  997 $  908 $  953 $ 478 $ 478
   Equipment...................................     20     18      8     5     2
   Contingent rents............................     78    101    162    54    54
                                                ------ ------ ------ ----- -----
                                                $1,095 $1,027 $1,123 $ 537 $ 534
                                                ====== ====== ====== ===== =====

  The following is a schedule of future minimum rental payments (in thousands):

   For the Year Ending December 31,                 Facilities Equipment Total
   --------------------------------                 ---------- --------- ------
   1998............................................   $  805      $ 2    $  807
   1999............................................      726      --        726
   2000............................................      624      --        624
   2001............................................      529      --        529
   2002............................................      477      --        477
   Thereafter......................................    1,305      --      1,305
                                                      ------      ---    ------
                                                      $4,466      $ 2    $4,468
                                                      ======      ===    ======

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

7. PROFIT SHARING PLAN

  The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code for all eligible employees. All eligible employees are permitted to defer compensation up to the maximum percentage of annual compensation allowed by the Internal Revenue Code. The plan provides for a matching 50% contribution and a discretionary contribution by the Company. The Company provided contributions of $40,560, $49,974 and $77,877 for the years ended December 31, 1995, 1996 and 1997, and $14,470 and $25,211 for the six months ended June 30, 1997 and 1998, respectively.

8. COMMITMENTS

  The Company is required to pay its franchisor seven percent of revenues as a franchise fee.

9. CORPORATE REGISTRATION

  In a corporate reorganization in February, 1997, the par value of the common stock was changed from $1.00 to $.10, followed by a 150-to-1 stock split which increased the number of issued shares to 97,800. Additionally, the number of shares authorized was increased to 110,000. The financial statements presented have been restated to reflect the stock split. Common stock was increased $3,000, and retained earnings were reduced $3,000.

10. REDEMPTION AGREEMENT

  The shareholders of the Company entered into a stock redemption agreement with the Company in March, 1997. The following is a brief overview of the general terms:

  Upon the death of the majority shareholder, the Company is obligated to purchase his stock (87,300 shares at December 31, 1997). The price per share shall be the greater of the proceeds from the redemption of life insurance or the value of the stock as stipulated by the shareholders, annually. The initial value stipulated in March, 1997 was $22.75 per share. The Company owns and is beneficiary of life insurance in the amount of $1,500,000 on the life of the majority shareholder, the proceeds of which may be used toward this redemption.

  Upon the death of the other shareholders, the Company is obligated to purchase the stock at the above described stipulated value.

11. SUBSEQUENT EVENT

  Subsequent to year end, the shareholders of the Company agreed to sell their shares to Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") subject to certain events, including Mrs. Fields obtaining financing through a private placement of debt securities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chocolate Chip Cookies of Texas, Inc.:

  We have audited the accompanying balance sheets of Chocolate Chip Cookies of Texas, Inc. (a Texas corporation) as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
July 22, 1998

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                 BALANCE SHEETS
                                 (In Thousands)

                                     ASSETS

                                        September 30, September 30,  June 30,
                                            1996          1997         1998
                                        ------------- ------------- -----------
                                                                    (Unaudited)
CURRENT ASSETS:
  Cash.................................     $ 161         $  66        $ 173
  Accounts receivable..................       --            --             2
  Inventories..........................        21            22           34
  Prepaid assets.......................         4             1           20
                                            -----         -----        -----
    Total current assets...............       186            89          229
                                            -----         -----        -----
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements...............       353           494          496
  Equipment and fixtures...............       150           168          168
  Vehicles.............................        26            26           26
                                            -----         -----        -----
                                              529           688          690
  Less accumulated depreciation and
   amortization........................      (377)         (408)        (435)
                                            -----         -----        -----
    Net property and equipment.........       152           280          255
                                            -----         -----        -----
OTHER ASSETS:
  Deposits.............................       --            --            13
  Intangibles, net of accumulated
   amortization of $216, $245 and $257,
   respectively........................        47            43           31
                                            -----         -----        -----
    Total other assets.................        47            43           44
                                            -----         -----        -----
DEFERRED TAX ASSET.....................         2             3            1
                                            -----         -----        -----
    Total assets.......................     $ 387         $ 415        $ 529
                                            =====         =====        =====


  The accompanying notes to financial statements are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                (In Thousands, Except Share and Per Share Data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                        September 30, September 30,  June 30,
                                            1996          1997         1998
                                        ------------- ------------- -----------
                                                                    (Unaudited)
CURRENT LIABILITIES:
  Current portion of long-term debt....     $  31         $  33        $ --
  Accounts payable.....................        73            73           50
  Accrued salaries.....................        33            43           94
  Accrued liabilities..................        18            45           50
  Deferred rent expense................        22            31           34
  Income taxes payable.................        12            15           57
                                            -----         -----        -----
    Total current liabilities..........       189           240          285
LONG-TERM DEBT, net of current
 portion...............................        81            47          --
                                            -----         -----        -----
    Total liabilities..................       270           287          285
                                            -----         -----        -----
COMMITMENTS (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 1,000,000
   shares authorized and 250 shares
   outstanding.........................       --            --           --
  Treasury stock, 750 shares at cost...      (216)         (216)        (216)
  Retained earnings....................       333           344          460
                                            -----         -----        -----
  Total stockholder's equity...........       117           128          244
                                            -----         -----        -----
    Total liabilities and stockholders'
     equity............................     $ 387         $ 415        $ 529
                                            =====         =====        =====


  The accompanying notes to financial statements are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                            STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                                   Nine Months Nine Months
                          Year Ended    Year Ended    Year Ended      Ended       Ended
                         September 30, September 30, September 30,  June 30,    June 30,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (Unaudited) (Unaudited)
NET STORE SALES.........    $2,168        $2,321        $2,650       $1,962      $2,266
                            ------        ------        ------       ------      ------
OPERATING COSTS:
  Selling and store
   occupancy costs......     1,197         1,234         1,373        1,005       1,101
  Food cost of sales....       504           603           634          472         531
  General and
   administrative.......       352           363           565          424         429
  Depreciation and
   amortization.........        48            49            60           41          39
                            ------        ------        ------       ------      ------
    Total operating
     costs and
     expenses...........     2,101         2,249         2,632        1,942       2,100
                            ------        ------        ------       ------      ------
    Income from
     operations.........        67            72            18           20         166
                            ------        ------        ------       ------      ------
OTHER INCOME/(EXPENSE):
  Interest expense......       (21)          (11)           (8)          (6)         (4)
  Interest income.......         4             3             6            4           4
                            ------        ------        ------       ------      ------
    Income before
     provision for
     income taxes.......        50            64            16           18         166
PROVISION FOR INCOME
 TAXES..................        12            12             5            6          50
                            ------        ------        ------       ------      ------
NET INCOME..............    $   38        $   52        $   11       $   12      $  116
                            ======        ======        ======       ======      ======


  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In Thousands)

                                                   Treasury
                                   Common Stock      Stock
                                   ------------- -------------  Retained
                                   Shares Amount Shares Amount  Earnings Total
                                   ------ ------ ------ ------  -------- -----
BALANCE, SEPTEMBER 30, 1994.......  250    $--    750   $(216)    $243   $ 27
  Net income......................  --      --    --      --        38     38
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1995.......  250     --    750    (216)     281     65
  Net income......................  --      --    --      --        52     52
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1996.......  250     --    750    (216)     333    117
  Net income......................  --      --    --      --        11     11
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1997.......  250     --    750    (216)     344    128
  Net income (unaudited)..........  --      --    --      --       116    116
                                    ---    ----   ---   -----     ----   ----
BALANCE, JUNE 30, 1998 (unau-
 dited)...........................  250    $--    750   $(216)    $460   $244
                                    ===    ====   ===   =====     ====   ====



  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                          INCREASE (DECREASE) IN CASH

                                                                   Nine Months Nine Months
                          Year Ended    Year Ended    Year Ended      Ended       Ended
                         September 30, September 30, September 30,  June 30,    June 30,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income.............     $  38         $ 52          $  11        $ 12        $116
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation and
   amortization.........        48           49             60          41          39
  Changes in assets and
   liabilities:
   Accounts receivable..       --           --             --          --           (2)
   Inventories..........       (11)           9             (1)        (13)        (12)
   Prepaid assets.......        (7)           3              3           4         (19)
   Deposits.............       --           --             --          --          (13)
   Deferred tax asset...        (1)           1             (1)         (2)          2
   Accounts payable.....       --           (10)           --            4         (23)
   Income taxes
    payable.............       (20)           7              3           4          42
   Accrued liabilities,
    salaries and
    deferred rent
    expense.............        28            4             46         121          59
                             -----         ----          -----        ----        ----
    Net cash provided by
     operating
     Activities.........        75          115            121         171         189
                             -----         ----          -----        ----        ----
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of property
  and equipment.........      (143)         (10)          (159)        (69)         (2)
 Amounts paid for non-
  compete agreements....       (63)         --             --          --          --
 Amounts paid for
  franchise agreements..       (25)         --             (25)        (26)        --
                             -----         ----          -----        ----        ----
    Net cash used in
     investing
     activities.........      (231)         (10)          (184)        (95)         (2)
                             -----         ----          -----        ----        ----
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of debt...............       160          --             --          --          --
 Principal payments on
  debt..................       (21)         (27)           (32)        (24)        (80)
                             -----         ----          -----        ----        ----
    Net cash provided by
     (used in) financing
     activities.........       139          (27)           (32)        (24)        (80)
                             -----         ----          -----        ----        ----
NET (DECREASE) INCREASE
 IN CASH................       (17)          78            (95)         52         107
CASH, beginning of
 period.................       100           83            161         161          66
                             -----         ----          -----        ----        ----
CASH, end of period.....     $  83         $161          $  66        $213        $173
                             =====         ====          =====        ====        ====

  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                 (In Thousands)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid for interest was approximately $21, $11, $8, $6 (unaudited) and $4 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $17, $2, $1, $1 (unaudited) and $1 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.



  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     (Including Notes to Unaudited Periods)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Chocolate Chip Cookies of Texas, Inc. (the "Company"), a Texas corporation, was incorporated in 1981. The Company operates retail stores which sell freshly baked cookies and other food products. The Company's stores are franchised from Great American Cookie Company, Inc. ("GACC"). As of June 30, 1998, the Company owned and operated six stores, of which five are located in Texas and one in Louisiana.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the first fiscal quarter. Because the Company's stores are all located in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Company's sales are derived from products purchased from GACC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts payable and debt instruments. The carrying value of those instruments reported in the balance sheets are considered to estimate their respective fair values due to the short-term nature of such instruments and the current interest rate environment.

 Inventories

  Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment, fixtures and vehicles range from five to ten years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 Intangibles

  Intangibles primarily consist of franchise fees paid to GACC and amounts paid for non-compete agreements between the Company and various other parties. Intangibles are being amortized on a straight-line

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis over the lives of the agreements, which are generally ten years for franchise agreements and three years for non-compete agreements.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Revenue Recognition

  Revenues generated from the Company's stores are recognized at the point of sale.

 Sources of Supply

  The Company currently buys a significant amount of its food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreement, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.

 Long-Lived Assets

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Recent Accounting Pronouncements

  During the nine months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect that these statements will have a significant impact on its financial statements.

 Interim Financial Statements

  The financial statements as of and for the nine months ended June 30, 1998, and for the nine months ended June 30, 1997, are unaudited. In the opinion of management, these financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. These interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

3. INVENTORIES

  The Company's inventories consist of the following as of September 30, 1996 and 1997 and June 30, 1998:

                                         September 30, September 30,  June 30,
                                             1996          1997         1998
                                         ------------- ------------- -----------
                                                                     (Unaudited)
   Food.................................    $12,000       $13,000      $23,000
   Beverages............................      3,000         3,000        4,000
   Supplies.............................      6,000         6,000        7,000
                                            -------       -------      -------
                                            $21,000       $22,000      $34,000
                                            =======       =======      =======

4. LONG-TERM DEBT

  As of September 30, 1996 and September 30, 1997, long-term debt consisted of a promissory note payable to Wells Fargo Bank secured by the property and equipment of the Company. The note was originally issued by the Company on October 17, 1994 with a variable interest rate equal to the prime rate. As of September 30, 1997 the interest rate on the note was 8.50%. During April 1998, the note was paid in full.

5. INCOME TAXES

  The components of the provision for income taxes for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998 are as follows:

                            September 30, September 30, September 30,  June  30,   June  30,
                                1995          1996          1997         1997        1998
                            ------------- ------------- ------------- ----------- -----------
                                                                      (Unaudited) (Unaudited)
   Federal:
     Current...............    $11,000       $11,000       $ 5,000      $ 8,000     $44,000
     Deferred..............     (1,000)          --         (1,000)      (2,000)      2,000
   State:
     Current...............      2,000         1,000         1,000          --        4,000
                               -------       -------       -------      -------     -------
   Total...................    $12,000       $12,000       $ 5,000      $ 6,000     $50,000
                               =======       =======       =======      =======     =======

  The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are as follows for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998:

                                                                       Nine Months Nine Months
                                                                          Ended       Ended
                             September 30, September 30, September 30,  June 30,    June 30,
                                 1995          1996          1997         1997        1998
                             ------------- ------------- ------------- ----------- -----------
                                                                       (Unaudited) (Unaudited)
   Federal statutory rate..        15%           15%           15%          15%         30%
   State franchise taxes...         4             2             6          --            2
   Other...................         5             2            10           18          (2)
                                  ---           ---           ---          ---         ---
                                   24%           19%           31%          33%         30%
                                  ===           ===           ===          ===         ===

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

  The significant components of the Company's deferred income tax assets and liabilities at September 30, 1996 and 1997 and June 30, 1998 are as follows:

                                       September 30, September 30,  June 30,
                                           1996          1997         1998
                                       ------------- ------------- -----------
                                                                   (Unaudited)
   Deferred income tax assets:
     Deferred rent expense............    $ 3,000      $  5,000     $ 10,000
     Amortization of non-compete
      agreements and franchise
      agreements......................      6,000         9,000       20,000
                                          -------      --------     --------
       Total deferred income tax
        assets........................      9,000        14,000       30,000
   Deferred income tax liabilities:
     Accumulated depreciation.........     (7,000)      (11,000)     (29,000)
                                          -------      --------     --------
   Net deferred income tax assets.....    $ 2,000      $  3,000     $  1,000
                                          =======      ========     ========

6. RELATED-PARTY TRANSACTIONS

 Related-Party Operating Leases

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of September 30, 1997 are as follows:

   Year Ending September 30,
   -------------------------
   1998........................................................... $  185,000
   1999...........................................................    185,000
   2000...........................................................    192,000
   2001...........................................................    193,000
   2002...........................................................    166,000
   Thereafter.....................................................    326,000
                                                                   ----------
                                                                   $1,247,000
                                                                   ==========

  Each of these leases provides for contingent rentals based on gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998 was approximately $280,000, $299,000, $335,000, $239,000 (unaudited) and $219,000 (unaudited), respectively.

 Franchise Royalties

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company incurred approximately $152,000, $163,000, $185,000, $132,000
(unaudited) and $158,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying statements of operations. As of September 30, 1996 and 1997 and June 30, 1998, approximately $13,000, $15,000 and $17,000 (unaudited), respectively, in franchise royalties were payable to GACC.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

6.RELATED PARTY TRANSACTIONS (Continued)

 Inventory

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventories from GACC. During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company purchased approximately $311,000, $348,000, $387,000, $298,000
(unaudited) and $327,000 (unaudited), respectively, in inventories from GACC. As of September 30, 1996 and 1997 and June 30, 1998, approximately $12,000, $14,000 and $15,000 (unaudited), respectively, were payable to GACC related to inventory purchases.

7. SUBSEQUENT EVENT

  On August 24, 1998, the Company sold 100 percent of its common stock to Mrs. Fields' Original Cookies, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Combined Karp Entities:

  We have audited the accompanying combined balance sheets of the Combined Karp Entities (the "Company") identified in Note 1 as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Karp Entities as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
October 6, 1998

                           THE COMBINED KARP ENTITIES

                            COMBINED BALANCE SHEETS
                                 (In Thousands)

                                     ASSETS

                                          December 31, December 31,  June  30,
                                              1996         1996        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
CURRENT ASSETS:
  Cash...................................    $  179       $  176      $   98
  Inventories............................        57           54          62
  Prepaid assets.........................        42           34          31
                                             ------       ------      ------
    Total current assets.................       278          264         191
                                             ------       ------      ------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.................       803          803         803
  Equipment and fixtures.................       460          460         462
                                             ------       ------      ------
                                              1,263        1,263       1,265
  Less accumulated depreciation..........      (617)        (718)       (768)
                                             ------       ------      ------
    Net property and equipment...........       646          545         497
                                             ------       ------      ------
OTHER ASSETS:
  Deposits...............................        42           37          35
  Intangibles, net of accumulated
   amortization of $159, $179 and $191,
   respectively..........................       136          121         111
                                             ------       ------      ------
    Total other assets...................       178          158         146
                                             ------       ------      ------
NON-CURRENT DEFERRED TAX ASSET...........         8           20          23
                                             ------       ------      ------
    Total assets.........................    $1,110       $  987      $  857
                                             ======       ======      ======


            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                           THE COMBINED KARP ENTITIES

                                 (In Thousands)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                          December 30, December 30,  June 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
CURRENT LIABILITIES:
  Accounts payable.......................    $   39       $   95      $    63
  Accrued salaries.......................        55           52           42
  Accrued liabilities....................       123          121          107
  Income taxes payable...................       128          142          147
                                             ------       ------      -------
    Total current liabilities............       345          410          359
                                             ------       ------      -------
RELATED-PARTY PAYABLES...................        23           23           23
                                             ------       ------      -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock (Note 5)..................        90           90           90
  Additional paid-in capital.............     1,324        1,452        1,536
  Accumulated deficit....................      (672)        (988)      (1,151)
                                             ------       ------      -------
    Total stockholders' equity...........       742          554          475
                                             ------       ------      -------
    Total liabilities and stockholders'
     equity..............................    $1,110       $  987      $   857
                                             ======       ======      =======


            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                                Six Months  Six Months
                          Year Ended   Year Ended   Year Ended     Ended       Ended
                         December 31, December 31, December 31,  June 30,    June 30,
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
NET STORE SALES.........    $2,342       $2,445       $2,500      $1,144      $1,181
                            ------       ------       ------      ------      ------
OPERATING COSTS:
  Food cost of sales....       614          668          683         336         339
  Selling and store
   occupancy costs......     1,421        1,488        1,635         788         744
  General and
   administrative.......       192          199          238         101         114
  Depreciation and
   amortization.........       104          127          121          59          62
                            ------       ------       ------      ------      ------
    Total operating
     costs..............     2,331        2,482        2,677       1,284       1,259
                            ------       ------       ------      ------      ------
    Income (loss) from
     operations.........        11          (37)        (177)       (140)        (78)
INTEREST EXPENSE........       (54)         (30)         (18)         (9)         (7)
                            ------       ------       ------      ------      ------
    Loss before
     provision for
     income taxes.......       (43)         (67)        (195)       (149)        (85)
PROVISION FOR INCOME
 TAXES..................       (26)         (19)         (15)         (4)         (6)
                            ------       ------       ------      ------      ------
NET LOSS................    $  (69)      $  (86)      $ (210)     $ (153)     $  (91)
                            ======       ======       ======      ======      ======


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In Thousands)

                                               Additional    Accumulated
                                Common Stock Paid-In Capital   Deficit   Total
                                ------------ --------------- ----------- -----
BALANCE, DECEMBER 31, 1994.....     $90          $  398        $   (13)  $ 475
  Distributions................     --              --            (137)   (137)
  Net loss.....................     --              --             (69)    (69)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1995.....      90             398           (219)    269
  Distributions................     --              --            (367)   (367)
  Capital contributions........     --              926            --      926
  Net loss.....................     --              --             (86)    (86)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1996.....      90           1,324           (672)    742
  Distributions................     --              --            (106)   (106)
  Capital contributions........     --              128            --      128
  Net loss.....................     --              --            (210)   (210)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1997.....      90           1,452           (988)    554
  Distributions (unaudited)....     --              --             (72)    (72)
  Capital contributions
   (unaudited).................     --               84            --       84
  Net loss (unaudited).........     --              --             (91)    (91)
                                    ---          ------        -------   -----
BALANCE, JUNE 30, 1998
 (unaudited)...................     $90          $1,536        $(1,151)  $ 475
                                    ===          ======        =======   =====


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                          INCREASE (DECREASE) IN CASH

                                                                Six Months  Six Months
                          Year Ended   Year Ended   Year Ended     Ended       Ended
                         December 31, December 31, December 31,  June 30,    June 30,
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............    $ (69)       $ (86)       $(210)       $(153)      $(91)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
  Depreciation and
   amortization.........      104          127          121           59         62
  Changes in assets and
   liabilities:
   Related-party
    receivables.........      (79)         143          --           --         --
   Inventories..........      --           --             3          --          (8)
   Prepaid assets.......       (5)           5            8           11          3
   Deposits.............        1          (11)           5            5          2
   Deferred taxes.......       (2)          (9)         (12)          (7)        (3)
   Accounts payable.....       38          (52)          56           25        (32)
   Accrued salaries.....      --            17           (3)         (15)       (10)
   Accrued liabilities..       15           13           (2)         (21)       (14)
   Income taxes
    payable.............       13           14           14            3          5
   Related-party
    payables............       69         (567)         --           --         --
                            -----        -----        -----        -----       ----
    Net cash provided by
     (used in) operating
     activities.........       85         (406)         (20)         (93)       (86)
                            -----        -----        -----        -----       ----
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of property
  and equipment.........      (13)        (111)         --           --          (2)
 Acquisition of
  intangibles...........        4          (20)          (5)          (5)        (2)
 Distributions..........     (137)        (367)        (106)         (66)       (72)
 Additional investment..      --           926          128           62         84
                            -----        -----        -----        -----       ----
    Net cash provided by
     (used in) investing
     activities.........     (146)         428           17           (9)         8
                            -----        -----        -----        -----       ----
NET INCREASE (DECREASE)
 IN CASH................      (61)          22           (3)        (102)       (78)
CASH, beginning of
 period.................      218          157          179          179        176
                            -----        -----        -----        -----       ----
CASH, end of period.....    $ 157        $ 179        $ 176        $  77       $ 98
                            =====        =====        =====        =====       ====

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

SUPPLEMENTAL DISCLOSURE OF COMBINED CASH FLOW INFORMATION:

  Cash paid for interest was approximately $40,000, $18,000, $18,000, $9,000 (unaudited) and $7,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $18,000, $10,000, $10,000, $2,000 (unaudited) and $1,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  During the year ended December 31, 1996, related-party payables of Hot White Plains Cookies, Inc, Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies of approximately $364,000, $264,000 and $198,000, respectively, were forgiven and accounted for as capital contributions to these entities.

  During the year ended December 31, 1996 and December 31,1997, related party receivables of Hot Barton and Northpark Cookies, Inc. and Northpark Cookies, Inc. of approximately $71,000 and $0 and $120,000 and $4,000, respectively, were distributed to stockholders.


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                          THE COMBINED KARP ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    (Including Notes to Unaudited Periods)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  The Combined Karp Entities (the "Company") established operations on the following dates under the laws of the respective states:

                                                Structure of    State of     State of
           Company             Inception date      Entity     Incorporation Operation
           -------           ------------------ ------------- ------------- ----------
   Hot Barton and Northpark
    Cookies, Inc...........  August 6, 1981     C-corporation    Georgia    New Jersey
   Northpark Cookies,
    Inc....................  October 5, 1981    C-corporation    Iowa       Iowa
   Crossroads Cookies,
    Inc....................  December 9, 1981   C-corporation    Georgia    Oklahoma
   Quail Springs Cookies,
    Inc....................  April 20, 1982     C-corporation    Georgia    Oklahoma
   Westgate Cookies, Inc...  August 30, 1982    S-corporation    Texas      Texas
   Hot White Plains
    Cookies, Inc...........  September 23, 1992 S-corporation    Georgia    New York
   Hot Roosevelt Cookies,
    Inc....................  April 7, 1993      S-corporation    Georgia    New York
   Hot Rockaway Cookies....  April 11, 1996          --          Florida    New Jersey

  Northpark Cookies, Inc.'s status of incorporation became inactive as of November 25, 1987. The successor in interest is Hot Barton and Northpark Cookies, Inc.

  The ASK & MSK Family Limited Partnership-II(B), Inc. (the "Partnership") was incorporated in Florida on April 11, 1996. On this date, the Partnership acquired Hot Roosevelt Cookies, Inc. and Hot White Plains Cookies, Inc. As these entities share common control, these acquisitions were accounted for in a manner similar to a pooling of interests. In addition, on April 11, 1996, the Partnership invested in the Hot Rockaway Cookies store.

  The Company operates retail stores that sell freshly baked cookies and other food products. The retail stores are franchised from Great American Cookie Company, Inc. ("GACC").

  The entities that make up the Company have various fiscal year ends which have been recast to December 31 for purposes of these combined financial statements. These fiscal year ends are as follows:

              Company                                           Fiscal Year End
              -------                                           ---------------
   Hot Barton and Northpark Cookies, Inc.......................   July 31
   Northpark Cookies, Inc......................................   July 31
   Crossroads Cookies, Inc.....................................   November 30
   Quail Springs Cookies, Inc..................................   November 30
   Westgate Cookies, Inc.......................................   December 31
   Hot White Plains Cookies, Inc...............................   December 31
   Hot Roosevelt Cookies, Inc..................................   December 31
   Hot Rockaway Cookies........................................   December 31

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

  The Company's business follows seasonal trends and is affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the stores are located in shopping malls, sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Entities' sales are derived from products purchased from GACC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The individuals entities included within the combined financial statements operate under similar ownership and common control. All significant intercompany balances and transactions have been eliminated in the combination.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts payable and related-party payables. The carrying value of cash and accounts payable reported in the combined balance sheets are considered to approximate their respective fair values due to the short-term nature of such instruments and the current interest rate environment. The fair value of related-party payables at prevailing market rates is estimated to be $25,000 as of December 31, 1996, 1997 and June 30, 1998.

 Inventories

  Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment and fixtures are ten years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

 Intangibles

  Intangibles consist primarily of franchise fees and store operating lease costs paid to GACC. Intangibles are being amortized on a straight-line basis over the lives of the franchise or lease agreements, which are generally ten years.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the combined financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Revenue Recognition

  Revenues generated from the combined stores are recognized at the point of sale.

 Sources of Supply

  The Company currently buys a significant portion of their food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreements, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.

 Long-Lived Assets

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which management believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Recent Accounting Pronouncements

  During the six months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect the implementation of these pronouncements will have a significant impact on its financial statements.

 Interim Combined Financial Statements

  The combined financial statements as of and for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. In the opinion of management, these combined financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial position and results of operations for these periods. These combined interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

3. INVENTORIES

  The Company's inventories consist of the following as of December 31, 1996 and 1997 and June 30, 1998:

                                           December 31, December 31,  June 30,
                                               1996         1997        1998
                                           ------------ ------------ -----------
                                                                     (Unaudited)
   Food...................................   $38,000      $33,000      $40,000
   Beverages..............................     5,000        6,000        7,000
   Supplies...............................    14,000       15,000       15,000
                                             -------      -------      -------
                                             $57,000      $54,000      $62,000
                                             =======      =======      =======

4. INCOME TAXES

  The following four entities are not included in income tax calculations due to their status as S-corporations or as a business operated within a partnership; Westgate Cookies, Inc., Hot White Plains Cookies, Inc., Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies. Had these entities been taxable entities, on a pro forma basis, an income tax provision (benefit) of approximately $22,000, $(27,000), $16,000, $(14,000) and $15,000 would have been provided for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998, respectively. Income taxes were provided for all entities with C-corporation status.

  The components of the provision for income taxes for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 are as follows:

                 December 31, December 31, December 31,  June 30,    June 30,
                     1995         1996         1997        1997        1998
                 ------------ ------------ ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
   Federal:
     Current....   $10,000      $13,000      $  9,000     $ 4,000     $ 3,000
     Deferred...    (2,000)      (8,000)      (12,000)     (7,000)     (3,000)
   State:
     Current....    18,000       14,000        18,000       7,000       6,000
                   -------      -------      --------     -------     -------
   Total........   $26,000      $19,000      $ 15,000     $ 4,000     $ 6,000
                   =======      =======      ========     =======     =======

  The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are the result of permanent differences.

  The significant components of the Entities' deferred income tax assets and liabilities at December 31, 1996 and 1997 and June 30, 1998 are as follows:

                                          December 31, December 31,  June 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
   Deferred income tax assets:
     Accumulated depreciation...........     $5,000      $ 9,000      $11,000
     Net operating loss carryforwards...      3,000        8,000        9,000
     Capital losses in excess of capital
      gains.............................        --         3,000        3,000
                                             ------      -------      -------
       Net deferred income tax assets...     $8,000      $20,000      $23,000
                                             ======      =======      =======

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

5. STOCKHOLDERS' EQUITY

 Share Data

  The individual entities had the following assigned par value, authorized and outstanding shares at December 31, 1996 and 1997, and June 30, 1998:

                                                          Shares     Shares
                     Entity                   Par Value Authorized Outstanding
                     ------                   --------- ---------- -----------
   Hot Barton and Northpark Cookies, Inc. ...   $0.10       1,000        200
   Northpark Cookies, Inc. ..................    0.50   1,000,000    180,000
   Crossroads Cookies, Inc. .................    0.10       2,000      1,000
   Quail Springs Cookies, Inc. ..............    0.10       1,000        500
   Westgate Cookies, Inc. ...................    0.10       1,000      1,000
   Hot White Plains Cookies, Inc. ...........    0.01      10,000        500
   Hot Roosevelt Cookies, Inc. ..............    0.01      10,000        500

 Capital Contributions

  The individual entities received the following capital contributions:

                                       Year Ended   Year Ended   Six Months
                                      December 31, December 31,     Ended
                 Entity                   1996         1997     June 30, 1998
                 ------               ------------ ------------ -------------
   Hot Barton and Northpark Cookies,
    Inc. ............................   $    --      $  7,000      $   --
   Northpark Cookies, Inc. ..........        --           --         7,000
   Crossroads Cookies, Inc. .........        --           --           --
   Quail Springs Cookies, Inc. ......        --           --           --
   Westgate Cookies, Inc. ...........        --           --           --
   Hot White Plains Cookies, Inc. ...    428,000       46,000       15,000
   Hot Roosevelt Cookies, Inc. ......    300,000       27,000       12,000
   Hot Rockaway Cookies..............    198,000       48,000       50,000
                                        --------     --------      -------
                                        $926,000     $128,000      $84,000
                                        ========     ========      =======

 Distributions

  The individual entities made the following distributions to stockholders:

                                       Year Ended   Year Ended   Six Months
                                      December 31, December 31,     Ended
                 Entity                   1996         1997     June 30, 1998
                 ------               ------------ ------------ -------------
   Hot Barton and Northpark Cookies,
    Inc. ............................  $ (71,000)   $     --      $    --
   Northpark Cookies, Inc. ..........   (120,000)      (4,000)         --
   Crossroads Cookies, Inc. .........    (24,000)      (3,000)         --
   Quail Springs Cookies, Inc. ......    (45,000)     (45,000)     (30,000)
   Westgate Cookies, Inc. ...........   (107,000)     (54,000)     (42,000)
   Hot White Plains Cookies, Inc. ...        --           --           --
   Hot Roosevelt Cookies, Inc. ......        --           --           --
   Hot Rockaway Cookies..............        --           --           --
                                       ---------    ---------     --------
                                       $(367,000)   $(106,000)    $(72,000)
                                       =========    =========     ========

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)


6. RELATED-PARTY TRANSACTIONS

 Related-party Operating Leases

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of December 31, 1997 are as follows:

   Year Ending December 31,
   ------------------------
   1998............................................................ $  370,000
   1999............................................................    347,000
   2000............................................................    240,000
   2001............................................................    222,000
   2002............................................................    110,000
   Thereafter......................................................    152,000
                                                                    ----------
                                                                    $1,441,000
                                                                    ==========

  Each of these leases provides for contingent rentals based upon gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 was approximately $457,000, $486,000, $553,000, $276,000 (unaudited) and $225,000
(unaudited), respectively.

 Franchise Royalties

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company incurred approximately $164,000, $165,000, $175,000, $80,000
(unaudited) and $83,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying combined statements of operations. As of December 31, 1996 and 1997 and June 30, 1998, approximately $21,000, $21,000 and $14,000 (unaudited), respectively, in franchise royalties were payable to GACC.

 Inventory

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventory from GACC. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company purchased approximately $372,000, $406,000, $425,000, $190,000
(unaudited) and $178,000 (unaudited), respectively, in inventory from GACC. As of December 31, 1996 and 1997 and June 30, 1998, approximately $14,000, $24,000 and $8,000 (unaudited), respectively, were payable to GACC related to inventory purchases.

 Related-party Payables

  The related-party payables of $23,000, $23,000 and $23,000 (unaudited) as of December 31, 1996, December 31, 1997 and June 30, 1998 represent loans from stockholders to Hot Barton and Northpark Cookies, Inc. These loans are non-interest bearing and have no specific payment terms or maturity dates.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

 Management Fees

  Each entity was responsible for paying management fees to a company owned by a related party. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, the Entities paid approximately $24,000, $60,000, $80,000, $40,000 (unaudited) and $40,000 (unaudited), respectively, in management fees. As of December 31, 1996 and 1997 and June 30, 1998 approximately $5,000, $7,000 and $7,000 (unaudited), respectively, were payable to a related party for management fees.

7. SUBSEQUENT EVENT

  On July 29, 1998, the Entities entered into individual Asset Purchase Agreements with Mrs. Fields' Original Cookies, Inc. In accordance with these agreements, Mrs. Fields' Original Cookies, Inc. purchased the following assets of the entities: leasehold rights and interests, tangible personal property, such as inventories and property and equipment, certain agreements between the sellers and GACC, customer and vendor lists, recipes and production techniques, store petty cash, deposits and prepaid expenses. On September 9, 1998, the agreements were consummated.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners
The Cookie Conglomerate, Inc., Cookie Conglomerate, L.L.P., and The Cookie Conglomerate of Carolina Place, Inc.

We have audited the accompanying combined balance sheets of THE COOKIE CONGLOMERATE, INC. AND AFFILIATES (The Cookie Conglomerate, L.L.P. and The Cookie Conglomerate of Carolina Place, Inc.) as of December 31, 1997 and 1996 and the related combined statements of operations, changes in equity [deficit] and cash flows for the years then ended. These financial statements are the responsibility of the Companies' and Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of THE COOKIE CONGLOMERATE, INC. AND AFFILIATES as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Habif, Arogeti & Wynne, P.C.
Atlanta, Georgia

November 12, 1998

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                          COMBINED BALANCE SHEETS

                               DECEMBER 31,

                                  ASSETS

                                                          1997         1996
                                                       -----------  ----------
Current assets
--------------
Cash.................................................  $   227,385  $  184,963
Advances.............................................            0           0
Inventories..........................................       52,029      61,909
Prepaid expenses.....................................       26,993      33,064
                                                       -----------  ----------
Total current assets.................................      306,407     279,936
                                                       -----------  ----------

Property and equipment, at cost
-------------------------------
Equipment............................................      720,050     688,156
Fixtures.............................................      174,103     174,103
Leasehold improvements...............................      679,892     679,892
                                                       -----------  ----------
                                                         1,574,045   1,542,151
Accumulated depreciation.............................   (1,099,171)  ( 938,942)
                                                       -----------  ----------
                                                           474,874     603,209
                                                       -----------  ----------

Other assets
------------
Deposits.............................................       34,450      34,450
Franchise costs, net of accumulated amortization of
 $61,456 for 1997 and $49,122 for 1996...............       73,544      85,936
Organizational costs, net of accumulated amortization
 of $4,004 for 1997 and $6,832 for 1996..............        1,854       3,026
Intangible assets, net of accumulated amortization of
 $13,394 for 1997 and $9,474 for 1996................       45,406      49,326
Loan costs, net of accumulated amortization of $6,999
 for 1997 and $1,729 for 1996........................        4,708       9,978
                                                       -----------  ----------
                                                           159,962     182,716
                                                       -----------  ----------
                                                       $   941,243  $1,065,861
                                                       ===========  ==========

                See auditors' report and accompanying notes

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                          COMBINED BALANCE SHEETS

                               DECEMBER 31,

                          LIABILITIES AND EQUITY

                                                           1997        1996
                                                         ---------  ----------
Current liabilities
-------------------
 Accounts payable....................................... $ 156,264  $  191,219
 Accrued expenses.......................................   160,482     139,164
 Line-of-credit.........................................    40,000      80,000
 Current portion of long-term debt......................   155,107     176,098
                                                         ---------  ----------
  Total current liabilities.............................   511,853     586,481
                                                         ---------  ----------

Other liabilities
-----------------
 Long-term debt, net of current portion.................   108,671     268,664
 Deferred rent payable..................................    81,998      84,182
                                                         ---------  ----------
                                                           190,669     352,846
                                                         ---------  ----------

Equity (deficit)
----------------
 Common stock, $1 par value, 20,000 shares of Class A
  (voting) authorized and 10,000 shares of Class B
  (nonvoting) authorized; 2,357 shares of Class A issued
  and outstanding.......................................     2,357       2,357
 Additional paid-in capital.............................   473,643     473,643
 Accumulated deficit....................................  (239,117)   (330,174)
 Partner capital (deficit)..............................     1,838     (19,292)
                                                         ---------  ----------
                                                           238,721     126,534
                                                         ---------  ----------
                                                         $ 941,243  $1,065,861
                                                         =========  ==========

                See auditors' report and accompanying notes

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF OPERATIONS

                     FOR THE YEARS ENDED DECEMBER 31,

                                                             1997       1996
                                                          ---------- ----------
Sales.................................................... $4,202,799 $3,651,231
Food cost of sales.......................................  1,097,277  1,042,314
                                                          ---------- ----------
   Gross profit..........................................  3,105,522  2,608,917
                                                          ---------- ----------
Selling, general, and administrative expenses............  2,787,260  2,519,005
                                                          ---------- ----------
Interest expense.........................................     40,075     56,762
                                                          ---------- ----------
   Net income............................................ $  278,187 $   33,150
                                                          ========== ==========

                See auditors' report and accompanying notes

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                 COMBINED STATEMENTS OF CHANGES IN EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                    Additional             Partners'
                             Common  Paid-In   Accumulated  Capital
                             Stock   Capital     Deficit   (Deficit)    Total
                             ------ ---------- ----------- ---------  ---------
Balances,
 December 31, 1995.......... $2,357  $473,643   $(255,382) $ (60,217) $ 160,401
Net income (loss)...........                      (71,792)   104,942     33,150
Dividends paid..............                       (3,000)   (64,017)   (67,017)
                             ------  --------   ---------  ---------  ---------
Balances,
 December 31, 1996..........  2,357   473,643    (330,174)   (19,292)   126,534
Net income..................                       91,057    187,130    278,187
Dividends paid..............                            0   (166,000)  (166,000)
                             ------  --------   ---------  ---------  ---------
Balances,
 December 31, 1997.......... $2,357  $473,643   $(239,117) $   1,838  $ 238,721
                             ======  ========   =========  =========  =========

                  See auditors' report and accompanying notes

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF CASH FLOWS

                     FOR THE YEARS ENDED DECEMBER 31,

                        Increase (Decrease) In Cash

                                                             1997       1996
                                                           ---------  ---------
Cash flows from operating activities
 Net income............................................... $ 278,187  $  33,150
                                                           ---------  ---------
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation...........................................   160,229    198,535
   Amortization...........................................    22,754     25,882
   Changes in assets and liabilities
    Decrease in advances..................................         0      1,600
    Decrease in inventories...............................     9,880     10,915
    Decrease (Increase) in prepaid expenses...............     6,071     (6,793)
    Decrease in deposits..................................         0      8,767
    Decrease in accounts payable..........................   (34,955)   (56,024)
    Increase in accrued expenses..........................    21,318     34,500
    Increase (Decrease) in deferred rent payable..........    (2,184)    16,830
                                                           ---------  ---------
      Total adjustments...................................   183,113    234,212
                                                           ---------  ---------
  Net cash provided by operating activities...............   461,300    267,362
                                                           ---------  ---------

Cash flows from investing activities
 Acquisition of property and equipment....................   (31,894)   (87,109)
 Franchise costs reimbursed...............................         0      8,000
 Loan costs incurred......................................         0     (9,462)
                                                           ---------  ---------
  Net cash used by investing activities...................   (31,894)   (88,571)
                                                           ---------  ---------

Cash flows from financing activities
 Net proceeds from (payments on) line-of-credit...........   (40,000)    55,000
 Payments on long-term debt...............................  (180,984)  (161,252)
 Dividends paid...........................................  (166,000)   (67,017)
                                                           ---------  ---------
  Net cash used by financing activities...................  (386,984)  (173,269)
                                                           ---------  ---------
        Net increase in cash..............................    42,422      5,522
Cash, beginning of year...................................   184,963    179,441
                                                           ---------  ---------
        Cash, end of year................................. $ 227,385  $ 184,963
                                                           ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for
 Interest................................................. $  36,616  $  55,347

                  See auditors' report and accompanying notes

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                       NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1997 AND 1996

A.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Combination Policy

  The accompanying combined financial statements include the accounts of The Cookie Conglomerate Inc., The Cookie Conglomerate, L.L.P., and The Cookie Conglomerate of Carolina Place, Inc.

  Intercompany transactions and balances have been eliminated in the combination.

 Nature of Operations

  The Companies and Partnership operate retail cookie stores in North Carolina, South Carolina, and Ohio. The stores are franchised from Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc.

 Inventories

  Inventories are valued at the lower of cost or market with cost determined on the first-in, first-out method.

 Property and Equipment

  Property and equipment is carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

  Depreciation is provided using both the straight-line and accelerated methods over the estimated useful lives of the assets which are as follows:

      Equipment.......................................... 5 years
      Fixtures........................................... 7 years
      Leasehold improvements............................. Life of related lease

 Franchise Costs

  Franchise costs represent amounts paid to open the stores and for operating under the name of Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc. These costs are being amortized over eight to fifteen years using the straight-line method of amortization.

 Organizational Costs

  Organizational costs are carried at cost. Amortization is provided using the straight-line method over a period of sixty months.

  Intangible Assets:

  Intangible assets include goodwill and restrictive convenant fees. Goodwill represents the excess of the cost of the Carolina Place franchise over the fair value of its net assets at the date of acquisition. Restrictive convenant fees represent the costs of a non-compete agreement with the previous owners of the Carolina Place franchise. These assets are being amortized on the straight-line method over fifteen years.

 Loan Costs

  Loan costs represent bank loan and closing fees incurred in connection with the procurement of long-term debt. These costs are being amortized over the terms of the related loan agreements, which are two to five years.

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                        DECEMBER 31, 1997 AND 1996

A.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Income Taxes

  The Cookie Conglomerate, Inc. and The Cookie Conglomerate of Carolina Place, Inc. elected by unanimous consent of its stockholders to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not pay corporate income taxes on their taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's taxable income.

  The Cookie Conglomerate, L.L.P. is also not subject to income tax. Income is taxed directly to its partners. On December 30, 1997, the partners elected to become a limited liability partnership pursuant to the Georgia Uniform Partnership Act.

 Compensated Absences

  Employees of the Companies and Partnership are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. It is impractical to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Companies' and Partnership's policy is to recognize the costs of compensated absences when actually paid to employees.

 Estimates

  The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

B.LINES-OF-CREDIT

  A summary of the lines-of-credit is as follows:

                                          Collateral            1997    1996
                                          ----------           ------- -------
   Riverside Bank -- $100,000    Guarantee of Ronald Eichel,
    note payable dated           Alan Kuehn, and Cookie
    September 30, 1996 with      Conglomerate, Inc.
    interest payable monthly at
    prime plus 1%. Principal
    payable at maturity on
    September 30, 1997.                                        $     0 $80,000

   Riverside Bank -- $100,000    Inventory, accounts
    note payable dated November  receivable,
    4, 1997 with interest        equipment, general
    payable monthly at prime     intangibles,
    plus 1%. Principal payable   corporate guarantee of Cookie
    at maturity on November 4,   Conglomerate Partnership,
    1998.                        personal guarantees of Ronald
                                 Eichel, Nancy Eichel, and
                                 Alan
                                 Kuehn.                         40,000       0
                                                               ------- -------
                                                               $40,000 $80,000
                                                               ======= =======

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                        DECEMBER 31, 1997 AND 1996

C.LONG-TERM DEBT

  Long-term debt consists of the following at December 31:

                                        Collateral             1997     1996
                                        ----------           -------- --------
   Tony Hege - $160,000 note   Notes and accounts
    payable dated July 18,     receivable,
    1994. Principal payments   inventory, fixtures and
    of $1,905 plus interest    equipment.
    at 9% per annum payable
    monthly beginning August
    10, 1994 until July 10,
    1998 when remaining
    principal due.                                           $ 77,778 $104,762

   Alan Kuehn (stockholder)--  Notes and accounts
    $20,000 note payable at    receivable,
    9%. Interest only payable  inventory, fixtures and
    through December of 1995.  equipment.
    Principal payments of
    $417 plus interest due
    monthly through July 10,
    1998 when remaining
    principal due. Interest
    expense incurred for each
    year totals $3,600.                                        20,000   20,000

   Ron Eichel (stockholder)--  Notes and accounts
    $20,000 note payable at    receivable,
    9%. Interest only payable  inventory, fixtures and
    through December of 1995.  equipment.
    Principal payments of
    $417 plus interest due
    monthly through July 10,
    1998 when remaining
    principal due. Interest
    expense incurred for each
    year totals $3,600.                                        20,000   20,000

   Riverside Bank--$106,222    Inventory, equipment,
    note payable dated         accounts
    September 30, 1996 with    receivable, general
    50 monthly installment     intangibles.
    payments of principal and  Personal guarantees of Ronald
    interest of $2,574         Eichel, Nanci Eichel, Alan
    beginning on October 30,   Kuehn
    1996. Interest at 9.25%.   and corporate guarantee of
    Matures November 30,       Cookie
    2000.                      Conglomerate Partnership.       76,000  100,000

   Riverside Bank--$196,747    Inventory, equipment,
    note payable dated         accounts
    September 30, 1996 with    receivable, general
    25 monthly installment     intangibles.
    payments beginning         Personal guarantees of Ronald
    October 30, 1996 of        Eichel and Alan Kuehn
    principal of $7,870 plus   and corporate guarantee of
    interest at prime plus     Cookie
    1%. Matures October 30,    Conglomerate Partnership.
    1998.                                                      70,000  173,000

   Riverside Bank--$30,837     Inventory, accounts
    note payable dated         receiveable,
    September 30, 1996 with    general intangibles.
    25 monthly installment     Corporate
    payments beginning         guarantee of Cookie
    October 30, 1996 of        Conglomerate
    principal of $1,233 plus   partnership, personal
    interest at 9.25%.         guarantees
    Matures October 30, 1998.  of Ronald Eichel, Nanci
                               Eichel and
                               Alan Kuehn.                          0   27,000
                                                             -------- --------
                                                              263,778  444,762
   Less: Current maturities                                   155,107  176,098
                                                             -------- --------
                                                             $108,671 $268,664
                                                             ======== ========

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                        DECEMBER 31, 1997 AND 1996

C.LONG-TERM DEBT (Continued)

  Following are maturities of long-term debt for each of the next five years:

   December 31,
   ------------
    1998............................................................... $155,107
    1999...............................................................   49,907
    2000...............................................................   49,557
    2001...............................................................    9,207
    2002...............................................................        0
                                                                        --------
                                                                        $263,778
                                                                        ========

D.COMMITMENTS

  The Cookie Conglomerate, Inc. and Affiliates are the lessee of store space in various malls under sublease arrangements with Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc. Minimum future lease payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1997 for each of the next five years and in aggregate are:

   December 31,
   ------------
    1998............................................................  $  481,036
    1999............................................................     454,143
    2000............................................................     297,246
    2001............................................................     237,789
    2002............................................................     195,536
    Thereafter......................................................     353,804
                                                                      ----------
                                                                      $2,019,554
                                                                      ==========

  Additional rental payments are contingent on sales exceeding certain breakpoint levels specified in each lease. Rent expense totaled $640,870 for 1997 and $620,355 for 1996.

  Franchise agreements provide for the Companies and Partnership to pay annual service fees equal to 7% of gross sales. The service fees due the franchiser in connection with these agreements are due on a monthly basis. The franchise agreements end simultaneously with the termination of the lease of the premises in which the cookie facilities are located.

E.SUBSEQUENT EVENT

  The Cookie Conglomerate of Carolina Place, Inc. effectively merged with The Cookie Conglomerate, Inc. on January 1, 1998.

  The Cookie Conglomerate, Inc. and The Cookie Conglomerate, L.L.P. entered into an asset purchase agreement on October 5, 1998 with Mrs. Fields' Original Cookies, Inc. to sell substantially all the assets of the Company and Partnership.

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                          COMBINED BALANCE SHEET

                            SEPTEMBER 30, 1998

                                (Unaudited)

                                  ASSETS

                                                                  September 30,
                                                                       1998
                                                                  -------------
Current assets
--------------
 Cash............................................................   $135,749
 Inventories.....................................................     71,635
 Other current assets............................................      2,011
                                                                    --------
  Total current assets...........................................    209,395
Property and equipment, net......................................    435,604
Intangibles, net.................................................    111,490
Other assets.....................................................     34,451
                                                                    --------
                                                                    $790,940
                                                                    ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
 Accounts payable................................................   $101,243
 Accrued expenses................................................     91,213
 Current portion of long-term debt...............................    121,621
                                                                    --------
  Total current liabilities......................................    314,077
Other liabilities
-----------------
 Long-term debt, net of current portion..........................     29,366
                                                                    --------
  Total liabilities..............................................    343,443
                                                                    --------
Stockholders' equity
--------------------
 Common stock, $1 par value, 20,000 shares of Class A [voting]
  authorized and 10,000 Shares of Class B [nonvoting] authorized;
  2,357 shares of Class A issued and outstanding.................      2,357
 Additional paid-in capital......................................    473,643
 Partner capital.................................................     23,629
 Accumulated Deficit.............................................    (52,132)
                                                                    --------
                                                                     447,497
                                                                    --------
                                                                    $790,940
                                                                    ========

                               See footnote

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                (Unaudited)

                                                               1998       1997
                                                            ---------- ----------
Sales...................................................... $2,906,499 $2,926,659
Cost of sales..............................................  2,313,079  2,388,393
                                                            ---------- ----------
  Gross profit.............................................    593,420    538,266
Selling, general, and administrative expenses..............    389,462    380,901
Interest expense...........................................     16,972     27,649
                                                            ---------- ----------
  Net income............................................... $  186,986 $  129,716
                                                            ========== ==========

                               See footnote

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF CASH FLOWS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                (Unaudited)

                        Increase (Decrease) In Cash

                                                            1998       1997
                                                          ---------  ---------
Cash flows from operating activities
------------------------------------
Net income..............................................  $ 186,985  $ 129,716
                                                          ---------  ---------
Adjustments to reconcile net income to net cash provided
 by operating activities
 Depreciation & amortization............................    117,584    125,688
 Changes in assets and liabilities
  Increase (decrease) in inventories....................    (19,606)     7,908
  Decrease in prepaid expenses..........................     24,981     28,124
  Decrease in accounts payable & accrued expenses.......   (246,288)  (212,000)
                                                          ---------  ---------
   Total adjustments....................................   (123,329)   (50,280)
                                                          ---------  ---------
    Net cash provided by operating activities...........     63,656     79,436
                                                          ---------  ---------
Cash flows from investing activities
------------------------------------
Acquisition of equipment................................    (64,292)   (25,003)
                                                          ---------  ---------
 Net cash used by investing activities..................    (64,292)   (25,003)
                                                          ---------  ---------
Cash flows from financing activities
------------------------------------
Dividends paid..........................................    (43,906)   (43,365)
Payments on long-term debt and line-of-credit...........    (47,095)   (76,854)
                                                          ---------  ---------
 Net cash used by financing activities..................    (91,001)  (120,219)
                                                          ---------  ---------
  Net decrease in cash..................................    (91,637)   (65,786)
Cash, beginning of period...............................    227,385    184,963
                                                          ---------  ---------
  Cash, end of period...................................  $ 135,748  $ 119,177
                                                          =========  =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------
                                                            1998       1997
                                                          ---------  ---------
Cash paid during the years for interest.................  $  16,972  $  27,649

                                  See footnote

               THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                  NOTES TO COMBINED FINANCIAL STATEMENTS

                                (Unaudited)

(1)BASIS OF PRESENTATION

  The accompanying interim unaudited combined financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission, and accordingly, do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, these combined financial statements reflect all adjustments, which consist only of normal recurring adjustments, which are necessary to present fairly the Company's financial position as of September 30, 1998 and results of operations and cash flows for the nine months ended September 30, 1998 and September 30, 1997. These interim unaudited combined financial statements should be read in conjunction with the audited combined financial statements and notes thereto included in this filing.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Pretzelmaker Holdings, Inc. and Subsidiaries

Denver, Colorado

We have audited the accompanying consolidated balance sheet of Pretzelmaker Holdings, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretzelmaker Holdings, Inc. and Subsidiaries at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, during 1997 the Company's subsidiary became non-compliant with the covenants under its bank debt agreements and the lender has not agreed to provide waivers. Accordingly, such debt has been reclassified as a current liability since, due to the covenant default, the lender has the right to accelerate the repayment of the loans.

                                     AJ. ROBBINS, PC

                                     CERTIFIED PUBLIC ACCOUNTANTS

                                        AND CONSULTANTS

Denver, Colorado

December 11, 1998

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Pretzelmaker Holdings, Inc. and Subsidiaries

Denver, Colorado

We have audited the accompanying consolidated balance sheet of Pretzelmaker Holdings, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (February 24, 1995) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretzelmaker Holdings, Inc. and Subsidiaries at December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 24, 1995) to December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Denver, Colorado

February 7, 1997

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                        (Substantially all pledged)

                                                December 31,
                                            --------------------- September 30,
                                               1996       1997        1998
                                            ---------- ---------- -------------
                                                                   (Unaudited)
CURRENT ASSETS:
 Cash...................................... $   95,914 $  115,805  $  216,261
 Accounts receivable, net of allowance for
  doubtful
  accounts of $10,000, $10,000 and
  $45,000..................................    485,002    642,821     510,904
 Due from affiliates.......................     77,904     46,129      24,809
 Refundable income taxes...................         --     56,524          --
 Inventories...............................     31,583     74,226      47,400
 Prepaid expenses and supplies.............     14,126        237      22,677
                                            ---------- ----------  ----------
   Total Current Assets....................    704,529    935,742     822,051
                                            ---------- ----------  ----------
PROPERTY AND EQUIPMENT:
 Store fixtures and equipment..............    719,509    872,864     646,598
 Leasehold improvements....................    336,301    416,631     267,233
 Computer equipment........................     54,346     71,761      70,811
 Furniture and fixtures....................     54,264     54,134      34,959
                                            ---------- ----------  ----------
                                             1,164,420  1,415,390   1,019,601
 Less accumulated depreciation and
  amortization.............................    150,336    341,523     453,193
                                            ---------- ----------  ----------
 Net Property and Equipment................  1,014,084  1,073,867     566,408
                                            ---------- ----------  ----------
OTHER ASSETS:
 Intangible assets, net of accumulated
  amortization.............................  1,414,628  1,258,470   1,141,351
 Deferred tax asset........................     62,000     62,000      62,000
 Other assets..............................    122,762     46,880      62,533
 Restricted cash...........................         --     64,575      59,112
                                            ---------- ----------  ----------
   Total Other Assets......................  1,599,390  1,431,925   1,324,996
                                            ---------- ----------  ----------
                                            $3,318,003 $3,441,534  $2,713,455
                                            ========== ==========  ==========

        See accompanying notes to consolidated financial statements

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                              December 31,
                                          ----------------------  September 30,
                                             1996        1997         1998
                                          ----------  ----------  -------------
                                                                   (Unaudited)
CURRENT LIABILITIES:
 Bank debt............................... $      --   $  732,916   $  443,742
 9% Notes payable in 1998................        --      215,587       38,500
 Accounts payable........................    367,904     461,124      330,541
 Accruals and other payables.............     47,810     138,065      185,213
 Income taxes payable....................     70,000      23,449          --
 Deferred initial franchise fees.........    357,760     151,500      214,950
 Current maturities of long-term debt....    151,797      45,647       49,141
 Current portion of non-compete
  agreements.............................    130,416     151,418      168,082
                                          ----------  ----------   ----------
   Total Current Liabilities.............  1,125,687   1,919,706    1,430,169
                                          ----------  ----------   ----------
LONG-TERM OBLIGATIONS:
 Long-term debt, less current
  maturities.............................    288,639     237,130      180,555
 Unsecured promissory notes..............    534,000     540,000      540,000
 Non-compete agreements payable..........    327,221     175,803          --
 Deferred revenues.......................        --          --       180,906
                                          ----------  ----------   ----------
   Total Liabilities.....................  2,275,547   2,872,639    2,331,630
                                          ----------  ----------   ----------
COMMITMENTS AND CONTINGENCIES
 (Note 7)
STOCKHOLDERS' EQUITY:
 Common stock, $0.001 par value; shares
  authorized 1,000,000;
  shares issued and outstanding 135,155..        135         135          135
 Additional paid-in capital..............  1,070,814   1,070,814    1,070,814
 Accumulated deficit.....................    (28,493)   (502,054)    (689,124)
                                          ----------  ----------   ----------
   Total Stockholders' Equity............  1,042,456     568,895      381,825
                                          ----------  ----------   ----------
                                          $3,318,003  $3,441,534   $2,713,455
                                          ==========  ==========   ==========

       See accompanying notes to consolidated financial statements.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                          February 24   Years Ended December     Nine Months Ended
                         (Inception) to          31,               September 30,
                          December 31,  ---------------------  -----------------------
                              1995         1996       1997        1997         1998
                         -------------- ---------- ----------  -----------  ----------
                                                               (Unaudited)  (Unaudited)
REVENUES:
 Franchising............   $  706,410   $1,663,846 $2,026,385  $1,415,632   $1,538,486
 Net company-owned store
  sales.................      254,124    1,061,889  1,818,919   1,222,149    1,038,775
 Initial franchise
  fees..................      435,988      893,099    778,294     593,285      186,202
 Product and equipment
  revenue                     329,523    1,795,262  1,441,815   1,322,613      598,068
                           ----------   ---------- ----------  ----------   ----------
  Total Revenues........    1,726,045    5,414,096  6,065,413   4,553,679    3,361,531
                           ----------   ---------- ----------  ----------   ----------
COSTS AND EXPENSES:
 General and
  administrative
  expenses..............    1,088,763    2,588,832  2,685,646   2,007,944    1,546,513
 Company-owned stores
  expenses..............      275,163    1,104,908  1,815,775   1,370,404      992,336
 Product and equipment
  costs.................      209,910    1,173,866    921,131     895,829      121,254
 Losses on store
  closings and asset
  dispositions..........          --           --     340,491     153,611      108,858
 Litigation settlement..          --           --     148,702     148,702          --
 Depreciation and
  amortization..........      156,382      291,862    402,693     288,566      627,337
 Interest expense.......       89,247      157,242    224,536     171,316      152,303
                           ----------   ---------- ----------  ----------   ----------
  Total Costs and
   Expenses.............    1,819,465    5,316,710  6,538,974   5,036,372    3,548,601
                           ----------   ---------- ----------  ----------   ----------
INCOME (LOSS) BEFORE
 TAXES ON INCOME              (93,420)      97,386   (473,561)   (482,693)    (187,070)
TAXES ON INCOME                   --        32,459        --          --           --
                           ----------   ---------- ----------  ----------   ----------
NET INCOME (LOSS)          $  (93,420)  $   64,927 $ (473,561) $ (482,693)  $ (187,070)
                           ==========   ========== ==========  ==========   ==========

        See accompanying notes to consolidated financial statements

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              Common Stock  Additional
                             --------------  Paid-in   Accumulated
                             Shares  Amount  Capital     Deficit     Total
                             ------- ------ ---------- ----------- ----------
Balances at February 24,
 1995 (Inception)...........     --   $--   $      --   $     --   $      --
 Issuance of Capital Stock.. 135,155   135   1,070,814        --    1,070,949
 Net loss for the period....     --    --          --     (93,420)    (93,420)
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1995....................... 135,155   135   1,070,814    (93,420)    977,529
 Net income for the year....     --    --          --      64,927      64,927
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1996....................... 135,155   135   1,070,814    (28,493)  1,042,456
 Net loss for the year......     --    --          --    (473,561)   (473,561)
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1997....................... 135,155   135   1,070,814   (502,054)    568,895
 Net loss for the period
  (unaudited)...............     --    --          --    (187,070)   (187,070)
                             -------  ----  ----------  ---------  ----------
Balances at September 30,
 1998 (unaudited)........... 135,155  $135  $1,070,814  $(689,124) $  381,825
                             =======  ====  ==========  =========  ==========

        See accompanying notes to consolidated financial statements

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                           February 24,      Years Ended         Nine Months Ended
                          (Inception) to    December 31,           September 30,
                           December 31,  --------------------  ----------------------
                               1995        1996       1997        1997        1998
                          -------------- ---------  ---------  ----------- ----------
                                                               (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)......    $ (93,420)   $  64,927  $(473,561)  $(482,693) $(187,070)
 Adjustments to
  reconcile net income
  (loss)
  to net cash provided
  by (used in)
  operating activities:
  Depreciation and amor-
   tization.............      156,382      291,862    402,693     288,566    627,337
  Loss on disposal of
   equipment............          --           --     108,890       6,795    (76,601)
  Interest accretion....       73,637       69,974     51,884      38,904     23,161
  Deferred revenues.....          --           --         --          --     180,906
  Deferred income tax-
   es...................      (22,000)     (40,000)       --          --         --
  Accounts receivable
   allowance............        5,000        5,000        --          --      35,000
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (172,836)    (211,469)   (81,319)    (52,693)    71,917
   Refundable income
    taxes...............      (23,000)      23,000    (56,524)        --      56,524
   Inventories..........      (11,254)     (18,779)   (42,643)    (60,727)    26,826
   Due from affiliates..          --       (77,904)    31,775      51,565     21,320
   Prepaid expenses and
    supplies............      (14,126)         --      13,889     (24,722)   (22,440)
   Accounts payable.....      147,000      184,788     72,520     255,828   (130,583)
   Accruals and other
    payables............       62,995      (86,315)   110,955      52,476     23,699
   Income taxes pay-
    able................          --        70,000    (46,551)    (70,000)       --
   Deferred initial
    franchise fees......       90,679       16,561   (206,261)   (147,910)    63,450
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Operating
  Activities............      199,057      291,645   (114,253)   (144,611)   713,446
                            ---------    ---------  ---------   ---------  ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........     (445,612)    (665,948)  (278,529)   (161,209)   (75,296)
 Proceeds from sale of
  property and
  equipment.............          --           --     199,564     191,064    166,361
 Purchase of business,
  net of cash acquired..     (333,784)         --         --          --         --
 Other assets...........      (63,003)     (70,451)    80,335      49,972     (7,876)
 Restricted cash........           --           --    (64,575)    (69,560)     5,463
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Investing
  Activities............     (842,399)    (736,399)   (63,205)     10,267     88,652
                            ---------    ---------  ---------   ---------  ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of capital stock......      795,000          --         --          --         --
 Proceeds from notes
  payable...............      399,000      593,878    518,426     406,728        --
 Principal payments on
  notes payable.........          --       (49,727)  (128,928)    (84,804)  (466,261)
 Principal payments on
  non-compete
  agreements............     (360,000)    (182,300)  (182,300)   (182,300)  (182,300)
 Principal payments on
  capital lease
  obligations...........       (3,165)      (8,676)    (9,849)     (3,830)   (53,081)
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Financing
  Activities............      830,835      353,175    197,349     135,794   (701,642)
                            ---------    ---------  ---------   ---------  ---------
NET INCREASE (DECREASE)
 IN CASH................      187,493      (91,579)    19,891       1,450    100,456
CASH BALANCE, beginning
 of period..............          --       187,493     95,914      95,914    115,805
                            ---------    ---------  ---------   ---------  ---------
CASH BALANCE, end of pe-
 riod...................    $ 187,493    $  95,914  $ 115,805   $  97,364  $ 216,261
                            =========    =========  =========   =========  =========

        See accompanying notes to consolidated financial statements

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  Pretzelmaker Holdings, Inc. and Subsidiaries (the Company), was incorporated on February 24, 1995 and acquired all the issued and outstanding common stock of Pretzelmaker, Inc. (Pretzelmaker) on March 28, 1995. Pretzelmaker holds legal title to certain trademarks and recipes for specialty bakery products. Pretzelmaker licenses use of the trademarks and recipes to qualified third parties for the establishment and operation of Pretzelmaker stores. In connection with these licensing activities, Pretzelmaker will require third-party-licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, tradenames and trademarks. There are licensed locations located throughout the United States and Canada, as well as Korea. Pretzelmaker also operates company-owned stores and sports venues for the sale of its bakery products.

  On September 26, 1996, Pretzelmaker Canada, Inc. (Canada) was incorporated. Pretzelmaker owns all the issued and outstanding stock of Canada. Canada has a master franchise agreement with Pretzelmaker which covers all locations in Canada.

 Basis of Presentation

  The Consolidated financial statements include the accounts of the Company, Pretzelmaker and Canada, its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The acquisition of Pretzelmaker has been accounted for as a purchase and accordingly these consolidated financial statements include the results of Pretzelmaker from the date of acquisition forward.

 Unaudited Information

  The accompanying consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited and have been prepared on a substantially equivalent basis with that of the annual consolidated financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations as of September 30, 1998 and for such periods.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments and Credit Risk Concentration

  Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company places its cash in what it believes to be highly rated financial institutions. The balance in each cash account maintained in the United States is insured by the Federal Deposit Insurance Corporation up to $100,000. From time to time, balances in these accounts may exceed the insured limits.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Concentrations of credit risk with respect to accounts receivable are limited due to a broad franchisee base and generally short payment terms.

 Cash and Equivalents

  For the purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories consisting of food products, ovens, belts and promotional materials are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the assets as follows:

     Store fixtures and equipment.................................     5-7 years
     Leasehold improvements....................................... Term of lease
     Computers and equipment......................................       5 years
     Furniture and fixtures.......................................       7 years

 Intangible Assets

  Intangible assets consist primarily of goodwill and non-compete agreements, which arose in connection with the acquisition of Pretzelmaker by the Company in 1995. The goodwill and non-compete agreements are being amortized over periods of fifteen and nine years, respectively.

 Revenue Recognition

  Revenues generated from company-owned stores are recognized at the point of sale. Initial franchise fees are recognized after the Company has completed performance of its initial license obligations. A portion of the franchise fee revenue is deferred until commencement of operations of the licensee's location. Franchise and license royalties, which are based upon a percentage of gross store sales, are recognized as earned.

  Advance payments received from suppliers are recorded as deferred revenues and recognized as income over the life of the related supply agreement.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax basis of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized. Valuation allowances will be established when necessary, to reduce deferred tax assets to the amount expected to be realized.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Foreign Currency Translation

  The functional currency for the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is computed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are immaterial.

 Recent Accounting Pronouncement

  During the nine months ended September 30, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an "all-inclusive" income presentation approach which specifies that all revenues, expenses, gains and losses recognized during the period be reported in income, regardless of whether they are considered to be results of operations of the period. The adoption of SFAS No. 130 had no material impact on the Company's financial statement presentation.

 Reclassifications

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

 Year 2000 Issues

  Management of the Company has assessed the year 2000 issue and has determined that its financial software and related corporate systems and retail sales data collecting systems are not year 2000 compliant. As a result of the acquisition of the Company (Note 12) all of the Company's year 2000 non-compliant systems will be converted to Mrs. Fields' systems by early 1999.

NOTE 2--BANK DEBT

  During April 1997, the Company through Pretzelmaker established a $300,000 line-of-credit with a bank and subsequently finalized a term loan facility to repay then outstanding term debt as well as to provide financing for expansion equipment and fixtures. Advances under the line-of-credit were made based upon 75% of eligible accounts receivable and 30% of allowable inventories. Advances under the term loan facility are repayable in 36 monthly installments, plus interest. Interest on amounts outstanding on the bank debt is computed at the bank's prime rate plus 1% and the debt is collateralized by the Company's accounts receivable, inventories, intangibles and property and equipment.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                     30, 1997 and 1998 is Unaudited.)

NOTE 2--BANK DEBT (Continued)

  The following amounts were outstanding under the bank debt agreements:

                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
                                                                  (Unaudited)
   Line-of-credit..................................   $300,000     $279,692
   Term loans, payable $14,114 monthly, plus
    interest.......................................    432,916      164,050
                                                      --------     --------
     Total.........................................   $732,916     $443,742
                                                      ========     ========

  Under the terms of the agreements, the Company is subject to certain debt covenants, which include, among other items, limitations on capital expenditures, minimum tangible net worth and debt coverage ratio amounts and maximum leverage ratio (all as defined under the agreements). As of December 31, 1997 and September 30, 1998 the Company was not in compliance with the covenant requirements and the lender has not agreed to provide waivers of such violations. Accordingly, the term debt which by its original terms would have been classified as a long-term obligation, has been reclassified as a current liability due to the default, as the lender has the right to accelerate the repayment of the loans. Subsequent to the acquisition as discussed in Note 12, Mrs. Fields is in discussions with the lender regarding repayment or refinancing.

  All required payments under the terms of the debt are current and on March 5, 1998, by mutual agreement with the lender, the Company made a $200,000 prepayment on the term loan portion of the debt. Subsequent to December 31, 1997, advances under the line-of-credit were frozen and an agreement was reached to extend the repayment of the line-of-credit balance to January 31, 1999.

  As of December 31, 1996 there was approximately $409,000 outstanding in 10.1% to 10.25% term loans, payable to a bank in monthly installments through October 1999. Such amounts, which at that time totaled approximately $360,000 were repaid out of proceeds from the Company's new term loan facility discussed above.

NOTE 3--STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Articles of Incorporation authorize $0.001 par value, non-voting preferred stock in series A (300,000 shares authorized) and series B (800 shares authorized). In connection with the 1995 acquisition of Pretzelmaker by the Company, there were 275,942 share of series A and 800 shares of series B preferred shares issued. The series A and B shares contained dividends and liquidation preferences, cumulative dividend rights and were convertible into common stock of the Company under terms as defined in the agreements. No dividends were paid on the preferred shares. In connection with the acquisition of the Company discussed in Note 12, the 275,942 shares of series A and 800 shares of series B preferred stock were converted into 35,155 shares of common stock. The accompanying financial statements retroactively reflect the conversion (which has no affect on total stockholders' equity amounts) for all periods presented.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 3--STOCKHOLDERS' EQUITY (Continued)

 Stock Options

  The Company has 35,000 shares of common stock reserved for issuance under three stock option plans (Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan) collectively referred to as the "Plan". Through December 31, 1997, options to acquire 13,250 shares had been granted at exercise prices ranging from $13.20 to $25.00 per share. There were no options granted in 1998. The Company applies APB Opinion No. 25, Accounting for Stock Issues to Employees, in accounting for its plans. FASB Statement No. 123, Accounting for Stock-Basis Compensation, requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans has been determined in accordance with the fair value based method prescribed in FASB Statement No. 123. Under the accounting provisions of FASB Statements No. 123 the Company's reported net income (loss) would not have been materially impacted for the periods presented under FASB Statement No. 123.

  As part of the acquisition of the Company discussed in Note 12, all of the stock options were cancelled in connection with the consulting, bonus and service agreements.

NOTE 4--NON-COMPETE AGREEMENTS

  In connection with the 1995 acquisition of Pretzelmaker, the Company entered into non-compete agreements with the two principal former owners of Pretzelmaker. The non-interest bearing obligations have been recorded as a liability on a discounted present value basis using an imputed interest rate of 15%. The agreements require annual payments of $182,300 and as of December 31, 1997, future minimum payments under the obligations are summarized as follows:

   Years Ending December 31,                                           Amount
   -------------------------                                          ---------
   1998.............................................................. $ 182,300
   1999..............................................................   182,300
                                                                      ---------
   Total Payments....................................................   364,600
   Less: Amounts Representing Interest...............................   (37,379)
                                                                      ---------
   Present Value of Payments.........................................   327,221
   Less: Current Portion.............................................  (151,418)
                                                                      ---------
                                                                      $ 175,803
                                                                      =========

NOTE 5--UNSECURED PROMISSORY NOTES

  During 1995, the Company issued 15% unsecured promissory notes due September 30, 2000 to various parties, who at the time, were also shareholders of the Company. In addition to the stated interest, which is payable quarterly, the notes also contain a net profits interest, as defined, in all Pretzelmaker company-owned stores and sports venues. Through September 30, 1998, there has been no net profit interest due under the agreements.

  In connection with the acquisition of the Company during November 1998 (as discussed in Note 12), the acquirer has agreed to repay the outstanding unsecured promissory notes in January, 1999.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 6--CAPITAL LEASE OBLIGATIONS

  At December 31, 1997 included with long-term debt are capitalized lease obligations incurred for store equipment, fixtures and improvements. The obligations bear implicit interest rates of 16.9% to 21.6% and require total monthly payments of approximately $6,800, decreasing as the leases are paid off through October 2001.

  Total future payments required under the lease obligations at December 31, 1997 are approximately $78,600 in 1998, $76,300 in 1999, $66,800 in 2000 and
$67,300 in 2001.

  As of December 31, 1997, property and equipment includes $197,469 acquired through capital leases. Accumulated depreciation related to these assets was $19,183.

NOTE 7--COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases retail store facilities and corporate office space under long-term non-cancelable operating lease agreements requiring monthly payments over their remaining terms which expire through 2007. Certain of the retail store leases also provide for contingent rentals based upon gross revenue of the store as well as adjustments for operating costs. Additionally, as a result of master franchise agreements in Canada and former company-owned stores which have been franchised, the Company is contingently liable under lease guarantees or assignment agreements.

  Total rent expense, including lease termination costs for closed company-owned stores is summarized as follows:

                          February 24                              Nine Months Ended
                         (Inception) to  Years Ended December 31,     September 30,
                          December 31,   ------------------------  -------------------
                              1995           1996         1997       1997      1998
                         --------------- ------------ ------------ --------- ---------
Rent expense............     $77,100         $256,900     $446,100  $308,700  $256,200
Lease termination
 expense................         --               --       109,200   103,600   186,600
                             -------     ------------ ------------ --------- ---------
                             $77,100         $256,900     $555,300  $412,300  $442,800
                             =======     ============ ============ ========= =========

As of December 31, 1997, future minimum lease payments due under operating leases are as follows:

   Years Ending December 31,                                           Amount
   -------------------------                                         ----------
   1998............................................................. $  242,000
   1999.............................................................    248,000
   2000.............................................................    216,000
   2001.............................................................    151,000
   2002.............................................................    130,000
   Thereafter.......................................................    356,000
                                                                     ----------
                                                                     $1,343,000
                                                                     ==========

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                     30, 1997 and 1998 is Unaudited.)

NOTE 7--COMMITMENTS AND CONTINGENCIES (Continued)

  During September 1998, the Company entered into a sub-lease agreement for its corporate office space providing for sub-rental income to the Company of approximately $8,000 monthly to July 2000. Such amounts are not reflected in the table above.

  As of December 31, 1997, future minimum amounts due under operating leases where the Company is contingently liable under lease guarantees or assignment agreements are as follows:

   Years Ended December 31,                                            Amount
   ------------------------                                          ----------
   1998............................................................  $  390,000
   1999............................................................     398,000
   2000............................................................     405,000
   2001............................................................     401,000
   2002............................................................     352,000
   Thereafter......................................................   1,262,000
                                                                     ----------
                                                                     $3,208,000
                                                                     ==========

  Approximately 51% of the above amounts relate to franchised locations which are owned in whole or in part by individuals or entities which were stockholders of the Company prior to the acquisition discussed in Note 12.

Legal Matters

 From time to time the Company is the subject of legal actions or threatened legal actions, which it considers routine to its business activities. Management of the Company believes that the potential liability to the Company under such matters would not have a material affect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 8--RELATED PARTY TRANSACTIONS

  Since 1996, the Company has had business relationships with various entities owned in whole or in part by its Chairman, President, and Chief Executive Officer (the "Officer") summarized as follows:

                                                   December 31,   September 30,
                                                 ---------------- -------------
                                                   1996    1997       1998
                                                 -------- ------- -------------
   Franchise Fee Income from Related Entities..  $200,000 $   --     $   --
   Royalty and Advertising Fees from Related
    Entities in Illinois.......................    25,400  55,000     37,765
   Account Receivables Outstanding at Period
    End form Related Entities..................    77,904  46,129     24,809

  During 1997, Canada received loans totaling approximately $65,000 (U.S.) from the two largest franchisees in Canada who are related to the Company through common ownership. The proceeds are invested in a Canadian certificate of deposit and the debt evidenced by non-interest bearing promissory notes. The certificate of deposit is presented as restricted cash and the notes are included with long-term debt. The advances were made to secure a limited loan guarantee made by Canada on behalf of the franchisees. Subsequent to September 30, 1998, the loan guarantee obligation was transferred to another corporation affiliated with the franchisees and the certificate of deposit used to liquidate the related debt obligations, thereby releasing Canada from any further obligations under the agreements.

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 1998 and for the

       Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 9--INCOME TAXES

  Income taxes consisted of the following:

                                                             December 31,
                                                        ------------------------
                                                          1995      1996    1997
                                                        --------  --------  ----
   CURRENT:
     Federal........................................... $ 19,000  $ 68,507  $--
     State.............................................    3,000     3,952   --
                                                        --------  --------  ----
                                                          22,000    72,459   --
                                                        --------  --------  ----
   DEFFERED (BENEFIT):
     Federal...........................................  (20,000)  (37,000)  --
     State.............................................   (2,000)   (3,000)  --
                                                        --------  --------  ----
                                                         (22,000)  (40,000)  --
                                                        --------  --------  ----
       Total........................................... $    --   $ 32,459  $--
                                                        ========  ========  ====

  The components of the net deferred tax assets (liabilities) are summarized as follows:

                                                               December 31,
                                                             ------------------
                                                              1996      1997
                                                             -------  ---------
   Net operating loss carryforward.......................... $   --   $  55,000
   Intangible assets........................................  65,000     95,000
   Accrued expenses.........................................     --      21,000
   Accounts receivable allowance............................   4,000      4,000
   Other....................................................     --      13,000
   Accumulated depreciation.................................  (7,000)   (17,000)
                                                             -------  ---------
                                                              62,000    171,000
   Valuation allowance......................................     --    (109,000)
                                                             -------  ---------
                                                             $62,000  $  62,000
                                                             =======  =========

  As of December 31, 1997, the Company has a net operating loss carryforward for income tax purposes of approximately $149,000, expiring in 2012.

  A reconciliation of the effective tax rates to the federal statutory rate is summarized as follows:

                               December 31,
                             ---------------------
                             1995    1996    1997
                             -----   -----   -----
   Federal Statutory Income
    Tax Rate (Benefit).....  (34.0)%  34.0 % (34.0)%
   Amortization Of Non-
    Deductible Goodwill....   18.2    21.6    12.0
   Non-Deductible
    Expenses...............    --      --     15.1
   Other...................   15.8   (22.3)    6.9
                             -----   -----   -----
   Effective Income Tax
    Rate...................    0.0 %  33.3 %   0.0 %
                             =====   =====   =====

               PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                     30, 1997 and 1998 is Unaudited.)

NOTE 10--LITIGATION SETTLEMENT

  During 1997, the Company settled a lawsuit, which arose in 1996 in a case in which the plaintiffs claimed that the Company breached the Franchise Agreement by failing to grant a specific mall location. The plaintiffs sought damages of approximately $600,000, plus punitive damages and attorney fees. The cost of the settlement, including the Company's outside legal fees, was approximately $149,000.

NOTE 11--SUPPLEMENTAL CASH FLOW INFORMATION

                             February 24      Years Ended    Nine Months Ended
                            (Inception) to      December       September 30,
                             December 31,   ---------------- -----------------
                                 1995        1996     1997     1997     1998
                            --------------- ------- -------- -------- --------
Supplemental Disclosure of
 Cash Flow Information:
Cash Paid for:
 Interest..................    $ 69,600     $87,900 $157,400 $106,700 $106,800
 Income taxes..............      45,000       4,000  103,800   89,700    8,600
Supplemental Disclosure of
 Non-Cash Investing and
 Financing Activities:
 Preferred Stock Issued in
  Pretzelmaker
  Acquisition..............     279,800         --       --       --       --
 Equipment Acquired under
  Financing Obligations....      42,100         --   417,200  297,200      --
 Company-owned Stores Sold
  with Deferred Terms......         --          --    76,500   76,500   25,000

NOTE 12--SUBSEQUENT EVENT--ACQUISITION OF COMPANY

  During November 1998 the stockholders of the Company sold their shares to Mrs. Field's Original Cookies, Inc. ("Mrs. Fields"). As a condition to closing, by mutual agreement among the parties, all preferred shares previously outstanding were converted to common shares, outstanding stock option agreements were terminated, and the repayment terms under the non-compete agreements and unsecured promissory notes were modified so that such obligations would be repaid by Mrs. Fields by January 1999.

  In connection with the acquisition of the Company, Pretzelmaker entered into various consulting, bonus and severance agreements totaling $327,300 to be paid during December 1998 and January 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Mrs. Fields or the ini-tial purchasers. This prospectus does not constitute an offer to sell or a so-licitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlaw-ful to make such an offer or solicitation. Neither the delivery of this pro-spectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mrs. Fields since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                                ---------------




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $53,725,000

                                 MRS. FIELDS'
                            ORIGINAL COOKIES, INC.

                      10 1/8% Series B Senior Notes

                                 Due 2004

                                ---------------

                                  PROSPECTUS

                                ---------------

                                    , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY.

     As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of Mrs. Fields' may be indemnified by Mrs. Fields' against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Mrs. Fields' if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Mrs. Fields' and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of Mrs. Fields, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Mrs. Fields' unless a court determines otherwise.

     Mrs. Fields' by-laws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT

  1.1 + Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  2.1 + Securities Purchase Agreement by and among Cookies USA, Inc., the Individuals and Entities Identified Therein as The Sellers and Mrs. Fields' Original Cookies, Inc., dated as of August 13, 1998

  2.2 + Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998.

  2.3 + Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton, Steven
        J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998.

  2.4 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as exhibit
          2.4 to the 8-K dated September 3, 1998.

  2.5 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc. Filed as exhibit 2.5 to the 8-K dated September 3, 1998.

  2.6 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc. Filed as exhibit 2.6 to the 8-K dated September 3, 1998.

  2.7 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc. Filed as exhibit 2.7 to the 8-K dated September 3, 1998.

  2.8 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc. Filed as exhibit 2.8 to the 8-K dated September 3, 1998.

  2.9 + Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc. Filed as exhibit 2.9 to the 8-K dated September 3, 1998.

  3.1 + Restated Certificate of Incorporation of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.2 + Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.3 + Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996, filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.4 + Amended and Restated Certificate of Incorporation of Great American Cookie Company, Inc.

  3.5     Articles of Incorporation of Pretzelmaker Holdings, Inc.

  3.6 + By-Laws of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.4 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  3.7 + By-Laws of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.5 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  3.8  +  By-Laws of Great American Cookie Company, Inc.

  3.9     By-Laws of Pretzelmaker Holdings, Inc.

  4.1 + Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  4.2  +  Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.1)

  4.3  +  Form of Certificate of Senior Note (included as Exhibit A to Exhibit
          4.1)

  4.4 + First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., and The Bank of New York, as Trustee

  4.5 + Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., and The Bank of New York, as trustee

  4.6 Third Supplemental Indenture, dated as of November 20, 1998, among Mrs. Fields' Original Cookies, Inc., Great American Cookie Company, Inc., The Mrs. Fields' Brand, Inc., Pretzelmaker Holdings, Inc., and the Bank of New York, as a Trustee

  4.7 + Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  5.1 * Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantees to be issued by The Mrs. Fields' Brand, Inc. and Great American Cookie Company, Inc.

  10.1 + Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P., filed as Exhibit 10.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.2 + Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P., filed as Exhibit 10.11 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.3 + Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain, filed as Exhibit 10.27 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.4 +  Amendment dated December 1, 1997, to Amended and Restated
          Marketing Agreement between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

  10.5 + Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on November 13, 1997 and December 1, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA

  10.6 + Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.28 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.7 + Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.29 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.8 + Employment Agreement, dated as of October 1, 1997, between L. Tim Pierce and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.30 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.9 + Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.31 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.10 + Employment Agreement, dated as of July 10, 1997, between Garry Remington and Mrs. Fields' Original Cookies, Inc.

  10.11 + Lease Agreement, dated as of February 23, 1993, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.32 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.12 + Lease Agreement, dated as of October 10, 1995, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.33 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.13 + Letter of Agreement, dated as of October 1, 1992, between United Airlines, Inc. and Mrs. Fields Development Corporation, filed as
          Exhibit 10.34 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.14 + Lease Agreement, dated as of January 18, 1998, between 2855 E. Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.35 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.15 + Amendment to Supply Agreement, dated as of June 19, 1995 between Van Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit 10.37 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.16 + Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.39 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.17 + License Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation, filed as Exhibit
          10.40 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.18 + License Agreement, dated as of October 28, 1993 between Mrs. Fields Development Corporation and Marriott Management Services, Corp., filed as Exhibit 10.41 to the Company's Registration Statement on S-4 (No. 333-45170) and incorporated by reference herein.

  10.19 + Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski, filed as Exhibit 10.43 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.20 + Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.44 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.21 + Management Agreement, dated as of September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.45 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.22 + Stock Purchase Agreement, dated as of September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.46 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.23 + Shareholder Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc., filed as Exhibit 10.47 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.24 + Employment Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.25 + Area Development Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as
          Exhibit 10.49 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.26 + $500,000 Promissory Note, dated as of September 2, 1997, between Martin E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as
          Exhibit 10.50 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.27 + Exchange Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.51 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.28 + Registration Rights Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.52 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.29 + Franchise Development Agreement, dated September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.53 to the Company's Registration Statement on S-4
          (No. 333-45179) and incorporated by reference herein.

  10.30 + Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields' Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.31 + Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.54 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.32 * Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 24, 1998

  10.33 * Uniform Franchise Offering Circular of Great American Cookie Company, Inc., as amended on August 25, 1998

  10.34 + Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.57 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  10.35 + Assignment of Assets and Assumption of Liabilities Agreement, dated July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.36 + First Amendment to Operating Agreement for UVEST, LLC, dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited, filed as Exhibit 10.64 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.37 + First Amendment to Operating Agreement for LV-H&M, L.L.C., Dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen, filed as Exhibit 10.65 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.38 + Lease Agreement, dated March 2, 1995, between Price Development Company, Limited Partnership and Mrs. Fields Cookies, filed as Exhibit
          10.69 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.39 + Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.70 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.40 + Mrs. Fields' Holding Company, Inc. Director Stock Option Plan

  10.41 + Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan

  10.42 + Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan

  10.43 + Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank, filed as Exhibit 10.73 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.44 + Intellectual Property Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.45 + Pledge and Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.46 + Stockholders' Agreement, dated as of July 17, 1998, between Mrs. Fields' Holding Company, Inc. and its Stockholders

  10.47 + Form of Settlement Agreement and Release, by and among Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware limited partnership, Great American Cookie Company, Inc., Cookies USA, Inc., The Jordan Company, and the Franchisees parties thereto

  10.48 + Supply Agreement, dated as of March 30, 1998 between Mrs. Fields' Original Cookies, Inc. and LBI Acquisition Corp. d/b/a/ Pennant Foods.

  12.1 + Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

  21.1  + Subsidiaries of Mrs. Fields' Original Cookies, Inc.

  23.1  + Consent of Arthur Andersen LLP

  23.2  + Consent of Deloitte & Touche LLP

  23.3  + Consent of Weinstein Spira & Company, P.C.

  23.4  + Consent of PricewaterhouseCoopers LLP

  23.5  * Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)

  23.6    Consent of Habif, Arogeti & Wynne, P.C.

  23.7    Consent of BDO Siedman, LLP

  23.8    Consent of AJ Robbins, P.C.

  23.9    Consent of the Prior Management of Great American Cookie Company

  24.1 + Power of Attorney of certain officers and directors of the Company, included in Part II of this Registration Statement

  24.2 + Power of Attorney of certain officers and directors of The Mrs. Fields' Brand, Inc., included in Part II of this Registration Statement

  24.3 + Power of attorney of certain officers and directors of Great American Cookie Company, Inc., included in Part II of this Registration Statement

  25.1 + Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

  27.1 + Financial Data Schedule (for SEC use only), filed as Exhibit 27 to the Company's Form 10-Q for the quarter ended October 3, 1998

  99.1  * Form of Letter of Transmittal

  99.2  * Form of Notice of Guaranteed Delivery

  99.3  + Schedule II - Valuation and Qualifying Accounts

  99.4 * Guidelines for certification of taxpayer identification number on substitute Form W-9

  99.5  * Letter to Brokers

  99.6  * Letter to Clients
________
* To be filed by amendment.
+ Filed previously

ITEM 22. UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers to sale are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

     Pursuant to the requirements of the Securities Act of 1933, Mrs. Fields' Original Cookies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                        MRS. FIELDS' ORIGINAL COOKIES, INC.



                                        By  /s/Larry A. Hodges
                                          ----------------------
                                          Larry A. Hodges
                                          President/CEO

                               POWER OF ATTORNEY


     We, the undersigned directors and officers of Mrs. Fields' Original Cookies, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on __________, 1999.

          SIGNATURE                                              TITLE
          ---------                                              -----
                       *                                    President, Chief Executive Officer
     ------------------------------------                   and Director
                (Larry A. Hodges)

                       *                                    Senior Vice President, Chief
     ------------------------------------                   Financial Officer and Secretary
                (L. Tim Pierce)

                       *                                    Chairman of the Board of Directors
     ------------------------------------
                (Herbert S. Winokur)

                       *                                    Director
     ------------------------------------
                (Richard M. Ferry)

                       *                                    Director
     ------------------------------------
                (Debbi Fields)

                       *                                    Director
     ------------------------------------
                (Nathaniel A. Gregory)

                       *                                    Director
     ------------------------------------
                (Walker Lewis)

                       *                                    Director
     ------------------------------------
                (Peter W. Mullin)


                       *                                    Director
     ------------------------------------
                (Gilbert C. Osnos)

* By:  /s/ Michael R. Ward
     ------------------------------------
           Michael R. Ward
          Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, The Mrs. Fields' Brand, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                        THE MRS. FIELDS' BRAND, INC.



                                        By  /s/Larry A. Hodges
                                           ---------------------
                                           Larry A. Hodges
                                           President/CEO

                                POWER OF ATTORNEY


     We, the undersigned directors and officers of The Mrs. Fields' Brand, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on __________, 1999.


          SIGNATURE                                              TITLE
          ---------                                              -----
                       *                                    President, Chief Executive Officer
     -----------------------------------                    and Director, Secretary & Treasurer
                (Larry A. Hodges)

                       *                                    Chief Financial Officer
     -----------------------------------
                (L. Tim Pierce)

                       *                                    Chairman of the Board of Directors
     -----------------------------------
                (Herbert S. Winokur)

                       *                                    Director
     -----------------------------------
                (Walker Lewis)

* By:  /s/ Michael R. Ward
     -----------------------------------
                Michael R. Ward
               Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, Great American Cookie Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                   GREAT AMERICAN COOKIE COMPANY, INC.



                                        By  /s/Larry A. Hodges
                                           ---------------------
                                           Larry A. Hodges
                                           President/CEO

                               POWER OF ATTORNEY


     We, the undersigned directors and officers of Great American Cookie Company, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on __________, 1999.


          SIGNATURE                                              TITLE
          ---------                                              -----
                       *                                    Chairman of the Board of Directors
     -------------------------------------                  and President
                (Larry A. Hodges)

                       *                                    Chief Financial Officer
     -------------------------------------                  Secretary and Director
                (L. Tim Pierce)

      /s/Michael R. Ward                                    Vice President and Director
     -------------------------------------
                (Michael R. Ward)

* By:  /s/ Michael R. Ward
     -------------------------------------
                Michael R. Ward
               Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT

 1.1+ Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

 2.1+ Securities Purchase Agreement by and among Cookies USA, Inc., the Individuals and Entities Identified Therein as The Sellers and Mrs. Fields' Original Cookies, Inc., dated as of August 13, 1998

 2.2+ Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998.

 2.3+ Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton, Steven
       J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998.

 2.4+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as Exhibit 2.4 to the 8-K dated September 3, 1998.

 2.5+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc. Filed as Exhibit 2.5 to the 8-K dated September 3, 1998.

 2.6+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc. Filed as Exhibit 2.6 to the 8-K dated September 3, 1998.

 2.7+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc. Filed as Exhibit 2.7 to the 8-K dated September 3, 1998.

 2.8+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc. Filed as Exhibit 2.8 to the 8-K dated September 3, 1998.

 2.9+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc. Filed as Exhibit 2.9 to the 8-K dated September 3, 1998.

 3.1+ Restated Certificate of Incorporation of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

 3.2+ Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

 3.3+ Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996, filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

 3.4+ Amended and Restated Certificate of Incorporation of Great American Cookie Company, Inc.

 3.5   Articles of Incorporation of Pretzelmaker Holdings, Inc.

 3.6+ By-Laws of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.4 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 3.7+ By-Laws of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.5 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 3.8+  By-Laws of Great American Cookie Company, Inc.

 3.9   By-Laws of Pretzelmaker Holdings, Inc.

 4.1+ Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

 4.2+  Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.1)
 4.3+ Form of Certificate of Senior Note (included as Exhibit A to Exhibit 4.1) 4.4+ First Supplemental Indenture, dated as of August 24, 1998, among Mrs.
       Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., and The Bank of New York, as Trustee

 4.5+ Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., and The Bank of New York, as trustee

 4.6 Third Supplemental Indenture, dated as of November 20, 1998, among Mrs. Fields' Original Cookies, Inc., Great American Cookie Company, Inc., The Mrs. Fields' Brand, Inc., Pretzelmaker Holdings, Inc., and The Bank of New York, as a Trustee

 4.7+ Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

 5.1* Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantees to be issued by The Mrs. Fields' Brand, Inc. and Great American Cookie Company, Inc.

 10.1+ Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields
       Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P., filed as Exhibit 10.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.2+ Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields,
       Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P., filed as Exhibit 10.11 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.3+ Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain, filed as Exhibit 10.27 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.4+ Amendment, dated December 1, 1997, to Amended and Restated Marketing Agreement between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

 10.5+ Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on November 13, 1997 and December 1, 1997 between Mrs. Fields' Original Cookies, Inc. and Coco-Cola USA Fountain.

 10.6+ Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.28 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.7+ Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.29 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.8+ Employment Agreement, dated as of October 1, 1997, between L. Tim Pierce and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.30 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.9+ Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.31 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.10+ Employment Agreement, dated as of July 10, 1997, between Garry Remington and Mrs. Fields' Original Cookies, Inc.

 10.11+ Lease Agreement, dated as of February 23, 1993, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.32 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.12+ Lease Agreement, dated as of October 10, 1995, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.33 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.13+ Letter of Agreement, dated as of October 1, 1992, between United Airlines, Inc. and Mrs. Fields Development Corporation, filed as
         Exhibit 10.34 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.14+ Lease Agreement, dated as of January 18, 1998, between 2855 E. Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.35 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.15+ Amendment to Supply Agreement, dated as of June 19, 1995 between Van Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit 10.37 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.16+ Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.39 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.17+ License Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation, filed as Exhibit
         10.40 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.18+ License Agreement, dated as of October 28, 1993 between Mrs. Fields Development Corporation and Marriott Management Services, Corp., filed as Exhibit 10.41 to the Company's Registration Statement on S-4 (No. 333-45170) and incorporated by reference herein.

 10.19+ Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski, filed as Exhibit 10.43 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.20+ Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.44 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.21+ Management Agreement, dated as of September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as Exhibit
         10.45 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.22+ Stock Purchase Agreement, dated as of September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit
         10.46 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.23+ Shareholder Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc., filed as Exhibit 10.47 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.24+ Employment Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.25+ Area Development Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as
         Exhibit 10.49 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.26+  $500,000 Promissory Note, dated as of September 2, 1997, between Martin
         E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as Exhibit
         10.50 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.27+ Exchange Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.51 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.28+ Registration Rights Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit
         10.52 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.29+ Franchise Development Agreement, dated September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as Exhibit
         10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

 10.30+ Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields' Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.31+ Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.54 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.32* Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 24, 1998*

 10.33* Uniform Franchise Offering Circular of Great American Cookie Company, Inc., as amended on August 25, 1998*

 10.34+ Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.57 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

 10.35+ Assignment of Assets and Assumption of Liabilities Agreement, dated July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.36+ First Amendment to Operating Agreement for UVEST, LLC, dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited, filed as Exhibit 10.64 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.37+ First Amendment to Operating Agreement for LV-H&M, L.L.C., Dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen, filed as Exhibit 10.65 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.38+ Lease Agreement, dated March 2, 1995, between Price Development Company, Limited Partnership and Mrs. Fields Cookies, filed as Exhibit
         10.69 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.39+ Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.70 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.40+  Mrs. Fields' Holding Company, Inc. Director Stock Option Plan

 10.41+  Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan

 10.42+  Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan

 10.43+ Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank, filed as Exhibit 10.73 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 10.44+ Intellectual Property Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

 10.45+ Pledge and Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

 10.46+ Stockholders' Agreement, dated as of July 17, 1998, between Mrs. Fields' Holding Company, Inc. and its Stockholders

 10.47+ Form of Settlement Agreement and Release, by and among Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware limited partnership, Great American Cookie Company, Inc., Cookies USA, Inc., The Jordan Company, and the Franchisees parties thereto

 10.48+ Supply Agreement, dated as of March 30, 1998 between Mrs. Fields' Original Cookies, Inc. and LBI Acquisition Corp. d/b/a Pennant Foods.

 12.1+ Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

 21.1+   Subsidiaries of Mrs. Fields' Original Cookies, Inc.

 23.1+   Consent of Arthur Andersen LLP

 23.2+   Consent of Deloitte & Touche LLP

 23.3+   Consent of Weinstein Spira & Company, P.C.

 23.4+   Consent of PricewaterhouseCoopers LLP

 23.5*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1)

 23.6    Consent of Habif, Arogeti, & Wynne, P.C.

 23.7    Consent of BDO Siedman, LLP

 23.8    Consent of AJ Robbins, P.C.

 23.9    Consent of Prior Management of Great American Cookie Company

 24.1+ Power of Attorney of certain officers and directors of the Company, included in Part II of this Registration Statement

 24.2+ Power of Attorney of certain officers and directors of The Mrs. Fields' Brand, Inc., included in Part II of this Registration Statement

 24.3+ Power of attorney of certain officers and directors of Great American Cookie Company, Inc., included in Part II of this Registration Statement

 25.1+ Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

 27.1+ Financial Data Schedule (for SEC use only), filed as Exhibit 27 to the Company's Form 10-Q for the quarter ended October 3, 1998

 99.1*   Form of Letter of Transmittal

 99.2*   Form of Notice of Guaranteed Delivery

 99.3+   Schedule II - Valuation and Qualifying Accounts

 99.4* Guidelines for certification of taxpayer identification number on substitute Form W-9*

 99.5*   Letter to Brokers*

 99.6*   Letter to clients*

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* To be filed by amendment.
+ Filed previously